As filed with the Securities and Exchange Commission on October 5, 2026.

Registration No. 333-

United States

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DayOne Data Centers Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cayman Islands	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5 Temasek Boulevard #10-06

Suntec Tower 5, Singapore 038985

+65 6015 0516

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jonathan B. Stone, Esq. Haiping Li, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 42/F, Edinburgh Tower, The Landmark 15 Queen’s Road Central, Hong Kong +852 3740-4700	Rajeev P. Duggal, Esq. Skadden, Arps, Slate, Meagher & Flom LLP c/o 6 Battery Road Suite 23-02 Singapore 049909 +65-6434-2900	James C. Lin, Esq. Davis Polk & Wardwell LLP c/o 10th Floor The Hong Kong Club Building 3A Chater Road, Central Hong Kong +852 2533-3300

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated     , 2026.

American Depositary Shares

DayOne Data Centers Limited

Representing    Ordinary Shares

This is an initial public offering of American depositary shares (“ADSs”) representing ordinary shares of DayOne Data Centers Limited, par value US$    per share. We are offering a total of    ADSs, each representing    of our ordinary shares.

Prior to this offering, there has been no public market for the ADSs. We anticipate that the initial public offering price will be between US$    and US$    per ADS. We have applied for the listing of the ADSs representing our ordinary shares on the Nasdaq Stock Market under the symbol “DODC.” The closing of this offering is contingent upon the successful listing of the ADSs representing our ordinary shares on the Nasdaq Stock Market.

We have granted the underwriters a 30-day option to purchase up to an additional    ADSs from us at the initial public offering price less the underwriting discounts and commissions.

We are a “foreign private issuer” under applicable Securities and Exchange Commission rules and will be eligible for reduced public company disclosure requirements. See “Prospectus Summary—Implications of Being a Foreign Private Issuer.”

We are an “emerging growth company” under applicable U.S. federal securities laws and are eligible for reduced public company reporting requirements.

Investing in our ADSs involves risks. See “Risk Factors” beginning on page 21 for factors you should consider before buying our ADSs.

PRICE US$    PER ADS

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS	Total
Initial public offering price	US$	US$
Underwriting discounts and commissions(1)	US$	US$
Proceeds, before expenses, to us	US$	US$

(1)	See “Underwriting” for additional information regarding compensation payable by us to the underwriters.

The underwriters expect to deliver the ADSs against payment in U.S. dollars in New York, New York to purchasers on or about    , 2026.

Morgan Stanley	J.P. Morgan	BofA Securities	Citigroup

BNP PARIBAS

The date of this prospectus is    , 2026.

Until    , 2026 (the 25th day after the date of this prospectus), all dealers that effect transactions in these ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus or in any free writing prospectus that we authorize to be distributed to you. We and the underwriters have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you, and neither we nor the underwriters take responsibility for any other information others may give you. We are offering to sell, and seeking offers to buy, the ADSs only in jurisdictions where such offers and sales are permitted. The information in this prospectus or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or the time of any sale of the ADSs representing our ordinary shares. Our business, financial condition, results of operations and prospects may have changed since that date.

Neither we nor any of the underwriters has taken any action to permit a public offering of the ADSs outside the United States or to permit the possession or distribution of this prospectus or any filed free writing prospectus outside the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about and observe any restrictions relating to the offering of the ADSs and the distribution of the prospectus or any filed free writing prospectus outside the United States.

i

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the ADSs discussed under “Risk Factors” and information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before deciding whether to invest in the ADSs. In particular, we call your attention to the risks that investors in the ADSs are purchasing equity securities of DayOne Data Centers Limited, a Cayman Islands holding company that conducts its operations through its subsidiaries. As a result, investors will not hold direct investments in the operating subsidiaries. Investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

Our Company

DayOne is a leading digital infrastructure platform outside of the United States and China. Since our inception in 2022, we have secured 4.6GW of Resources across ten markets. Of this, we have approximately 2.3GW of Bookings, primarily from seven global hyperscale and leading technology customers. In a supply-constrained environment caused by unprecedented demand from AI, we work collaboratively with our customers to create new markets. We take an industrialized approach to development, which enables us to satisfy the most demanding requirements for scale, reliability and time-to-market. Our vision is to create the largest global platform comprising multiple gigawatt-scale data center campuses in strategic locations, offering a unique value proposition to our customers.

We focused initially on the opportunity in Southeast Asia. We were the catalyst for the creation of the SIJORI market, integrating resources in the new markets of Johor, Malaysia, and Batam, Indonesia located in the Riau Islands, along with the established hub of Singapore. Within a short period of time, SIJORI has grown to become one of the largest data center markets in the world. Based on our Bookings, Structure Research estimates that we have a 33% market share in SIJORI. Our approach enables us to achieve a development yield of around mid-teens. Building on this proven strategy, we have expanded our footprint in Asia to Greater Bangkok, Thailand, Kuala Lumpur, Malaysia and Kyushu, Japan, and entered Europe with sites in Greater Helsinki, Finland and Zaragoza, Spain.

The Opportunity

Global demand for data center capacity is experiencing significant growth, driven by resilient public cloud expansion and the rapid adoption of AI. Structure Research estimates that global data center capacity is projected to increase by 135GW from an estimated 90GW in 2025 to 225GW in 2030. AI workloads are anticipated to be the primary catalyst for this growth, generating approximately 59% of incremental demand. Consequently, AI’s share of total global capacity is expected to grow from 14% in 2025 to 41% by 2030, according to Structure Research. To support this industry shift, global leading hyperscalers and technology companies are significantly accelerating their capital expenditures to build out the computing infrastructure required for the AI era. The top ten global hyperscalers are forecasted to invest US$7.3 trillion between 2026 and 2030, representing a more than fivefold increase compared to the US$1.4 trillion spent over the preceding five-year period, according to Structure Research.

Within our target markets, data center capacity is projected to more than double, from 16GW to 49GW in Asia Pacific (excluding China), and from 16GW to 38GW in Europe from 2025 to 2030. Established markets, which currently account for 53% and 40% of existing capacity in Asia Pacific (excluding China) and Europe, respectively, are facing severe resource constraints. As a result, hyperscalers are increasingly reallocating capital deployments toward growth markets within these regions. These growth markets offer the ability to secure scalable powered land with accelerated time-to-market and highly visible expansion potential. When executing these regional deployments, hyperscalers increasingly partner with proven operators with an ability to navigate local complexities. Consequently, from 2025 to 2030, outsourcing penetration is forecasted to increase from 69% to 77% in Asia Pacific (excluding China) and from 45% to 64% in Europe.

Our Approach

We have established a proprietary and industrialized development approach that enables us to deliver our solutions at scale and with speed. We partner with customers to identify and develop new markets with scalable land, power and critical resources. We systematically de-risk our market entry by securing anchor customer commitments early on in our development process. Our modularized and prefabricated approach enables us to deliver gigawatt-scale campuses across multiple sites at industry-leading speed and technical standards. As deployments scale up, we broaden our customer base within our markets, attracting new customers and transforming these locations into multi-campus regional clusters. This reinforces customer trust, supports repeat deployments and enables us to replicate our approach across geographies through a disciplined, scalable and customer aligned strategy. Since our inception in 2022, we have delivered 962MW of Capacity In Service as of September 20, 2026. In Southeast Asia, according to Structure Research, this approach delivers capacity at a cost that is around 20% to 30% below industry average and within 12 months, and achieves a development yield of around mid-teens underpinned predominantly by long-term take-or-pay contracts with our hyperscale customers.

Our Operating Model

We provide critical data center infrastructure, including space, power and cooling, to support our customers’ IT equipment. Our data centers are engineered to be workload-agnostic and flexible, enabling them to accommodate evolving power density requirements and technical standards. We are responsible for the day-to-day operation and management of our data center facilities and for meeting our service level commitments, while customers manage and operate their own IT equipment deployed within our facilities. We generate substantially all of our revenue from data center services under long-term customer contracts. Revenue primarily comprises services fees for providing space, power and cooling capacity. Power is generally charged based on customers’ actual power consumption on a pass-through basis.

Our Footprint

A core proof point is the creation of the SIJORI market, spanning Singapore, Johor (Malaysia) and Batam (Indonesia) located in the Riau Islands. We developed SIJORI in direct response to Singapore’s capacity constraints, creating a low-latency, multi-availability zone for public cloud, AI training and inference deployments. Since entering Johor, we have built campuses at two locations, Nusajaya Tech Park and Kempas Tech Park, secured approximately 1.4GW of Bookings and brought five global hyperscalers into the market. Our revenue derived from Malaysia accounted for 81.5% and 87.0% of our total revenue for 2025 and the six months ended June 30, 2026, respectively. In parallel, our Batam campuses at Nongsa Digital Park and Kabil Industrial Tech Park are among the first large-scale AI sites in Indonesia, while our presence in Singapore, where our campus is currently under development, anchors a tri-node deployment strategy for the SIJORI market. We are aiming to replicate this framework across other growth markets in Asia Pacific (excluding China) and Europe, including Greater Bangkok, Thailand, Kuala Lumpur, Malaysia, Greater Helsinki, Finland, Zaragoza, Spain and Kyushu, Japan.

Our Customers

As hyperscale deployments grow larger and more complex, execution becomes the critical differentiator. Hyperscalers increasingly concentrate deployments with partners that can deliver consistent execution across markets and bring scalable capacity online with speed and certainty. DayOne is positioned as a partner of choice, supported by our ability to deliver high-specification facilities at speed and scale. We have strong and trusting relationships with our customers, including but not limited to global leading hyperscalers and technology companies, and support their deployments across multiple markets. Three of our hyperscale customers engage with us across our platform, each for multi-market deployments around or exceeding 200MW of Bookings. A significant majority of our customer agreements range from 10 to 15 years, with renewal options of typically five years.

Our Growth

Our growth is supported by the combination of a proven ability to secure new Bookings, expand our Secured Powered Land and maintain a consistent record of delivering projects on time, within budget and at attractive development yields. As of September 20, 2026, we had Bookings of approximately 2.3GW, substantially all of which we expect to deliver by December 31, 2028, based on our current estimates. We estimate the cost to complete our Bookings at approximately US$11.4 billion, after deducting the cost we had spent up to June 30, 2026. We believe that our currently available capital resources will be sufficient to fully fund our current Bookings. We estimate that, across the projects for which we have secured Bookings as of September 20, 2026, we will achieve a development yield of around mid-teens. In addition to our Bookings, we had Reservations of 1.1GW from our customers. As of September 20, 2026, we had 2.3GW of Secured Powered Land and 1.3GW of Powered Land Pipeline that underpin our continued growth.

Summary of Risk Factors

Investing in the ADSs involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in the ADSs. Below please find a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk Factors.”

We face risks and uncertainties in realizing our business objectives and executing our strategies, including:

Risks Related to Data Center Development and Growth

•	We face challenges managing our rapid growth, including our significant amount of capacity under construction and a large backlog across a number of countries and jurisdictions.

•

The successful development of hyperscale data centers is highly complex as it requires the integrated implementation of resources, connectivity, governmental approvals, along with third-party inputs, among others.

•	We may be unable to secure powered land that is suitable for our business and customers or ultimately develop data centers on powered land we have secured.

•	We may be unable to obtain and maintain access to power on time, at all or in sufficient quantities and redundancy.

•	We may be unable to obtain and maintain necessary licenses, permits and approvals.

•

The data center business is highly capital intensive and we may require a substantial amount of additional capital to meet our future capital needs and/or may need to raise capital on less favorable terms.

•

Construction of hyperscale data centers exposes us to both risks associated with large construction projects and risks specific to hyperscale data center construction, including the ability to find qualified contractors and other third parties we require for our construction projects.

•	We depend on third parties to provide network connectivity to the customers within our data centers.

•	Our cooling solutions at our data centers require significant amounts of water, and we may be unable to obtain access to sufficient amounts of water and necessary infrastructure.

•	We rely on certain key third-party suppliers in connection with the development of our data centers.

Risks Related to Our Customers and Customer Contracts

•	Our business and growth prospects significantly depend on a limited number of global hyperscale customers.

•	Our customer base may decline if our customers or potential customers develop or expand their own data centers in our markets.

•	Our customer contracts and commitments are subject to potential termination under certain circumstances.

•	We could be adversely affected if any customer fails to meet its contractual obligations with us.

•	Any non-renewal of customer contracts could adversely impact us.

Risks Related to Our Data Center Operations

•	Any significant or prolonged failure in the data center facilities we operate or services we provide may adversely affect us.

•	If we are unable to meet the requirements of our service level agreements, our reputation and results of operations could suffer.

•	The majority of our in-service capacity and Bookings are concentrated at two data center campuses located in the same market.

•	We may be vulnerable to cybersecurity failures, data security breaches, security breaches of our data centers and related operational risks.

•	We rely on third parties for certain aspects of our ongoing data center operations.

Risks Related to Our Liquidity, Profitability and Financial Condition

•	We have incurred net losses in each year since inception and may not be able to continue to raise sufficient capital or achieve or sustain profitability.

•	Our operating results may fluctuate from period to period.

•	Our substantial level of indebtedness could adversely affect our ability to raise additional capital and expose us to interest rate risk with respect to our floating rate debt.

•	Our indebtedness has included and may include financial or other covenants that expose us to risks.

•	In certain cases we may make significant capital investments prior to entering into customer contracts, and we may ultimately be unable to realize the value of such investments.

•	Our business requires us to make significant up-front investment prior to recognizing revenues.

•	Fluctuations in foreign currency exchange rates may adversely affect our operational and financial results, which we report in U.S. dollars.

•

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

•

We have granted and may continue to grant share options and other forms of share-based incentive awards in the future, which may result in a substantial amount of share-based compensation expenses, a significant impact on our results of operations and dilution to your shareholding.

Risks Generally Applicable to Our Business

•	Our success depends to a substantial degree upon our senior management and key personnel.

•	Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

•	Our rapid organizational growth could pose challenges, place strains on our management and impact our corporate culture.

•	Our short operating history limits investors’ ability to evaluate future performance.

•	Our data centers may not be suitable for re-marketing without significant expenditures or renovations.

•	If we are not successful in expanding our solutions our prospects may be adversely affected.

Risks Related to Our Industry and the Macroeconomic Environment

•	A slowdown in the demand for data center capacity in our current and future markets could adversely affect us.

•

We are exposed to risks associated with the rapid adoption of AI, alternative and other technologies, including uncertainties in infrastructure demand, investment returns and the regulatory environment.

•	We may not be able to compete effectively against our current and future competitors.

•	We could be negatively impacted by pricing pressure in our industry or if we fail to accurately price our services.

•	We could be negatively impacted if supply constraints ease.

Risks Related to Our Regulatory Environment and Other Legal Matters in the Geographic Markets in Which We Operate

•	Changes in the regulatory, political and economic policies of the geographic markets in which we operate may adversely affect us.

•	Community and political opposition and other stakeholder actions relating to data-center projects could materially and adversely affect our business and prospects.

•	Government regulation related to our business or that of our customers, suppliers or other parties who work with us or failure to comply with laws and regulations may adversely affect our business.

•

As data security and data privacy laws and regulations involve uncertainties, any non-compliance with such laws and regulations may subject us to fines and/or other sanctions which may have a material adverse effect on us.

Risks Related to the ADSs and This Offering

•	An active trading market for the ADSs may not develop and the trading price for the ADSs may fluctuate significantly, which could result in substantial losses to investors.

•	Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline.

•	Our shareholders have certain rights which will survive this offering.

•	Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

•

Because the initial public offering price is substantially higher than the net tangible book value per share after giving effect to this offering, you will experience immediate and substantial dilution.

•

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

•	We expect to incur increased costs and become subject to additional rules and regulations as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Corporate History and Structure

Our Company was incorporated in the Cayman Islands with limited liability under the name “DigitalLand Holdings Limited” on May 18, 2022 and is headquartered in Singapore. On January 1, 2025, we changed our company name to “DayOne Data Centers Limited.”

In 2023, we delivered our first data center campus at Nusajaya Tech Park (“NTP”) and acquired land at Kempas Tech Park (“KTP”) in Johor, Malaysia. During the same year, we were approved to develop a data center in Singapore. By the end of 2023, we had reached 49MW of Capacity In Service and secured over 100MW of Bookings across our portfolio. In 2024, we expanded into two new markets: Greater Bangkok, Thailand, and Tokyo, Japan. In 2025, we entered the Greater Helsinki market by investing in data center campuses in Kouvola and Lahti, Finland, and delivered our first data center in Batam, Indonesia. In 2026, we expanded into three new markets: Kuala Lumpur, Malaysia, Zaragoza, Spain, and Kyushu, Japan.

In 2024, to fund our growth, we raised US$1.9 billion through Series A and Series B equity financings from certain institutional private equity and strategic investors. We raised another US$1.3 billion in 2025 and US$3.2 billion in 2026, in each case in connection with our Series C equity financing from existing and new institutional private equity and strategic investors.

We operate our business through a number of direct and indirect subsidiaries. The following diagram illustrates our corporate structure as of the date of this prospectus. The diagram omits certain entities that are immaterial to our results of operations, business and financial condition.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers. Moreover, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. In addition, as an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market Rules. See “Risk Factors—Risks Related to the ADSs and This Offering—As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.”

Implications of Being an Emerging Growth Company

As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include an exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting.

We will remain an emerging growth company until the earliest of (i) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the previous three-year period, issued more than US$1.0 billion in nonconvertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which would occur if the market value of the ADSs that are held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above. See “Risk Factors—Risks Related to the ADSs and This Offering—We expect to incur increased costs and become subject to additional rules and regulations as a result of being a public company, particularly after we cease to qualify as an ‘emerging growth company.’”

Corporate Information

Our principal executive office is located at 5 Temasek Boulevard #10-06, Suntec Tower 5, Singapore 038985. Our telephone number at this address is +65 6015 0516. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our main website is https://www.dayonedc.com. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168.

Conventions that Apply to this Prospectus

Unless otherwise indicated or the context otherwise requires, references in this prospectus to:

•	“ADSs” refers to the American depositary shares, each representing ordinary shares;

•	“AI” refers to a technology that enables computers and machines to simulate human learning, comprehension, problem solving, decision making, creativity, and autonomy;

•	“Backlog” refers to the total IT Power Capacity committed by customers which is not yet income-generating pursuant to the terms of legally binding customer contracts;

•	“Billings” refers to the total IT Power Capacity committed by customers which is income-generating pursuant to the terms of legally binding customer contracts remaining in effect;

•	“Bookings” refers to the total IT Power Capacity committed by customers pursuant to the terms of legally binding customer contracts;

•

“Capacity In Service” refers to the total IT Power Capacity of data centers (or phases of data centers) which are RFS and fully fitted out and equipped in terms of mechanical, electrical, and plumbing infrastructure systems;

•

“Capacity Under Construction” refers to the total IT Power Capacity of data centers (or phases of data centers) for which the project planning, core and shell construction and mechanical, electrical, and plumbing infrastructure fit out are actively underway but not yet RFS;

•	“China” refers to Chinese mainland;

•	“Company” refers to the issuer, DayOne Data Centers Limited;

•	“CPU” refers to a central processing unit, the primary processor of a computer that performs general-purpose tasks by executing the instructions of a computer program;

•	“DayOne,” “we,” “us,” “our Group,” “the Group” and “our” are to DayOne Data Centers Limited and its subsidiaries, collectively;

•	“development yield” refers to the annualized Adjusted Gross Profit at stabilization over cumulative capital expenditure spent and estimated cost to complete;

•	“energized” refers to capacity for which the required power infrastructure and interconnections have been completed and are available for customer use;

•	“FLAP-D markets” refers to the markets in Frankfurt, London, Amsterdam, Paris, and Dublin;

•	“foreign private issuer” refers to such term as defined in Rule 3b-4 under the Exchange Act;

•	“GPU” refers to a graphics processing unit, a type of processor optimized for parallel data processing, widely used in graphics rendering and high-performance computing tasks;

•	“GW” refers to gigawatts;

•	“hyperscale data center” refers to a large-scale data center facility engineered to support cloud computing, AI, and other high-volume computing workloads;

•	“hyperscaler” refers to a large technology company that deploys, operates or utilizes data center capacity to support cloud compute, AI, internet platforms and large-scale digital services;

•	“inference” refers, in the context of AI, to the process of using a trained AI model to generate predictions or outputs based on new input data;

•	“IT Power Capacity” refers to the maximum amount of electrical power that is available and allocated specifically for the operation of IT equipment within a facility;

•	“long lead equipment” refers to critical data center components with extended procurement timelines, such as generators, transformers, and cooling systems;

•	“MW” refers to megawatts;

•	“MYR” refers to Malaysian Ringgit;

•

“Powered Land Pipeline” refers to estimated total IT Power Capacity from sites where we have entered into a sale and purchase agreement, non-binding letter of intent or similar arrangement relating to land rights, but for which we have not yet obtained the required power approvals or other permits. Powered Land Pipeline is not included in our Secured Powered Land or Resources and remains subject to closing, power procurement and permitting;

•	“Pre-Commitment Rate” refers to the ratio of Backlog under construction to Capacity Under Construction of the same period;

•

“PUE ratio” refers to power usage effectiveness ratio, a metric used to determine the energy efficiency of a data center; it is determined by dividing the total amount of power consumed by the data center by the total amount of power consumed directly by customers to operate their IT systems housed in the data center;

•

“Remaining total contract value” refers to the aggregate future contracted service fees expected to be recognized under executed customer contracts as of a specified date, excluding revenue already recognized, unexercised renewal options and expansion options and other non-binding commitments;

•

“Reservations” refers to the total IT Power Capacity for which we have received capacity reservations from customers pursuant to the terms of legally binding customer contracts. Reservations are not included in Bookings, Billings or Backlog, and there can be no assurance that such reservation rights will be exercised by our customers and result in Bookings or generate revenue. Reservations may be fulfilled by existing or future resources;

•	“Resources” refers to the sum of Capacity In Service, Capacity Under Construction and Secured Powered Land;

•	“RFS” refers to ready for service, which is when our data center infrastructure is fully operational, tested, and ready for customers to install, plug in, and run their IT equipment;

•

“Secured Powered Land” refers to the estimated total IT Power Capacity that has been secured for future data center development, for which we have entered into legally binding agreements for power supply, legally binding agreements for land and have also obtained the required power approvals and other permits;

•	“Securities Act” refers to the United States Securities Act of 1933, as amended;

•	“SIJORI” refers to the “SIJORI” (Singapore, Johor, Malaysia and the Riau Islands, Indonesia) region in Southeast Asia;

•	“SLAs” refer to the service level agreements or commitments we make in our customer contracts setting forth the service levels we are required to provide;

•	“sqm” refers to square meters;

•

“top ten global hyperscalers” or “ten largest global hyperscalers” refers to the ten largest hyperscalers globally, as measured by their respective capital expenditures in 2025, according to Structure Research;

•	“training” refers, in the context of AI, to the iterative process of optimizing an AI model’s algorithm by exposing it to data and adjusting parameters to improve its accuracy or performance;

•	“US$” and “U.S. dollars” refer to the legal currency of the United States; and

•	“Utilization Rate” refers to the ratio of Billings to Capacity In Service of the same period.

Unless the context indicates otherwise, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to       additional ADSs from us. Unless otherwise noted, all translations from MYR to U.S. dollars in this prospectus are made at MYR 4.0820 to US$1.00, the exchange rate set forth in the H.10 statistical release of the Federal Reserve Board on June 30, 2026.

Due to rounding, numbers presented throughout this prospectus may not add up precisely to the totals provided and percentages may not precisely reflect the absolute figures.

Market, Industry and Other Data

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, government statistics, reports by market research firms or other independent sources and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete.

Data center and market position information that appears in this prospectus is based on a report dated July 30, 2026 that we commissioned from Structure Research, a third-party industry research firm. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates. The Structure Research report is supplemented where necessary with our own internal estimates, taking into account publicly available information about other industry participants and our management’s judgment where information is not publicly available. This information appears in “Prospectus Summary,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of this prospectus.

Industry reports, publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. In some cases, we do not expressly refer to the sources from which this data is derived. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. These forecasts and other forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in any forecasts or estimates.

THE OFFERING

Offering price	We currently estimate that the initial public offering price will be between US$ and US$ per ADS.

Option to purchase additional ADSs	We have granted to the underwriters an option, exercisable within 30 days from the date of this prospectus, to purchase up to an aggregate of additional ADSs.

The ADSs	Each ADS represents ordinary shares, par value US$ per share. The depositary will hold the ordinary shares underlying the ADSs. You will have rights as provided in the deposit agreement.

We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses in accordance with the terms set forth in the deposit agreement.

You may turn in the ADSs to the depositary in exchange for our ordinary shares. The depositary will charge you fees for any exchange.

We may amend or terminate the deposit agreement without your consent. If you continue to hold the ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement, as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Ordinary shares	We will issue ordinary shares represented by the ADSs in this offering (or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).

Ordinary shares outstanding immediately after this offering	ordinary shares (or ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).

ADSs outstanding immediately after this offering	ADSs, comprising ADSs to be offered in this offering, or ADSs if the underwriters exercise their option to purchase additional ADSs in full.

Use of proceeds	We expect that we will receive net proceeds of approximately US$ million from this offering, or approximately

US$    million if the underwriters exercise their option to purchase additional ADSs in full, assuming an initial public offering price of US$    per ADS, which is the midpoint of the estimated range of the initial public offering price, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds we receive from this offering as follows: approximately    % for development and construction of new data center projects; and approximately    % for working capital and other general corporate purposes. See “Use of Proceeds” for more information.

Lock-up

We [and each of our officers, directors and existing shareholders, and holders of our outstanding share incentive awards] have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any ordinary shares, ADSs or similar securities for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

[Directed Share Program

At our request, the underwriters have reserved for sale, at the initial public offering price, up to an aggregate of    ADSs offered in this offering to some of our directors, officers, employees, business associates and related persons through a directed share program.]

Listing	We have applied to have the ADSs listed on the Nasdaq Stock Market under the symbol “DODC.”

Payment and settlement	The underwriters expect to deliver the ADSs against payment therefor through the facilities of the Depository Trust Company on , 2026.

Depositary

Taxation	For Cayman Islands and U.S. federal income tax considerations with respect to the ownership and disposition of the ADSs, see “Taxation.”

Risk factors

See “Risk Factors” and other information included in this prospectus for discussions of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

The number of ordinary shares that will be outstanding immediately after this offering:

•

is based on     issued and outstanding ordinary shares as of the date of this prospectus (assuming the automatic conversion of all of the issued and outstanding preferred shares on a one-for-one basis into ordinary shares immediately prior to the completion of this offering);

•	includes ordinary shares that we will issue and sell in this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; and

•	excludes all ordinary shares issuable upon exercise of outstanding options and ordinary shares reserved for future issuances under our share incentive plans. For details, see “—Share Incentive Plans.”

SUMMARY CONSOLIDATED FINANCIAL DATA AND OPERATING DATA

The following table presents our summary consolidated statements of operations for the periods indicated:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands)
Revenue	178,088	484,308	151,500	512,024
Cost of revenue(1)	(127,582)	(340,333)	(107,476)	(375,592)

Gross profit	50,506	143,975	44,024	136,432
Selling, general, and administrative expense(1)	(54,654)	(455,540)	(44,029)	(176,740)

Loss from operations	(4,148)	(311,565)	(5)	(40,308)
Other income (expense):
Interest income	1,679	31,398	19,586	47,989
Interest expense	(40,240)	(113,789)	(49,570)	(62,324)
Foreign exchange (loss) gain, net	(6,342)	49,527	27,008	(27,095)
Other, net	154	470	641	2,101

Loss before income taxes	(48,897)	(343,959)	(2,340)	(79,637)
Income tax benefits / (expense)	(8,696)	(23,103)	(10,233)	2,428

Net loss	(57,593)	(367,062)	(12,573)	(77,209)
Net (loss) profit attributable to non-controlling interests	(1,049)	1,937	954	4,677

Net loss attributable to DayOne Data Centers Limited ordinary shareholders	(56,544)	(368,999)	(13,527)	(81,886)

Loss per share attributable to ordinary shareholders:
Basic and diluted loss per share	(0.75)	(4.92)	(0.18)	(1.25)
Weighted-average shares for basic and diluted loss per share	75,000,000	75,000,000	75,000,000	65,265,193

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands)
Net loss	(57,593)	(367,062)	(12,573)	(77,209)
Other comprehensive loss
Defined pension obligation, net of zero taxes	(4)	10	—	—
Changes in fair value of cash flow hedge, net of US$0.5 million and US$1.2 million taxes, respectively	—	(1,478)	—	5,306
Foreign currency translation adjustments, net of zero taxes	11,879	93,412	53,000	(68,447)

Net comprehensive (loss) profit	(45,718)	(275,118)	40,427	(140,350)
Net comprehensive (loss) profit attributable to non-controlling interests	(1,358)	1,937	2,386	(960)

Net comprehensive (loss) profit attributable to DayOne Data Centers Limited shareholders	(44,360)	(277,055)	38,041	(139,390)

Note:

(1)

For the years ended December 31, 2024 and 2025, and for the six months ended June 30, 2025 and 2026, cost of revenue included share-based compensation expense of nil, US$3.0 million, nil and US$2.4 million respectively; selling, general, and administrative expense included share-based compensation expense of nil, US$338.8 million, nil and US$38.0 million respectively.

The following table presents our summary consolidated balance sheets data as of the dates indicated:

	As of December 31,	As of December 31,	As of June 30,
	2024	2025	2026
	US$	US$	US$
	(in thousands)
Assets
Current assets
Cash and cash equivalents	1,378,878	1,970,474	1,981,590
Restricted cash	6,442	33,443	229
Short-term investments	—	—	1,400,000
Accounts receivable	55,138	136,677	220,831
Contract assets	2,730	15,546	15,770
Prepayments	1,679	2,487	4,448
Other current assets	11,485	18,236	82,068
Derivative assets	—	2,310	1,505
Amount due from related parties	—	6,989	—

Total current assets	1,456,352	2,186,162	3,706,441
Property and equipment, net	2,291,860	5,366,364	8,360,437
Intangible assets	24,262	109,510	109,708
Operating lease right-of-use asset	115,111	111,012	109,727
Restricted cash, non-current	9,479	41,439	72,342
Other non-current assets	66,590	162,873	401,377
Contract assets, non-current	2,067	47,011	72,416
Derivative assets, non-current	—	—	3,496

Total assets	3,965,721	8,024,371	12,835,944

Liabilities, mezzanine equity and shareholders’ equity
Current liabilities
Accounts payable	203,123	179,937	107,944
Accrued expenses and other payables	111,652	849,737	1,361,873
Short-term borrowings from a related party	39,598	—	—
Short-term borrowings and current portion of long-term borrowings	539,885	227,119	77,759
Amounts due to related parties	10,830	992	—
Deferred revenue	5,881	8,205	21,244
Derivative liabilities	3,074	—	—
Operating lease liabilities	5,789	4,884	4,911

Total current liabilities	919,832	1,270,874	1,573,731

Long-term borrowings	597,545	2,648,956	4,348,696
Operating lease liabilities, non-current	19,246	13,963	15,005
Finance leases, non-current	264,990	424,595	430,379
Deferred revenue, non-current	7,658	43,383	54,211
Derivative liabilities, non-current	—	4,282	—
Deferred tax liabilities, non-current	12,437	53,469	52,114
Other non-current liabilities	217	9,369	23,359

Total liabilities	1,821,925	4,468,891	6,497,495

	As of December 31,	As of December 31,	As of June 30,
	2024	2025	2026
	US$	US$	US$
	(in thousands)
Mezzanine equity
Convertible preferred shares (US$0.00005 par value; 67,200,000 Series A preferred shares authorized and issued, 68,571,429 Series B preferred shares authorized and issued, and 82,428,571 Series C preferred shares authorized and 38,317,565 Series C preferred shares issued as of December 31, 2025, and 129,571,429 Series C preferred shares authorized and issued as of June 30, 2026)	1,848,365	3,178,152	6,363,549

DayOne Data Centers Limited shareholders’ equity
Ordinary shares (US$0.00005 par value; 781,800,002 shares authorized as of December 31, 2025 and June 30, 2026; 75,000,000 shares and 64,000,000 shares issued as of December 31, 2025 and June 30, 2026, respectively)	4	4	3
Additional paid-in capital	407,855	750,759	406,164
Accumulated other comprehensive income	5,915	97,859	40,355
Accumulated deficit	(160,864)	(529,863)	(611,749)

Total DayOne Data Centers Limited shareholders’ equity (deficit)	252,910	318,759	(165,227)
Non-controlling interests	42,521	58,569	140,127

Total equity (deficit)	295,431	377,328	(25,100)

Total liabilities, mezzanine equity and shareholders’ equity	3,965,721	8,024,371	12,835,944

The following table presents our summary consolidated cash flow data for the periods indicated:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands)
Cash flows from operating activities
Net loss	(57,593)	(367,062)	(12,573)	(77,209)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt issuance costs	3,736	16,842	9,048	10,810
Gain on disposal of a subsidiary	—	—	—	(2,101)
Depreciation	59,978	146,894	46,682	142,213
Amortization of land use rights	248	3,067	1,549	1,567
Share-based compensation	—	341,795	—	40,404
Deferred tax expense (benefit)	8,192	21,981	9,906	(2,413)

Changes in operating assets and liabilities:
Accounts receivable	(46,453)	(74,240)	(19,479)	(86,788)
Prepayments	(958)	526	2,183	(3,805)
Other current assets and current contract assets	(11,039)	(18,804)	(21,786)	(59,540)
Other non-current assets and non-current contract assets	(1,537)	(45,314)	913	(44,061)
Accounts payable, accrued expenses, and other payables	6,095	(5,975)	(50,678)	40,794

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands)
Amounts due to related parties, net	(7,901)	(17,806)	(3,691)	5,992
Deferred revenue	13,540	36,874	32,702	25,979
Operating lease liabilities	(3,942)	156	(3,162)	7,953
Other non-current liabilities	22	9,142	5,596	14,214

Net cash (used in) from operating activities	(37,612)	48,076	(2,790)	14,009
Cash flows from investing activities
Payments and prepayments for purchase of property and equipment, land use rights and deposits related to construction	(953,120)	(2,288,942)	(919,933)	(3,110,048)
Proceeds from refund of land deposit	—	—	—	36,313
Purchase of short-term investments	—	—	—	(1,400,000)
Payment for acquisition of subsidiary	(17,588)	(65,076)	(65,650)	—
Disposal of a subsidiary	(6,971)	—	—	(4,262)

Net cash used in investing activities	(977,679)	(2,354,018)	(985,583)	(4,477,997)
Cash flows from financing activities
Proceeds from short-term borrowings	551,358	150,000	—	—
Proceeds from long-term borrowings	82,294	2,385,512	1,476,820	1,785,435
Proceeds from loans and advances from related parties	76,750	—	—	—
Payment of loan and advance to related parties	(240,764)	(39,598)	(39,598)	—
Payment of short-term borrowings	(2,961)	(510,623)	(510,623)	(150,000)
Payment of long-term borrowings	—	(279,252)	(279,252)	(3,213)
Payment of debt issuance costs	(6,338)	(117,719)	(109,189)	(36,782)
Proceeds from issuance of convertible preference shares	1,871,999	1,341,115	—	3,193,885
Payment of convertible preference shares issuance costs	(12,575)	(10,998)	(9,050)	—
Payment for ordinary share buyback	—	—	—	(385,000)
Payment relating to capitalization of IPO cost	—	—	—	(670)
Capital contribution from non-controlling interest	37,039	142	—	82,518
Proceeds from transactions with non-controlling interest	—	15,078	—	—

Net cash from financing activities	2,356,802	2,933,657	529,108	4,486,173
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(13,557)	22,842	21,236	(13,380)

Net increase (decrease) in cash and cash equivalents and restricted cash	1,327,954	650,557	(438,029)	8,805
Cash and cash equivalents and restricted cash at beginning of period	66,845	1,394,799	1,394,799	2,045,356

Cash and cash equivalents and restricted cash at end of period	1,394,799	2,045,356	956,770	2,054,161

Supplemental disclosures of cash flow information
Interest paid	42,432	132,591	75,158	85,613
Income tax paid	—	1,365	282	520

	As of December 31,	As of December 31,	As of June 30,	As of June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands)
Supplemental disclosures of non-cash investing activities
Accounts payable for capital expenditures	202,335	179,143	76,540	103,828
Accrued capital expenditures	73,369	748,467	593,296	1,216,343

Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use adjusted gross profit and adjusted gross profit margin, and adjusted EBITDA and adjusted EBITDA margin, collectively, to help us evaluate our business. We use such non-GAAP financial measures to guide strategic decisions, financial analysis and planning, trend analysis, and performance evaluation. We believe these non-GAAP financial measures, when taken collectively, may help investors understand the metrics we use to manage the business and make period-to-period comparisons when certain items vary for reasons unrelated to core performance.

These non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, as well as our consolidated financial statements and related notes included elsewhere in this prospectus.

We believe excluding items (i) that do not reflect our underlying business performance or (ii) that other companies, including companies in our industry, frequently exclude from similar non-GAAP measures enables us and our investors to compare our underlying business performance from period to period. We believe these adjustments improve the evaluation of current and historical performance and give investors more visibility into profit and margin trends. They also enhance comparability and align with metrics commonly used by analysts and investors to assess performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define adjusted gross profit as gross profit, excluding (i) depreciation in cost of revenue and (ii) share-based compensation in cost of revenue.

The following table presents a reconciliation of gross profit and gross profit margin, the most directly comparable financial measures stated in accordance with GAAP, to adjusted gross profit and adjusted gross profit margin, respectively, for each of the periods presented:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands, %)
Gross profit	50,506	143,975	44,024	136,432
Depreciation in cost of revenue	42,042	120,318	33,866	131,167
Share-based compensation in cost of revenue	—	3,014	—	2,404
Adjusted gross profit	92,548	267,307	77,890	270,003
Revenue	178,088	484,308	151,500	512,024
Gross profit margin	28.4%	29.7%	29.1%	26.6%
Adjusted gross profit margin	52.0%	55.2%	51.4%	52.7%

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA as net loss, excluding (i) interest income, (ii) interest expense, (iii) income tax expense, (iv) depreciation, (v) amortization of land use rights, (vi) foreign exchange loss (gain), net, (vii) share-based compensation, (viii) gain on disposal of subsidiary and (ix) termination fee (representing a one-time termination fee paid to terminate our historical customer support arrangement).

The following table presents a reconciliation of net loss and net loss margin, the most directly comparable financial measures stated in accordance with GAAP, to adjusted EBITDA and adjusted EBITDA margin, respectively, for each of the periods presented:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands, %)
Net loss	(57,593)	(367,062)	(12,573)	(77,209)
Interest income	(1,679)	(31,398)	(19,586)	(47,989)
Interest expense	40,240	113,789	49,570	62,324
Income tax expense (benefit)	8,696	23,103	10,233	(2,428)
Depreciation	59,978	146,894	46,682	142,213
Amortization of land use rights	248	3,067	1,549	1,567
Foreign exchange (gain)/loss, net	6,342	(49,527)	(27,008)	27,095
Share-based compensation	—	341,795	—	40,404
Gain on disposal of subsidiary	—	—	—	(2,101)
Termination fee	—	—	—	62,000
Adjusted EBITDA	56,232	180,661	48,867	205,876
Revenue	178,088	484,308	151,500	512,024
Net loss margin	(32.3)%	(75.8)%	(8.3)%	(15.1)%
Adjusted EBITDA margin	31.6%	37.3%	32.3%	40.2%

Key Performance Indicators

Our results of operations are largely driven by our Bookings and Billings. Our management uses the following key performance indicators as measures to evaluate our performance:

•	Bookings: Total IT Power Capacity committed by customers pursuant to the terms of legally binding customer contracts.

•	Billings: Total IT Power Capacity committed by customers which is income-generating pursuant to the terms of legally binding customer contracts remaining in effect.

•	Backlog: Total IT Power Capacity committed by customers which is not yet income-generating pursuant to the terms of legally binding customer contracts.

•

Capacity In Service: Total IT Power Capacity of data centers (or phases of data centers) which are RFS and fully fitted out and equipped in terms of mechanical, electrical, and plumbing infrastructure systems.

•

Capacity Under Construction: Total IT Power Capacity of data centers (or phases of data centers) for which the project planning, core and shell construction and mechanical, electrical, and plumbing infrastructure systems fit out are actively underway but not yet RFS.

•	Utilization Rate: The ratio of Billings to Capacity In Service of the same period.

•	Pre-Commitment Rate: The ratio of Backlog under construction to Capacity Under Construction of the same period.

The following table sets forth our key performance indicators as of the dates indicated.

	As of December 31,	As of December 31,	As of June 30,	As of September 20,
	2024	2025	2026	2026
	(MW, %)
Bookings	430	1,250	1,786	2,281
Billings	121	444	666	953
Backlog	309	807	1,120	1,328
Capacity In Service	126	454	675	962
Capacity Under Construction	318	830	1,125	1,328
Utilization Rate	96.0%	97.8%	98.7%	99.1%
Pre-Commitment Rate	95.6%	96.0%	98.8%	99.3%

RISK FACTORS

You should consider carefully all of the information in this prospectus, including the risks and uncertainties described below and our consolidated financial statements and related notes, before making an investment in our ADSs. Any of the following risks and uncertainties could have a material adverse effect on our business, financial condition, results of operations and prospects. The market price of our ADSs could decline significantly as a result of any of these risks and uncertainties, and you may lose all or part of your investment. The risks described as follows are by no means exhaustive or comprehensive, and there may be other risks in addition to those shown below which are not known to us or which may not be material now, but could turn out to be material in the future. Before deciding to invest in the ADSs, prospective investors should seek professional advice from their relevant advisors about their particular circumstances.

Risks Related to Data Center Development and Growth

We face challenges managing our rapid growth, including our significant amount of capacity under construction and a large backlog across a number of countries and jurisdictions.

Our business has grown significantly since its inception in 2022. As of September 20, 2026, we had Capacity In Service of 962MW. We are rapidly expanding our business at a global scale with significant projects across multiple jurisdictions and continents. As of September 20, 2026, we had Capacity Under Construction of 1,328MW, with a Pre-Commitment Rate of 99.3%, meaning that we have made significant customer commitments which we must meet. Our projects under construction and Backlog are at a scale significantly exceeding our Capacity In Service, and as a result, meeting our commitments will require us to rapidly grow and scale up our operations, involving significant challenges. We have also continued to rapidly grow our geographic footprint by adding additional Resources in a number of new markets in 2026, and as we grow in these markets we may face new and unforeseen challenges.

Rapid expansion at the scale that we are currently undertaking and committed to pursue internationally presents significant operational, logistical, and execution risks. There can be no assurance that we will be successful in completing our projects, delivering to customers on time, managing our liquidity and financing needs, managing a larger and fast-growing organization with rapidly increasing headcount and maintaining compliance with legal and other requirements as we rapidly grow. These risks are especially prevalent given the evolving legal and regulatory regimes applicable to data centers and customers that we must adapt to from time to time. Government limitations or moratoriums placed on data center construction in a given market may also negatively impact our ability to expand according to our plans or prevent us from completing our data center construction projects leading to stranded capital. Furthermore, executing on hyperscale data center construction and delivery and overseeing third-party contractors at multiple locations while also operating in-service capacity also involves significant risks.

If we fail to effectively manage the growth of our operations and successfully implement our expansion plans, our business, financial condition, results of operations and prospects would be materially and adversely affected.

The successful development of hyperscale data centers is highly complex as it requires the integrated implementation of resources, connectivity, governmental approvals, along with third-party inputs, among others.

Delivering our projects on time and in accordance with customer requirements is an important part of our value proposition to our customers. As of September 20, 2026, we had 1,328MW of Capacity Under Construction across six markets. The development of hyperscale data centers across regions is highly complex and requires significant coordination among our internal teams and many third parties, including utilities, property owners, module integrators, equipment suppliers, contractors and logistics providers, relating to the successful engineering, construction, installation and delivery of our projects. We could also experience delays due to inclement weather, particularly during rainy seasons in Southeast Asia or winter in Finland, and holiday seasons in the jurisdictions where we operate, which could impact our pace of data center development and delay our time to revenue and cash flows. Our data center development is also subject to risks associated with logistics and transportation of both prefabricated modules and other materials and equipment, including delays due to, among others, weather, shipping and customs procedures, as well as defects and damage during transport and storage. Any material delay at any of our projects could adversely impact our business, whether such delay is caused by us or factors outside of our control.

Our data center projects require resources including land, power, water, connectivity, and labor, and we must also obtain and maintain various licenses, permits and approvals. Adding to the complexity of this process is the fact that we may also compete with other data center companies or hyperscalers building their own data centers with respect to the foregoing resources, as well as for licenses, permits and approvals. We work closely with local utilities and power providers, and sometimes local governments, as well as telecommunications carriers where our proposed data centers are located in order to obtain land, bring power, water and connectivity and other resources into service and to obtain required licenses, permits and approvals. Any failure in the engineering, procurement, integration, construction or installation phases (whether due to errors, omissions, or delays by us or suppliers of equipment or services) could result in project delays, increased costs, or failure to meet customer specifications. If any of the third parties we rely on, or, in the case of regulators, are governed by, fail to deliver on time in accordance with our requirements, our ability to deliver to customers and our time to revenue could be delayed, leading to adverse consequences to our business and prospects. With respect to resources, although we obtain contractual access to such resources prior to development, in practice access to resources could be delayed due to many factors and we may have no recourse or limited recourse with respect to utilities and power providers. Furthermore, we are often an early-mover in our markets, which may involve unforeseen risks. Our customers have in the past and may from time to time make changes to their requirements during the development process, adding complexity to our development process and increasing the risk of delays.

If we fail to deliver on our contractual commitments to customers on time, our customers may be contractually entitled to a financial penalty, service credits or a reduction in the fees payable to us, and may in some cases be able to terminate the relevant contract. In some cases, while we may be entitled to receive compensation from third-party suppliers for their failure to meet commitments, recovering compensation from such third parties could be costly, time-consuming and difficult, and even if we receive compensation, we remain exposed to reputational risk and the risk that compensation would not be adequate to cover our losses. The foregoing could adversely affect our ability to continue to develop capacity in such areas. We experienced delays in the past due to among others, inclement weather and changes in customer requirements and provided compensatory service credits to the relevant customer. We cannot assure you that similar incidents in the future will not materially impact our customer relationships or materially and adversely affect our operational results in the future.

As our industry evolves, customer deployment cycles may also become more compressed, with infrastructure commitments tied to defined implementation windows. If we are unable to deliver capacity within required timeframes, customers may seek alternative solutions instead of our services, impacting our prospects.

We may be unable to secure powered land that is suitable for our business and customers or ultimately develop data centers on powered land we have secured.

Market and site selection are critical to us and our expansion plans. We may not be able to identify and secure suitable sites in new markets with the necessary combination of scalable power and land parcel, connectivity, and regulatory environment. Identifying and securing suitable sites for development is a time-consuming process and investments in time and attention from our management may not lead to successful results. In addition, if competitors are able to identify and acquire more attractive sites, our competitive position could be adversely affected. If we acquire powered land but are unable to successfully develop data centers later on, we may not be able to fully realize our investment and may suffer losses. In certain cases the binding agreements we have entered into for our Secured Powered Land are subject to certain closing conditions prior to our data center development and there can be no assurance that all such conditions will be satisfied or waived, in which case either we or one of our counterparties may terminate such agreements. Given the evolving rapidly evolving regulatory and other conditions around our industry, from time to time, we may also choose not to proceed to develop Secured Powered Land. The foregoing could have a material adverse effect on our business, financial condition, and our overall operations and on our amount of Secured Powered Land.

We may be unable to obtain and maintain access to power on time, at all or in sufficient quantities and redundancy.

Hyperscale data centers require significant amounts of electrical power and the ability to obtain access to power on commercially acceptable terms and may be a potential risk to our growth prospects. Limitations on the generation, transmission and distribution of power and evolving legal requirements may limit our ability to obtain sufficient power for data centers. Although we take steps to ensure access to power prior to site construction, in practice, bringing power into service in accordance with our and our customers’ requirements is subject to risks and challenges, many of which may not be foreseeable during our planning stages, and could arise after we have already invested significant capital, which could increase our costs to complete. We rely on local utilities and other third-party power providers for our power supply in our markets and such providers or relevant regulators may impose burdensome conditions to any approval or provision of power, including among others, commitments relating to usage of a certain amount of green energy. Mission-critical data centers, such as ours, require high levels of redundancy, particularly in respect of power infrastructure. Connecting power and redundant power is complex and requires coordination with local utilities and requires the construction of infrastructure, including in some cases infrastructure assets located off-site or on-site substations. Changes to rules and regulations regarding power usage during our development process could also delay, hinder or increase the costs of development. The development of required infrastructure may encounter unforeseen challenges which could negatively impact our timelines, increase costs and impact future operations at the relevant data center. For example, grid connections may require easements to lay connections from third parties and we may be unable to obtain such easements on acceptable terms or at all. If local utilities or power providers fail to deliver on committed amounts of power in adequate quantities or on a consistent basis or are unable to deliver on time, our recourse against the local utilities and power providers may be limited by political, contractual or other factors and our ability to mitigate such failures could be limited. We are required under customer contracts to provide certain levels of power and redundancy and any failure to meet any of those requirements, even if such failures are caused by third parties, could adversely impact us.

In certain markets where access to power is competitive we may be required to enter into agreements for power supply that contain certain binding commitments to pay for certain levels of power in order to obtain power approval, including potentially the payment of non-refundable deposits. If we are unable to obtain customer commitments to pay for such power in our contracts or experience early termination of a customer contract, we would ultimately bear such power costs, which could adversely affect our financial condition.

We may be unable to obtain and maintain necessary licenses, permits and approvals.

Our data center construction projects require us to obtain and maintain a variety of licenses, permits and approvals from governmental authorities and public utilities, which vary depending on the jurisdiction. See “Regulation” for further information. Any delay in the permitting process could affect our ability to complete our projects on schedule. Obtaining required licenses, permits and approvals may involve lengthy engagement with governmental entities and public utilities and even if we satisfy the relevant requirements, such authorities often have significant discretion over the granting and timing of any license, permit or approval. Data center properties often require licenses, permits and approvals from various governmental authorities related to zoning and land use. Delays or denials of zoning or land use-related licenses, permits or approvals could significantly delay or otherwise materially impact our project development. Such authorities may also impose new conditions on licenses, permits or approvals after the application process has commenced. We may be unable to fulfill conditions imposed on us or such conditions may not be commercially acceptable. Furthermore, certain of our licenses, permits and approvals must be maintained on an ongoing basis and we could face fines, penalties or cease business activities if any are revoked. Additionally, increased community scrutiny of data center resource use including land, water and power, may cause permitting authorities to impose stricter requirements, resulting in longer approval processes, higher costs, or project cancellations. The foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

In addition, our ability to obtain and maintain necessary licenses, permits and approvals for our projects could be impacted by growing public skepticism and resistance to AI, including concerns about AI’s impact on employment, privacy, safety and broader societal implications, may intensify opposition to infrastructure projects that are perceived as enabling or accelerating AI development, such as hyperscale data centers. Our projects may face heightened scrutiny and opposition from groups that are critical of the AI industry, even in jurisdictions that might otherwise be receptive to data center development. For example, in response to concerns and political opposition, a growing number of state legislatures, county boards, city councils and other local governing bodies have enacted, or are considering enacting, temporary or permanent moratoria, restrictive zoning amendments, heightened permitting requirements and other land use limitations that prohibit or significantly constrain the development of new data centers, These actions are often driven by concerns regarding potential for strain on local electrical grids and water supplies, visual and noise impacts, potential property devaluation, loss of agricultural land, fire risks and the perceived limited local economic benefit of such facilities after construction is completed. We cannot assure you that jurisdictions where we operate, including in Asia and Europe, will not take or consider taking similar actions. If moratoria or restrictive regulations are adopted in jurisdictions where we have projects in our pipeline, we may be forced to, among other things, abandon those projects, relocate to alternative sites that may be less desirable or more costly to develop, or incur significant unrecoverable development costs. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

The data center business is highly capital intensive and we may require a substantial amount of additional capital to meet our future capital needs and/or may need to raise capital on less favorable terms.

The costs of developing, constructing, and operating hyperscale data centers are substantial. We are planning to continue to expand our footprint in existing markets and open new markets. Our operating cash flows to date have been significantly lower than our capital requirements and to grow our operations, we have raised, and in this offering are seeking to raise, a substantial amount of capital. We believe that our currently available capital resources will be sufficient to fully fund our current Bookings. However, as we grow we expect that we may need to raise additional funds through equity or debt financings in the future, including the proceeds of this offering, in order to meet our operating and capital needs for our long-term development and expansion plans. Given the rapid pace of change in our industry and the number of projects we have ongoing, our future capital requirements may vary significantly. Actual expenditures may exceed budgeted requirements and our estimated costs to complete our projects, which could, among other things, negatively impact our development yield. Although we have had success raising funds in the past, accessing capital is challenging and additional debt or equity financing may not be available when needed or, if available, may not be available on satisfactory terms. As we enter or expand in new markets, such markets may not have mature capital markets, limiting our fundraising options. If we are unable to obtain additional debt and/or equity financing, we may be required to prioritize, delay or cancel projects or curtail capital expenditures, impacting our growth prospects.

If we raise additional funds through further issuances of equity or equity-linked securities, our existing shareholders could suffer significant dilution in their percentage ownership of our company, and any new equity securities we issue could have rights, preferences and privileges senior to those of holders of our ordinary shares or ADSs. In addition, one of our strategies involves the potential for accessing diversified funding channels and capital partnerships, and where appropriate, consider asset recycling or alternative development structures to optimize return on invested capital and maintain balance sheet flexibility. However, we cannot assure you that such funding channels will be available, which could limit our sources of capital to fund our growth.

We have in the past and may again in the future finance our projects by engaging in joint ventures or bringing in minority investors at a project level, which could dilute or reduce our interest in a particular project. In addition, any debt financing that we may obtain in the future could have restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.

Construction of hyperscale data centers exposes us to both risks associated with large construction projects and risks specific to hyperscale data center construction, including the ability to find qualified contractors and other third parties we require for our construction projects.

The engineering, construction and development of data centers require us to carefully select and rely on the experience of consultants, general contractors and suppliers of long lead-time components. Identifying and qualifying contractors capable of constructing hyperscale data centers is challenging, particularly given the need to assemble and install complex equipment, and in some markets we have faced challenges in finding qualified contractors willing to engage in hyperscale data center construction. If a consultant, contractor or supplier experiences financial or other problems or fails to adhere to our timetable and quality or other specifications during the engineering or construction process, we could experience significant delays, quality control issues and/or incur increased costs to complete the projects. In addition, any misconduct or non-compliance with law by any of such third parties could lead to adverse consequences for us, including reputational harm, financial liability and the revocation of required licenses, permits and approvals. We may be unable to replace third parties on commercially acceptable terms in a timely manner or at all if they fail to meet our requirements.

Some of the other risks associated with our construction projects include:

•	natural disasters, inclement weather, accidents, wars, pandemics or epidemics or other hazards;

•	supply constraints and price increases, including with respect to power and other resources, data center equipment and other items, including generators and switchgear;

•	labor matters, such as labor availability generally and with appropriate qualifications and experience, labor disputes and work stoppages with contractors and other third parties;

•	changes in law, regulatory regimes or political conditions impacting data centers;

•	difficulties in obtaining environmental-related approvals;

•	unanticipated environmental issues and geological problems;

•	new data center design or mid-development changes in customer design, which may complicate projects and lead to challenges in bringing local industries up to date with new requirements; and

•	that customers may change requirements of the data center, which could disrupt our development activities.

Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

We depend on third parties to provide network connectivity to the customers within our data centers.

Our customers require internet connectivity and connectivity to the fiber networks of multiple third-party telecommunications carriers. In order for us to attract and retain customers, our data centers need to provide sufficient access to those carriers. Although one of the criteria we assess when selecting sites for development is the potential for adequate connectivity, it is possible that we and our customers will ultimately be unable to obtain and maintain such connectivity. While we provide space and facilities in our data centers for carriers to locate their equipment and connect customers to their networks, any carrier may elect not to offer its services within our data centers or may elect to discontinue its service. Furthermore, carriers may periodically experience business difficulties which could affect their ability to provide telecommunications services, or the service provided by a carrier may be inadequate or of poor quality. If carriers were to terminate connectivity within our data centers or if connectivity were to be degraded or interrupted our customers could be adversely affected, which in turn could adversely impact our reputation with our customers and our business, financial condition, results of operations and prospects.

Furthermore, each new data center that we develop requires significant amounts of capital to be expended by third-party telecommunications carriers or the customer for the construction and operation of a sophisticated redundant fiber network. The construction required to connect multiple carrier facilities to our data centers is complex and involves factors outside of our control, including regulatory requirements, the availability of construction resources and willing and able third-party telecommunications carriers or customers and the sufficiency of such parties’ financial resources to fund the construction. Additionally, hardware or fiber failures could cause significant loss of connectivity. If we are unable to establish highly diverse network connectivity to our data centers, or if such network connectivity is materially delayed, is discontinued or is subject to failure, our ability to attract new customers or retain existing customers may be negatively affected and, as a result, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Our cooling solutions at our data centers require significant amounts of water, and we may be unable to obtain access to sufficient amounts of water and necessary infrastructure.

Our customers’ IT equipment at our data centers generates significant heat, and many of our facilities employ cooling architectures that use water to manage the heat loads, together with other coolants. Gaining access to water and the related construction and development is complex and depends on third-party utilities and governmental approvals that are outside our control. We are subject to risks that we may be unable to gain access to sufficient water resources, and even if we obtain such access, we may be unable to maintain access on acceptable terms or at all. Restrictions arising from droughts, heat waves, rationing, competing industrial demand, environmental regulations, or changes in permitting standards could reduce or interrupt water availability, increase costs, or delay capacity readiness in one or more markets where we operate. Additionally, heightened scrutiny of water use, whether from regulators, utilities, customers, or other stakeholders, could lead to more stringent requirements or disclosure expectations, and any failure to meet those requirements or expectations could harm our business. For example, we may face opposition from local communities or regulators, and water sources may be subject to pollution, limits on usage or depletion. Any of the foregoing could materially and adversely affect our data center operations, growth plans, and financial results.

We rely on certain key third-party suppliers in connection with the development of our data centers.

Our construction and expansion of data centers require us to carefully select and rely on the experience of consultants, general contractors, module integrators and suppliers of long lead-time and prefabricated modules during the development process. If a consultant, contractor, module integrator or equipment supplier experiences financial or other problems or fails to adhere to our timetable and quality during the engineering, procurement, integration or construction process, we could experience significant delays and/or incur increased costs to complete the projects, even though general contractors might be subject to certain obligations under performance bonds. Sourcing qualified suppliers is challenging and we are subject to supplier concentration risks. Although we seek to work with multiple suppliers for key supplies and services to avoid single-supplier dependency, we still rely on a limited number of suppliers. In particular, data center development using prefabricated modules is specialized and there are a limited number of module integrators who have the required technical capability and expertise and are able to meet our requirements. If a supplier fails to deliver as expected, we may be unable to replace the supplier on commercially acceptable terms in a timely manner, or, given the foregoing limitations, at all. Furthermore, supplier concentration and supply shortages at a time of significant growth in our industry may give suppliers a degree of bargaining power, increasing our costs. We are also subject to the risk that our suppliers will prioritize their other customers over us, or provide their other customers with more favorable terms, including potentially our competitors.

Our success also depends on maintaining effective procurement and supply chain management, including sourcing long lead equipment needed for data center construction. Our ability to maintain strong supplier relationships in our procurement and supply chain and ensure timely project execution depends in part on effective management of our procurement and supply chain management system, which includes sourcing our long lead equipment by us and module integrators in coordination with us. Delays, errors, defects, or inefficiencies in, among others, prefabrication, integration, payment or delivery could disrupt project timelines, strain relationships with suppliers, or result in contractual breaches and financial penalties. If we fail to procure key supplies we need in a timely manner, we could experience delays, cost overruns or quality issues, any of which could materially and adversely affect our business, financial condition, results of operations and prospects. Although our contracts generally contain damages and indemnity provisions, such provisions may not be sufficient to cover all losses and liabilities which we might incur due to delays or late deliveries to customers.

Our reliance on prefabricated modules involves risks, including, among others, with respect to logistics, transportation, warehousing, assembly and defects as well as potential lack of availability.

A key factor in our success in delivering data centers with speed, at scale and competitive cost is our prefabricated modules supply chain that compresses construction timelines and brings capacity online ahead of traditional delivery cycles. We work with module integrators who assist in procuring long lead equipment on our behalf, work to ensure that multiple components come together and arrange for the transport and storage of prefabricated modules. While our use of modular engineering solutions provides a number of advantages, it also involves certain risks. Such risks include risks related to, among others, (i) logistics and transportation risks given that prefabricated modules are often large and fragile and could be damaged due to among others, mishandling by logistics providers and inclement weather, (ii) manufacturing defects and assembly issues, if such components cannot be assembled as we expect in accordance with our engineering solutions and (iii) warehousing and storage risks, including theft, vandalism, mishandling. We could encounter logistical problems in the cross-region shipping of prefabricated modules such as lack of available cargo space on desired dates, delays in clearing customs, imposition of unexpected inspections, import duties and tariffs or the imposition of new duties or tariffs or our prefabricated modules may otherwise not meet local regulatory requirements. In addition, in some markets, if we purchase a data center already under development with engineering solutions in place, or if our suppliers are unable to provide or increase their supply of modular prefabricated components to us matching the pace of our growth, we may be unable to take advantage of our components and we may need to reengineer or use other development methods with which we have less experience. Any of the foregoing could cause delays, quality issues and increase costs of our data center development and materially and adversely affect our business, financial condition, results of operations and prospects.

We are subject to risks associated with safety, engineering, construction, installation and commissioning defects which would impact data center development, handover and operations.

We engineer our data centers based on, among others, common customer requirements and our industry insight. We believe this provides us with a competitive advantage as this approach provides a common engineering framework that can be adapted for different densities and workloads, while maintaining consistent technical standards across regions. However, our engineering solutions could have defects. Our engineering solutions must evolve as industry standards and customer requirements change, particularly to accommodate higher power densities. Furthermore, a critical component of the success of our operations starts with our data center engineering and installation capabilities, which support high service levels once a data center becomes operational. Any deficiencies in our systems during the engineering, installation, construction, delivery, commissioning or operations process could materially impact safety, availability and reliability, which in turn could negatively affect, among others, our and our customers’ personnel, our ability to meet our service level commitments and customer perception of our services. There is also a risk that the various modules and components of our data centers may not integrate or function as intended within the overall engineering solution. If defects are discovered or engineering changes are required after deployment, this could result in additional repairs and increased costs to rectify issues.

Our engineering solutions and data center infrastructure may become obsolete or unmarketable and we may be unable to adapt to evolving technologies and customer demands.

We believe our in-house engineering capabilities are an important part of our value proposition to our customers. Rapid changes in compute architecture, including AI workloads, higher rack densities, and liquid cooling technologies, could require significant reengineering of infrastructure or additional capital investment.

Customer requirements may change as new generations of hardware and system engineering solutions are introduced and our engineering solutions may not keep pace with the increasingly complex and specialized requirements of our customers. Our existing or planned facilities may not be suitable to accommodate future changes in standards without material modification, which could impact the marketability of our data centers, increase our costs and decrease the useful life of our data centers, adversely affecting our profitability.

We have engineered data center builds comprising several proprietary systems made to accommodate different operational requirements. These include our ONEShell, ONEPod and ONEFactory architectures, which have been engineered in order to enable consistent high-specification deployments across markets. These engineering solutions are relatively new and many of these data center builds have not been subject to actual deployments with our customers yet. We are subject to the risk that when operational, our in-house engineering solutions will not perform as expected in accordance with customer requirements.

In addition, evolving regulatory, environmental and sustainability requirements relating to energy usage, emissions, water consumption or heat management may impact the viability of our engineering solutions and as a result increase our development and operating costs or limit our ability to expand in certain jurisdictions. If we are unable to adapt to changing technological, commercial and regulatory conditions in a timely and cost-effective manner, our business, financial condition, results of operations and prospects could be materially adversely affected.

Our strategy of opening new markets for hyperscale data centers is subject to risks and our customers may choose to reallocate their deployments to other regions.

A part of our growth strategy is to apply the approach we took in SIJORI in new markets with the power, land and resources to support multiple gigawatt-scale deployments. Although we typically enter into new markets with an anchor customer, markets we enter into may fail to attract sufficient incremental customer demand to justify our invested capital. Customers select regions for deployment based on a number of factors depending on their requirements, and although we maintain ongoing dialogue with customers about their demand and requirements, ultimately customers may find other regions more attractive than those we have selected for expansion. Our customers may also have new regional demand and we may be unable to develop data centers to meet their demands in such markets. Furthermore, although we conduct due diligence to familiarize ourselves with new markets prior to entry, our due diligence findings may not reveal all of the material risks we will face in such markets. We may have difficulty navigating and managing local regulatory requirements and complexities and could face unexpected community, legal or political opposition after investing significant capital. In the future, if more jurisdictions or locations open up to hyperscale data center development and are able to provide the necessary requirements for the development and operation of hyperscale data centers, such locations may be more attractive to current and potential customers than our locations, which could reduce demand for our capacity or place pricing pressures on us, such as for example if such locations offer lower power costs.

We may experience supply chain or procurement disruptions, or increased supply chain costs.

The development of our data centers requires the timely delivery of prefabricated modules, equipment and materials. Our supply chain and development activities could be impacted by supply chain disruptions and trade barriers, including armed conflicts, political events, international trade disputes and tariffs, public health issues, supplier over-commitments, supplier failures and other business interruptions. Strong demand in the data center industry and from competing construction may contribute to greater supply chain constraints, higher procurement costs and other supply chain pressures that may affect our ability to deliver capacity in a timely manner or may materially increase our costs. The foregoing could impact our ability to meet delivery timelines to our customers. Changes in the timing or cost of procuring prefabricated modules, equipment and services used in our development, construction and delivery of data centers could have an adverse effect on our business and prospects. Furthermore, our supply chain could continue to be adversely impacted by the effects of the recent armed conflict and broader regional instability in the Middle East. Disruptions to air and sea transport, shipping routes, port operations and logistics networks in certain regions have occurred and may continue, recur or worsen, any of which could negatively impact our supply chain. Although we proactively make contingency plans and aim to minimize any disruptions, we cannot assure you that these geopolitical events and future events will not adversely affect our supply chain and our costs or that our contingency plans will be effective.

Increased power costs may adversely affect our growth prospects.

Power costs at our data centers are primarily charged on a pass-through basis to customers based on their actual consumption. As a result, increases in power costs, either as we enter or after we enter into a new market, could make our solutions less attractive for customers’ future capacity commitments or renewals. We typically agree to purchase a minimum amount of power in our power purchase agreements with utilities. Although we have historically generally been able to pass through power costs to customers, if our customers at a data center campus fail to consume enough power to meet our minimum power commitments, we would be required to make up the shortfall, which could increase our expenses and materially and adversely affect our results of operations and financial condition.

The power requirements of our customers may increase as their compute demands increase, including high-density server configurations and workload profiles that require significant and highly concentrated power consumption. These technologies may result in higher average and peak power usage per rack, and more variable load characteristics, which in turn may increase the demand placed on our electrical and cooling infrastructure, as well as power authority grid infrastructure. If we are unable to provision for, or scale power and cooling capacity in line with, these evolving requirements, and meet power authority grid standards, our ability to meet customer requirements for further deployments may be affected, materially and adversely affecting our growth prospects.

Our customer contracts contain provisions requiring us to reserve capacity and in certain cases, on pre-agreed pricing terms, which could adversely impact our future growth.

Under certain of our customer contracts, in addition to the contracted capacity, we agree to reserve additional capacity for the customer for a specified period and typically with no additional reservation fees payable to us. As of September 20, 2026, we had Reservations of 1.1GW from our customers. The pricing terms with respect to the reserved capacity vary. In some cases, the pricing terms for the reserved capacity remain to be agreed while in others they are priced with reference to the data center services fees payable for the existing contracted capacity, subject to applicable escalators. While we reserve capacity for our customers for commercial reasons and do so in expectation of expanded customer deployments at our data centers, there can be no assurance that customers will ultimately exercise their contractual rights for such reserved capacity. Furthermore, while capacity is reserved for a customer, and in certain cases, reserved at specified pricing, we may not be able to take advantage of more attractive terms offered by other potential customers for the space and may lose potential commercial opportunities. Additionally, the reserved capacity could negatively impact our strategy of diversifying our customer base since we have reserved capacity for existing customers. The foregoing could materially and adversely affect our business, financial condition, results of operations and prospects.

Our success depends significantly upon our ability to establish and maintain our reputation.

Our ability to deliver projects to customers on time and within budget and to offer high-quality services is dependent on a number of factors. These include, among others, our ability to procure customer contracts, financing, powered land, and long lead equipment for data center construction which in turn is dependent on our relationships and trust from and credibility with various stakeholders, including investors, banks, governmental agencies, local communities, utilities, suppliers and customers. Our reputation could suffer harm due to many factors, including but not limited to complaints or negative publicity, delays or quality control issues, actions by employees or third parties we work with, such as contractors, construction companies, suppliers, sub-contractors as well as third parties we engage to assist with local government relations, community or government actions, health and safety issues, outages or downtime at our data centers. Public allegations, political commentary, or media narratives regarding our background, ownership structure, or perceived affiliations, regardless of their accuracy, could trigger public opposition, government inquiries, enhanced regulatory scrutiny, delays in approvals and project execution or otherwise harm our reputation. Any damage to our reputation or relationship with any stakeholder could impact how we are regarded by other stakeholders and ultimately with our customers and their willingness to do business with us. Such reputational challenges may be amplified in politically sensitive environments or during periods of heightened geopolitical tensions and we may be unable to effectively address or mitigate adverse public perception or stakeholder concerns. The foregoing could materially and adversely impact our business, financial condition, results of operations, and prospects.

Our Powered Land Pipeline is non-binding and subject to the entry into definitive contracts.

In this prospectus we have included information related to our Powered Land Pipeline, which represents non-binding indications of powered land supply. This includes approximately 1.3GW of Powered Land Pipeline. As our Powered Land Pipeline is non-binding and subject to the entry into definitive contracts, our counterparties may choose not to enter into binding definitive agreements with us at their discretion, including for reasons outside of our control. As a result, no assurance can be made that we will ultimately enter into binding definitive agreements, which could impact our prospects.

Risks Related to Our Customers and Customer Contracts

Our business and growth prospects significantly depend on a limited number of global hyperscale customers and we may not succeed in diversifying our customer base.

We are engaged in the planning, engineering, development and operation of hyperscale data centers for a select group of global hyperscale customers. In 2025 and the six months ended June 30, 2026, our largest customer, a global technology company with a leading short-form video platform serving a worldwide audience, accounted for 69.4% and 69.2%, respectively, of our revenue and our second largest customer represented 12.3% and 15.1%, respectively, of our revenue. Accordingly, our business has been and we expect will continue to be highly dependent on our relationships with our customers and we expect such customers to continue to account for a large percentage of our revenues and capacity. There are a limited number of global hyperscalers, meaning that the substantial majority of the services we provide are generally only marketable to a limited pool of potential customers. Our growth strategy is in large part driven by our relationships with our customers and our understanding of their requirements and future demand. Given the limited pool of global hyperscalers, if any major customer reduces demand for our services, we may have difficulty in replacing that demand with another customer. If any hyperscale customer declares bankruptcy, reduces its business with us or demand for our services, or does not fulfill its contractual obligations with us, our business, financial condition, results of operations and prospects could be materially and adversely affected. Furthermore, even if not contractually permissible, for business reasons a customer may request amendments to our contracts which may be adverse to us, including on pricing or other terms or changes in requirements after development has commenced. Our reliance on any individual customer for a significant portion of our business may give that customer a degree of pricing leverage and bargaining power against us when negotiating terms of services with us or if we seek to enforce our contractual rights against such customer.

As we expand, a key part of our growth strategy is to continue developing relationships with existing and new strategic customers to broaden and diversify our customer base over time and reduce customer concentration risks. This strategy will require us to strengthen our relationships with certain existing customers and win business from new customers. However, our ability to establish, maintain and strengthen relationships with customers is subject to risks as we face additional pressure to meet the diverse requirements of a larger customer base and establish an operating track record and working relationship with new or recent customers. Establishing, maintaining and strengthening relationships may also require us to enter into agreements with less favorable terms, such as more stringent SLAs or increased penalties. In addition, if we fail to deliver to the satisfaction of existing customers, our reputation in the industry could suffer harm, which could harm our ability to grow with other customers.

Our customer base may decline if our customers or potential customers develop or expand their own data centers in our markets.

Some of our major customers develop and operate their own data centers in addition to outsourcing data center operations to third parties such as ourselves. There can be no assurance that such customers will not change their strategies in the future and keep more of their data center development and operation in-house. Customers who currently outsource their data center operations may also choose to start developing or purchasing their own data centers. If our customers believe that the services offered by us are less cost-competitive and operationally advantageous as compared with services which could be performed in-house by our customers, we may lose business from existing customers and fail to attract new customers, which could materially and adversely affect our growth prospects.

Our customer contracts and commitments are subject to potential termination under certain circumstances.

All of our customer contracts allow for early termination with the payment of specified costs and penalties, which after a certain number of years would usually be less than the revenues we would expect to receive under such contracts had they been fulfilled to term. Any penalty for early termination may not adequately compensate us for the time and resources we have expended in connection with such contract, or at all. Our contracts also may be terminated for force majeure for extended periods of time without penalty or in case of material defaults or failures including delay of delivery and certain SLA related breaches, subject to certain cure periods. Customers could also seek to renegotiate to reduce their commitments and apply pressure on us to accept such terms for commercial reasons. Due to the importance of each of our customer contracts and commitments to our business, if our customer contracts or commitments are terminated or significantly reduced, our business, financial condition, results of operations and prospects would be materially and adversely affected.

We could be adversely affected if any customer fails to meet its contractual obligations with us.

Our business depends on our relationships with a limited pool of hyperscale customers and our operations in a limited number of hyperscale data centers. As a result, any failure by a customer to perform its obligations under its contracts could have a material adverse impact on us. For example, customer contracts could be terminated in violation of the contract for failure to pay or failure to maintain compliance with applicable laws, among others, and enforcing our rights may take time, involve significant costs and we may not recover amounts we are owed in full or at all. Furthermore, we could have contractual disputes with customers, including over, among others, whether SLAs have been met or the amount of power consumed by the customer to be reimbursed to us. Our contractual counterparties are typically local affiliates of our customers, which may lack the financial resources and level of creditworthiness of such entities’ parent companies. In particular, we have entered into separate agreements for individual data center projects with different affiliates of our largest customer, adding complexity to our arrangements. Although in certain cases we benefit from performance guarantees from other affiliates, our customers’ contractual obligations are subject to fulfillment by the relevant local affiliate and if such local affiliate fails to perform its obligations, we may have limited or no recourse against our customers’ broader organization or parent (other than the affiliate providing the guarantee, if any). In addition, the decision to commence legal proceedings against a customer could adversely affect our reputation and other relationships we have, including those with other customers or affiliates who are part of the customer’s broader organization.

Additionally, as of December 31, 2024 and 2025 and June 30, 2026, our accounts receivable amounted to US$55.1 million, US$136.7 million and US$220.8 million, respectively. The amount and turnover days of our accounts receivable may increase in the future, which will make it more challenging for us to manage our working capital effectively. As a result, if a customer fails to perform its obligations under our customer contracts, or if we fail to manage effectively or collect our accounts receivable, our business, financial condition, results of operations and prospects could be materially and adversely affected.

Any non-renewal of customer contracts could adversely impact us.

We expect that we will seek to renew each of our customer contracts when those contracts are due for renewal in the future. Nevertheless, we cannot assure you that we will be able to renew such contracts with our existing customers or re-commit space relating to expired service contracts to new customers if our current customers do not renew their contracts. In the event of a customer’s termination or non-renewal of expired contracts, we may be unable to enter into services contracts so that new or other existing customers utilize the expired existing space in a timely manner or at all. Even if a new customer utilizes the space, we may need to customize the space for the new occupant. The terms of renewals or replacement agreements including pricing terms may not be as favorable as those during the initial or prior term or for the prior customer. Additionally, given that we operate in a market characterized by a limited pool of hyperscale customers and that we derive the majority of our revenue from a limited number of hyperscale data centers, each contract that we secure is important to our overall business performance. The foregoing could materially and adversely affect our business, financial condition, results of operations and prospects.

Risks Related to Our Data Center Operations

Any significant or prolonged failure in the data center facilities we operate or services we provide may adversely affect us.

Our data centers are subject to risks of failure. Any significant or prolonged failure in any of our data center facilities or services that we provide, including a breakdown in critical plant, equipment or services, such as the cooling equipment, generators, backup batteries, routers, switches, or other equipment, power supplies, or network connectivity, whether or not within our control, could result in service interruptions and data losses for our customers as well as equipment damage. Our operations depend on critical systems such as building automation and management systems, premises security systems, and an integrated customer portal. Any disruption, malfunction, cybersecurity incident, or failure to properly maintain or upgrade these systems could adversely impact our operations or service delivery. While we implement monitoring, maintenance, redundancy, and cybersecurity measures, such controls may not prevent all potential disruptions. These could significantly disrupt the normal business operations of our customers and harm our reputation and reduce our revenue. Although we maintain standby generators in case of power grid outages, the transition from grid power to generator and back to grid power is subject to risks, including among others, backup generators failing to start automatically, resulting in downtime. The total destruction or severe impairment of any of our data center facilities could result in significant downtime of our services and catastrophic loss of customer data. Since our ability to attract and retain customers depends on our ability to provide highly reliable service, even minor interruptions in our service could harm our reputation and customer relationships and cause us to incur financial penalties. The services we provide are subject to failures or interruptions resulting from numerous factors, including:

•	power loss;

•	equipment failure;

•	alarm monitoring system failure;

•	network connectivity downtime and fiber cuts;

•	human error or accidents;

•	failure by us or our suppliers to provide adequate service or maintenance to our equipment;

•	security breaches to our infrastructure such as theft, sabotage and vandalism;

•	physical, electronic and cyber security breaches;

•	fire, water damage, extreme temperatures, public health emergencies, terrorism, earthquake, hurricane, tornado, flood and other natural disasters; and

•	other factors which are outside of our control.

These interruptions in service, regardless of whether they result in breaches of the SLAs we have with customers, may negatively affect our customer relationships, including resulting in customers terminating their agreements with us (including under clauses such as force majeure for an extended period) or seeking damages from us or other compensatory actions, including through commercial pressure. Although our customer contracts typically attempt to exclude consequential damages, provide service credits in lieu of damages for service disruptions, and limit our liability for breach of the agreement including failing to meet our SLAs, there can be no assurance that a court or arbitral tribunal would enforce any contractual limitations on our liability in the event that one of our customers brings a lawsuit against us as the result of a service interruption that they may ascribe to us. Although we maintain certain insurance coverage, including, among others, general liability insurance, and we periodically consider additional insurance coverage, our insurance coverage may not cover potential liabilities and, even if a potential liability is covered, the coverage may be inadequate. As a result, such damage awards could seriously impair our financial condition and results of operations. Interruptions in service may also have consequences for customers including regulatory consequences, which could ultimately negatively impact us and bring more scrutiny onto our business. We cannot assure you that interruptions in service will not occur in the future, and that if they occur, such incidents will not result in the loss of customers and revenue, our paying compensation or providing service credits to customers, reputational damage to us, penalties or fines against us, any of which could materially and adversely affect our business, financial condition, results of operations and prospects.

If we are unable to meet the requirements of our service level agreements, our reputation and results of operations could suffer.

Our customer contracts provide that we maintain SLAs in our contracts with customers. SLA breaches could cause us to be contractually obligated to pay the affected customer a financial penalty or provide service credits which offset the fees we are paid, which varies by contract, and the customer may in some cases be able to terminate its contract with us. For example, pursuant to our customer contracts, we provide our customers with a committed level of power supply availability, and in some cases, the customer may be able to terminate its contract with no financial penalties if power availability falls below the committed minimum level for a continuous specified period. Industry trends, particularly among hyperscale customers, have driven increasing expectations for more stringent SLAs, which in some cases may provide for SLAs which exceed our data center engineering solutions. Although we have not had to pay any material financial penalties or provide a material amount of service credits for failing to meet our operational SLAs in the past, there is no assurance that we will be able to meet all of our SLAs in the future and that no material financial penalties or service credits may be imposed.

The growth in size and the geographic scale of our data center portfolio increases operational complexity, which could adversely affect uptime, customer satisfaction, and our financial performance. A number of our data centers are located in new markets which have a limited pool of data center technicians or other personnel needed on-site to ensure smooth operations. As a result, recruiting, training and retaining a sufficient number of data center technicians and other personnel to oversee our ongoing operations is important in meeting our SLAs and there can be no assurance that we will continue to be successful in recruiting, training and retaining such technicians or other personnel.

Any of these events could materially increase our expenses or reduce our revenue, which would have a material adverse effect on our results of operations. A failure to meet our commitments could also result in substantial customer dissatisfaction or loss, harming our customer relationships and prospects.

The majority of our in-service capacity and Bookings are concentrated at two data center campuses located in the same market.

As of September 20, 2026, our NTP and KTP campuses in Johor, Malaysia represented 47.8% and 34.3%, respectively, of our Capacity In Service, and 28.8% and 32.5%, respectively, of our Bookings. This data center campus concentration subjects us to risks that adverse effects affecting either campus could have a significant impact on our business as a whole. Although the two campuses are separate and have separate connectivity and grid power, given that they are both located in Johor, regulatory changes, community action or opposition, political factors, inclement weather, force majeure or other adverse events in the area could adversely impact both of these campuses, and have a material adverse effect on our business, financial condition, results of operations and prospects.

We may be vulnerable to cybersecurity failures, data security breaches, security breaches of our data centers and related operational risks.

We face ongoing risk of threats to our IT systems, including with respect to cybersecurity and data security. We may be required to expend significant capital and resources to protect against such threats or to alleviate problems caused by failures or breaches in cybersecurity or data security. As techniques used to breach security change frequently and are often not recognized until launched against a target, we may not be able to implement new security measures in a timely manner or, if and when implemented, we may not be certain whether these measures could be circumvented. If our IT systems experience cybersecurity failures or data security breaches we could be exposed to increased risk of lawsuits, regulatory investigations and penalties, negative publicity, loss of existing or potential customers, harm to our reputation and increases in our security costs, which could have a material adverse effect on our business, financial condition and results of operations.

Although we do not believe we are responsible for data stored by our customers on their servers and cybersecurity for customer IT systems is not part of our contractual obligations to our customers, we are obligated to provide security for our customers’ physical assets and equipment at our data centers, and any compromise of the security we provide for such assets and equipment could negatively impact us. A security breach of our data center facilities could result in the misappropriation of our or our customers’ proprietary information, and may cause interruptions or malfunctions in our operations or the operations of our customers.

Risks and deficiencies in cybersecurity and data security of our IT systems and/or security of our data center facilities may also be identified in the course of government inspections, which could subject us to fines and other sanctions. We cannot assure you that fines and sanctions will not be imposed on us in the future, or that such fines and sanctions will not result in damage to our business and reputation, which could have a material and adverse effect on our results of operations.

In addition, any assertions of alleged breaches in cybersecurity, data security, IT systems or physical security failures made against us, whether true or not, could harm our reputation, cause us to incur substantial legal fees and have a material adverse effect on our reputation.

Our data center construction and operation activities are subject to environmental, health and safety risks and hazards.

Construction, expansion and operation of our data centers involve environmental, health and safety risks normally associated with construction activities, including complying with ethical labor requirements, injury to persons or fatalities and property and equipment damage, as well as risks arising from compliance with environmental, health and safety laws, permitting requirements, emissions standards, waste management regulations, water usage limitations, and energy efficiency or sustainability standards. Failure by us or our contractors to uphold standards could endanger the health and safety of workers and contractors on-site and expose us to significant financial penalties, legal liabilities, and reputational harm. There have been several incidents at our construction sites involving worker fatalities among employees of third-party contractors, all of which have been reported to the relevant government authorities as required under applicable law. As a result of such incidents, we have been reviewing the procedures, standards and culture of our third-party contractors with the aim of improving safety at our projects. However, such incidents highlight the risks of injury or death associated with data center construction activities and we cannot assure you that these incidents or similar incidents will not lead to adverse financial, legal or reputational consequences. Unsafe work conditions or failure to meet applicable environmental standards also have the potential of increasing employee turnover, project costs and operating costs. If we fail to implement appropriate safety and environmental procedures and applicable labor and ethical employment standards, including those applicable to contractors and their subcontractors, or if our procedures fail, our employees or others may suffer injuries or loss of life, the completion of a project could be delayed and we could experience investigations or litigation. The safety function we rely on to implement effective health, safety and environmental procedures throughout our company may be ineffective, and the failure to comply with such procedures, deliver to customers in accordance with our contracts or comply with applicable regulations could subject us to losses and liability, including fines, penalties, remediation costs, the issuance of stop-work orders from authorities and harm to our reputation, which could impact our ability to obtain new commitments and renewals from customers. Any of the foregoing could have a material and adverse effect on our business, financial condition, results of operations and prospects.

We face risks related to natural disasters, health epidemics and other outbreaks.

We operate internationally and have data centers in regions that have experienced natural disasters in the past, including earthquakes, typhoons and flooding. Our business could be materially and adversely affected by natural disasters, typhoons, fires or floods, snowstorms, the outbreak of a widespread health epidemic or pandemic, such as swine flu, dengue fever, avian influenza, severe acute respiratory syndrome, or SARS, Ebola, Zika, COVID-19, or other events, such as wars, acts of terrorism, civil unrest (including riots, strikes, or violent protests), environmental accidents, power shortages or communication interruptions. If any of our employees are suspected of having contracted any contagious disease, we may under certain circumstances be required to quarantine such employees and the affected areas of our premises or receive governmental stop-work orders. Therefore, we may have to temporarily suspend part of or all of our operations. Furthermore, any future outbreak may restrict economic activities in affected regions, resulting in temporary closure of our offices or facilities or preventing us and our customers from traveling. The foregoing could severely disrupt our business operations and materially and adversely affect our business, financial condition, results of operations and prospects.

The occurrence of a catastrophic event or a prolonged disruption may exceed our insurance coverage by significant amounts.

Our operations are subject to hazards and risks normally associated with the daily operations of our data center facilities. Currently, we maintain insurance policies in six main categories: construction all risks, property all risks, business interruption for lost profits, public liability, cyber insurance and commercial employee insurance. Our construction all risks insurance generally provides coverage for physical loss or damage to works during the construction period. Our property all risks insurance generally covers physical loss or damage to insured assets, including buildings, plant and equipment. Our business interruption insurance for lost profits includes coverage for business interruptions. Our public liability insurance includes coverage for third-party bodily injury and property damage arising from our operations. Our cyber insurance provides cover for losses arising from specified cyber incidents, including data breaches and network security events. Our commercial employee insurance includes employee group insurance and senior management medical insurance. All of our insurance policies are subject to deductibles, limitations and exclusions.

Although we believe our insurance coverage is customary for data center operations in our regions, covering the risks of our daily business operations, our current insurance policies may be insufficient in the event of a prolonged or catastrophic event. The occurrence of any such event that is not entirely covered by our insurance policies may result in interruption of our operations and subject us to significant losses or liabilities and damage our reputation. In addition, any losses or liabilities that are not covered by our current insurance policies may have a material adverse effect on our business, financial condition, results of operations and prospects.

We rely on third parties for certain aspects of our ongoing data center operations.

We engage third parties to carry out various services relating to our data center facilities, including equipment manufacturers and security services providers. Although we maintain an in-house operations team, some specialized equipment maintenance, repairs and firmware or software updates may require vendor involvement or the use of proprietary tools. To reduce reliance on external parties and mitigate associated operational risk, we are building a maintenance and critical response team. However, we cannot assure you that our internal teams will be as effective in addressing repairs and ongoing maintenance as third parties have been in addressing repairs and conducting maintenance for us. In addition, even if we are successful in building out our in-house capabilities, we expect to remain reliant on third parties. If such manufacturers or third parties to whom they outsource maintenance and repairs fail to maintain or repair equipment on schedule, we could suffer breakdowns or outages, impacting the operations of our data centers. We also engage other third parties from time to time. Third-party vendors may fail to provide satisfactory services including security services at the level of quality required by us, which could have negative consequences, including inappropriate access to our facilities. The foregoing could materially and adversely affect our business, financial condition, results of operations and prospects.

We rely on third-party suppliers for key elements of our network equipment and software.

We contract with third parties for the supply of hardware and certain software that we use in the provision of our services to our customers. The loss of a significant supplier could delay expansion of the data center facilities that we operate, impact our ability to provide our services and increase our costs. If we are unable to purchase the hardware, or obtain or maintain a license for the software that our services depend on, or if the license for such software is terminated, our business could be significantly and adversely affected. In addition, if our suppliers are unable to provide products that meet evolving industry standards or that are unable to effectively interoperate with other products or services that we use, then we may be unable to meet all or a portion of our customer service commitments, which could materially and adversely affect our business, financial condition, results of operations and prospects. These risks, combined with ineffective procurement management, could result in delays, cost overruns, quality issues, or non-compliance, any of which could materially and adversely affect our business, financial condition, and results of operations.

We lease certain land and/or buildings where certain of our data centers are located and we may not be able to renew existing leases and agreements on commercially acceptable terms.

Although we hold most of our data centers on land where we have freehold interests, some of our data center operations are located on land or in buildings for which we have entered into long-term leases. Upon the expiration of such leases, we may not be able to renew these leases on commercially reasonable terms, if at all. Under certain lease agreements, the lessor may terminate the agreement by giving prior notice and paying default penalties to us. However, such default penalties may not be sufficient to cover our losses. Leases may nonetheless be terminated early if we are in material breach of the lease agreements. If leases for any of our data centers were terminated early prior to their expiration date, notwithstanding any compensation we may receive for early termination of such leases, or if we are not able to renew such leases on acceptable terms, we may have to incur significant costs related to relocation or costly renewals.

Risks Related to Our Liquidity, Profitability and Financial Condition

We have incurred net losses in each year since inception and may not be able to continue to raise sufficient capital or achieve or sustain profitability.

We incurred net losses of US$57.6 million and US$367.1 million in 2024 and 2025, respectively. We have relied on debt and equity capital raises to fund the majority of our operations to date. We expect our costs and expenses to increase as we expand our operations. Our ability to achieve and maintain profitability depends on, among others, the continued growth and maintenance of our customer base, increased demand, our ability to control our costs and expenses, including among others, the costs of servicing our indebtedness, the expansion of our Capacity In Service and our ability to provide our services at the level needed to satisfy the stringent demands of our customers. In addition, our ability to achieve profitability is affected by many factors which are beyond our control, such as the overall demand for data center services and general economic and geopolitical conditions. As a result, we cannot assure you that we will achieve profitability to the extent we anticipate or at all, which could materially and adversely affect our business, financial condition, results of operations and prospects.

Our operating results may fluctuate from period to period.

Our results of operations are significantly affected by our Billings and our ability to convert Backlog into Billings. Due to our rapid growth and the significant amount of Backlog compared to our Capacity In Service, our results of operations in a given period will be significantly impacted by our ability to bring new data center capacity into service and a commensurate increase in Billings. Given that we may bring different amounts of capacity into service in different periods, our period over period growth, if any, may be unstable and our results or growth rate in any period may not be comparable to other periods. Investors are therefore advised not to place undue reliance on our results for any given period as an indication of future results.

Our substantial level of indebtedness could adversely affect our ability to raise additional capital and expose us to interest rate risk with respect to our floating rate debt.

We have substantial indebtedness. As of June 30, 2026, we had total outstanding debt, which reflects our total borrowings and finance leases, of US$4.9 billion. Our high level of indebtedness could, among other consequences:

•	make it more difficult for us to satisfy our obligations under our indebtedness, exposing us to the risk of default, which, in turn, would negatively affect our ability to operate as a going concern;

•

require us to dedicate a substantial portion of our cash flows from operations to interest and principal payments on our indebtedness, reducing the availability of our cash flows for other purposes, such as capital expenditures, acquisitions and working capital;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate;

•	increase our vulnerability to general adverse economic and industry conditions;

•	place us at a disadvantage compared to our competitors that have less debt;

•	expose us to fluctuations in interest rates;

•	increase our cost of borrowing;

•	limit our ability to borrow additional funds; and

•	require us to recycle assets to raise funds, if needed, for working capital, capital expenditures, acquisitions or other purposes.

As a result of covenants and restrictions, we are limited in how we conduct our business, and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. Our current or future borrowings could increase the level of financial risk to us and, to the extent that the interest rates are not fixed and rise, or that borrowings are refinanced at higher rates, our available cash flow and results of operations could be adversely affected. As of June 30, 2026, substantially all of our long-term indebtedness bore interest at floating rates. These floating rates are determined by reference to a variety of benchmark rates, depending on the currency and jurisdiction of the underlying debt. In 2025, we entered into interest rate swap agreements to hedge the variability in cash flows related to our long-term borrowings with floating interest rates. As of June 30, 2026, the notional amount of these interest rate swap agreements represented 21.0% of our total long-term borrowings balance with floating interest rates.

We have financing arrangements in place with various lenders to support the construction and development of data center projects and general corporate purposes. Certain of these financing arrangements are secured by equity interests in the relevant borrowing subsidiaries and their assets, such as bank accounts, property and equipment. We have provided guarantees for some of these financing arrangements. The terms of these financing arrangements impose covenants and obligations on the part of both the borrowing subsidiary of ours and us as guarantor. See “Risk Factors—Our indebtedness has included and may include financial or other covenants that expose us to risks.” The terms of any future indebtedness we may incur could include more restrictive covenants. A breach of any of these covenants, or the likelihood of such a breach occurring, and our inability to obtain a waiver of these covenants, could result in a default with respect to the related indebtedness. If a default occurs, the relevant lenders could elect to declare the indebtedness, together with accrued interest and other amounts, to be due and payable immediately. This, in turn, could cause our other debt, to become due and payable as a result of cross-default or acceleration provisions contained in the agreements governing such other debt. In the event that some or all of our debt is accelerated and becomes immediately due and payable, we may not have the funds to repay or the ability to refinance such debt.

Furthermore, we expect that we will need to refinance significant portions of our indebtedness as such indebtedness matures and becomes due. Any downturn in our prospects could harm our ability to refinance such indebtedness or raise sufficient capital to repay indebtedness we are unable to refinance. In addition, any refinancing of our indebtedness may expose us to interest rate risks which we might not be able to hedge against. The foregoing could cause us to default on our repayment obligations.

Our indebtedness has included and may include financial or other covenants that expose us to risks.

We have financing arrangements in place with various lenders to support the construction and development of data center projects and general corporate purposes. Certain of these financing arrangements are secured by share pledges over equity interests of the relevant borrowing subsidiaries and security over certain of our assets, such as bank accounts, property and equipment. We have provided guarantees for some of these financing arrangements. The terms of these financing arrangements impose covenants and obligations on the part of our borrowing subsidiaries and us as guarantor. For example, some of these agreements contain financial covenants with respect to certain financial ratios, such as interest coverage ratio, debt service coverage ratio, security margin ratio, gross leverage ratio and tangible net worth, during the relevant period, as defined in the agreements. We are subject to the risk that we may not be able to meet any covenant tests under our financing arrangements, which would make the relevant loan facility payable immediately or on an accelerated repayment schedule should we be unable to obtain a waiver. In addition, the majority of our loan facility agreements provide that upon the occurrence of a change of control, we may be required to, in certain cases subject to a review period, repay any outstanding loans under the relevant loan facility immediately or on an accelerated repayment schedule. Such prepayment may be subject to break costs, prepayment fees or other fees. A change of control includes, among other things, any person or group of persons acting in concert gaining the power to cast, or control the casting of, more than 35% of the maximum number of votes that might be cast at a general meeting of the Company.

In certain cases we may make significant capital investments prior to entering into customer contracts, and we may ultimately be unable to realize the value of such investments.

The development of hyperscale data centers requires a significant amount of capital investment. Based on our assessment of customer demand and where we believe entry into a customer contract is highly probable, where we believe beneficial to us for business reasons, we make certain capital outlays prior to entering into binding documentation. We may purchase or lease land or buildings, enter into arrangements to secure power and other resources, engage contractors and suppliers and commence the development of a data center and infrastructure, while contract negotiations and due diligence by the customer are still ongoing. A customer’s assessment of a particular site or our proposed solutions may differ from our own and such customer may ultimately choose not to enter into a binding commitment, even after we have invested significant capital. We may be unable to secure alternative customers and even if we are able to, the contractual terms may not be as favorable and requirements may differ, causing reengineerings and delays. If we are unable to market to an alternative customer, we may ultimately try to resell, sublease or terminate contracts with respect to the relevant real property and we may be unable to recover the value of our investments and incur additional costs. The foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Our business requires us to make significant up-front investment prior to recognizing revenues.

Before we commence development of a new hyperscale data center, we typically take certain steps including assessing the viability of a particular jurisdiction for expansion by engaging with local regulators and utilities, conducting due diligence on access to power, water and land rights, and engaging third-party counsel or consultants to assist us with our diligence and other steps. We then make significant capital investments in order to purchase land or enter into property leases and construct our data centers and certain related infrastructure. We only begin charging our customers after the site is ready for installation and in a number of contracts, after a certain move-in period. As a result, there is a gap between the time from our initial investment to the time we start recognizing revenue which subjects us to a number of risks, including with respect to our liquidity cycle and business risks in the event we face delays or fail to deliver on time or at all.

Fluctuations in foreign currency exchange rates may adversely affect our operational and financial results, which we report in U.S. dollars.

We report our consolidated results in U.S. dollars and the majority of our customer contracts are priced on a U.S. dollar basis, either denominated in U.S. dollars or set by reference to a U.S. dollar-equivalent amount. Although the substantial majority of our supply of major components for data center construction are denominated in U.S. dollars, a substantial portion of our costs are incurred in relevant local currencies where we operate, including Malaysian Ringgit, Singapore dollars, Indonesian Rupiah, Thai Baht, Euro, Japanese Yen and Hong Kong dollars. In addition, we have indebtedness denominated in a variety of currencies including U.S. dollars, Malaysian Ringgit, Euro, Hong Kong dollar, Indonesian Rupiah, Singapore dollar and Thai baht. We incurred net foreign exchange losses of US$6.3 million in 2024, and although we recorded net foreign exchange gains in 2025, we may incur losses again in the future. We have not entered into currency hedging contracts to reduce the exposure to this risk. Even if we choose to do so in the future, we cannot assure you that we will be able to do so on commercially reasonable terms or at all or that any such agreements we enter into will protect us fully against these risks. As we continue to expand into new jurisdictions, we may enter into contracts that are not priced on a U.S. dollar basis and as a result, our results of operations could be impacted by fluctuations between relevant currencies and the U.S. dollar. As a result, future fluctuations in the value of the U.S. dollar and other currencies against foreign currencies could materially and adversely affect our business, financial condition, results of operations and prospects.

If we fail to implement and maintain an effective system of internal controls to remediate our material weaknesses over financial reporting, we may be unable to accurately report our results of operations, meet our reporting obligations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

Prior to this offering, we have been a private company with limited accounting and financial reporting personnel and other resources with which we address our internal control over financial reporting. In connection with the audits of our consolidated financial statements as of December 31, 2024 and 2025 and for the years then ended, we and our independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. As defined in the standards established by the U.S. Public Company Accounting Oversight Board (“PCAOB”), a “material weakness” is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are (i) a material weakness in the design and implementation of internal controls over our financial reporting process resulting from personnel responsible for financial reporting possessing an insufficient level of U.S. GAAP accounting skills, SEC reporting knowledge, and experience and training in internal controls over financial reporting; and (ii) a material weakness related to the design and implementation of general information technology controls that support our automated controls, IT-dependent manual controls, and controls relying on information from IT systems relevant to the financial reporting process. We are in the process of implementing a number of measures to address the material weaknesses. However, we cannot assure you that these measures will fully address the material weaknesses in our internal control over financial reporting or that we will conclude that they have been fully remediated. We have not undertaken a comprehensive assessment of our internal controls for purposes of identifying and reporting material weaknesses and other deficiencies in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting, additional deficiencies may have been identified.

Upon completion of this offering, we will be subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act, or Section 404, will require that we include a report from management on the effectiveness of our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation.

During the course of documenting and testing our internal controls procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition, results of operations and prospects, as well as the trading price of our ADSs, may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

We historically relied on and engaged in transactions with related parties, and as a stand-alone public company, we may incur additional costs and encounter new difficulties, as we continue to develop our own systems and operations.

At inception, our Company was a consolidated subsidiary of GDS Holdings Limited (“GDS”), a Nasdaq and Hong Kong Stock Exchange dual-listed developer and operator of data centers in China. Our Company was deconsolidated from GDS with effect from December 31, 2024 and GDS now holds 19.4% of our shares.

When we were a consolidated subsidiary of GDS, we engaged in various intra-group transactions with GDS and its affiliates to support our growth. Most of those have been terminated. As a result of such terminations, we have had to establish our own financial and other support systems or contract with third parties to replace relevant support services. As we continue to develop our own systems and operations, we may incur additional costs and encounter new operational, administrative and strategic difficulties. Our historical results of operations and financial condition from periods where we received such support may not be indicative of our future results of operations and financial condition without such support and as a stand-alone public company.

In addition, GDS’s support for our growth, which included, among others, customer referrals and certain undertakings and guarantees, assisted us in growing our business in the past. Although we have significantly grown our Bookings by entering into contracts without referrals or guarantees from GDS, there can be no assurance that customers will continue to expand or maintain their business with us to the same extent or on similarly favorable terms as when we received support from GDS. See “Related Party Transactions” for further details about our transactions with GDS.

Moreover, we have a limited operating history and an even shorter operating history since our deconsolidation from GDS. There can be no assurance that we will continue to successfully grow our business in the future without the support historically provided by GDS and its affiliates. As a previously consolidated subsidiary of GDS, our reputation and the public perception of our business could still be linked to some extent with GDS and its affiliates. In addition, one of our directors is the chairman and chief executive officer of GDS, and a number of our directors, executive officers and employees were formerly directors, executive officers or employees of GDS, and certain employees of our suppliers were previously employed by GDS. As such, public perception of our business may be associated with GDS, even as we operate independently of GDS, and the perception of, or actual, conflicts of interest could arise. Any event or publicity that adversely affects the business or reputation, including litigation, regulatory or other matters, of GDS or any of its affiliates, could also have an adverse impact on our brand and reputation, even if such event or publicity is not associated with our business.

GDS currently primarily operates in China and we have not entered into any non-compete arrangements with GDS that would remain effective after this offering. GDS may expand internationally and compete with us in the future out of its own business plans and strategic goals.

If we are unable to successfully operate as a stand-alone public company, our operations could be disrupted, our costs could increase and management’s attention could be diverted from our business, which could materially and adversely affect our business, financial condition, results of operations and prospects.

We have granted and may continue to grant share options and other forms of share-based incentive awards in the future, which may result in a substantial amount of share-based compensation expenses, a significant impact on our results of operations and dilution to your shareholding.

We have adopted share incentive plans for the purpose of granting share-based compensation awards to our employees and management team members to incentivize their performance and align their interests with ours. For further detailed information, please refer to “Management—Share Incentive Plans.” The maximum aggregate number of ordinary shares that may be issued under the Employee Share Option Plan 2025 (the “2025 ESOP”), 2024 Management Equity Plan (the “2024 MEP”), 2025 New Management Equity Plan (the “2025 MEP”) and the Series C Management Equity Plan (the “Series C MEP”) is 12,646,286, 21,330,000, 10,285,714 and 17,785,714, respectively, in each case subject to further adjustment. As of the date of this prospectus, options to purchase a total of 11,026,053 ordinary shares have been granted under the 2025 ESOP and a total of 20,894,500, 10,153,100 and 17,785,714 ordinary shares subject to awards have been granted under the 2024 MEP, the 2025 MEP and the Series C MEP, respectively, in each case excluding options or awards that were forfeited or canceled after the relevant grant dates. In addition, following the completion of this offering, we intend to adopt a new equity incentive plan, subject to approval by our board of directors and compliance with applicable law, in order to help us attract, retain and motivate highly qualified personnel and to align their interests with those of our shareholders, promoting the long-term success of our business. In 2025, we recorded US$341.8 million in share-based compensation expenses. The share-based compensation was primarily the result of the in-the-money options that were fully vested at the grant date. We believe the granting of share-based compensation is of significant importance to our ability to attract and retain key personnel and employees. We plan to continue to grant share-based compensation to employees in the future, and we expect to recognize increased share-based compensation expense arising therefrom, including expenses arising from options that were granted after June 30, 2026. As a result, our expenses associated with share-based compensation would continue and increase, which may have an adverse effect on our results of operations and as we issue new shares upon the exercise of options or other types of awards, including in connection with any new equity incentive plan we might adopt in the future, your shareholding in our Company would experience dilution.

Risks Generally Applicable to Our Business

Our success depends to a substantial degree upon our senior management and key personnel.

We depend to a significant degree on the continuous service of our chief executive officer, our experienced senior management team and other key personnel who possess, among other things, critical institutional knowledge, technical expertise, and execution capabilities. If one or more members of our senior management team or key personnel resigns, it could disrupt our business operations and create uncertainty as we search for and integrate a replacement. Our structured talent development programs, succession planning, and leadership pipelines are still being developed, which may present some challenges to continuity and strategic execution if such key personnel become unavailable. Additionally, there could be unauthorized disclosure or use of our technical knowledge, practices or procedures by such personnel. We have entered into employment agreements with our senior management and key personnel. We have also entered into confidentiality agreements with our personnel which contain nondisclosure covenants that survive indefinitely as to our trade secrets. However, these employment agreements do not ensure the continued service of these senior management and key personnel, and we may not be able to enforce the confidentiality agreements or other provisions of our employment agreements we have with our personnel, particularly as the scope of relevant confidentiality or other provisions may in some cases be limited by relevant local laws. In addition, we do not maintain key man life insurance for any member of our senior management team or our key personnel.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

Our success depends on the efforts and talent of our employees engaged in, among others, data center engineering, delivery, construction management and operations. We must attract, develop, motivate and retain qualified and skilled employees. Our industry has experienced significant growth, in part driven by the growth of AI. As a result, competition for skilled personnel has been and continues to be extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. We have taken measures recently to reduce attrition and improve our human resources function as we transition to becoming a larger global organization; however, our efforts may not be successful in reducing attrition and allowing us to better retain employees.

We invest significant time and expenses in training our employees. In particular, as an early-mover in a number of locations in which we expand, we often recruit and train personnel from adjacent or other industries in data center operations. This increases our employees’ value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve our customers could diminish, resulting in a material adverse impact on our business.

Our rapid organizational growth could pose challenges, place strains on our management and impact our corporate culture.

Our business has grown rapidly and continues to grow across multiple jurisdictions. We have significantly increased our headcount in the past and we continue to increase our headcount in 2026. Our growth could negatively impact us, including by, among other things, placing stress on our management and other internal teams as they manage a growing organization of a larger set of data center projects and corporate entities, including managing across cultures and languages and facing challenges in implementing, maintaining and enhancing internal controls, our operational structure, and IT infrastructure and systems at a growing scale to ensure adequate support of our business and to avoid operational and service disruptions. We also believe that a critical component of our success is our corporate culture, which we believe is a key component of our ability to execute on our customer commitments. As we continue to grow, we may find it difficult to maintain these valuable aspects of our corporate culture, in particular as we expand geographically and enter into and expand in new jurisdictions. We plan to continue to hire a significant number of new employees as we grow. As a result, we face challenges in creating a well-defined, lean, and scalable operating system that can work across different international markets, including clear processes, role definitions, decision rights, and accountability mechanisms. We also face challenges in ensuring a robust structure when new personnel are onboarded, including avoiding role ambiguity, overlapping responsibilities, inconsistent execution, and confusion over ownership, which may weaken overall accountability and operational effectiveness.

Our short operating history limits investors’ ability to evaluate future performance.

Our Company was founded in 2022 and our business has expanded rapidly since our inception, including across a number of new jurisdictions. Our limited operating history provides a limited track record in evaluating our business and operating and financial performance. Such history may not be indicative of our future prospects and ability to grow and operate, including maintaining and expanding customer relationships and operating a larger organization on a long-term basis. Our short history of rapid growth may not be indicative of future growth and investors are cautioned to evaluate our prospects in light of our limited operating history.

Our data centers may not be suitable for re-marketing without significant expenditures or renovations.

Our business primarily involves the development of hyperscale data centers for specific customers in line with their requirements. Although we seek to utilize modular engineering solutions which provide for more flexible reengineering, industry changes or customization at our customers’ expense could require significant modification in order for us to re-market the space to another customer if we need to find a new customer for the space. Customization or tenant improvements may also become outdated or obsolete as the result of technological change, the passage of time or other factors. As a result, we may be required to invest significant amounts or offer significant discounts to customers in order to market a particular space in the event that we lose a customer occupying a specific space, which could materially and adversely affect our business, financial condition, results of operations and prospects.

Major renovations and expenditures would be required to convert the properties for use as commercial office space, or for any other use, which would substantially reduce the benefits from such a conversion. In the event of a conversion, the value of our properties may be impaired due to the costs of reconfiguring the real estate for alternate purposes and the removal or modification of the specialized systems and equipment. The highly specialized nature of our data center properties could make it difficult and costly to reposition them if we are not able to market available space on favorable terms, or at all, which could have a material adverse effect on us.

If we are not successful in expanding our solutions our prospects may be adversely affected.

As our customers evolve their IT strategies, we must remain flexible and evolve along with new technologies and industry and market shifts. The process of developing and acquiring new solutions and enhancing existing solutions is complex. If we fail to anticipate customers’ evolving needs and expectations or do not adapt to technological and IT trends, our business and prospects could suffer.

We may face challenges and risks associated with identifying and consummating future acquisitions.

Although our growth has historically been organic and our current growth strategy consists primarily of organic growth, we may in the future seek to make strategic acquisitions and enter into alliances to further expand our business. If we are presented with appropriate opportunities, we may acquire additional businesses, services, resources, or assets, including data centers, that are complementary to our core business. Our integration of the acquired entities or assets into our business may not be successful and may not enable us to expand into new services, customer segments or operating locations as well as we expect. Moreover, the integration of any acquired entities or assets into our operations could require significant attention from our management. Future acquisitions may also expose us to other potential risks, including risks associated with unforeseen or hidden liabilities, the diversion of resources from our existing businesses and technologies, our inability to generate sufficient revenue to offset the costs and expenses of acquisitions and the potential loss of, or harm to, relationships with employees and customers as a result of our integration of new businesses. The occurrence of any of these events could have a material and adverse effect on our business, financial condition, results of operations and prospects.

Furthermore, we may choose to issue shares as a form of consideration in connection with potential acquisitions, which would result in the dilution to our existing shareholders.

We face risks related to third-party minority shareholders of certain of our consolidated subsidiaries.

Our data centers at Batam in Indonesia and Kouvola in Finland are held through majority owned subsidiaries in which other minority shareholders have certain limited protective rights that require their consent. In Indonesia, our data center operations are conducted through a subsidiary in which a sovereign wealth fund holds a 40% non-controlling interest. In Finland, a minority shareholder holds non-controlling interests in our Kouvola subsidiaries. See “Corporate History and Structure—Our Corporate Structure.” These types of relationships involve special risks associated with the possibility that such minority shareholders may have economic or business interests or goals that are inconsistent with ours; take or omit to take actions relating to their protective matters, be unable or unwilling to fulfill their obligations under the relevant agreements; have disputes with us as to the scope of their responsibilities; and/or have financial difficulties. To the extent such minority shareholders or their affiliates also provide or oversee development services to our data centers, we may face risks associated with any third-party contractor such as delays, quality or cost issues. In addition, we may be or may become obliged to finance such entities that also have other minority shareholders, or face disputes with other minority shareholders which could negatively impact our operations at the relevant data center and our reputation. These risks do not affect our ability to retain majority control and consolidate these subsidiaries.

As a result, although we hold a majority ownership and nominate the majority of the board members and commissioners, certain protective matters relating to our Indonesian operations require the minority shareholder’s consent, which may limit our flexibility or delay strategic initiatives. In addition, in Indonesia the shareholders’ agreement and related documents contain provisions relating to our potential listing and share swap rights in favor of the minority shareholder. Under such provisions, upon the listing of our shares (or ADSs representing our shares) on a stock exchange, the minority shareholder has the contractual right, within a specified period following such listing, to require the swap of its shares in the Indonesian holding company in exchange for our ordinary shares, with the exchange ratio determined based on the 30-day volume weighted average price of our listed securities and the fair market value of the minority shareholder’s shares in the Indonesian holding company as determined by an independent valuer, or, at our election, a cash payment of equivalent value. If the minority shareholder exercises such exchange right and we do not elect to make a cash payment, such issuance could result in dilution to our shareholders and affect our post-listing ownership and capital structure. Similarly, although we hold a majority ownership and nominate the majority of the board members, certain protective matters relating to our Finnish operations require the consent of our minority shareholder, which may limit our flexibility or delay strategic initiatives.

We may be adversely affected by regulations or standards related to climate change and other regulations.

Many countries and states have increasingly taken a more proactive approach on sustainability through the adoption of regulations that oblige corporations to make disclosures on their corporate sustainability efforts through mandatory reporting and to decarbonize their operations and supply chain. It is possible that compliance with the sustainability-related regulations and directives will require us to re-evaluate and make changes to our current operations and our supply chain. We may incur incremental costs to enhance our internal systems to collect the data needed to meet these regulatory requirements, including attestation standards. Tightening climate regulations, carbon pricing, and evolving energy standards could impact our business and industry. For instance, compliance with emissions-related laws could raise electricity costs, a major component of our operations, and necessitate investment in low-carbon backup systems or renewable energy sourcing. These changes may increase operating costs and impact our results of operations. Our data centers also rely heavily on water for cooling systems, making them, in the long term, vulnerable to rising water costs driven by climate change, scarcity, and regulatory pressures. In regions such as Southeast Asia and East Asia, increasing frequency of floods and droughts could lead to stricter water allocation policies, higher tariffs or water generation requirements to offset consumption, impacting operational expenses and sustainability targets. We could face transition risks if governments introduce water-use restrictions or penalties for high consumption. Any of the foregoing could materially and adversely affect our business, financial condition, results of operations and prospects.

Increasing scrutiny and changing expectations from our investors, customers and employees with respect to sustainability practices may impose additional costs on us or expose us to new or additional risks. Increased public awareness and concern regarding environmental risks, including global climate change, have resulted and may continue to result in increased public scrutiny of our business and our industry, particularly as data centers consume resources such as power and water.

Investors, customers, employees, regulators and other stakeholders may take increasing interest in Environmental, Social, and Governance (“ESG”) practices. Such practices may be taken into consideration by investors in making their investment decisions, and such investors may not invest in us if they believe that our ESG practices are inadequate or may invest in our competitors if our ESG practices are perceived to be less robust than those of our competitors. A critical part of our strategy is to engineer, build and operate data center infrastructure for our customers while cutting carbon, conserving resources and raising standards. However, we may not meet our ESG commitments and even if we do, the criteria by which companies’ ESG practices are assessed are subject to change, which could impact the viability of our engineering solutions in meeting our goals. We may be subject to heightened scrutiny from stakeholders and other third parties in respect of our ESG performance, and we may be required to undertake costly initiatives to satisfy any new criteria. In addition, our competitors may be perceived as having superior practices, harming our competitive position.

Risks Related to Our Industry and the Macroeconomic Environment

A slowdown in the demand for data center capacity in our current and future markets could adversely affect us.

Our business growth has been and continues to be driven by significant demand in our target markets. Our customers’ demand for data center capacity could decrease due to a number of factors, including:

•	a reduction in the adoption of AI or cloud penetration;

•	advances in technology which reduce demand for data center power or capacity;

•	reduced hyperscalers’ capital expenditures on digital infrastructure; and

•	changes in political or regulatory conditions.

To the extent that any of these or other adverse conditions occur, they could impact market demand and pricing for our services, which, in turn, could materially and adversely affect our business, financial condition, results of operations and prospects.

Furthermore, even if general industry demand remains stable, customer demand in our markets could decrease and customers could choose other markets instead of our markets. Demand in our markets may also be driven by supply constraints in other areas, such as in the United States. If such supply constraints ease, demand in our markets could decrease and materially and adversely affect our business, financial condition, results of operations and prospects.

We are exposed to risks associated with the rapid adoption of AI, alternative and other technologies, including uncertainties in infrastructure demand, investment returns and the regulatory environment.

We have made, and continue to make, significant investments to support the explosively growing demand for AI, including generative AI, which are driving increased requirements for high-performance computing infrastructure. The growth of such technologies has been a significant driver of our growth. While we believe this trend supports long-term demand for our services, the rapid development and evolving nature of AI technologies present several risks and uncertainties that could adversely affect our business, financial condition, results of operations and prospects. The pace and sustainability of this demand are inherently uncertain and subject to change. There can be no assurance that the current trajectory of AI-driven growth will continue, or that such momentum will be sustained over the long term, as there could be shifts in technology trends, changes in customer preferences, regulatory developments, or a slowdown in AI adoption.

The technical and engineering future direction of the data center industry is underpinned by the rapid development of microprocessors, the associated hardware architecture and the way such architecture is scaled at boards, racks, data halls, facilities, campuses and between campuses. Multiple, different and competing technologies made by different technological companies create very different processing, power, cooling and space outcomes that are difficult for us to predict. While these technologies are at various stages of development, it is challenging to develop standardized data center solutions which will meet future demand for these technologies, particularly given that the technologies are developed by different developers, which could create challenges in meeting future demand.

Although we anticipate that AI adoption will continue to be a key driver of data center demand in the jurisdictions where we operate, there can be no assurance that our investments to support AI workloads will achieve the expected return. AI development and deployment involve a range of risks, including potential misuse by third parties, intellectual property infringement, the generation of inaccurate or harmful content, bias or discrimination in algorithmic outcomes, privacy breaches and cybersecurity vulnerabilities. As a provider of data center infrastructure, we may have limited visibility into, or control over, how our infrastructure is used by customers deploying AI technologies, which could expose us to legal or reputational risks. Moreover, demand for AI infrastructure could be negatively impacted by broader industry developments, including a slowdown in AI adoption, public backlash or ethical concerns regarding automation, unfavorable changes in regulations, or a reduction in overall cloud and digital transformation initiatives. In such cases, demand for our services could decline, resulting in underutilization of capacity and lower returns on investment. AI-related workloads also require specialized infrastructure, including high power density, advanced cooling systems and efficient resource utilization. Meeting these technical requirements may involve significant capital expenditures to upgrade existing facilities or construct new data centers purpose-built for AI applications. There can be no assurance that customer demand will justify these investments or that we will be able to recover these costs through pricing.

Furthermore, AI technologies remain at an early stage of regulatory oversight. Laws and related enforcement practices are still developing, and future regulatory actions could impose additional compliance obligations on us or our customers, restrict certain uses of our infrastructure, or result in fines, penalties or reputational damage. Additionally, the rapid pace of innovation in AI hardware and software standards may lead to sudden and significant shifts in customer requirements, as customers seek to adopt the latest technologies to maintain competitiveness. This could require us to make substantial and unanticipated investments in new infrastructure, equipment, or technical capabilities to accommodate evolving customer needs, and the failure to adapt quickly to such changes may result in the loss of existing customers or the inability to attract new business.

As such, while we believe the continued adoption of AI technologies presents a significant long-term opportunity, the associated legal, regulatory, operational and competitive risks could materially and adversely affect our business, financial condition, results of operations and prospects.

We may not be able to compete effectively against our current and future competitors.

We operate in a competitive industry. Our primary competition comes from other hyperscale data center providers, though we may also face competition from various other types of data center solution providers for certain services. See “Business—Competition.” If competitors offer more attractive solutions, we may lose business opportunities, which could adversely impact our prospects. Due to the limited pool of global hyperscalers and the market demand, our customers or potential customers may also have relationships with our competitors, making it more difficult for us to win new business.

There are multiple points of competition in our industry. Competition may be on the basis of reputation and track record, the depth of relationships with customers, speed of data center delivery, pricing and cost, availability of data center space, ability to identify and secure access to powered land and access to utilities including power and water, quality of service, technical expertise, security, reliability, functionality, breadth and depth of services offered, geographic coverage, financial strength and ability to access financing. Some of our current and future competitors may have greater financial resources, a larger geographic footprint, a longer operating history, better brand recognition or may be a preferred partner for stakeholders for other reasons.

In addition, a number of other data center developers utilize prefabricated modules in their data center development. New entrants, or existing developers who use other methods, may also adopt the utilization of prefabricated modules. This could have the effect of increasing competition for equipment and services, particularly for the services of module integrators and supplies of long lead equipment. This could increase our costs, create challenges for us in sourcing and integrating equipment and erode our competitive advantage.

We could be negatively impacted by pricing pressure in our industry or if we fail to accurately price our services.

A buildup of new data centers or reduced demand for data center services could result in an oversupply of data center capacity in a particular market. Excess data center capacity could lower the value of data center services, putting downward pressure on prices. In particular, hyperscale customers often possess considerable bargaining power and leverage economies of scale to negotiate lower rates, longer payment terms, or other commercial concessions. Although we strive to maintain or improve pricing in our customer contracts, there can be no assurance that we will be able to sustain our historical pricing levels. A sustained decline in pricing for our data center services, including upon any customer contract renewal, could significantly impact our revenue growth, gross margins, and return on invested capital, particularly given the high fixed cost structure and capital intensity of our business.

Our pricing requires us to undertake significant projections and planning related to capital expenditure and operating costs. Although most of our contracted capacity is subject to inflation escalators, we have entered into customer contracts which do not contain such escalators, which could negatively impact our cash flows and margins. While we believe our past project experience helps to reduce the risks associated with estimating, planning and performing under our contracts, we bear the risk of failing to accurately estimate our projected costs given that our contracts are long-term contracts. Any failure to accurately estimate the resources and time required for a project, or any other factors that may impact our costs, could adversely affect our business, financial condition, results of operations and prospects.

We could be negatively impacted if supply constraints ease.

We believe one of our competitive advantages against the backdrop of a fast-growing industry has been our ability to procure resources and supplies of long lead-time components while our industry faces constraints. This has allowed us to deliver high-specification facilities at speed and has enabled us to serve these customers reliably and at scale. However, if such constraints in our industry ease and more resources and supplies readily become available, our competitors may have their time to build reduced, eroding our competitive advantage and harming our growth prospects.

Economic uncertainties, including inflation, may adversely affect us.

Inflation in recent years has impacted various aspects of our business. Rising prices for materials related to our data center construction and our data center offerings, energy and gas prices, as well as rising wages and benefits costs negatively impact our business by increasing our operating costs. In particular, oil prices have increased and been subject to volatility as the armed conflict in the Middle East has continued and remains volatile, impacting global inflation and to a certain extent, our costs. In addition, our customers may also be negatively impacted by inflation and economic conditions. Our customers could face increased costs or financial difficulties and may have difficulty paying us, take cost cutting measures and scale back their operations, reducing their commitments to us. We may also be required to make allowances for doubtful accounts and our results would be negatively impacted. Our sales cycle could also be lengthened if customers reduce spending on, or delay decision-making with respect to, our services, which could adversely affect our revenue growth and our ability to recognize revenue. We could also experience pricing pressure as a result of economic conditions if our competitors lower prices and attempt to lure away our customers with lower cost services. Customers, suppliers and/or partners filing for bankruptcy could also lead to costly and time-intensive actions with adverse effects, including greater difficulty or delay in accounts receivable collection.

If economic conditions negatively affect capital markets, our ability to access the capital markets may be severely restricted at a time when we would like, or need, to do so, which could have an impact on our flexibility to pursue additional expansion opportunities and maintain our desired level of growth in the future. Our efforts to mitigate the risks associated with these adverse conditions may not be successful and our business, financial condition, results of operations and prospects could be materially and adversely affected.

In addition, economic uncertainties could lead to political instability, including strikes, demonstrations, protests, marches or other types of civil disorders. These instabilities and any adverse changes in the political environment could impact the growth of AI and our industry as a whole.

Our prospects could be materially and adversely affected by geopolitical events and political tensions, including the ongoing armed conflicts in the Middle East and other regions.

Geopolitical events, including the ongoing war in the Middle East, the war between Russia and Ukraine, trade wars, protectionism and other tensions could negatively affect our growth, and in particular our supply chain. The impact and resolution of such events remain uncertain. On February 28, 2026, the United States and Israel commenced airstrikes on Iran, and the conflict, including retaliatory strikes, evolved to impact a number of Middle Eastern countries. The conflict, related threats regarding closure of the Strait of Hormuz and reports of ongoing discussions between the parties or the ceasing thereof have significantly impacted oil prices, leading to increased prices and volatility. Fluctuations in oil prices could make it difficult for us to manage our operating and power costs, and may also impact our ability to procure supplies and other items necessary for development and operations of data centers on commercially acceptable terms. Such fluctuations could in turn impact pricing with customers and suppliers and our foreign currency risks. In addition, Iranian drone strikes impacted data centers in the UAE and Bahrain, increasing the risk that such facilities could become direct targets for state or non-state actors based on the country of origin of their customers or perceived associations with the U.S. government or military. The length and resolution of the conflict remain uncertain, and the impact of the recent conflict on broader market conditions, energy prices, economic and political conditions remains uncertain. Disruptions to air and sea transport and shipping could negatively impact our supply chain and human resources. Moreover, actual or proposed U.S. tariffs and potential counter tariffs have contributed to uncertainties regarding international trade, and although we primarily source our long lead-time components from China and Europe, these tensions could lead to changes in governmental policies and customer preferences, impacting our supply chain. Our costs may increase and we could experience supply chain disruption. If we are unable to effectively manage these developments, our business, financial condition, results of operations, and prospects could be materially and adversely affected. Moreover, changes in export regulations regarding technologies could impact our customers’ deployment strategies and as a result, adversely impact our business.

In addition, there have been increased regulatory restrictions in recent years, including strengthening U.S. restrictions on trade and investment in strategic sectors. On October 30, 2025, several members of the U.S. Congress issued a letter to the U.S. Department of Commerce recommending that the Office of Information and Communications Technology and Services (“OICTS”) of the Department of Commerce investigate and restrict adversary products in certain critical and emerging industries to protect the U.S. market from technology threats. The letter included a list of multiple industries requested to be evaluated for action by OICTS, including among others, AI infrastructure, with our Company being alleged to be a China-linked company operating in the AI sector. Although we are not aware of any OICTS actions resulting from this letter, we and the entire data center sector could be subject to increased scrutiny or regulation in the future. Even if no further regulations are imposed, the uncertain environment and potential for future changes could impact our decision-making in terms of which markets to target for future growth and our reputation among U.S. hyperscalers. Moreover, the ongoing geopolitical tensions could potentially impact the business of our largest customer, a global technology company with a leading short-form video platform serving a worldwide audience. Although we do not believe such tensions would impact our existing contractual arrangements with our largest customer, there is a risk that such tensions could impact future deployments. From time to time, the United States and other jurisdictions impose sanctions, export controls, and other trade restrictions on certain companies, industries, and jurisdictions. If our largest customer were to become subject to any such restrictions, its growth prospects may be adversely affected, thereby resulting in reduced demand for our data center services. In addition, if as a result of regulatory scrutiny, we are restricted or prohibited from supplying services to any of our customers, our relationship with such customer would be adversely affected and our business, financial condition, results of operations and prospects would be negatively impacted.

On October 28, 2024, the U.S. Department of the Treasury (“Treasury”) issued a final rule on outbound investment (the “Final Rule”), which became effective January 2, 2025. The Final Rule imposes investment prohibition and notification requirements on U.S. persons for a wide range of investments in entities associated with Chinese mainland, Hong Kong and Macau that are engaged in certain specified “Covered Activity” relating to three sectors: (i) semiconductors and microelectronics, (ii) quantum information technologies, and (iii) AI systems, collectively defined as “Covered Foreign Persons.” U.S. persons subject to the Final Rule are prohibited from making, or required to report, certain investments in a Covered Foreign Person (subject to certain exceptions for passive investments in publicly traded securities). Importantly, the Final Rule excludes some investments from the scope of covered transactions, including those in publicly traded securities listed on a securities exchange. We do not believe we are a Covered Foreign Person under the Final Rule, because we do not engage in any Covered Activity (as defined in the Final Rule) or otherwise meet the definition of Covered Foreign Persons provided in the Final Rule. While we believe that our position is correct, the interpretation and enforcement of the Final Rule is subject to the sole discretion of Treasury. If we were deemed a “Covered Foreign Person” (as defined in the Final Rule), U.S. persons or U.S. parents of non-U.S. persons would need to assess whether their investments in our equity interests are prohibited or would require them to file a notification with Treasury pursuant to the Final Rule. In addition, there is a possibility that our ability to raise capital or contingent equity capital from U.S. investors could be limited or eliminated after this offering due to different guidance being issued by Treasury, potential amendments to the Final Rule, or the introduction of additional laws or regulations. For example, the Trump administration has indicated that the policies underlying the Final Rule are under review and that it may expand the regulations. In addition, the Comprehensive Outbound Investment National Security Act of 2025 (the “COINS Act”), which was recently signed into law, requires the adoption of implementing regulations, which will supersede the Final Rule, and the content of these new regulations is presently uncertain. If our ability to raise such capital is significantly and negatively affected by these developments, it could be detrimental to our business, financial condition and prospects. Changes to the publicly traded securities exception or other aspects of the Final Rule or the COINS Act could prohibit the purchase or trading of our ADSs by U.S. persons, impose new notification or other regulatory requirements, or make our ADSs less attractive to certain investors.

Risks Related to Our Regulatory Environment and Other Legal Matters in the Geographic Markets in Which We Operate

Changes in the regulatory, political and economic policies of the geographic markets in which we operate may adversely affect us.

We operate our business in certain markets in the Asia Pacific region and Europe, and we intend to expand our business in such regions. Our data center operations are subject to extensive and evolving government regulation and policy across the jurisdictions in which we operate and plan to expand. Digital infrastructure is increasingly viewed as strategically sensitive or as critical information infrastructure and has increasingly been subject to evolving national security, foreign investment, and regulatory frameworks. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in these markets.

In a number of our markets, governments continue to play a significant role in regulating industry development by imposing industrial policies. Some local governments also exercise significant control over the economic growth and public order in their respective jurisdictions through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policies, and providing preferential treatment to particular industries or companies. Governmental actions to control inflation and other policies and regulations have often involved, among other measures, price controls, currency devaluations, capital controls and limits on imports.

Changes in political, regulatory, fiscal, trade, environmental, energy, land use, zoning, tax, data protection, cybersecurity, or foreign investment policies—whether at the national, regional, or local level—could materially and adversely affect our business, financial condition, and results of operations. Governments may impose new or more stringent regulations affecting the construction, development, ownership, operation, and expansion of data centers, including permitting requirements, environmental impact assessments, energy efficiency standards, water usage restrictions, renewable energy mandates, carbon taxes, zoning restrictions or limits on power availability. Data center operations in various jurisdictions have in recent years been subject to increasing political scrutiny and in some cases community opposition, increasing the potential for changes in regulatory regimes. Such regulations could increase our development and operating costs, delay or prevent the completion of projects currently under construction or in our development pipeline or limit our ability to expand capacity in certain markets. Government authorities, legislative bodies, or regulators may review, delay, condition, or deny approvals, permits, licenses, or other authorizations required for our projects, or impose additional compliance obligations that increase costs and complexity. Regulatory regimes applicable to our data centers in some jurisdictions are subject to interpretation and implementation by relevant authorities, creating uncertainty in their application. Such actions could materially delay project timelines, reduce expected returns, or prevent us from entering or expanding in certain markets.

In addition, changes in laws or policies governing data localization, cross-region data transfers, cybersecurity, privacy, or national security may affect our customers’ ability or willingness to use our facilities, particularly given that in some cases we use a cross-region hub-and-spoke model. Governments may also adopt policies that favor domestic operators, restrict foreign ownership or investment, impose licensing or approval requirements, or increase scrutiny of foreign-owned infrastructure, including data centers. Any such measures could require us to restructure our operations, divest assets, form joint ventures or exit certain markets.

Any of the foregoing could materially and adversely impact our business, financial condition, results of operations and prospects.

Community and political opposition and other stakeholder actions relating to data-center projects could materially and adversely affect our business and prospects.

The development and operation of data centers have increasingly attracted scrutiny and opposition from, among others, local communities, environmental organizations, politicians and other stakeholders and parties.

Such scrutiny and opposition may relate to, among other matters, electricity and water consumption, effects on utility costs and grid capacity, greenhouse-gas emissions, land use, noise, traffic, visual impact, tax or other incentives and strain on local infrastructure. In addition, even where data center projects have not directly or negatively impacted any of the foregoing, negative perceptions about data center projects generally could impact public and stakeholder attitudes toward data centers. Community groups and other stakeholders have and may continue to participate in public consultations, organize protests or advocacy campaigns, seek moratoriums or changes to zoning and permitting requirements, file administrative appeals or legal challenges, or request additional environmental or social-impact assessments. For example, in late September 2026 there were protests at or around the Nongsa Digital Park in Batam expressing discontent over water shortages in the local community, highlighting local infrastructure challenges. Scrutiny of and opposition to data centers could impact political attitudes and policies, which in turn could cause governmental authorities to delay, condition, withdraw, withhold or deny required approvals, permits, utility connections or other authorizations. They could also require changes to project location, design, construction methods, cooling technology or operating practices. As a result, we could experience delays in construction or commencement of operations, increased development and capital costs, impairment of project economics, reputational harm or the abandonment of planned projects. We cannot assure you that our stakeholder-engagement efforts will resolve community concerns or prevent opposition to our existing or future projects, and any such opposition could materially and adversely affect our business, financial condition, results of operations and prospects.

Government regulation related to our business or that of our customers, suppliers or other parties who work with us or failure to comply with laws and regulations may adversely affect our business.

Various laws and governmental regulations globally governing internet-related services, related communications services, and information technologies remain largely unsettled, even in areas where there has been some legislative action. In particular, the regulatory landscape for AI is evolving and uncertain, with governments around the world considering or enacting new laws addressing AI safety, data localization, and the ethical use of AI technologies. For example, there may be forthcoming regulation in areas of regulating the responsible use of AI, such as the EU Artificial Intelligence Act which came into effect in 2024 and the introduction of heightened measures to be adopted with respect to cybersecurity, operational resilience, data privacy, sustainability, taxation and data security, any of which could impact us and our customers.

In countries where there are shortages of power, land and water resources, local governments have and/or will be imposing more stringent regulations and requirements. New builds and further expansion of data center operations in such markets are increasingly being evaluated and approvals (where required) may only be granted where a data center operator is not only able to demonstrate that it is efficient in its use of energy and water but also that its operations have and/or will bring significant environmental, economic and social benefits to the country and the local community. For example, Spain recently issued a draft royal decree proposing requiring new data centers of over 1 MW capacity to source at least 80% of their hourly electricity consumption from renewable generation. The proposals would apply to pending applications and to holders of permits already granted whose facilities have not yet been connected to the grid. Although the proposed requirements have not yet been implemented, we could encounter challenges complying with the new requirements or new requirements in the future, which could materially and adversely affect our development and growth prospects.

Government limitations or moratoriums placed on data center construction in a given market may also negatively impact our ability to expand according to our plans. For example, Singapore imposed a moratorium on the construction of new data centers between 2019 and 2022.

As these laws evolve, they can be subject to varying interpretations and regulatory discretion. To the extent a regulator or court disagrees with our interpretation of these laws and determines that our practices are not in compliance with applicable laws and regulations, we could be subject to civil and criminal penalties that could adversely affect our business operations. We might also face legal liability or reputational harm if any of our customers engages in misconduct. Moreover, substantial resources may be required to comply with regulations or bring any non-compliant business practices into compliance with such regulations.

In addition, as we develop data centers in new markets and across multiple jurisdictions, we and our contractors are required to comply with laws related to labor and employment. Our contractors often use foreign laborers in the construction and expansion of our data centers. If we or our contractors fail to comply with such laws and regulations, we or they could be subject to employee and contractor claims, fines or other penalties, and our development activities could be adversely impacted. Furthermore, we or our contractors may face difficulty in hiring foreign laborers at our sites due to restrictions on the usage of foreign labor. Furthermore, as we expand into new markets and jurisdictions, we are subject to new and potentially evolving tax regimes which could increase our tax expenses or liabilities.

In certain jurisdictions where we operate, we rely on licenses, permits and approvals to run our business. See “Regulation” for further details on applicable licenses. Failure to obtain, maintain, or renew necessary licenses, permits, or approvals in any jurisdiction could result in government penalties, loss of business, or forced cessation of operations in affected areas. Even if such approvals are eventually granted, delays could significantly disrupt development activities.

Our business must be conducted in compliance with applicable economic sanctions, trade sanctions and anti-bribery and anti-corruption laws and regulations, including but not limited to those administered and enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the U.S. Department of Justice and the United Nations Security Council; as well as export control and import control laws and regulations, such as the U.S. Export Administration Regulations administered by the U.S. Department of Commerce, and the U.S. Customs and Border Protection regulations. Economic sanctions and export control laws and regulations may prohibit or restrict transactions, including the shipment of certain products and services, to embargoed, sanctioned or restricted countries, governments, and persons, as well as shipments for certain end uses (e.g., military end uses). Complying with sanctions and export controls laws and regulations may be time-consuming and result in the delay or loss of revenue opportunities. Enforcement activity in these areas has increased, and violations can result in severe civil and criminal penalties and restrictions on our business. Because sanctions lists change frequently and our compliance measures may be insufficient, any failure to adhere to these laws could significantly harm our reputation, business, financial condition, results of operations, and prospects.

U.S. export control laws and regulations, including the various lists administered by the Bureau of Industry and Security (“BIS”), are subject to change from time to time, and any such changes may occur without prior notice. For example, in January 2025, the Bureau of Industry and Security issued an interim final rule introducing export controls on certain advanced computing integrated circuits (“IC”) and on model weights for certain advanced closed-weight AI models (the “AI Diffusion Rule”). BIS has since rescinded the AI Diffusion Rule and instead issued regulatory guidance on advanced computing ICs. In January of 2026, the U.S. House of Representatives passed the Remote Access Security Act, which would amend the Export Control Reform Act of 2018 to authorize the extension of export controls to the “remote access” of items subject to the EAR. Although we generally provide infrastructure for such software and equipment rather than the equipment itself, these legislative proposals, should they go into effect, could affect the demand for our data centers or expand to cover the services that we provide. We cannot predict which (if any) of these proposals (or similar proposals) may be adopted or, if they were adopted, provide any assurance that they would not have a material adverse effect upon our business, our ability to serve existing or future customers, or our results of operations.

Failure by our customers, employees, representatives, contractors, partners, agents, intermediaries, or other third parties to comply with applicable laws and regulations could have negative consequences to us, including reputational harm, government investigations, loss of export privileges and penalties. Any failure by us or our suppliers, customers or other third parties who work with us to comply with applicable anti-money laundering (“AML”), antiterrorism, anti-bribery, export controls, economic and trade sanctions laws and regulations, including retaliatory measures and blocking statutes, could lead to significant penalties and damages to our reputation. We and our suppliers, customers or other third parties are also subject to various anti-terrorism and economic and trade sanctions laws and regulations. If we fail to comply with AML, anti-terrorist, export controls and economic and trade sanction laws and regulations, we may be subject to fines, enforcement actions, regulatory sanctions, additional compliance requirements, increased regulatory scrutiny of our business, or other penalties levied by regulators, and damages to our reputation, all of which may adversely affect our business operations, and results of operations. In addition, if our suppliers, customers or other third parties who work with us fail to comply with applicable laws and regulations, it could disrupt our services and could result in potential liability for us and damage our reputation.

As data security and data privacy laws and regulations involve uncertainties, any non-compliance with such laws and regulations may subject us to fines and/or other sanctions which may have a material adverse effect on us.

The cross-region transfer of data raises data security concerns for the governments in jurisdictions where we operate and the companies who are our customers and suppliers. Our ability to develop profitable data centers is dependent on acceptance and implementation of a data management framework and cross-region flows transferring data across borders primarily by our customers. In the ordinary course of business, we do not access, handle or take responsibility for our customers’ data. There can be no assurance that a data management framework will be fully accepted by market participants such that cross-region transfer of data will no longer raise data privacy concerns, which may affect our business and industry and ultimately demand for data centers by our customers in our markets.

Furthermore, as we operate across multiple jurisdictions, and as existing laws and regulations regarding data security involve uncertainties, we cannot assure you that we will be able to comply with such laws and regulations on commercially acceptable terms or at all, and we may be ordered to rectify or terminate any actions that are deemed illegal by regulatory authorities. We may also become subject to fines and/or other sanctions which may have a material adverse effect on our business, financial condition, results of operations and prospects.

The regulatory environment in Europe is complex and stringent. Failure to timely and successfully navigate any such complex regulatory requirements may adversely affect our ability to develop, deliver and operate data centers on the expected timeline and within budget.

Our ability to successfully develop, construct and commence operations of data centers in Greater Helsinki, Finland and Zaragoza, Spain and potentially other markets in Europe, depends on obtaining and maintaining a wide range of approvals, permits, licenses and other governmental authorizations. European jurisdictions generally maintain complex and evolving regulatory frameworks governing land use, zoning, environmental protection, climate and sustainability requirements, energy efficiency, labor and employment matters, health and safety standards, utility connections, construction activities and community engagement. For example, in Finland, data center projects may require environmental impact assessments, environmental permits and emissions trading obligations depending on the output of reserve power generators, as well as building permits typically based on local detailed plans that may need to be adopted or amended by the relevant municipality. In Spain and other European markets, similar permitting and environmental compliance obligations may apply. Spain recently issued a draft royal decree proposing requiring new data centers of over 1 MW capacity to source at least 80% of their hourly electricity consumption from renewable generation. The proposals would apply to pending applications and to holders of permits already granted whose facilities have not yet been connected to the grid. Regulatory requirements are often subject to interpretation by multiple governmental authorities at the local, regional, national and, in some cases, European Union levels, which may result in lengthy review processes, additional conditions being imposed on projects, or inconsistent regulatory outcomes. In addition, EU-wide regulatory frameworks impose additional compliance obligations on our European operations that may increase costs and complexity and require us to adapt our operational and compliance frameworks.

The development of data centers in Europe has increasingly attracted scrutiny from regulators, local communities, environmental organizations and other stakeholders due to concerns relating to energy consumption, greenhouse gas emissions, water usage, land use, noise, traffic congestion, visual impact and strain on local infrastructure. Data center operations in various jurisdictions have in recent years been subject to increasing political scrutiny and in some cases community opposition, increasing the potential for changes in regulatory regimes. Governments may impose new or more stringent regulations affecting the construction, development, ownership, operation and expansion of data centers, including permitting requirements, environmental impact assessments, energy efficiency standards, water usage restrictions, renewable energy mandates, carbon taxes, zoning restrictions or limits on power availability. For example, certain European jurisdictions have in the past imposed moratoriums or other restrictions on new data center construction. As a result, projects may be subject to public consultation processes, administrative appeals, legal challenges, objections from community groups or requests for additional environmental and social impact assessments. Government authorities, legislative bodies or regulators may review, delay, condition or deny approvals, permits, licenses or other authorizations required for our projects, or impose additional compliance obligations that increase costs and complexity. Such actions may significantly delay permitting and construction activities, require modifications to project engineering, increase capital expenditures or, in certain cases, prevent projects from proceeding altogether.

In addition, European labor and employment laws, including those relating to workforce safety, collective bargaining arrangements, contractor oversight, employee protections, working time requirements and staffing obligations, are generally more stringent than in our existing markets and may increase the cost and complexity of construction and operations. We had not historically been party to any collective bargaining agreements with our employees; however, as we have expanded our operations in Europe, we have entered into a collective bargaining agreement in Spain and may in the future enter into similar agreements in line with local market practice and labor laws. Compliance with health and safety regulations may require additional procedures, inspections, certifications, workforce training and remediation measures that could extend development timelines and increase operating expenses. Shortages of qualified labor, labor disputes, strikes or changes in labor regulations could further impact project schedules and costs. Furthermore, in certain European jurisdictions, restrictions on the acquisition of property by non-EU or non-EEA entities may apply, which could require us to obtain governmental approvals, including from defense or security authorities, in order to purchase land or other real property for our data center developments, adding cost and delay to the process.

Any failure to obtain, renew or maintain required permits and approvals on acceptable terms, comply with applicable regulatory requirements, or successfully address stakeholder concerns could result in delays in construction, postponement of commercial operations, fines, penalties, litigation, operational restrictions or the suspension of projects. Such delays may adversely affect our ability to meet customer commitments, achieve anticipated revenue growth, realize expected returns on invested capital or execute our business strategy. In addition, changes in laws or policies governing data localization, cross-border data transfers, cybersecurity, privacy or national security in European jurisdictions may affect our customers’ ability or willingness to use our facilities. Governments may also adopt policies that favor domestic operators, restrict foreign ownership or investment, impose licensing or approval requirements or increase scrutiny of foreign-owned infrastructure, including data centers. Any such measures could require us to restructure our operations, divest assets, form joint ventures or exit certain markets. If one or more of our data center projects experiences significant delays or cost overruns due to regulatory, environmental, labor, health and safety or community-related issues, our business, financial condition, results of operations and prospects could be materially and adversely affected.

We have limited ability to protect our intellectual property rights, and are subject to the risk that we could be alleged to have infringed intellectual property rights of others.

Our methodologies, engineering solutions, practices, know-how and technical expertise we utilize in engineering, developing, delivering and maintaining our data centers are generally not protected intellectual property rights. We have applied to register intellectual property rights with respect to certain trademarks and engineering solutions and there can be no assurance that we will be successful in such registration or that any such registration, or future applications for registration, will successfully protect our registered intellectual property rights. We work with a limited number of module integrators and share certain engineering solutions and other information with them to facilitate development of our data centers. In addition, for our ongoing collaboration we and module integrators may jointly develop and share certain intellectual property rights. There can be no assurance that module integrators and their employees will not use our engineering solutions, information or jointly developed intellectual property for their benefit or the benefit of others, including our competitors. To the extent our intellectual property rights are appropriated or misused by third parties, our business, competitive position and reputation could be materially and adversely affected. We are also subject to the risk of litigation alleging infringement of third-party intellectual property rights, including those of our customers. Assertions of infringement of intellectual property or misappropriation of confidential information against us, if successful, could have a material adverse effect on our business, financial condition and results of operations. Protracted litigation could also result in existing or potential customers deferring or limiting their use of our services until resolution of such litigation is reached. Even if such assertions against us are unsuccessful, they may cause us to lose existing and future business and incur reputational harm and substantial legal fees.

We face risks related to compliance with anti-corruption laws and anti-bribery laws.

We operate our business in a number of jurisdictions and are thus subject to relevant laws and regulations related to anti-corruption, including but not limited to the U.S. Foreign Corrupt Practices Act (“FCPA”), which prohibit bribery to government officials that work for government agencies, state / government owned or controlled entities, as well as bribery to non-government entities or individuals, and requires accurate books and records and appropriate internal accounting controls, in the jurisdictions where we operate. Our operations and expansion projects require us or our employees to communicate and interact with, and engage third parties who interact with, various government stakeholders or state-owned or linked enterprises, including utilities and telecommunications providers. In addition, one of our shareholders is a sovereign wealth fund that is also a minority investor in one of our data centers in Indonesia. These factors put us and our representatives in frequent contact with persons who may be considered “foreign officials” under the FCPA, resulting in an elevated risk of potential FCPA violations. The significant majority of our current operations and resources under development and construction are situated in jurisdictions in Southeast Asia, where we believe we are subject to heightened risks regarding compliance with local anti-corruption laws, including risks related to commercial bribery involving employees and third-party contractors or intermediaries, and related governmental investigations or inquiries in connection with procurement, construction and other commercial activities involving third parties. If we, our employees, our business partners or third parties acting on our behalf are found not to be in compliance with the FCPA and other applicable anti-corruption laws governing the conduct of business with government entities, officials or other business counterparties, we and such relevant third parties may be subject to criminal, administrative, and civil penalties and other remedial measures, which could have an adverse impact on our business, reputation, financial condition, results of operations and prospects. The FCPA generally prohibits companies and any individuals or entities acting on their behalf from offering or making improper payments or providing benefits to foreign officials for the purpose of obtaining or keeping business or other advantages, along with various other anti-corruption laws, and can also subject us to liabilities under the accounting provisions. Our existing policies prohibit any such conduct. We are also in the process of implementing additional policies and procedures and providing training designed to ensure that we, our employees, business partners and other third parties comply with applicable anti-money laundering and anti-corruption laws and regulations and the FCPA. There is, however, no assurance that such policies or procedures will work effectively in all instances or protect us against liability under the FCPA or other anti-corruption laws. There is no assurance that our employees, business partners and other third parties will always comply with our policies and procedures. We could be held liable for actions taken by our employees, business partners and other third parties with respect to our business or any businesses that we may acquire. Any investigation of any potential violations of the FCPA or other anti-corruption laws by U.S. or foreign authorities could adversely impact our reputation, cause us to lose customers and access to facilities and telecommunications resources, and lead to other adverse impacts on our business, financial condition, results of operations and prospects.

Our business operations could be impacted if our customers, suppliers or other third party service providers are added to U.S. and other countries’ sanctions or export control restricted party lists, or if applicable laws or regulations are expanded or modified.

The U.S. Department of the Treasury, Office of Foreign Assets Control, and the U.S. Department of Commerce, Bureau of Industry and Security, as well as regulators in other jurisdictions, maintain and administer the Specially Designated National and Blocked Persons List, the Entity List, and other lists of parties who are subject to U.S. sanctions and export controls restrictions. If a current or prospective customer, supplier, or third party service provider is on or is added to these restricted party lists, we may be restricted or prohibited from doing business with them. For example, two of our existing customers have been added to the list of Chinese Military Companies maintained by the U.S. Department of Defense (the “CMC List”). In addition, our supply chain may from time to time include modular components that are manufactured by entities on the Entity List. Our affiliation with customers, suppliers or other service providers designated on the CMC List or the Entity List may subject us to heightened reputational risks and we cannot assure you that similar restrictions will not escalate in the future, resulting in limitations on our ability to transact with these parties or other parties that become subject to similar designations. Any expansion of the regulatory consequences associated with the CMC List or the Entity List, or any future designation of additional customers, suppliers, or service providers on these or similar lists, could materially and adversely affect our business, reputation, financial condition, results of operations and prospects. The U.S. government and other regulators may also implement new or expanded sanctions or export control laws or regulations that could require us to modify our business practices, limit or terminate relationships with affected customers or counterparties, or otherwise restrict our ability to conduct business.

We may be negatively impacted by future litigation, claims or investigations.

We may become party to, among other things, environmental, commercial, contract, warranty, antitrust, tax, property entitlements and land use, intellectual property, product liability, health and safety, and employment claims. The outcome of any future lawsuits, claims, investigations or proceedings is often difficult to predict and could be adverse and material in amount. In addition to the monetary cost, litigation can divert management’s attention from its core business opportunities. Development of new information in these matters can often lead to changes in management’s estimated liabilities associated with these proceedings including the judge’s rulings or judgments, jury verdicts, settlements or changes in applicable law. The outcome of such matters is often difficult to predict, and unfavorable outcomes could materially impact our results of operations, financial position and cash flows.

Uncertainties with respect to certain legal systems could adversely affect us.

The legal systems in our geographic markets vary from jurisdiction to jurisdiction. Certain jurisdictions, such as Indonesia, Thailand, Finland and Japan, are primarily based on civil law systems grounded in written statutes, while others, including Malaysia, Hong Kong and Singapore, are based on common law principles. Unlike the common law system, prior court decisions under the civil law system may be cited for reference but have limited precedential value.

In emerging or rapidly evolving jurisdictions, the legal and regulatory framework applicable to us and our business may be developing or subject to change. Recently enacted or amended laws and regulations may not sufficiently address all aspects of our commercial, operational or fund-raising activities, and their interpretation and enforcement may involve material uncertainties. For example, in 2023, the China Securities Regulatory Commission promulgated certain rules requiring PRC domestic companies that seek to offer or list securities overseas to fulfill certain filing procedures and report relevant information (the “filing rules”). We believe that we are not required to go through the filing procedures under the filing rules before our ADSs can be listed or offered in the United States. However, as the filing rules were newly published, there are uncertainties as to how they will be interpreted or implemented. The authorities may take a view that is contrary to our understanding, and we cannot assure you that we will be able to get clearance in a timely manner, or at all. Any failure to obtain or delay in obtaining clearance of such approval may result in an order to rectify, warnings and fines against us and could materially hinder our ability to offer or to continue to offer our securities in this offering and any future offerings or any other capital raising activities, and cause the securities being offered to substantially decline in value and become worthless.

Government policies, administrative guidance, or internal rules may not be published on a timely basis or at all and, in some cases, may be applied retroactively. Key regulatory concepts or definitions may be unclear or inconsistently interpreted by different authorities or courts. As a result, the application of certain laws and regulations to our business may be unclear or unsettled, and regulatory authorities and courts may exercise significant discretion in interpreting statutory provisions, contractual arrangements, licensing requirements, or compliance obligations. We may also not always be aware that we are deemed to be in violation of applicable requirements until after enforcement action has been initiated. Administrative or judicial proceedings in these jurisdictions may also be lengthy and costly, diverting management attention and resources.

The ability of our subsidiaries to distribute dividends to us may be subject to restrictions under the laws of their respective jurisdictions.

We are a holding company. Part of our primary internal sources of funds to meet our cash needs is our share of the dividends, if any, paid by our subsidiaries. The distribution of dividends to us from the subsidiaries is subject to restrictions imposed by applicable laws and regulations, including among others, requirements that dividends be paid out of distributable profits or retained earnings. Furthermore, the ability of our subsidiaries to distribute dividends may be contractually restricted in the financing agreements of such subsidiaries. In addition, although there are currently no foreign exchange control regulations which restrict the ability of our subsidiaries in some of our markets to distribute dividends to us, the relevant regulations may be changed and the ability of these subsidiaries to distribute dividends to us may be restricted in the future.

Risks Related to the ADSs and This Offering

An active trading market for the ADSs may not develop and the trading price for the ADSs may fluctuate significantly, which could result in substantial losses to investors.

We have applied to list the ADSs on the Nasdaq Stock Market. Prior to the completion of this offering, there has been no public market for our ordinary shares or the Nasdaq Stock Market, and we cannot assure you that a liquid public market for the ADSs will develop. If an active public market for the ADSs does not develop following the completion of this offering, the market price and liquidity of the ADSs may be materially and adversely affected, and investors may not be able to sell their ADSs at the desired price or at the time that they would like to sell. The initial public offering price for the ADSs is determined by negotiation between us and the underwriters based upon several factors, and we can provide no assurance that the trading price of the ADSs after this offering will not decline below the initial public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The trading price of the ADSs is likely to be volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other Asia Pacific-based companies that have listed their securities in the United States. A number of Asia Pacific-based companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Asia Pacific-based companies’ securities after their offerings may affect the attitudes of investors toward Asia Pacific-based companies listed in the United States in general and consequently may impact the trading performance of the ADSs, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for the ADSs may be highly volatile for factors specific to our own operations, including the following:

•	variations in our revenues, earnings and cash flow;

•	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

•	announcements of new data centers, products and services, and expansions by us or our competitors;

•	changes in financial estimates by securities analysts;

•	detrimental adverse publicity about us, our products and services or our industry;

•	additions or departures of key personnel;

•	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

•	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the ADSs will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could materially and adversely affect our financial condition and results of operations.

Substantial future sales or perceived potential sales of the ADSs in the public market could cause the price of the ADSs to decline.

Sales of the ADSs in the public market after this offering, or the perception that these sales could occur, could cause the market price of the ADSs to decline. All ADSs sold in this offering will be freely transferable without restriction or additional registration under the Securities Act. The remaining ordinary shares issued and outstanding after this offering will be available for sale subject to volume and other restrictions as applicable provided in Rules 144 and 701 under the Securities Act. Although we and [each of our officers, directors and existing shareholders, and holders of our outstanding share incentive awards] have agreed to certain lock-up restrictions, such restrictions may be released prior to the expiration of the lock-up period at the discretion of [the representatives of the underwriters of this offering]. To the extent shares are released before the expiration of the lock-up period and sold into the market, the number of ADSs sold in the market could increase significantly and the market price of the ADSs could decline.

After completion of this offering, certain holders of our ordinary shares may cause us to register under the Securities Act the sale of their shares. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of such registration. Additionally, holders of our equity incentive award, including holders of share options, may choose to sell all or a portion of their shares, or we may raise additional funds through further issuances of equity or equity-linked securities in the public market. Sales of these registered shares in the form of the ADSs in the public market could cause the price of the ADSs to decline.

Our shareholders have certain rights which will survive this offering.

Pursuant to our second amended and restated investor rights agreement, dated December 31, 2025, entered into by and among us and our shareholders, we have granted certain registration rights to holders of our registrable securities. As a result, after completion of this offering, certain holders of our ordinary shares may cause us to register under the Securities Act the sale of their shares, subject to the 180-day lock-up period in connection with this offering. The foregoing could lead to additional freely tradable shares on the market which could impact our trading price and also cause us to incur expenses and potentially divert management attention.

In addition, our post-offering memorandum and articles of association contain provisions granting certain rights to one of our directors that apply after this offering is completed. See “Description of Share Capital—Our Post-Offering Memorandum and Articles of Association.” To the extent that such director’s interests differ from other shareholders, our other shareholders may be disadvantaged by his corporate governance rights.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on a price appreciation of the ADSs for a return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Because the initial public offering price is substantially higher than the net tangible book value per share after giving effect to this offering, you will experience immediate and substantial dilution.

If you purchase the ADSs in this offering, you will pay more for each ADS than the corresponding amount paid by existing shareholders for their ordinary shares. As a result, you will experience immediate and substantial dilution of approximately US$    per ADS, assuming that no outstanding options to acquire ordinary shares are exercised. This number represents the difference between the initial public offering price of US$    per ADS, and our net tangible book value per ADS as of    , after giving effect to this offering. You may experience further dilution to the extent that our ordinary shares are issued upon exercise of any share options. See “Dilution” for a more complete description of how the value of your investment in ADSs will be diluted upon completion of this offering.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding the ADSs, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrades the ADSs, the market price for the ADSs would likely decline. If one or more of these analysts ceases to cover us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for the ADSs to decline.

We expect to incur increased costs and become subject to additional rules and regulations as a result of being a public company, particularly after we cease to qualify as an “emerging growth company.”

Upon completion of this offering, we will become a public company and expect to incur significant legal, accounting and other expenses that we did not incur, and face new challenges which we did not previously face, as a private company as we seek to comply with the rules and regulations and other obligations that will be applicable to us as a public company. For example, as a result of becoming a public company, we have adopted policies regarding internal controls and disclosure controls and procedures. We also expect that operating as a public company will make it more difficult and more expensive for us to maintain or renew director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We expect to incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to the rules and regulations and other obligations applicable to us as a public company, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs. These costs may negatively affect our financial results.

Furthermore, the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq, impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.235 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. After we are no longer an “emerging growth company,” we would no longer take advantage of such reduced reporting and other requirements and as a result we expect to incur additional expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the SEC generally applicable to public companies.

The voting rights of the ADS holders are limited by the terms of the deposit agreement, and you may not be able to exercise your right to vote the underlying ordinary shares.

The ADS holders do not have the same rights as our registered shareholders. As a holder of the ADSs, you will not have any direct right to attend general meetings of our shareholders or to cast any votes at such meetings. You will only be able to exercise the voting rights with respect to the underlying ordinary shares represented by the ADSs indirectly by giving voting instructions to the depositary in accordance with the provisions of the deposit agreement. Under the deposit agreement, you may only vote by giving voting instructions to the depositary. Upon receipt of your voting instructions, the depositary will vote the underlying ordinary shares represented by the ADSs in accordance with your instructions. You will not be able to directly exercise your right to vote with respect to the underlying shares unless you withdraw the ordinary shares and become the registered holder of such ordinary shares prior to the record date for the general meeting.

Under our post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering, the minimum notice period required for convening a general meeting is seven business days. When a general meeting is convened, you may not receive sufficient advance notice to withdraw the shares underlying the ADSs to allow you to vote with respect to any specific matter or resolution to be considered and voted upon at the general meeting. In addition, under our post-offering memorandum and articles of association, for the purposes of determining those shareholders who are entitled to attend and vote at any general meeting, our directors may close our register of members and/or fix in advance a record date for such meeting, and such closure of our register of members or the setting of such a record date may prevent you from withdrawing the underlying ordinary shares represented by the ADSs and from becoming the registered holder of such shares prior to the record date, so that you would not be able to attend the general meeting or to vote directly. If we ask for your instructions, the depositary will notify you of the upcoming vote and will arrange to deliver our voting materials to you. We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for their manner of carrying out your voting instructions. This means that you may not be able to exercise your right to vote and you may have no legal remedy if the shares underlying the ADSs are not voted as you requested. Furthermore, as a Cayman Islands exempted company, we are not obliged by the Companies Act (As Revised) of the Cayman Islands to call shareholders’ annual general meetings, and in your capacity as an ADS holder, you will not have any rights to call or requisition a shareholders’ meeting.

You may not receive dividends or other distributions on our ordinary shares, and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary of the ADSs has agreed to pay you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares the ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. For example, it would be unlawful to make a distribution to an ADS holder if it consists of securities that require registration under the Securities Act but that are not properly registered or distributed under an applicable exemption from registration. The depositary may also determine that it is not practicable to distribute certain property through the mail. Additionally, the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may determine not to distribute such property. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of the ADSs, ordinary shares, rights or anything else to ADS holders. This means that you may not receive distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you. These restrictions may cause a material decline in the value of the ADSs.

You may experience dilution of your holdings due to inability to participate in rights offerings.

We may, from time to time, distribute rights to our shareholders, including rights to acquire securities. Under the deposit agreement, the depositary will not distribute rights to ADS holders unless we indicate that we wish such rights to be made available to ADS holders, and the distribution and sale of rights and the securities to which these rights relate are either exempt from registration under the Securities Act with respect to all ADS holders or are registered under the provisions of the Securities Act. The depositary may, but is not required to, attempt to sell these undistributed rights to third parties, and may allow the rights to lapse. We may be unable to establish an exemption from registration under the Securities Act, and we are under no obligation to file a registration statement with respect to these rights or underlying securities or to endeavor to have a registration statement declared effective. Accordingly, ADS holders may be unable to participate in our rights offerings and may experience dilution of their holdings as a result.

You may be subject to limitations on transfer of the ADSs.

The ADSs are transferable on the books of the depositary. However, the depositary may close its books at any time or from time to time when it deems expedient in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of the ADS holders on its books for a specified period. The depositary may also close its books in emergencies and on weekends and public holidays. The depositary may refuse to deliver, transfer or register transfers of the ADSs generally when our share register or the books of the depositary are closed, or at any time if we or the depositary thinks it is advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association, special resolutions and the register of mortgages and charges, of such companies) or to obtain copies of lists of shareholders of these companies. Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (As Revised) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

Forum selection provisions in our post-offering memorandum and articles of association and our deposit agreement with the depositary bank could limit the ability of holders of our ordinary shares, ADSs or other securities to obtain a favorable judicial forum for disputes with us, our directors and officers, the depositary bank, and potentially others.

Our post-offering memorandum and articles of association provide that, unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) is the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, including the Securities Act and the Exchange Act, regardless of whether such legal suit, action, or proceeding also involves parties other than our company. The deposit agreement provides that the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall have exclusive jurisdiction over any suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement, including without limitation claims under the Securities Act of 1933 arising out of or relating in any way to the deposit agreement. Since the deposit agreement provides that such jurisdiction provision applies to any such legal suit, action or proceeding, including without limitation claims under the Securities Act, such provision would apply also to any such suit, action or proceeding under the Exchange Act. The enforceability of similar federal court choice of forum provisions in other companies’ organizational documents has been challenged in legal proceedings in the United States, and it is possible that a court could find this type of provision to be inapplicable or unenforceable. If a court were to find the federal choice of forum provision contained in our post-offering memorandum and articles of association or the deposit agreement to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions. If upheld, the forum selection clause in our post-offering memorandum and articles of association, as well as the forum selection provision in the deposit agreement, may limit a security-holder’s ability to bring a claim against us, our directors and officers, the depositary, and potentially others in his or her preferred judicial forum, and this limitation may discourage such lawsuits. Our shareholders or the ADS holders will not be deemed to have waived our compliance with the federal securities laws and the regulations promulgated thereunder pursuant to the exclusive forum provision in the post-offering memorandum and articles of association and deposit agreement.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, [most] of our directors and executive officers and the experts named in this prospectus reside outside the United States, and [most] of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, see “Enforceability of Civil Liabilities.”

The post-offering memorandum and articles of association that will become effective immediately prior to the completion of this offering will contain anti-takeover provisions that could discourage a third party from acquiring us and adversely affect the rights of our shareholders and the ADS holders.

We have conditionally adopted the amended and restated memorandum and articles of association that will become effective immediately prior to the completion of this offering, which we refer to as the post-offering memorandum and articles of association. Our post-offering memorandum and articles of association will contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change of control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares, represented by the ADS or otherwise. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected. In addition to the board’s authority to issue preferred shares, our post-offering memorandum and articles of association contain other provisions that may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable. For example, our post-offering memorandum and articles of association establish a classified board divided into four classes, under which the majority of our directors (comprising up to one director appointed by Mr. William Wei Huang and up to six directors appointed by the board itself) are not subject to election or removal by shareholders. Only up to three directors are elected by shareholders, and those candidates must first be approved by a majority of the board. As a result, our shareholders have limited ability to influence the composition of our board of directors. See “Description of Share Capital — Our Post-Offering Memorandum and Articles of Association.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies.

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

•	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•	the sections of the Exchange Act imposing liability for insiders who profit from trades made in a short period of time; and

•	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, press releases relating to financial results, including our quarterly results, and material events will be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

In addition, on June 4, 2025, the SEC issued a concept release seeking public comment on whether to amend the current eligibility criteria for foreign private issuer status under the U.S. securities laws to better balance investor protection and capital formation. This marks the first comprehensive review of the foreign private issuer regulatory framework since 2008 and signals a potential material shift in the foreign private issuer regulatory framework. While no rule changes have been proposed yet, any future amendments could impact our eligibility to qualify as a foreign private issuer.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that, to the fullest extent permitted by applicable law, holders and beneficial owners of the ADSs irrevocably waive the right to a jury trial of any claim that they may have against us or the depositary arising from or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. The waiver continues to apply to claims that arise during the period when a holder holds the ADSs, even if the ADS holder subsequently withdraws the underlying ordinary shares. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

If we or the depositary opposed a demand for jury trial relying on the above-mentioned jury trial waiver, it is up to the court to determine whether such waiver is enforceable considering the facts and circumstances of that case in accordance with the applicable state and federal law.

If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court or by the United States Supreme Court. Nonetheless, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a federal or state court in the City of New York. In determining whether to enforce a jury trial waiver provision, New York courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury.

We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one which is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim, none of which we believe are applicable in the case of the deposit agreement or the ADSs. If you or any other holders or beneficial owners of the ADSs bring a claim against us or the depositary relating to the matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not have the right to a jury trial regarding such claims, which may limit and discourage lawsuits against us or the depositary. If a lawsuit is brought against us or the depositary according to the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may have different outcomes compared to that of a jury trial, including results that could be less favorable to the plaintiff(s) in any such action.

Moreover, as the jury trial waiver relates to claims arising out of or relating to the ADSs or the deposit agreement, we believe that, as a matter of construction of the clause, the waiver would likely continue to apply to ADS holders who withdraw the ordinary shares from the ADS facility with respect to claims arising before the cancelation of the ADSs and the withdrawal of the ordinary shares, and the waiver would most likely not apply to ADS holders who subsequently withdraw the ordinary shares represented by the ADSs from the ADS facility with respect to claims arising after the withdrawal. However, to our knowledge, there has been no case law on the applicability of the jury trial waiver to ADS holders who withdraw the ordinary shares represented by the ADSs from the ADS facility.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the Nasdaq corporate governance listing standards.

As a Cayman Islands exempted company listed on the Nasdaq Stock Market, we are subject to the Nasdaq corporate governance listing standards. However, the Nasdaq rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq corporate governance listing standards. For example, we are not required to have a majority independent board of directors or regularly scheduled executive sessions with only independent directors each year. We are permitted to elect to rely on home country practice to be exempted from the corporate governance requirements. Following this offering, we intend to rely on home country practice to be exempted from certain of the Nasdaq corporate governance listing standards, such as the requirement that our compensation committee and our nomination and corporate governance committee be comprised entirely of independent directors, as well as the requirement for shareholder approvals for our employee share options plans and share issuances in certain situations. If we choose to follow other home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the Nasdaq corporate governance listing standards applicable to U.S. domestic issuers.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary from their currently intended use. The failure by our management to apply these funds effectively could harm our business, financial performance and your investment returns.

If we are a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes for any taxable year, U.S. investors holding ADSs or the ordinary shares will generally be subject to adverse U.S. federal income tax consequences.

In general, a non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50 percent or more of the value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75 percent or more of its gross income consists of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unrecorded intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, gains from the disposition of passive assets, royalties and rents (other than rents treated under the PFIC rules as derived in the active conduct of a trade or business). For purposes of the above calculations, under a look-through rule, a non-U.S. corporation that owns, directly or indirectly, at least 25 percent by value of the equity interests of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation.

Based on the historical, current and anticipated value of our assets, the composition of our income and assets and the expected price of the ADSs in this offering, we do not presently expect to be or become a PFIC for our current taxable year or for foreseeable future taxable years. However, our PFIC status for any taxable year is a factual determination made annually after the close of the taxable year and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year or for any future taxable year. Changes in the composition of our income or assets or the value of our assets (including the value of our goodwill and other intangible assets, which may be determined, in large part, by reference to our market capitalization and the market price of the ADSs, which may be volatile) may cause us to become a PFIC. In estimating the value of our goodwill, we have taken into account the expected cash proceeds from, and our anticipated market capitalization following, this offering. If our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash (including the cash raised in this offering) for active purposes, our risk of being or becoming a PFIC may substantially increase. It is also possible that the United States Internal Revenue Service may challenge our classification or valuation of our goodwill, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules”) owns the ADSs or ordinary shares, the U.S. Holder will generally be subject to adverse U.S. federal income tax consequences. U.S. investors should consult their tax advisors regarding the U.S. federal income tax consequences to them if we are a PFIC for any taxable year. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

•	our mission, goals and strategies;

•	our expansion plans;

•	the expected growth of the data center industry;

•	our expectations regarding demand for and market acceptance of our services and solutions;

•	competition in our industry;

•	our proposed use of proceeds from this offering;

•	relevant government policies and regulations relating to our business and industry;

•	general economic and business conditions globally and in jurisdictions where we operate; and

•	assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Summary of Risk Factors,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also includes projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this market to grow at the projected rate may have a material and adverse effect on our business and the market price of the ADSs. In addition, the rapidly evolving nature of this industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$    , or approximately US$    if the underwriters exercise their option to purchase additional ADSs, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. These estimates are based upon an assumed initial public offering price of US$    per ADS, which is the midpoint of the price range shown on the front page of this prospectus. A US$1.00 increase (decrease) in the assumed initial public offering price of US$    per ADS would increase (decrease) the net proceeds to us from this offering by US$    , assuming the number of ADSs offered by us, as set forth on the front cover of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us.

The principal purposes of this offering are to increase our capitalization and financial flexibility and to create a public market for our ADSs. We currently intend to use the net proceeds we receive from this offering as follows:

•	approximately % for development and construction of new data center projects; and

•	approximately % for working capital and other general corporate purposes.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, the rate of growth, if any, of our business, and our present plans and business conditions. The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. See “Risk Factors—Risks Related to the ADSs and This Offering—We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.”

Pending any use described above, we plan to invest the net proceeds in interest-bearing debt instruments or demand deposits.

DIVIDEND POLICY

Our board of directors has discretion on whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. In either case, all dividends are subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided always that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay or recommend dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

We do not have any present plan to pay any cash dividends on our ordinary shares or the ADSs representing our ordinary shares in the foreseeable future after this offering. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Because we are a holding company, our ability to pay dividends also depends on our receipt of cash dividends from our operating subsidiaries, which may be restricted in their ability to pay dividends as a result of the laws of their respective jurisdictions of organization, agreements of our subsidiaries or covenants under any existing and future outstanding indebtedness we or our subsidiaries incur.

If we pay any dividends on our ordinary shares, we will pay those dividends that are payable in respect of the ordinary shares underlying the ADSs to the depositary, as the registered holder of such ordinary shares, and the depositary then will pay such amounts to the ADS holders in proportion to the ordinary shares underlying the ADSs held by such ADS holders, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2026:

•	on an actual basis;

•

on an adjusted basis to give effect to the automatic conversion of all of the issued and outstanding preferred shares on a one-for-one basis into ordinary shares immediately prior to the completion of this offering; and

•

on a further adjusted basis to give effect to (i) the automatic conversion of all of the issued and outstanding preferred shares on a one-for-one basis into ordinary shares immediately prior to the completion of this offering; and (ii) the issuance and sale of     ordinary shares in this offering and the receipt of approximately US$     million in estimated net proceeds, considering an offering price of US$     per ADS (the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, and the use of proceeds therefrom, which number of shares has been calculated based on an assumed initial public offering price of US$     per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus.

You should read this table together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2026
	Actual	As Adjusted	As Further Adjusted
	US$	US$	US$
	(in thousands, except for share and per share data)
Short-term borrowings and current portion of long-term borrowings	77,759

Long-term borrowings	4,348,696
Finance leases, non-current	430,379
Mezzanine equity:
Convertible preferred shares (US$0.00005 par value; 67,200,000 Series A preferred shares authorized and issued, 68,571,429 Series B preferred shares authorized and issued, and 129,571,429 Series C preferred shares authorized and issued as of June 30, 2026)	6,363,549
DayOne Data Centers Limited shareholders’ equity:
Ordinary shares (US$0.00005 par value; 781,800,002 shares authorized as of June 30, 2026; 64,000,000 shares issued as of June 30, 2026)	3
Additional paid-in capital	406,164
Accumulated other comprehensive income	40,355
Accumulated deficit	(611,749)

Total DayOne Data Centers Limited shareholders’ equity	(165,227)

Non-controlling interests	140,127

Total capitalization(1)	11,117,524

Note:

(1)	Total capitalization means the sum of long-term borrowings, finance leases, non-current, mezzanine equity, total DayOne Data Centers Limited shareholders’ equity and non-controlling interests.

DILUTION

If you invest in the ADSs, your interest will be diluted to the extent of the difference between the initial public offering price per ADS and our net tangible book value per ADS after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Our net tangible book value as of June 30, 2026 was US$     million, or US$     per ordinary share as of that date and US$    per ADS. Net tangible book value represents the amount of our total consolidated assets of US$    , less intangible assets of US$     and less total consolidated liabilities of US$    . Dilution is determined by subtracting net tangible book value per ordinary share as adjusted from the initial public offering price per ordinary share.

Without taking into account any other changes in such net tangible book value after June 30, 2026 other than to give effect to (i) the automatic conversion of all of our preferred shares into ordinary shares on a one-to-one basis which will occur automatically immediately prior to the completion of this offering; and (ii) our issuance and sale of ordinary shares represented by the    ADSs offered in this offering at an assumed initial public offering price of US$    per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, after deduction of the underwriting discounts and commissions and estimated offering expenses payable by us, which number of shares has been calculated based on an assumed initial public offering price of US$    per ADS, the midpoint of the estimated range of the initial public offering price shown on the front cover of this prospectus, our as adjusted net tangible book value as of June 30, 2026 would have been approximately US$    million, or US$    per ordinary share and US$    per ADS, to existing shareholders and an immediate dilution in net tangible book value of US$    per ordinary share, or US$    per ADS, to purchasers of ADSs in this offering. The following table illustrates such dilution:

Per Ordinary Share
Assumed initial public offering price	US$
Net tangible book value as of June 30, 2026	US$
Net tangible book value per ordinary share after giving effect to the automatic conversion of all of our outstanding preferred shares	US$
Net tangible book value per ordinary share as adjusted to give effect to (i) the automatic conversion of all of our outstanding preferred shares and (ii) this offering	US$
Amount of dilution in net tangible book value to new investors in this offering	US$
Amount of dilution in net tangible book value per ADS to new investors in this offering	US$

A US$1.00 increase (decrease) in the assumed initial public offering price of US$    per ADS would increase (decrease) our as adjusted net tangible book value after giving effect to this offering by US$    , the as adjusted net tangible book value per ordinary share and per ADS after giving effect to this offering by US$    per ordinary share and US$    per ADS, and the dilution in as adjusted net tangible book value per ordinary share and per ADS to new investors in this offering by US$    per ordinary share and US$    per ADS, respectively, assuming no change to the number of ADSs offered by us as set forth on the front cover of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis as of June 30, 2026, the differences between the existing shareholders and the new investors with respect to the number of ordinary shares (in the form of ADSs or ordinary shares) purchased from us in this offering, the total consideration paid and the average price per

ordinary share paid at the initial public offering price of US$    per ADS, the midpoint of the estimated initial public offering price range set forth on the front cover of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ordinary shares does not include ordinary shares underlying the ADSs issuable upon the exercise of the over-allotment option granted to the underwriters.

	Ordinary Shares Purchased		Total Consideration		Average Price Per Ordinary Share (in US$)	Average Price Per ADS (in US$)
	Number	Percent	Amount (in US$ thousands)	Percent
Existing shareholders		%		%
New investors		%		%

Total		100.0%		100.0%

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

The discussion and tables above assume no exercise of options outstanding as of the date of this prospectus. As of the date of this prospectus, there are    ordinary shares issuable upon the exercise of outstanding options with an exercise price of US$    per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated in the Cayman Islands as an exempted company with limited liability in order to enjoy the following benefits:

•	political and economic stability;

•	an effective judicial system;

•	a favorable tax system;

•	the absence of exchange control or currency restrictions; and

•	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include but are not limited to:

•

the Cayman Islands has a less developed body of securities laws as compared to the United States and these securities laws provide significantly less protection to investors as compared to the United States; and

•	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

A majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and a substantial portion of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

We have been informed by Maples and Calder (Hong Kong) LLP, our counsel as to Cayman Islands law, that there is uncertainty as to whether the courts of the Cayman Islands would (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (ii) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

We have also been advised by Maples and Calder (Hong Kong) LLP that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any reexamination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment (a) is given by a foreign court of competent jurisdiction, (b) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given, (c) is final, (d) is not in respect of taxes, a fine or a penalty, and (e) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a judgment obtained from the U.S. courts under civil liability provisions of the U.S. federal securities law if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that are penal or punitive in nature. A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

CORPORATE HISTORY AND STRUCTURE

Corporate History

Our Company was incorporated in the Cayman Islands with limited liability under the name “DigitalLand Holdings Limited” on May 18, 2022 and is headquartered in Singapore. On January 1, 2025, we changed our company name to “DayOne Data Centers Limited.”

In 2023, we delivered our first data center campus at Nusajaya Tech Park (NTP) and acquired land in Kempas Tech Park (KTP) in Johor, Malaysia. During the same year, we were approved to develop a data center in Singapore. By the end of 2023, we had reached 49MW of Capacity In Service and secured over 100MW of Bookings across our portfolio. In 2024, we expanded into two new markets: Greater Bangkok, Thailand, and Tokyo, Japan. In 2025, we entered the Greater Helsinki market by investing in data center campuses in Kouvola and Lahti, Finland, and delivered our first data center in Batam, Indonesia. In 2026, we expanded into three new markets: Kuala Lumpur, Malaysia, Zaragoza, Spain, and Kyushu, Japan.

In 2024, to fund our growth, we raised US$1.9 billion through Series A and Series B equity financings from certain institutional private equity and strategic investors. We raised another US$1.3 billion in 2025 and US$3.2 billion in 2026, in each case in connection with our Series C equity financing from existing and new institutional private equity and strategic investors.

Our Corporate Structure

We operate our business through a number of direct and indirect subsidiaries. The following diagram illustrates our corporate structure as of the date of this prospectus. The diagram omits certain entities that are immaterial to our results of operations, business and financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial position and results of operations in conjunction with the section entitled “Summary Consolidated Financial Data and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Our Company

DayOne is a leading digital infrastructure platform outside of the United States and China. Since our inception in 2022, we have secured 4.6GW of Resources across ten markets. Of this, we have approximately 2.3GW of Bookings, primarily from seven global hyperscale and leading technology customers. In a supply-constrained environment caused by unprecedented demand from AI, we work collaboratively with our customers to create new markets. We take an industrialized approach to development, which enables us to satisfy the most demanding requirements for scale, reliability and time-to-market. Our vision is to create the largest global platform comprising multiple gigawatt-scale data center campuses in strategic locations, offering a unique value proposition to our customers.

We focused initially on the opportunity in Southeast Asia. We were the catalyst for the creation of the SIJORI market, integrating resources in the new markets of Johor, Malaysia, and Batam, Indonesia located in the Riau Islands, along with the established hub of Singapore. Within a short period of time, SIJORI has grown to become one of the largest data center markets in the world. Based on our Bookings, Structure Research estimates that we have a 33% market share in SIJORI. Our approach enables us to achieve a development yield of around mid-teens. Building on this proven strategy, we have expanded our footprint in Asia to Greater Bangkok, Thailand, Kuala Lumpur, Malaysia and Kyushu, Japan, and entered Europe with sites in Greater Helsinki, Finland and Zaragoza, Spain.

The Opportunity

Global demand for data center capacity is experiencing significant growth, driven by resilient public cloud expansion and the rapid adoption of AI. Structure Research estimates that global data center capacity is projected to increase by 135GW from an estimated 90GW in 2025 to 225GW in 2030. AI workloads are anticipated to be the primary catalyst for this growth, generating approximately 59% of incremental demand. Consequently, AI’s share of total global capacity is expected to grow from 14% in 2025 to 41% by 2030, according to Structure Research. To support this industry shift, global leading hyperscalers and technology companies are significantly accelerating their capital expenditures to build out the computing infrastructure required for the AI era. The top ten global hyperscalers are forecasted to invest US$7.3 trillion between 2026 and 2030, representing a more than fivefold increase compared to the US$1.4 trillion spent over the preceding five-year period, according to Structure Research.

Within our target markets, data center capacity is projected to more than double, from 16GW to 49GW in Asia Pacific (excluding China), and from 16GW to 38GW in Europe from 2025 to 2030. Established markets, which currently account for 53% and 40% of existing capacity in Asia Pacific (excluding China) and Europe, respectively, are facing severe resource constraints. As a result, hyperscalers are increasingly reallocating capital deployments toward growth markets within these regions. These growth markets offer the ability to secure scalable powered land with accelerated time-to-market and highly visible expansion potential. When executing these regional deployments, hyperscalers increasingly partner with proven operators with an ability to navigate local complexities. Consequently, from 2025 to 2030, outsourcing penetration is forecasted to increase from 69% to 77% in Asia Pacific (excluding China) and from 45% to 64% in Europe.

Our Approach

We have established a proprietary and industrialized development approach that enables us to deliver our solutions at scale and with speed. We partner with customers to identify and develop new markets with scalable land, power and critical resources. We systematically de-risk our market entry by securing anchor customer commitments early on in our development process. Our modularized and prefabricated approach enables us to deliver gigawatt-scale campuses across multiple sites at industry-leading speed and technical standards. As deployments scale up, we broaden our customer base within our markets, attracting new customers and transforming these locations into multi-campus regional clusters. This reinforces customer trust, supports repeat deployments and enables us to replicate our approach across geographies through a disciplined, scalable and customer aligned strategy. Since our inception in 2022, we have delivered 962MW of Capacity In Service as of September 20, 2026. In Southeast Asia, according to Structure Research, this approach delivers capacity at a cost that is around 20% to 30% below industry average and within 12 months, and achieves a development yield of around mid-teens underpinned predominantly by long-term take-or-pay contracts with our hyperscale customers.

Our Operating Model

We provide critical data center infrastructure, including space, power and cooling, to support our customers’ IT equipment. Our data centers are engineered to be workload-agnostic and flexible, enabling them to accommodate evolving power density requirements and technical standards. We are responsible for the day-to-day operation and management of our data center facilities and for meeting our service level commitments, while customers manage and operate their own IT equipment deployed within our facilities. We generate substantially all of our revenue from data center services under long-term customer contracts. Revenue primarily comprises services fees for providing space, power and cooling capacity. Power is generally charged based on customers’ actual power consumption on a pass-through basis.

Our Footprint

A core proof point is the creation of the SIJORI market, spanning Singapore, Johor (Malaysia) and Batam (Indonesia) located in the Riau Islands. We developed SIJORI in direct response to Singapore’s capacity constraints, creating a low-latency, multi-availability zone for public cloud, AI training and inference deployments. Since entering Johor, we have built campuses at two locations, Nusajaya Tech Park and Kempas Tech Park, secured approximately 1.4GW of Bookings and brought five global hyperscalers into the market. Our revenue derived from Malaysia accounted for 81.5% and 87.0% of our total revenue for 2025 and the six months ended June 30, 2026, respectively. In parallel, our Batam campuses at Nongsa Digital Park and Kabil Industrial Tech Park are among the first large-scale AI sites in Indonesia, while our presence in Singapore, where our campus is currently under development, anchors a tri-node deployment strategy for the SIJORI market. We are aiming to replicate this framework across other growth markets in Asia Pacific (excluding China) and Europe, including Greater Bangkok, Thailand, Kuala Lumpur, Malaysia, Greater Helsinki, Finland, Zaragoza, Spain and Kyushu, Japan.

Our Customers

As hyperscale deployments grow larger and more complex, execution becomes the critical differentiator. Hyperscalers increasingly concentrate deployments with partners that can deliver consistent execution across markets and bring scalable capacity online with speed and certainty. DayOne is positioned as a partner of choice, supported by our ability to deliver high-specification facilities at speed and scale. We have strong and trusting relationships with our customers, including but not limited to global leading hyperscalers and technology companies, and support their deployments across multiple markets. Three of our hyperscale customers engage with us across our platform, each for multi-market deployments around or exceeding 200MW of Bookings. A significant majority of our customer agreements range from 10 to 15 years, with renewal options of typically five years.

Our Growth

Our growth is supported by the combination of a proven ability to secure new Bookings, expand our Secured Powered Land and maintain a consistent record of delivering projects on time, within budget and at attractive development yields. As of September 20, 2026, we had Bookings of approximately 2.3GW, substantially all of which we expect to deliver by December 31, 2028, based on our current estimates. We estimate the cost to complete our Bookings at approximately US$11.4 billion, after deducting the cost we had spent up to June 30, 2026. We believe that our currently available capital resources will be sufficient to fully fund our current Bookings. We estimate that, across the projects for which we have secured Bookings as of September 20, 2026, we will achieve a development yield of around mid-teens. In addition to our Bookings, we had Reservations of 1.1GW from our customers. As of September 20, 2026, we had 2.3GW of Secured Powered Land and 1.3GW of Powered Land Pipeline that underpin our continued growth.

Key Factors Affecting Our Results of Operations

We believe that our results of operations are affected by the following key factors.

Increase in AI Adoption and Hyperscale Capital Expenditure: The ongoing rise in hyperscalers’ capital expenditure, driven by the rapid adoption of AI and increasing cloud penetration, is a key factor impacting our results. In particular, the growing deployment of AI across business operations and customer-facing applications is expected to further accelerate demand for data center capacity. This trend is especially pronounced among hyperscalers and technology companies, whose requirements for space, power, and connectivity are increasing rapidly. A slowdown or decrease in AI and cloud adoption and hyperscale capital expenditure could lead to reduced demand for our data center services, negatively impacting our business and revenue growth.

Ability to Win Bookings: The foundation of our business is built on strong and trusting relationships with a group of global leading hyperscalers and technology companies who demand delivery of their digital infrastructure with speed and in scale. We are a trusted partner to our customers, leveraging our understanding of their evolving requirements, often gained through ongoing collaboration and successful project delivery, to credibly support their entry and growth in multiple markets. Our data centers are engineered to support the full spectrum of workloads, including public cloud and AI workloads. Our results depend on our ability to continue winning Bookings from existing and new customers. The timing and the scale of Bookings will affect our construction and delivery cycle and, subsequently, revenue recognition.

Ability to Secure Powered Land: Our ability to secure powered land across multiple markets is fundamental for us to capture future growth opportunities and win Bookings. We have developed a repeatable approach to creating new markets where powered land is available but may be difficult to access due to regulatory and operational complexity. We develop large-scale, strategically located campuses by entering the market early and working with utilities and government authorities, ensuring priority access to critical power and land resources. Challenges in identifying suitable markets and sites, delays in land acquisition or obtaining power supply can impact our project planning, capital management, and growth.

Ability to Deliver on Time and Within Budget for Our Customers: Our ability to manage our development schedule and budget impacts our revenue, cash flows, and development yield. Our results for any particular period are significantly impacted by our ability to deliver capacity to customers and generate revenue in such period. Delays in projects or cost overruns may postpone revenue recognition and reduce our development yield. Our modular and prefabricated engineering solutions and integrated delivery framework help mitigate these risks. However, unexpected supply chain disruptions or market-wide inflationary pressures may still impact business operations and returns.

Contract Terms for Bookings and Contract Renewals: Our data center services revenue is highly visible and recurring, generated primarily from long-term customer contracts. Our results of operations are affected by the pricing terms set forth in customer contracts, for which we adopt a return-oriented pricing strategy. Pricing is primarily affected by location, scale, workloads, delivery specifications, term, and supply and demand dynamics in the market. For contract renewals of existing Bookings, pricing terms generally reflect prevailing market conditions; our ability to preserve or improve contract terms will affect our revenue, cash flows and development yield.

Ability to Manage Our Costs and Expenses: Our results of operations depend on our ability to achieve cost efficiency across our data centers. Power costs are primarily on a pass-through basis and we expect this to continue going forward. We pursue cost discipline through digitalization, automation, and real-time monitoring. We manage our selling, general, and administrative expenses through centralized functions, and disciplined hiring. Our ability to manage these costs and expenses will enable us to improve our operating leverage.

Ability to Access Financing and Maintain Prudent Leverage: Constructing, developing and operating data centers require substantial capital. Our business expansion and results require sustained access to diverse funding sources. Our total outstanding debt, which reflects our total borrowings and finance leases, was US$4.9 billion, as of June 30, 2026. We have raised a total amount of US$1.9 billion from the issuances of Series A and Series B convertible preferred shares, as of December 31, 2025. We raised another US$1.3 billion in 2025 and US$3.2 billion in 2026, in each case with our Series C equity financing from existing and new institutional private equity and strategic investors. Our long-term customer contracts ensure predictable and stable cash flows, supporting our ability to obtain new financing and fulfill debt obligations while maintaining the flexibility needed to scale our footprint. External factors including interest rates, market liquidity, and market appetite for data center assets affect our financing cost.

Key Performance Indicators

Our results of operations are largely driven by our Bookings and Billings. Our management uses the following key performance indicators as measures to evaluate our performance:

•	Bookings: Total IT Power Capacity committed by customers pursuant to the terms of legally binding customer contracts.

•	Billings: Total IT Power Capacity committed by customers which is income-generating pursuant to the terms of legally binding customer contracts remaining in effect.

•	Backlog: Total IT Power Capacity committed by customers which is not yet income-generating pursuant to the terms of legally binding customer contracts.

•

Capacity In Service: Total IT Power Capacity of data centers (or phases of data centers) which are RFS and fully fitted out and equipped in terms of mechanical, electrical, and plumbing infrastructure systems.

•

Capacity Under Construction: Total IT Power Capacity of data centers (or phases of data centers) for which the project planning, core and shell construction and mechanical, electrical, and plumbing infrastructure systems fit out are actively underway but not yet RFS.

•	Utilization Rate: The ratio of Billings to Capacity In Service of the same period.

•	Pre-Commitment Rate: The ratio of Backlog under construction to Capacity Under Construction of the same period.

The following table sets forth our key performance indicators as of the dates indicated.

	As of December 31,	As of December 31,	As of June 30,	As of September 20,
	2024	2025	2026	2026
	(MW, %)
Bookings	430	1,250	1,786	2,281
Billings	121	444	666	953
Backlog	309	807	1,120	1,328
Capacity In Service	126	454	675	962
Capacity Under Construction	318	830	1,125	1,328
Utilization Rate	96.0%	97.8%	98.7%	99.1%
Pre-Commitment Rate	95.6%	96.0%	98.8%	99.3%

Description of Selected Statement of Operations Items

The following table sets forth our revenue, cost of revenue, and gross profit for the periods indicated.

	Year Ended December 31,		Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands)
Revenue	178,088	484,308	151,500	512,024
Cost of revenue	(127,582)	(340,333)	(107,476)	(375,592)

Gross profit	50,506	143,975	44,024	136,432

Revenue

We generate substantially all of our revenue from data center services under long-term customer contracts. Our revenue from data center services comprises services fees and power. We earn services fees for providing space, power and cooling for housing customer IT equipment in our data centers. Revenue attributable to power consumed by our customers is typically charged to our customers based on the customers’ actual usage on a pass-through basis. We also derive an immaterial amount of revenue from cross-connect services and managed hosting services.

For the years ended December 31, 2024 and 2025 and for the six months ended June 30, 2026, our revenue derived from Malaysia was 85.8%, 81.5% and 87.0% of our total revenue, respectively. In addition, in 2025 and for the six months ended June 30, 2026, our top two customers accounted for 81.6% and 84.3% of our revenue, respectively.

Cost of Revenue

Our cost of revenue consists of power costs, depreciation, and other costs which primarily include labor costs, maintenance costs and share-based compensation expenses directly attributable to the provision of our data center services.

Power costs represent the costs we pay to power providers in relation to our data center operations and are primarily charged to our customers based on the customers’ actual usage on a pass-through basis.

The table below sets forth the breakdown of our cost of revenue for the periods indicated.

	Year Ended December 31,		Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands)
Power	60,859	174,520	56,386	203,101
Depreciation	42,042	120,318	33,866	131,167
Other	24,681	45,495	17,223	41,324

Total cost of revenue	127,582	340,333	107,476	375,592

Selling, General, and Administrative Expense

Our selling, general, and administrative expense consists primarily of salaries and benefits, share-based compensation, depreciation, travel costs, and professional fees. As our business continues to expand, we expect our selling, general, and administrative expense to increase, but we also expect to continue to improve our operating leverage and achieve economies of scale.

Income Tax Expense

We are an exempted company incorporated in the Cayman Islands and conduct substantially all of our business through our subsidiaries outside the Cayman Islands. Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains. Our subsidiaries are subject to the income tax regimes in the countries where they operate. In certain jurisdictions, we benefit from certain tax incentives. For further information, see Note 22 of our consolidated financial statements included in this prospectus.

Results of Operations

The following table sets forth a summary of our consolidated results of operations for the years ended December 31, 2024 and 2025, and for the six months ended June 30, 2025 and 2026. This information should be read together with our audited consolidated financial statements as of and for the years ended December 31, 2024 and 2025, unaudited condensed consolidated financial statements as of June 30, 2026 and for the six months ended June 30, 2025 and 2026, and related notes included in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for future periods.

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands)
Revenue	178,088	484,308	151,500	512,024
Cost of revenue(1)	(127,582)	(340,333)	(107,476)	(375,592)

Gross profit	50,506	143,975	44,024	136,432
Selling, general, and administrative expense(1)	(54,654)	(455,540)	(44,029)	(176,740)

Loss from operations	(4,148)	(311,565)	(5)	(40,308)

Other income (expense):
Interest income	1,679	31,398	19,586	47,989
Interest expense	(40,240)	(113,789)	(49,570)	(62,324)
Foreign exchange (loss) gain, net	(6,342)	49,527	27,008	(27,095)
Other, net	154	470	641	2,101

Loss before income taxes	(48,897)	(343,959)	(2,340)	(79,637)
Income tax (expense)/benefit	(8,696)	(23,103)	(10,233)	2,428

Net loss	(57,593)	(367,062)	(12,573)	(77,209)

Net (loss) profit attributable to non-controlling interests	(1,049)	1,937	954	4,677

Net loss attributable to DayOne Data Centers Limited ordinary shareholders	(56,544)	(368,999)	(13,527)	(81,886)

Note:

(1)

For the years ended December 31, 2024 and 2025, and for the six months ended June 30, 2025 and 2026, cost of revenue included share-based compensation expense of nil, US$3.0 million, nil and US$2.4 million respectively; selling, general, and administrative expense included share-based compensation expense of nil, US$338.8 million, nil and US$38.0 million respectively.

Six Months Ended June 30, 2025 Compared to Six Months Ended June 30, 2026

Revenue

Our revenue increased by 238.0% to US$512.0 million in the six months ended June 30, 2026, from US$151.5 million in the same period in 2025. This growth was primarily due to deliveries of capacity across data centers in Johor, Batam and Thailand, as reflected in the increase in Billings from 213MW as of June 30, 2025 to 666MW as of June 30, 2026.

Cost of Revenue

Our cost of revenue increased by 249.5% to US$375.6 million in the six months ended June 30, 2026, from US$107.5 million in the same period in 2025, primarily driven by higher power costs resulting from increased customer power consumption and higher depreciation expense associated with growth in Capacity In Service.

Selling, General, and Administrative Expense

Our selling, general, and administrative expense increased by 301.4% to US$176.7 million in the six months ended June 30, 2026, primarily due to US$38.0 million of share-based compensation expense and a US$62.0 million one-time termination fee in connection with the termination of a services agreement. Excluding these items, selling, general and administrative expenses increased at a lower rate than revenue, resulting in a decline as a percentage of revenue from 29.1% to 15.0%, reflecting operating leverage and economies of scale as our business continued to expand.

Other Income and Expense

Interest Income. Our interest income increased from US$19.6 million in the first half of 2025 to US$48.0 million in the first half of 2026. This increase was primarily due to higher average cash balances and short term investment in the six months ended June 30, 2026.

Interest Expense. Our interest expense increased from US$49.6 million in the first half of 2025 to US$62.3 million in the first half of 2026. This increase was primarily due to an overall increase in our indebtedness.

Foreign Exchange (Loss) or Gain, net. We reported a foreign exchange loss of US$27.1 million in the first half of 2026, compared to a foreign exchange gain of US$27.0 million in the corresponding period of 2025. The loss was primarily due to non-cash remeasurement effects on USD-denominated long-term borrowings resulting from movements in the U.S. dollar and the Malaysian Ringgit exchange rate. By comparison, the gain recorded in the first half of 2025 reflected favorable exchange rate movements on the same underlying balances.

Income Tax Benefit / (Expense)

We reported an income tax benefit of US$2.4 million in the six months ended June 30, 2026, primarily driven by the tax effect of one-time termination fee recognized during the period.

Net Loss

As a result of the foregoing, net loss increased from US$12.6 million in the first half of 2025 to US$77.2 million in the first half of 2026.

Year Ended December 31, 2024 Compared to Year Ended December 31, 2025

Revenue

Our revenue increased by 171.9% from US$178.1 million in 2024 to US$484.3 million in 2025. This growth was primarily due to an increase in Billings from 121MW as of December 31, 2024 to 444MW as of December 31, 2025 with phased delivery throughout 2025. The increase in Billings primarily consists of 287MW in Johor, Malaysia and 34MW in Batam, Indonesia.

Cost of Revenue

Our cost of revenue increased by 166.8% from US$127.6 million in 2024 to US$340.3 million in 2025. This increase was primarily due to an increase of 186.8% in power costs from US$60.9 million in 2024 to

US$174.5 million in 2025 and an increase of 186.2% in depreciation from US$42.0 million in 2024 to US$120.3 million in 2025, which are both generally in line with the increase in our Billings and Capacity In Service.

Selling, General, and Administrative Expense

Our selling, general, and administrative expense increased significantly from US$54.7 million in 2024 to US$455.5 million in 2025. This increase was primarily due to share-based compensation of US$338.8 million. The share-based compensation was primarily the result of in-the-money options that were fully vested at the grant date. Other than the foregoing, the increase was mainly due to an increase in headcount.

Other Income and Expense

Interest Income. Our interest income increased from US$1.7 million in 2024 to US$31.4 million in 2025. This increase was primarily due to higher average cash balances in 2025.

Interest Expense. Our interest expense increased by 182.8% from US$40.2 million in 2024 to US$113.8 million in 2025. This increase was primarily due to an overall increase in our indebtedness.

Foreign Exchange (Loss) or Gain, net. We had foreign exchange loss of US$6.3 million in 2024, as compared to a foreign exchange gain of US$49.5 million in 2025, primarily due to a weaker U.S. dollar in 2025 which resulted in remeasurement gains on our U.S.-dollar-denominated borrowings.

Income Tax Expense

Income tax expense increased from US$8.7 million in 2024 to US$23.1 million in 2025. This increase was primarily due to higher deferred tax expense driven by increased pretax income in Malaysia. Our effective tax rate may vary from period to period depending on the jurisdictional mix of income, applicable statutory tax rates and changes in tax adjustments and valuation allowances.

Net Loss

As a result of the foregoing, net loss increased significantly from US$57.6 million in 2024 to US$367.1 million in 2025.

Non-GAAP Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use adjusted gross profit and adjusted gross profit margin, and adjusted EBITDA and adjusted EBITDA margin, collectively, to help us evaluate our business. We use such non-GAAP financial measures to guide strategic decisions, financial analysis and planning, trend analysis, and performance evaluation. We believe these non-GAAP financial measures, when taken collectively, may help investors understand the metrics we use to manage the business and make period-to-period comparisons when certain items vary for reasons unrelated to core performance.

These non-GAAP financial measures are presented for supplemental informational purposes only, should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure presented in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, as well as our consolidated financial statements and related notes included elsewhere in this prospectus.

We believe excluding items (i) that do not reflect our underlying business performance or (ii) that other companies, including companies in our industry, frequently exclude from similar non-GAAP measures enables us and our investors to compare our underlying business performance from period to period. We believe these adjustments improve the evaluation of current and historical performance and give investors more visibility into profit and margin trends. They also enhance comparability and align with metrics commonly used by analysts and investors to assess performance.

Adjusted Gross Profit and Adjusted Gross Profit Margin

We define adjusted gross profit as gross profit, excluding (i) depreciation in cost of revenue, and (ii) share-based compensation in cost of revenue.

The following table presents a reconciliation of gross profit and gross profit margin, the most directly comparable financial measures stated in accordance with GAAP, to adjusted gross profit and adjusted gross profit margin, respectively, for each of the periods presented:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands, %)
Gross profit	50,506	143,975	44,024	136,432
Depreciation in cost of revenue	42,042	120,318	33,866	131,167
Share-based compensation in cost of revenue	—	3,014	—	2,404

Adjusted gross profit	92,548	267,307	77,890	270,003
Revenue	178,088	484,308	151,500	512,024
Gross profit margin	28.4%	29.7%	29.1%	26.6%
Adjusted gross profit margin	52.0%	55.2%	51.4%	52.7%

Adjusted EBITDA and Adjusted EBITDA Margin

We define adjusted EBITDA as net loss, excluding (i) interest income, (ii) interest expense, (iii) income tax expense, (iv) depreciation, (v) amortization of land use rights, (vi) foreign exchange loss (gain), net, (vii) share-based compensation, (viii) gain on disposal of subsidiary and (ix) termination fee (representing a one-time termination fee paid to terminate our historical customer support arrangement).

The following table presents a reconciliation of net loss and net loss margin, the most directly comparable financial measures stated in accordance with GAAP, to adjusted EBITDA and adjusted EBITDA margin, respectively, for each of the periods presented:

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands, %)
Net loss	(57,593)	(367,062)	(12,573)	(77,209)
Interest income	(1,679)	(31,398)	(19,586)	(47,989)
Interest expense	40,240	113,789	49,570	62,324
Income tax expense (benefit)	8,696	23,103	10,233	(2,428)
Depreciation	59,978	146,894	46,682	142,213
Amortization of land use rights	248	3,067	1,549	1,567
Foreign exchange loss (gain), net	6,342	(49,527)	(27,008)	27,095
Share-based compensation	—	341,795	—	40,404

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands, %)
Gain on disposal of subsidiary	—	—	—	(2,101)
Termination fee	—	—	—	62,000

Adjusted EBITDA	56,232	180,661	48,867	205,876
Revenue	178,088	484,308	151,500	512,024
Net loss margin	(32.3)%	(75.8)%	(8.3)%	(15.1)%
Adjusted EBITDA margin	31.6%	37.3%	32.3%	40.2%

Quarterly Key Performance Indicators

Our results of operations are largely driven by our Bookings and Billings.

	As of March 31, 2025	As of June 30, 2025	As of September 30, 2025	As of December 31, 2025	As of March 31, 2026	As of June 30, 2026
	(MW, %)
Bookings	537	763	855	1,250	1,526	1,786
Billings	145	213	369	444	474	666
Backlog	391	550	486	807	1,052	1,120
Capacity In Service	153	222	378	454	483	675
Capacity Under Construction	419	574	504	830	1,056	1,125
Utilization Rate	95.3%	95.7%	97.5%	97.8%	98.0%	98.7%
Pre-Commitment Rate	91.9%	94.3%	94.7%	96.0%	98.7%	98.8%

Selected Unaudited Quarterly Results of Operations

The following table presents our unaudited consolidated results of operations for the three-month periods ended on the dates indicated. You should read the following table in conjunction with our audited consolidated financial statements as of December 31, 2024 and 2025 and unaudited condensed consolidated financial statements as of June 30, 2026 and for the six months ended June 30, 2025 and 2026 and related notes included elsewhere in this prospectus. We have prepared the unaudited consolidated quarterly financial information on the same basis as our audited consolidated financial statements. This unaudited consolidated financial information includes all adjustments, consisting only of normal and recurring adjustments, that we consider necessary for a fair representation of our financial position and operating results for the quarters presented.

	For the Three Months Ended,
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	US$	US$	US$	US$	US$	US$
	(in thousands)
Revenue	65,972	85,528	146,836	185,972	220,451	291,573
Cost of revenue(1)	(45,367)	(62,109)	(100,218)	(132,639)	(165,793)	(209,799)

Power	(24,593)	(31,793)	(49,236)	(68,898)	(88,267)	(114,835)

Depreciation	(12,485)	(21,381)	(37,168)	(49,284)	(58,814)	(72,353)

Other	(8,289)	(8,935)	(13,814)	(14,457)	(18,712)	(22,611)

Gross profit	20,605	23,419	46,618	53,333	54,658	81,774
Selling, general, and administrative expense(1)	(21,207)	(22,822)	(338,461)	(73,050)	(103,386)	(73,354)

	For the Three Months Ended,
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	US$	US$	US$	US$	US$	US$
	(in thousands)
(Loss) Profit from operations	(602)	597	(291,843)	(19,717)	(48,728)	8,420

Other income (expense):
Interest income	10,394	9,192	6,925	4,887	18,130	29,859
Interest expense	(16,646)	(32,924)	(31,113)	(33,106)	(32,686)	(29,638)
Foreign exchange (loss) gain, net	950	26,058	(5,773)	28,292	(15,201)	(11,894)
Other, net	609	32	49	(220)	2,051	50

(Loss) Profit before income taxes	(5,295)	2,955	(321,755)	(19,864)	(76,434)	(3,203)
Income tax (expense)/benefit	(5,536)	(4,697)	(1,780)	(11,090)	7,174	(4,746)

Net loss	(10,831)	(1,742)	(323,535)	(30,954)	(69,260)	(7,949)

Net (loss) profit attributable to non-controlling interests	(3)	957	(405)	1,388	2,481	2,196

Net loss attributable to DayOne Data Centers Limited ordinary shareholders	(10,828)	(2,699)	(323,130)	(32,342)	(71,741)	(10,145)

Note:

(1)

For the three months ended March 31, 2025, June 30, 2025, September 30, 2025, December 31, 2025, March 31, 2026 and June 30, 2026, cost of revenue included share-based compensation expense of nil, nil, US$2.1 million, US$1.0 million, US$1.0 million and US$1.5 million respectively; selling, general, and administrative expense included share-based compensation expense of nil, nil, US$312.4 million, US$26.4 million, US$7.3 million and US$30.7 million respectively.

We have experienced consistent growth in our quarterly revenues for the six quarters in the period from January 1, 2025 to June 30, 2026. The growth in our quarterly revenues was primarily due to the increases in Billings from 145MW as of March 31, 2025 to 666MW as of June 30, 2026. Substantially all of our Billings start to generate revenue from the date the capacity is ready for service, and the quarter-on-quarter growth rate in each quarter therefore primarily reflects the scale of the capacity that converts to Billings and its timing within the quarter.

Our cost of revenue consists of power costs, depreciation and other costs. The fluctuation in our gross profit margin between the lowest of 24.8% in the first quarter of 2026 and the highest of 31.7% in the third quarter of 2025 over the six quarters mainly attributes to change in power costs. Power costs are primarily charged to our customers based on the customers’ actual usage on a pass-through basis and represented between 33.5% and 40.0% of revenue, varying with customers’ actual power consumption relative to billed capacity. For example, power cost as a percentage of revenue was the lowest of 33.5% in the third quarter of 2025, immediately after 156MW of capacity was delivered and commenced billing while customers’ consumption was still ramping, and the highest of 40.0% in the first quarter of 2026. Depreciation increased from 18.9% of revenue in the first quarter of 2025 to 25.0% in the second quarter of 2025, primarily attributable to delivery of capacity at our Johor and Batam campuses during the first half of 2025, which resulted in higher depreciation relative to our revenue base. Thereafter, depreciation remained between 26.7% of revenue in the first quarter of 2026 and 24.8% of revenue in the second quarter of 2026, as depreciation generally increased in line with revenue. Other costs primarily include labor costs and maintenance costs and grew slower than services fees of revenue for most of the quarters as we achieved operating leverage.

Other factors have caused, and in the future may continue to cause, our quarterly operating results to fluctuate. For example, we recorded an operating loss of US$291.8 million for the three months ended September 30, 2025 primarily due to the relatively higher share-based compensation expenses recorded during that period.

We plan to continue to grant share-based compensation to employees in the future, and we expect to recognize increased share-based compensation expense arising there from and including expenses arising from options that were granted in July and August 2026. As a result, our expenses associated with share-based compensation would continue and increase, which may have an adverse effect on our results of operations. See “Risk Factors—Risks Related to Our Liquidity, Profitability and Financial Condition—We have granted and may continue to grant share options and other forms of share-based incentive awards in the future, which may result in a substantial amount of share-based compensation expenses, a significant impact on our results of operations and dilution to your shareholding.

We may experience fluctuations in our quarterly results of operations after this offering, for the reasons given above or other reasons, which may be significant. See “Risk Factors—Risks Related to Our Liquidity, Profitability and Financial Condition—Our operating results may fluctuate from period to period.”

Quarterly Non-GAAP Measures

In evaluating our business, we consider and use the following non-GAAP measures as supplemental measures to review and assess our operating performance:

Adjusted Gross Profit and Adjusted Gross Profit Margin

The following table presents a reconciliation of gross profit and gross profit margin, the most directly comparable financial measures stated in accordance with GAAP, to adjusted gross profit and adjusted gross profit margin, respectively, for each of the periods presented:

	For the Three Months Ended,
	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	US$	US$	US$	US$	US$	US$
	(in thousands, %)
Gross profit	20,605	23,419	46,618	53,333	54,658	81,774
Depreciation in cost of revenue	12,485	21,381	37,168	49,284	58,814	72,353
Share-based compensation in cost of revenue	—	—	2,062	952	951	1,453

Adjusted gross profit	33,090	44,800	85,848	103,569	114,423	155,580
Revenue	65,972	85,528	146,836	185,972	220,451	291,573
Gross profit margin	31.2%	27.4%	31.7%	28.7%	24.8%	28.0%
Adjusted gross profit margin	50.2%	52.4%	58.5%	55.7%	51.9%	53.4%

Adjusted EBITDA and Adjusted EBITDA Margin

The following table presents a reconciliation of net loss and net loss margin, the most directly comparable financial measures stated in accordance with GAAP, to adjusted EBITDA and adjusted EBITDA margin, respectively, for each of the periods presented:

	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	US$	US$	US$	US$	US$	US$
	(in thousands, %)
Net loss	(10,831)	(1,742)	(323,535)	(30,954)	(69,260)	(7,949)
Interest income	(10,394)	(9,192)	(6,925)	(4,887)	(18,130)	(29,859)
Interest expense	16,646	32,924	31,113	33,106	32,686	29,638
Income tax expense (benefit)	5,536	4,697	1,780	11,090	(7,174)	4,746
Depreciation	18,776	27,906	44,515	55,697	64,430	77,783

	March 31, 2025	June 30, 2025	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026
	US$	US$	US$	US$	US$	US$
	(in thousands, %)
Amortization of land use rights	754	795	745	773	785	782
Foreign exchange loss (gain), net	(950)	(26,058)	5,773	(28,292)	15,201	11,894
Share-based compensation	—	—	314,443	27,352	8,285	32,119
Gain on disposal of subsidiary	—	—	—	—	(2,101)	—
Termination fee	—	—	—	—	62,000	—
Adjusted EBITDA	19,537	29,330	67,909	63,885	86,722	119,154
Revenue	65,972	85,528	146,836	185,972	220,451	291,573
Net loss margin	(16.4)%	(2.0)%	(220.3%)	(16.6%)	(31.4)%	(2.7)%
Adjusted EBITDA margin	29.6%	34.3%	46.2%	34.4%	39.3%	40.9%

Liquidity and Capital Resources

We have grown significantly in recent years and have required a significant amount of capital to fund our growth. The development and construction of data centers is capital intensive and our primary capital resources have been interest-bearing debt, equity financing through the issuance of convertible preferred shares, and to a lesser extent, cash generated from our operations. These have historically been sufficient to meet our working capital and capital expenditure requirements. As of June 30, 2026, we had cash of US$1,981.6 million, short-term borrowings and current portion of long-term borrowings of US$77.8 million, and long-term borrowings of US$4,348.7 million. As of June 30, 2026, we had unutilized credit facilities of US$1,821.4 million.

Based on our current level of operations, we believe our available cash and cash flows from operations and financing will provide sufficient capital resources to fund our current obligations, projected working capital requirements, debt service requirements, and capital spending requirements for at least the next 12 months. We believe that our currently available capital resources will be sufficient to fully fund our current Bookings. We are planning to continue to expand our footprint in existing markets and enter into new markets. As we win new Bookings, we expect that we will need to raise additional funds through equity or debt financings in order to meet future capital needs. The sale of additional equity securities would result in additional dilution to our shareholders. The incurrence of indebtedness and issuance of debt securities would result in debt service obligations and could result in operating and financial covenants that restrict our operations. If we were unable to obtain additional equity or debt financing as required, our operations and business growth may be materially impacted.

The following table sets forth a summary of our cash flow for the periods indicated.

	For the Year Ended December 31,		For the Six Months Ended June 30,
	2024	2025	2025	2026
	US$	US$	US$	US$
	(in thousands)
Net cash (used in) from operating activities	(37,612)	48,076	(2,790)	14,009
Net cash used in investing activities	(977,679)	(2,354,018)	(985,583)	(4,477,997)
Net cash from financing activities	2,356,802	2,933,657	529,108	4,486,173
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(13,557)	22,842	21,236	(13,380)
Net increase (decrease) in cash and cash equivalents and restricted cash	1,327,954	650,557	(438,029)	8,805
Cash and cash equivalents and restricted cash at beginning of period	66,845	1,394,799	1,394,799	2,045,356
Cash and cash equivalents and restricted cash at end of period	1,394,799	2,045,356	956,770	2,054,161

Operating Activities

Net cash provided by operating activities was US$14.0 million for the six months ended June 30, 2026, compared to net cash used in operating activities of US$2.8 million for the six months ended June 30, 2025, representing a period-on-period improvement of US$16.8 million. This improvement was primarily attributable to higher operating scale, as reflected in the increase in gross profit to US$136.4 million, which supported operating cash flow after adjusting for non-cash items. This is partially offset by higher working-capital investment to support growth, including an US$86.8 million increase in accounts receivable and higher outflows in other current assets and current contract assets of US$59.5 million and other non-current assets and non-current contract assets of US$44.1 million; however, this was partly mitigated by favorable movements in operating liabilities, including a US$40.8 million increase in accounts payable, accrued expenses and other payables, as well as increases in deferred revenue of US$26.0 million and US$14.2 million other non-current liabilities.

Net cash provided by operating activities was US$48.1 million for the year ended December 31, 2025, compared to net cash used in operating activities of US$37.6 million for the year ended December 31, 2024, representing a year-on-year improvement of US$85.7 million. This improvement was primarily attributable to higher revenue and gross profit after adjusting for non-cash items, as a result of the scaling of operations, which is reflected in the significant increase in Billings from 121MW as of December 31, 2024 to 444MW as of December 31, 2025. This is partially offset by a year-over-year increase in the changes in operating assets and liabilities, including US$27.8 million for accounts receivable, US$43.8 million for other non-current assets and non-current contract assets, and US$12.1 million for accounts payable, accrued expenses, and other payables, which were also primarily driven by our business scaling up.

Investing Activities

Net cash used in investing activities increased from US$985.6 million in the six months ended June 30, 2025, to US$4,478.0 million in the six months ended June 30, 2026. The increase in net cash used in investing activities was primarily the result of capital expenditures, specifically, US$3,110.0 million in payments and prepayments for the purchase of property and equipment, land use rights, and construction deposits to support continued capacity build-out and delivery, together with US$1,400.0 million in the purchase of short-term investments.

Net cash used in investing activities increased from US$977.7 million in the year ended December 31, 2024 to US$2,354.0 million in the year ended December 31, 2025. The increase in net cash used in investing activities was primarily the result of an increase in payments and prepayments for the purchase of property and equipment, and land use rights and deposits related to construction from US$953.1 million in 2024 to US$2,288.9 million in 2025, due to continued construction and delivery of capacity and, to a lesser extent, payments of US$65.1 million for the acquisition of data center assets in Finland in 2025.

Financing Activities

Net cash provided by financing activities was US$2,356.8 million in the year ended December 31, 2024, primarily due to (i) net proceeds from the issuance of both Series A and Series B convertible preference shares of US$1,859.4 million and (ii) proceeds from short-term and long-term borrowings, net of issuance costs and repayment of existing debt, of US$624.4 million, which were partially offset by net payment of loan and advance to related parties of US$164.0 million.

Net cash provided by financing activities was US$2,933.7 million in the year ended December 31, 2025, primarily due to (i) proceeds from short-term and long-term borrowings, net of issuance costs and repayment of existing debt, of US$1,627.9 million, primarily reflecting drawdowns under our Johor Loan Facilities I, and (ii) net proceeds from the issuance of Series C convertible preference shares of US$1,330.1 million at first closing.

Net cash provided by financing activities was US$4,486.2 million in the six months ended June 30, 2026. This was primarily driven by (i) US$3,193.9 million in net proceeds from the issuance of Series C convertible preference shares at subsequent closings, and (ii) US$1,595.4 million in proceeds from short-term and long-term borrowings, net of issuance costs and repayment of existing debt. These inflows were partially offset by a US$385.0 million payment for a share buyback from a shareholder executed at the same price per ordinary share as the Series C convertible preferred shares.

Capital Expenditures

We had payments and prepayments for purchase of property and equipment, land use rights and deposits related to construction of US$953.1 million, US$2,288.9 million, and US$3,110.0 million in 2024, 2025, and for the six months ended June 30, 2026, respectively. Our capital expenditures were primarily for the purchase of land, buildings, and equipment, and for the construction of data centers. Our capital expenditures have been primarily funded by the issuances of convertible preferred shares and long-term borrowings.

Contractual Obligations

As of June 30, 2026, we have unconditional purchase commitments of US$4,937.3 million, in relation to data center development. Other than the foregoing and the indebtedness described below, we do not have any significant capital and other commitments or long-term obligations as of June 30, 2026.

Indebtedness

Borrowings

The following table sets forth our short-term and current portion of long-term borrowings, and long-term borrowings as of December 31, 2024, 2025, and June 30, 2026.

	As of December 31,		As of June 30,
	2024	2025	2026
	US$	US$	US$
	(in thousands)
Short-term borrowings from a related party	39,598	—	—
Short-term borrowings and current portion of long-term borrowings	539,885	227,119	77,759
Long-term borrowings	597,545	2,648,956	4,348,696

Total borrowings	1,177,028	2,876,075	4,426,455

In 2024, 2025, and the first half of 2026, our total interest cost was US$59.1 million, US$173.8 million, and US$145.4 million, out of which US$18.8 million, US$60.0 million, and US$83.1 million was capitalized, respectively. The weighted average interest rates of short-term borrowings were 5.7%, 5.8%, and 3.0% as of December 31, 2024 and 2025, and June 30, 2026, respectively. The weighted average interest rates of long-term borrowings were 6.9%, 6.9%, and 6.7%, as of December 31, 2024 and 2025, and June 30, 2026, respectively, taking into consideration the debt issuance costs incurred relating to the facilities.

Certain of our long-term borrowings contain covenants as defined in the agreements and as described below.

Johor Loan Facilities I

On May 15, 2025, our subsidiaries, WG Data Hub Sdn. Bhd., DayOne Data Centers Malaysia I Sdn. Bhd., DayOne Data Centers Malaysia II Sdn. Bhd. and DayOne Data Centers Malaysia III Sdn. Bhd., entered into a common terms agreement and respective facility agreements with a syndicate of lenders for a US$1.7 billion offshore term loan facility and a MYR 7.5 billion (approximately US$1.8 billion) Murabahah term facility, with an accordion feature of up to MYR 3 billion (approximately US$0.7 billion), to support the development of our data center projects in Johor, Malaysia. These facilities were amended and restated on September 10, 2026, pursuant to which the offshore term loan facility was upsized by an additional US$2.4 billion to a total of US$4.1 billion, the Murabahah term facility was upsized by an additional MYR 5.5 billion (approximately US$1.3 billion) to a total of MYR 13 billion (approximately US$3.2 billion) and the maximum amount of the accordion facility was also increased to MYR 3.5 billion (approximately US$0.9 billion). Each of these facilities has a tenure of five years. The interest rate applicable to the U.S. dollar offshore term loan facility is based on the compounded SOFR for an interest period of one or three months plus a margin of 2.20% (which will be reduced to 2.10% upon the occurrence of the initial public offering of the shares of the Company), while the MYR Murabahah term facility bears interest at a rate equal to the Kuala Lumpur Interbank Offered Rate (KLIBOR) for a 1-month or 3-month interest period, plus a margin of 2.40% (which will be reduced to 2.25% upon the occurrence of the initial public offering of the shares of the Company).

The facilities are cross-guaranteed by each of the borrowers (with respect to the obligations of the other borrowers), and are secured by certain assets of, and shares in, the borrowers. In connection with the facilities, the Company has provided a letter of undertaking in respect of the completion of the projects financed by the facilities (which includes the undertaking to provide equity funding to complete such projects) and the funding of related development cost overruns. Such letter of undertaking and the transaction security are subject to the terms of an intercreditor deed and together secure, on a pari passu basis, these facilities and certain of our other bank guarantee facilities in Malaysia. The common terms agreement requires us to comply with certain covenants with respect to our tangible net worth and maintaining certain financial ratios including finance service coverage ratio, net leverage ratio and security margin ratio. If a change of control occurs, the borrowers are required to, subject to a review period and certain terms and conditions as set forth in the common terms agreement, repay all outstanding loans under the facilities. A change of control includes, among other things, any person or group of persons acting in concert gaining the power to cast, or control the casting of, more than 35% of the maximum number of votes that might be cast at a general meeting of the Company.

As of December 31, 2025, we had drawn down US$984.5 million under the offshore term loan facility and MYR 4.3 billion (US$1.1 billion) under the Murabahah term facility. As of June 30, 2026, we had drawn down US$1,481.2 million under the offshore term loan facility and MYR 6.5 billion (US$1.6 billion) under the Murabahah term facility.

Other Loan Facilities

The Company and certain of our subsidiaries in Malaysia, Finland, Hong Kong, Indonesia, Singapore and Thailand have entered into financing arrangements with various financial institutions to finance the construction and development of our data center projects and to support working capital requirements and other general corporate purposes. Certain of these facilities are secured by assets of, and/or shares in, the relevant borrower. The Company has guaranteed the obligations of certain subsidiaries under these facilities.

Under certain of these facilities, we are required to maintain a net worth that is not less than zero at all times. The borrowers in certain of these financing arrangements are also required to comply with financial covenants such as maintaining a minimum interest service coverage ratio, a loan to value ratio that does not exceed a specified threshold, a leverage ratio that does not exceed a specified threshold, and/or a security margin ratio that does not exceed a specified threshold.

Certain of these financing arrangements provide that if a change of control occurs, the relevant borrower may be required to, subject to a review period and/or certain specified conditions in some cases, repay the relevant outstanding loan prior to its maturity. A change of control includes, among other things, any person or group of persons acting in concert gaining the power to cast, or control the casting of, more than 35% of the maximum number of votes that might be cast at a general meeting of the Company.

Finance Lease

As of December 31, 2024 and 2025, and June 30, 2026, our finance leases were US$265.0 million, US$424.6 million, and US$430.4 million, respectively.

Off-Balance Sheet Commitments and Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Quantitative and Qualitative Disclosure about Market Risk

Interest Rate Risk

Our exposure to interest rate risk primarily relates to interest expenses incurred in respect of bank borrowings.

We are exposed to interest rate risk resulting from fluctuations in interest rates on our short-term and long-term indebtedness. Upward fluctuations in interest rates increase the cost of new borrowings and the interest cost of our outstanding floating rate indebtedness. As of June 30, 2026, substantially all of our long-term indebtedness bore interest at floating rates. These floating rates are determined by reference to a variety of benchmark rates, depending on the currency and jurisdiction of the underlying debt. In 2025, we entered into interest rate swap agreements to hedge the variability in cash flows related to our long-term borrowings with floating interest rates. As of June 30, 2026, the notional amount of these interest rate swap agreements represented 21.0% of our total long-term borrowings balance with floating interest rates.

Foreign Exchange Risk

We report our consolidated results in U.S. dollars. Our functional currency is U.S. dollars, while the functional currency of our subsidiaries generally is the local currency where they operate. We operate across multiple jurisdictions, including Malaysia, Indonesia, Singapore, Finland, Japan, Thailand and Hong Kong. Most of our subsidiaries operate in multiple currencies. Our customer contracts are generally priced on a U.S. dollar basis, either denominated in U.S. dollars or set by reference to a U.S. dollar-equivalent amount, while operating costs are primarily designated in local currencies. As of June 30, 2026, approximately 86% of our Billings are priced on a U.S. dollar basis. For the remainder of our Billings that are not priced on a U.S. dollar basis, our significant exposures are to the Indonesian Rupiah, which accounts for approximately 11%, and the Malaysian Ringgit, which accounts for approximately 3%. Although certain customer contracts may be denominated in U.S. dollars, fees charged to the customer related to the contract are billed in local currency and power costs are passed through in the same currency as incurred. We incur capital expenditures in both U.S. dollars and local currencies. Long-term borrowings in our subsidiaries are generally stated in local currency; however we also have significant borrowings in U.S. dollars at our Malaysian subsidiary. The use of multiple currencies by our subsidiaries creates significant foreign currency exchange risk. We currently do not use financial derivative instruments to hedge our foreign currency exposure risk. We recorded a net foreign exchange loss of US$6.3 million in 2024, a net gain of US$49.5 million in 2025, and a net loss of US$27.1 million for the six months ended June 30, 2026.

Inflation

Global inflationary pressures can affect our development costs, including land, construction materials, third-party services, and labor. We seek to mitigate inflation impacts through a combination of disciplined procurement, bulk purchases and supplier arrangements, and operational efficiencies. Our customer sales contracts typically include escalation mechanisms.

Critical Accounting Policies and Estimates

Critical accounting policies involve the use of judgment regarding expected outcomes of uncertain events in order to make estimates and assumptions that are material to our financial condition and results of operations. Although our estimates and assumptions regarding these matters are based on current and historical conditions, taking into account future expectations, these estimates and assumptions are subjective in nature. Actual results may differ from these estimates and such differences may materially impact the financial statements. The following critical accounting policies should be read in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

We recognize revenue as we satisfy a performance obligation by transferring control over a good or service to a customer. For each performance obligation satisfied over time, we recognize revenue by measuring the progress toward complete satisfaction of that performance obligation. Revenue is recognized as the amount of consideration to which we expect to be entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties.

For contracts with customers that contain multiple performance obligations, we account for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration market conditions, geographic locations and other factors.

Share-based Compensation

We used the Black-Scholes option pricing model to estimate the fair value of options granted under our share-based compensation plan. A key input into the Black-Scholes model is the fair value of our ordinary shares.

The fair value of our ordinary shares was determined in accordance with the guidance set out in the American Institute of Certified Public Accountants’ Practice Aid, Valuation of Privately Held Company Equity Securities Issued as Compensation. The valuation process involved the use of assumptions based on management’s expectations of future performance and required consideration of both objective and subjective factors in estimating the fair value of our ordinary shares.

Because our ordinary shares are not publicly traded, determining their fair value requires significant judgment and is inherently complex. We applied a combination of the income and market approaches to estimate the equity value of our Company, from which the fair value of our ordinary shares was derived.

Under the income approach, estimated future cash flows were discounted to their present value using an appropriate discount rate. Both the projected cash flows and the discount rate involved significant management judgment. Under the market approach, our Company was compared with publicly traded companies operating in similar industries, and consideration was also given to the pricing of our recent equity financing transactions as well as changes in our Billings and operating results. Based on these analyses, an appropriate market valuation multiple was selected and applied to our financial forecasts to estimate our equity value.

Additional information regarding the fair value of share option grants, including the key valuation inputs and assumptions, is provided in Note 18, Share-based Compensation, to our audited financial statements. Following the commencement of public trading of our shares, we expect that the use of these valuation estimates to determine the fair value of our ordinary shares will no longer be necessary, as the market price of our publicly traded shares will provide an observable basis for valuation.

Property and Equipment

Property and equipment are depreciated over their respective useful lives on a straight-line basis. The useful lives are estimated based on the period over which the asset is expected to provide continuing economic benefit to us. Estimating this period requires judgment in factors such as the expected pace of technological change arising from customer requirements.

Leases

We are a lessee in operating and finance leases, primarily for data centers, land, offices and other equipment. Arising from these leases, we recognize lease liabilities which are measured at the present value of unpaid lease payments. We use our incremental borrowing rate to discount the unpaid lease payments to derive the present value of unpaid lease payments. The incremental borrowing rate is estimated using inputs such as credit rating and credit spread, adjusted for the lease tenure and involves judgment.

Deferred Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets for which it is more likely than not that the related tax benefits will not be realized. The evaluation is based on our estimates of future taxable income.

Future taxable income incorporates our best estimate of utilization rates of relevant data centers based on historical actual utilization rates and our business plans for those data centers. We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

Recently Issued Accounting Pronouncements

A list of recently issued accounting pronouncements that are relevant to us is included in Note 4 to our consolidated financial statements included elsewhere in this prospectus.

BUSINESS

Our Company

DayOne is a leading digital infrastructure platform outside of the United States and China. Since our inception in 2022, we have secured 4.6GW of Resources across ten markets. Of this, we have approximately 2.3GW of Bookings, primarily from seven global hyperscale and leading technology customers. In a supply-constrained environment caused by unprecedented demand from AI, we work collaboratively with our customers to create new markets. We take an industrialized approach to development, which enables us to satisfy the most demanding requirements for scale, reliability and time-to-market. Our vision is to create the largest global platform comprising multiple gigawatt-scale data center campuses in strategic locations, offering a unique value proposition to our customers.

We focused initially on the opportunity in Southeast Asia. We were the catalyst for the creation of the SIJORI market, integrating resources in the new markets of Johor, Malaysia, and Batam, Indonesia located in the Riau Islands, along with the established hub of Singapore. Within a short period of time, SIJORI has grown to become one of the largest data center markets in the world. Based on our Bookings, Structure Research estimates that we have a 33% market share in SIJORI. Our approach enables us to achieve a development yield of around mid-teens. Building on this proven strategy, we have expanded our footprint in Asia to Greater Bangkok, Thailand, Kuala Lumpur, Malaysia and Kyushu, Japan, and entered Europe with sites in Greater Helsinki, Finland and Zaragoza, Spain.

The Opportunity

Global demand for data center capacity is experiencing significant growth, driven by resilient public cloud expansion and the rapid adoption of AI. Structure Research estimates that global data center capacity is projected to increase by 135GW from an estimated 90GW in 2025 to 225GW in 2030. AI workloads are anticipated to be the primary catalyst for this growth, generating approximately 59% of incremental demand. Consequently, AI’s share of total global capacity is expected to grow from 14% in 2025 to 41% by 2030, according to Structure Research. To support this industry shift, global leading hyperscalers and technology companies are significantly accelerating their capital expenditures to build out the computing infrastructure required for the AI era. The top ten global hyperscalers are forecasted to invest US$7.3 trillion between 2026 and 2030, representing a more than fivefold increase compared to the US$1.4 trillion spent over the preceding five-year period, according to Structure Research.

Within our target markets, data center capacity is projected to more than double, from 16GW to 49GW in Asia Pacific (excluding China), and from 16GW to 38GW in Europe from 2025 to 2030. Established markets, which currently account for 53% and 40% of existing capacity in Asia Pacific (excluding China) and Europe, respectively, are facing severe resource constraints. As a result, hyperscalers are increasingly reallocating capital deployments toward growth markets within these regions. These growth markets offer the ability to secure scalable powered land with accelerated time-to-market and highly visible expansion potential. When executing these regional deployments, hyperscalers increasingly partner with proven operators with an ability to navigate local complexities. Consequently, from 2025 to 2030, outsourcing penetration is forecasted to increase from 69% to 77% in Asia Pacific (excluding China) and from 45% to 64% in Europe.

Our Approach

We have established a proprietary and industrialized development approach that enables us to deliver our solutions at scale and with speed. We partner with customers to identify and develop new markets with scalable land, power and critical resources. We systematically de-risk our market entry by securing anchor customer commitments early on in our development process. Our modularized and prefabricated approach enables us to deliver gigawatt-scale campuses across multiple sites at industry-leading speed and technical standards. As deployments scale up, we broaden our customer base within our markets, attracting new customers and transforming these locations into multi-campus regional clusters. This reinforces customer trust, supports repeat deployments and enables us to replicate our approach across geographies through a disciplined, scalable and customer aligned strategy. Since our inception in 2022, we have delivered 962MW of Capacity In Service as of September 20, 2026. In Southeast Asia, according to Structure Research, this approach delivers capacity at a cost that is around 20% to 30% below industry average and within 12 months, and achieves a development yield of around mid-teens underpinned predominantly by long-term take-or-pay contracts with our hyperscale customers.

Our Operating Model

We provide critical data center infrastructure, including space, power and cooling, to support our customers’ IT equipment. Our data centers are engineered to be workload-agnostic and flexible, enabling them to accommodate evolving power density requirements and technical standards. We are responsible for the day-to-day operation and management of our data center facilities and for meeting our service level commitments, while customers manage and operate their own IT equipment deployed within our facilities. We generate substantially all of our revenue from data center services under long-term customer contracts. Revenue primarily comprises services fees for providing space, power and cooling capacity. Power is generally charged based on customers’ actual power consumption on a pass-through basis.

Our Footprint

A core proof point is the creation of the SIJORI market, spanning Singapore, Johor (Malaysia) and Batam (Indonesia) located in the Riau Islands. We developed SIJORI in direct response to Singapore’s capacity constraints, creating a low-latency, multi-availability zone for public cloud, AI training and inference deployments. Since entering Johor, we have built campuses at two locations, Nusajaya Tech Park and Kempas Tech Park, secured approximately 1.4GW of Bookings and brought five global hyperscalers into the market. Our revenue derived from Malaysia accounted for 81.5% and 87.0% of our total revenue for 2025 and the six months ended June 30, 2026, respectively. In parallel, our Batam campuses at Nongsa Digital Park and Kabil Industrial Tech Park are among the first large-scale AI sites in Indonesia, while our presence in Singapore, where our campus is currently under development, anchors a tri-node deployment strategy for the SIJORI market. We are aiming to replicate this framework across other growth markets in Asia Pacific (excluding China) and Europe, including Greater Bangkok, Thailand, Kuala Lumpur, Malaysia, Greater Helsinki, Finland, Zaragoza, Spain and Kyushu, Japan.

Our Customers

As hyperscale deployments grow larger and more complex, execution becomes the critical differentiator. Hyperscalers increasingly concentrate deployments with partners that can deliver consistent execution across markets and bring scalable capacity online with speed and certainty. DayOne is positioned as a partner of choice, supported by our ability to deliver high-specification facilities at speed and scale. We have strong and trusting relationships with our customers, including but not limited to global leading hyperscalers and technology companies, and support their deployments across multiple markets. Three of our hyperscale customers engage with us across our platform, each for multi-market deployments around or exceeding 200MW of Bookings. A significant majority of our customer agreements range from 10 to 15 years, with renewal options of typically five years.

Our Growth

Our growth is supported by the combination of a proven ability to secure new Bookings, expand our Secured Powered Land and maintain a consistent record of delivering projects on time, within budget and at attractive development yields. As of September 20, 2026, we had Bookings of approximately 2.3GW, substantially all of which we expect to deliver by December 31, 2028, based on our current estimates. We estimate the cost to complete our Bookings at approximately US$11.4 billion, after deducting the cost we had spent up to June 30, 2026. We believe that our currently available capital resources will be sufficient to fully fund our current Bookings. We estimate that, across the projects for which we have secured Bookings as of

September 20, 2026, we will achieve a development yield of around mid-teens. In addition to our Bookings, we had Reservations of 1.1GW from our customers. As of September 20, 2026, we had 2.3GW of Secured Powered Land and 1.3GW of Powered Land Pipeline that underpin our continued growth.

Industry Overview

AI-Driven Supercycle

AI is reshaping digital workflows across industries, unlocking a new wave of global productivity. Generative AI platforms have reached mass adoption in record time—ChatGPT surpassed approximately 800 million weekly active users in 2025. While consumer adoption of AI has scaled rapidly, enterprise adoption is only just beginning and represents a significantly larger opportunity as AI becomes embedded across enterprise software and business processes. At the same time, the growing use of agentic AI applications is driving higher levels of inference activity and token consumption, while increasingly sophisticated models continue to raise compute intensity, resulting in significantly greater processing power. The combination of growing adoption and increasing compute intensity is driving a multi-year runway for AI infrastructure.

To support this industry shift, the world’s leading technology companies are aggressively increasing their capital expenditures to build out the computing infrastructure required for the AI era. In addition to AI-driven demand, continued expansion of public cloud remains a resilient source of underlying demand. The top ten global hyperscalers are forecasted to deploy US$7.3 trillion between 2026 and 2030, representing a more than fivefold increase compared to the US$1.4 trillion spent over the preceding five-year period, according to Structure Research. Hyperscaler spending will be a major driver of global data center capacity, which comprises AI, public cloud and enterprise workloads. According to Structure Research, global data center capacity is projected to increase by 135GW, growing from 90GW in 2025 to 225GW in 2030.

Global data center installed capacity breakdown, 2025 and 2030 (GW critical IT load)

•

AI as the primary growth engine: AI workloads are anticipated to be the primary growth driver, generating approximately 59% of incremental demand. AI currently accounts for 14% of installed capacity in 2025, and is forecasted to reach 41% of installed capacity in 2030. This incremental growth is bifurcated into 36GW for AI training, which remains essential for advancing foundational models, and 44GW for AI inference, which will scale rapidly with the proliferation of more end-user applications.

•

Resilient public cloud and enterprise expansion: Public cloud and enterprise workloads are projected to contribute 56GW of incremental capacity between 2026 and 2030, growing from 78GW in 2025 to 134GW in 2030, according to Structure Research. This ongoing expansion is underpinned by accelerating enterprise cloud migrations and the integration of AI tools within existing cloud ecosystems and enterprises.

Our target markets of Asia Pacific (excluding China) and Europe represent 35% of current capacity in 2025 and are expected to capture 40% of incremental capacity from 2025 to 2030, according to Structure Research. Data center capacity is projected to more than double, from 16GW to 49GW in Asia Pacific (excluding China), and from 16GW to 38GW in Europe from 2025 to 2030.

Massive Structural Supply Gap in Established Markets

Meeting this magnitude of demand has become structurally challenging in established data center markets across Asia Pacific (excluding China) and Europe. Current utilization of installed capacity in established markets globally is at 95%, according to Structure Research, which indicates lack of supply. As hyperscale campuses approach gigawatt-scale, established markets are experiencing severe grid constraints, transmission upgrade delays, interconnection backlogs and prolonged permitting cycles which limit the pace at which new capacity can be delivered.

In a supply-constrained environment, hyperscalers are increasingly reallocating deployments toward high-growth markets within these regions that can support large-scale capacity. These growth markets are capable of supporting large-scale campuses designed for both high-density AI workloads and public cloud and enterprise workloads with clearer time-to-power pathways. As hyperscaler deployments accelerate, these markets are expected to capture a growing share of incremental data center capacity.

Building on these dynamics, several structural forces reinforce the growth potential and dynamism of data center markets across Asia Pacific (excluding China) and Europe:

•

Structural Under-penetration: Relative to the United States, data center capacity intensity in these regions remains materially lower on a per capita basis. In 2025, installed data center capacity in Asia Pacific (excluding China) and Europe was approximately 5MW and 17MW per million people, respectively, compared to approximately 107MW per million people in the United States. This structural under-penetration highlights the significant runway for continued capacity expansion as AI adoption accelerates and hyperscalers increasingly deploy infrastructure closer to end users.

•

Increasing Reliance on Strategic Partners: Hyperscalers have generally found it challenging to build data centers outside of their home markets. Accessing power grid resources, complex permitting frameworks, regulatory requirements and fragmented supply chains make it hard to establish and scale data center infrastructure without a trusted partner. As a result, hyperscalers increasingly turn to experienced third-party operators who can navigate these challenges across multiple markets, enabling faster time-to-market and large-scale deployments. According to Structure Research, outsourcing penetration is already higher in Asia Pacific (excluding China) and Europe than in the United States today, and is projected to increase from 69% to 77% in Asia Pacific (excluding China), and from 45% to 64% in Europe.

Asia Pacific (excluding China)

Asia Pacific (excluding China) and SIJORI data center installed capacity, 2025 and 2030

(GW critical IT load)

Data center capacity in Asia Pacific (excluding China) is projected to increase from 16GW in 2025 to 49GW in 2030, implying 33GW of incremental capacity over a five-year period. Established markets, including Singapore, Hong Kong, Tokyo, Osaka, Seoul, Sydney and Melbourne, accounted for 8GW or 53% of capacity in 2025, and face persistent land and power availability constraints. A substantial portion of future capacity is expected to be delivered in growth markets with available power in Southeast Asia and Australia.

As an example, the SIJORI region, spanning Singapore, Johor and the Riau Islands, has developed as a natural extension of Singapore’s constrained data center market, allowing hyperscalers to deploy capacity in nearby locations while maintaining low latency connectivity to the region’s primary data center and network hub. Within a relatively short period, the SIJORI region has evolved into one of the largest and fastest-growing hyperscale clusters globally. As a result, data center capacity in SIJORI is projected to more than double from 3GW in 2025 to 8GW in 2030, according to Structure Research.

Europe

Europe data center installed capacity, 2025 and 2030 (GW critical IT load)

Data center installed capacity in Europe is estimated to increase from 16GW in 2025 to 38GW in 2030, implying 22GW of incremental capacity over a five-year period. The established FLAP-D markets—including Frankfurt, London, Amsterdam, Paris, and Dublin—accounted for 6GW or 40% of capacity in 2025, and face increasing power availability constraints and lengthy grid connection and permitting timelines that limit the pace of new capacity additions. As a result, a significant share of future capacity is expected to be delivered in growth markets with available power, including the Nordics, Spain and France.

Data center operators capable of delivering capacity at scale and speed across growth markets would be well positioned to capture this opportunity arising from the structural supply-demand imbalance in Asia Pacific (excluding China) and Europe.

Our Competitive Strengths

We believe that the following key competitive strengths position us well to capitalize on the growth in AI and cloud-driven data center demand:

Trusted Partner to Multiple Global Leading Hyperscalers

We are a trusted partner to leading hyperscalers, supporting mission-critical deployments across AI and public cloud workloads. We serve seven global hyperscale and leading technology customers and support their deployments across our platform. Three of our hyperscale customers engage with us across our platform, each for multi-market deployments around or exceeding 200MW of Bookings.

As established data center hubs face resource constraints, hyperscalers are increasingly expanding into new markets where delivery is operationally complex. Our proven track record in creating and rapidly scaling new markets positions us to capture this demand and support our customers’ growth.

Proven Ability to Create and Grow New Markets for Hyperscalers

We have developed a repeatable approach to creating new markets where powered land is available but difficult to access due to regulatory and operational complexity. We proactively engage with local stakeholders to secure essential resources ahead of broader industry participation. In addition, we typically enter markets after we have secured advanced interest from our customers and that is how our capital deployment is de-risked.

Our key role in the creation of the SIJORI market illustrates the effectiveness of our approach. Entering Johor and Batam as early movers, we transformed non-established markets into a globally significant data center hub. We have scaled our Bookings to approximately 2.3GW, capturing approximately 44% and 66% market share by Bookings in Johor and Batam, respectively, according to Structure Research. We are currently applying our successful approach to emerging clusters in Kuala Lumpur, Malaysia, Greater Bangkok, Thailand, Greater Helsinki, Finland, Zaragoza, Spain and Kyushu, Japan, with Resources of over approximately 2.4GW in these five markets. Our approach has enabled us to scale our total Resources from 1.2GW in 2024 to 2.0GW in 2025, and further expanded to 4.6GW as of September 20, 2026.

Industrialized Platform that Delivers Speed, Scale and Reliability

We utilize an integrated delivery framework that combines engineering, procurement, construction, and operations to drive consistent execution across markets. Mechanical, electrical, and plumbing infrastructure systems typically represent the majority of our development costs and include critical long lead equipment. To shorten our time to market, we have increased the delivery of our mechanical, electrical, and plumbing infrastructure systems through containerized prefabricated modules from approximately 30% to approximately 50% to 70%, which has also reduced our delivery time from 14 months to within 12 months and enabled our delivery of larger-scale plots. This standardization allows us to bulk order long lead equipment months in advance, securing supply and insulating our delivery timelines from disruptions.

This modular approach to delivery confers material advantages in speed and capital efficiency. We typically complete projects in key markets such as Malaysia within 12 months from the commencement of construction to customer delivery, compared to an industry average of 18 months, and at a cost basis around 20% to 30% below benchmarks, according to Structure Research. As of September 20, 2026, we had delivered 962MW of Capacity In Service since our inception, of which 508MW was delivered in this year.

Our operations team comprises industry veterans in mechanical, electrical, and building management systems. We have maintained 99.999% uptime and have not experienced material SLA breaches from inception to date. We continuously raise our operating standards through process standardization, automated and real-time monitoring, and data led performance management.

Visible, De-risked Growth Profile Underpinned by Customer Commitments

Our growth trajectory is anchored by substantial customer commitments that provide clear revenue visibility and de-risk our capital deployment. As of September 20, 2026, we have secured Bookings of approximately 2.3GW, substantially all of which are under long-term take-or-pay agreements, a significant majority of which have an annual price escalator. In addition, we received Reservations of 1.1GW from our customers. Furthermore, our existing portfolio is fungible across multiple workloads and is predominantly contracted to global leading hyperscale and technology companies. As of September 20, 2026, we have approximately US$34 billion of remaining total contract value diversified across customers and workloads. We maintain a disciplined, non-speculative development approach, aligning capital investment with secured customer commitments. Our rapid delivery capabilities allow us to efficiently convert our Backlog into Billings, with substantially all of our 1,328MW Backlog as of September 20, 2026 expected to be delivered by December 31, 2028 based on our current estimates.

Furthermore, our contracts deliver attractive risk-adjusted returns that exceed industry averages. In Southeast Asia, for example, we consistently achieve a development yield of around mid-teens, outperforming the industry benchmark of 10%, according to Structure Research. In Europe, we expect to achieve development yields in the low-teens, based on our current estimates. This yield premium is mainly driven by our cost efficiency. By combining superior development yields anchored by long-term contracts and the efficient conversion of Backlog to Billings, we are well-positioned to deliver sustained and visible growth.

Robust Pipeline of Secured, Multi-gigawatt Powered Land Supporting Long-term Expansion

We have approximately 2.3GW of Secured Powered Land across our markets, establishing a strong foundation for continuous capacity expansion. We continuously seek to replenish our pipeline to support sustained customer growth, primarily focusing on strategically located large-scale sites which could be ready for service in no later than 24 to 36 months. Additionally, we have approximately 1.3GW of Powered Land Pipeline. A meaningful majority of our Resources and Powered Land Pipeline is scheduled to be energized by the end of 2028, based on our current estimates. This approach enables us to offer the scale, flexibility, and future-proof capacity essential for high-density AI and public cloud infrastructure.

Our execution is driven by internal teams dedicated to technical due diligence, power grid analysis, and government relations. These capabilities, combined with our partnerships with utilities and regulatory bodies, provide priority access to critical resources. Our execution capabilities allow us to rapidly execute on development opportunities and maintain market leadership.

Visionary Leadership with an Established and Long-standing Track Record

Our leadership team brings decades of experience in data center operations, AI infrastructure, and global platform development. We have demonstrated a track record of creating new markets, building institutional credibility, and delivering large-scale projects for the world’s most demanding technology companies. Our CEO and board member, Ms. Jamie Khoo, who is named one of Forbes Global 50 Over 50 and the winner of Global Digital Infrastructure Leader of 2026 awarded by The Tech Capital, brings over 30 years of industry expertise and leads with extensive industry knowledge and operational judgment. Our leadership team has consistently executed complex, capital-intensive growth strategies across diverse jurisdictions, forging long-standing relationships with hyperscalers, financial institutions and technology partners. Our localized talent model ensures effective operations and innovation in every market we enter, while our organizational strength supports ongoing operational excellence.

Growth Strategies

Grow with Our Existing Hyperscale Customers

We have meaningful runway to grow with our existing hyperscale customers as their deployments expand across AI and public cloud workloads and shift toward multi-region architectures. We expect these customers to continue prioritizing partners capable of delivering scalable capacity with speed to market and delivery certainty. Our approximately 2.3GW of Secured Powered Land and execution track record position us well to capture this next leg of growth alongside our customers.

We expect to continue growing with our existing hyperscale customers through the following initiatives:

•

Scale up with customers in our current markets. We engage with customers on an ongoing basis on their multi-year deployment roadmaps and technical requirements, providing us with early visibility into the size, timing and location of incremental demand within our footprint. We then translate that visibility into incremental demand across our campuses. For example, the anchor customer of our Johor NTP campus has placed repeat expansion orders and increased its deployments across our campuses in Johor, Greater Bangkok and Greater Helsinki, Finland from an initial anchor commitment of 64MW to 838MW as of September 20, 2026. Three of our hyperscale customers engage with us across our platform, each for multi-market deployments around or exceeding 200MW of Bookings.

•

Enter new markets in collaboration with our existing customers. We expand into new markets led by our understanding of our customers’ demand, working with customers to identify markets that have the ability to meet a broad set of workload requirements and deployment timelines. For example, we entered Finland in collaboration with an existing hyperscale customer to support its multi-region deployment needs, developing a two-campus solution in Lahti and Kouvola with total capacity of 281MW fully committed by the customer.

We intend to apply the same approach in our expansion into other new markets in Asia Pacific (excluding China) and Europe. As of September 20, 2026, we have 1.3GW of Powered Land Pipeline. We are targeting opportunities with a minimum capacity of 200MW and, where feasible, more than 1GW of capacity in strategic locations. We believe this approach de-risks our growth by partnering with customers to enter into new markets.

Attract New Hyperscale Customers

As we have expanded our footprint and continue to deliver at scale, our proven track record has attracted additional hyperscale customers, diversifying our customer base. As our footprint grows, we believe we will continue to attract demand from more hyperscale customers. We apply rigorous assessment of counterparty risk and long-term growth potential in selecting new customers.

Continue to Secure Powered Land in Existing and New Markets

We intend to expand our Secured Powered Land across both existing and new markets. Our powered land acquisition strategy is anchored by active engagement with customers, understanding of market supply and demand dynamics, as well as our knowledge of local permitting, power, land, connectivity and satisfactory due diligence. As such, and depending on the market, we prioritize large-scale sites which could be ready for service in no later than 24 to 36 months. To facilitate this, we proactively engage with government bodies, utility providers and other local stakeholders to secure early access to critical resources such as power, land, water and fiber connectivity.

Further Improve Our Engineering Solutions and Delivery Platform

We proactively align our solutions with emerging technology. These insights allow us to integrate expected advancements in compute density, cooling, and power architecture directly into our reference engineering solutions. To drive delivery speed and consistency, we intend to increase the proportion of mechanical, electrical, and plumbing infrastructure systems delivered using prefabricated modules. Concurrently, we are strengthening the resilience of our supply chain by diversifying our supplier base and geographic sourcing. As our operational footprint expands, we remain focused on streamlining operations and maximizing reliability through rigorous systems and process engineering across our data centers.

Maintain A Disciplined Approach to Capital Allocation and Financial Management

We employ a disciplined capital allocation strategy that balances strategic growth with rigorous project-level returns. We intend to actively mitigate concentration risk and ensure a diversified data center portfolio across geographies, customers, and workloads. We generally avoid speculative development and seek to align construction with contracted demand. In allocating capital, we prioritize credit-worthy counterparties, balanced contract terms and attractive risk-adjusted unlevered returns.

We believe that our currently available capital resources will be sufficient to fully fund our current Bookings. We intend to continue to maintain a prudent capital structure capable of fully funding our future development pipeline. Our strategy targets the progressive diversification of debt and equity funding sources to optimize our cost of capital. Furthermore, we actively evaluate capital recycling and the formation of development joint ventures to enhance liquidity and support sustainable future growth.

Our Footprint

The table below sets forth additional information regarding our data centers by market as of September 20, 2026:

	Capacity In Service	Capacity Under Construction	Secured Powered Land	Total Resources	Billings	Backlog	Bookings
	(MW)
Asia
SIJORI Subtotal	862	856	348	2,065	861	849	1,711
• Johor, Malaysia	789	616	208	1,613	789	609	1,398
• Batam, Indonesia	72	240	120	432	72	240	312
• Singapore	—	—	20	20	—	—	—
Kuala Lumpur, Malaysia	—	128	1,320	1,448	—	128	128
Greater Bangkok, Thailand	73	47	94	214	73	47	120
Kyushu, Japan	—	—	160	160	—	—	—
Tokyo, Japan	—	—	60	60	—	—	—
Hong Kong	27	17	22	66	19	23	42

Asia Subtotal	962	1,047	2,004	4,013	953	1,047	2,000

Europe
Greater Helsinki, Finland	—	281	—	281	—	281	281
Zaragoza, Spain	—	—	304	304	—	—	—

Europe Subtotal	—	281	304	585	—	281	281

Total	962	1,328	2,308	4,597	953	1,328	2,281

The tables below set forth the project ownership and land ownership of owned projects by market as of September 20, 2026:

Capacity In Service

Market	Project Ownership (MW)			Land Ownership of Owned Projects (MW)
	Total	Owned	Leased	Freehold	Leasehold
Johor, Malaysia	789	789	—	789	—
Batam, Indonesia	72	72	—	—	72
Greater Bangkok, Thailand	73	73	—	73	—
Hong Kong	27	21	6	—	21

Total	962	956	6	862	94

Capacity Under Construction

Market	Project Ownership (MW)			Land Ownership of Owned Projects (MW)
	Total	Owned	Leased	Freehold	Leasehold
Johor, Malaysia	616	616	—	616	—
Batam, Indonesia	240	240	—	—	240
Kuala Lumpur, Malaysia	128	128	—	128	—
Greater Bangkok, Thailand	47	47	—	47	—
Greater Helsinki, Finland	281	281	—	281	—
Hong Kong	17	6	11	—	6

Total	1,328	1,317	11	1,071	246

Secured Powered Land

Market	Project Ownership (MW)			Land Ownership of owned projects (MW)
	Total	Owned	Leased	Freehold	Leasehold
Johor, Malaysia	208	208	—	208	—
Batam, Indonesia	120	120	—	—	120
Singapore	20	20	—	—	20
Kuala Lumpur, Malaysia	1,320	1,320	—	1,320	—
Greater Bangkok, Thailand	94	94	—	94	—
Zaragoza, Spain	304	304	—	304	—
Kyushu, Japan	160	160	—	160	—
Tokyo, Japan	60	42	18	42	—
Hong Kong	22	6	16	—	6

Total	2,308	2,274	34	2,128	146

SIJORI

TOKYO
HONG KONG
BANGKOK
JOHOR
SINGAPORE
BATAM
KTP
NTP
JOHOR
SINGAPORE
SG 1
NDP
BATAM
KITP

Our key role in the creation of the SIJORI market illustrates the effectiveness of our approach to creating and growing markets.

Singapore is a key established data center hub in Asia Pacific, supported by strong international connectivity, a mature carrier and cloud ecosystem and a stable regulatory environment. However, the supply of power and land in Singapore is highly constrained. The Singapore market currently has approximately 1.3GW of in-service capacity, with a 99% utilization rate, and limited near-term incremental capacity expected before 2028, according to Structure Research. These constraints have created a structural gap between demand and available supply, prompting customers to look for scalable, low-latency regional alternatives to support long-term deployment plans.

To address these constraints, we conceived of the SIJORI market as a tri-node platform anchored in Singapore, with Singapore-proximate expansion capacity in Johor and Batam. We entered Johor by securing freehold powered land at Nusajaya Tech Park (“NTP”), scalable for campus-scale growth, based on demand from a global leading hyperscaler. The site is approximately eight kilometers from Singapore and offers approximately 1 to 2 millisecond latency from Singapore with strong carrier connectivity, making it an attractive location for customers seeking Singapore-proximate deployments.

With powered land secured, we secured an initial anchor commitment of 64MW from a global leading hyperscale customer in March 2023, which was later upsized to 71MW. We delivered the first 71MW of capacity in approximately 14 months, demonstrating industry-leading speed and delivery capabilities at that point in time. When we entered Johor, the data center market there was still nascent, with only approximately 150MW of hyperscale capacity, according to Structure Research. As a result, our entry and successful delivery significantly increased the scale of the market and helped establish its credibility as a deployable, Singapore-proximate market for hyperscalers. As of September 20, 2026, we have secured approximately 448MW of Bookings from our initial hyperscale customer in Johor alone.

As Johor matured into a viable data center market, we secured additional contracts from other global hyperscale customers. To support these additional bookings, we purchased additional Secured Powered Land at a second freehold campus at Kempas Tech Park (KTP) in 2024. The site is approximately 21 kilometers from NTP and approximately 14 kilometers from Singapore and benefits from strong connectivity, power availability and scalability. Together, NTP and KTP enable customers to deploy dual-campus availability-zone configurations within Johor. We delivered the first phase of the KTP campus in approximately ten months, faster than our delivery timeline at NTP, reflecting the continuous improvement of our engineering and delivery capabilities. We now have ten customers in Johor, with approximately 1.4GW of Bookings.

In parallel, we identified Batam as a strategic location to support customers seeking Singapore-proximate capacity with greater power availability and scalability. Batam is approximately 25 kilometers from Singapore and provides a cost-efficient, highly connected location supported by strong subsea and land-based connectivity to Singapore. In 2023, we formed a strategic partnership with a local sovereign wealth fund to strengthen our long-term presence in Batam. We also secured powered land at Nongsa Digital Park (“NDP”) and obtained an initial anchor commitment of 34MW from a leading U.S. hyperscaler, which was later upsized to 72MW and has been fully delivered to the customer. Similar to our strategy in Johor, we secured a second location at Kabil Industrial Tech Park (KITP) in 2026 with 360MW of IT Power Capacity, of which 240MW have been contracted to a leading technology company. Both Batam campuses are engineered to support the latest generation of high-density AI workloads.

We established our position in the Singapore market by securing approximately 20MW under Singapore’s Data Centre-Call for Application (“DC-CFA”) program. The DC-CFA process was highly competitive, with a total of 80MW being offered and more than 70 applicants vying for this capacity. We were one of four recipients of capacity, granted 25% of the total capacity allocated.

We generally avoid speculative development and align construction with contracted demand. We focus primarily on global leading hyperscale and technology companies and maintain prudent leverage levels. This discipline, together with early market entry, strong stakeholder partnerships and consistent delivery track record, enabled us to scale SIJORI into one of the world’s largest data center markets in under 36 months. We have approximately 2.1GW of Resources, 1.7GW of Bookings and 381MW of Reservations in the region. Based on our Bookings as of December 31, 2024, December 31, 2025 and June 30, 2026, Structure Research estimates that we have a 17%, 27% and 33% market share in SIJORI, respectively. The table below sets forth certain details about our SIJORI market.

	As of December 31, 2024	As of December 31, 2025	As of September 20, 2026
	(MW)
Capacity In Service	118	439	862
Capacity Under Construction	298	539	856
Secured Powered Land	558	384	348
Total Resources	974	1,361	2,065

Billings	117	438	861
Backlog	288	514	849
Bookings	405	952	1,711
Number of Customers	6	9	11

We are now applying the approach we demonstrated in SIJORI in other new markets under development including Kuala Lumpur, Malaysia, Greater Bangkok, Thailand, Greater Helsinki, Finland, Zaragoza, Spain and Kyushu, Japan.

Kuala Lumpur, Malaysia

As hyperscalers scale cloud and AI workloads across Southeast Asia, Malaysia continues to be an attractive deployment market. Kuala Lumpur is a strategic deployment location for hyperscale cloud and AI workloads, supported by the existing data center ecosystems in central Kuala Lumpur and Cyberjaya.

Building on our presence in Malaysia, in 2026 we started to expand into Kuala Lumpur through scalable data center campuses in Klang Valley Tech Park (KVTP) and Banting Tech Park (BTP). These campuses have attracted strong demand signals from our hyperscale customers. As of September 20, 2026, our Kuala Lumpur campuses have 128MW of Bookings, all of which are comprised of Capacity Under Construction, as well as 1.3GW of Secured Powered Land.

Our sites provide hyperscale customers with additional scalable deployment options within Malaysia and across Southeast Asia.

Greater Bangkok, Thailand

THAILAND
BANGKOK
CTP
EASTERN ECONOMIC
CORRIDOR (EEC)

As hyperscalers have been scaling their Southeast Asia footprints, they seek to diversify outside the SIJORI market. Thailand is an attractive option given its location in the region. It has strong connectivity linking key markets across Southeast Asia, serving both demand from local and regional cloud and AI workloads.

We entered Thailand in 2024 to address the deployment needs of an existing hyperscale customer looking to diversify beyond SIJORI. We acquired a site in Chonburi province, located to the southeast of Bangkok and within the Eastern Economic Corridor (EEC). The site has access to power, water and strong network connectivity, and provides a meaningful runway to scale within the same industrial park.

The hyperscale customer anchored the campus, Chonburi Tech Park (CTP), with a 73MW order, which was later upsized to 110MW, and we subsequently won a 10MW order from a leading U.S. hyperscale customer, who is also our existing customer in two other markets. We believe this validates Thailand as a strategic deployment location for our customers. As of September 20, 2026, our Thailand campuses have 120MW of Bookings, comprising 73MW of Capacity In Service and 47MW of Capacity Under Construction. We also have 94MW of Secured Powered Land in the market.

Greater Helsinki, Finland

As FLAP-D markets face tighter land, power and permitting constraints, hyperscalers’ growing need to deploy at multi-hundred-megawatt scale is pushing demand towards alternative European markets with scalable power. Finland serves as an attractive Nordic hub for hyperscale data centers, supported by a cool climate, abundant renewable energy with energy costs below the FLAP-D average, and a stable regulatory environment.

In 2025, we secured our first powered land in Kouvola, establishing our initial Nordic foothold in order to solve an existing customer’s deployment needs. The customer, a global leading hyperscaler, had evaluated Finland as a market for its deployment in Europe. After securing the powered land, we signed an anchor commitment of 153MW from the customer, de-risking our entry into the market.

In the same year, we acquired an additional site in Lahti, located approximately 60 kilometers from Kouvola in response to strong indications of additional demand from the same anchor customer to support its multi-site deployment strategy in the same market. Benefiting from Helsinki’s strong connectivity to major European nodes, our Greater Helsinki sites are well-positioned to support a broad range of cloud workloads. As of September 20, 2026, our Greater Helsinki sites have Bookings of 281MW, all of which are currently under construction.

Zaragoza, Spain

DUBLIN
LONDON
AMSTERDAM
FRANKFURT
PARIS
ZARAGOZA
SPAIN
ESCATRÓN

Spain is an alternative hub to Europe’s FLAP-D markets for hyperscale data centers, supported by strong fiber connectivity to major European network hubs and intercontinental routes, as well as energy costs below the FLAP-D average. Zaragoza has emerged as a key hyperscaler cluster, with demand increasingly extending to capacity nodes offering scalable power outside the core cluster.

In 2026, we broadened our European footprint by entering Spain through a greenfield data center campus in Escatrón, Zaragoza. The site is positioned to serve hyperscale customers seeking scalable capacity and geographic diversification outside of the core Zaragoza cluster and lies in an energy-rich region of Spain with large-scale renewable generation and significant available grid capacity.

Our Spain campus comprises 304MW of Secured Powered Land and provides customers with an additional scalable deployment option for cloud and AI workloads. We are currently in discussions with customers regarding potential capacity commitments at the campus.

Kyushu, Japan

While Tokyo remains Japan’s principal data center hub, constraints on power, land, and construction capacity are driving hyperscale companies to evaluate deployment locations in Japan.

Kyushu is an island located in the southwestern region of Japan. It offers relatively lower power costs, access to renewable energy resources, available land and network connectivity to Tokyo and the wider Asia-Pacific region, positioning it as an attractive location for the deployment of large-scale AI workloads by Japanese technology companies and global hyperscalers.

In 2026, we entered Kyushu through Imari Tech Park (ITP) in Imari, a city in the northwest corner of the island of Kyushu. The site provides approximately 160MW of Secured Powered Land.

Tokyo, Japan

Japan is one of the largest and most established data center markets globally, with hyperscaler and enterprise demand driving continued growth. Tokyo’s role as a critical Asia-Pacific subsea cable hub supports strong international connectivity and scalability for a broad spectrum of workloads, providing a strategic platform value for customers deploying in the region.

In 2024, we established a foothold in Tokyo to develop our first Japan data center project by entering into a long-term build-to-suit lease for a powered shell. The project, Fuchu Intelligent Park (FIP), is located in Fuchu City, which is about 25 kilometers west of Tokyo, and situated within an established data center cluster popular with financial institutions. This also enables us to leverage existing infrastructure and stable connectivity while delivering secure capacity.

We subsequently expanded our presence in 2025 by acquiring a freehold site in Kodaira, in western Tokyo. The two projects together provide customers with multi-deployment options in the same market. As of September 20, 2026, our Tokyo, Japan sites comprise 60MW of Secured Powered Land.

Hong Kong

Hong Kong is another established data center market with constrained resources. Our Hong Kong sites are strategically located in West Kowloon. We have a closely clustered “virtual campus” across four adjacent buildings allowing customers to scale across multiple facilities while maintaining campus-like proximity and connectivity. Our Hong Kong campuses host customers spanning cloud, internet, and financial institutions. As of September 20, 2026, we have Bookings of 42MW and Secured Powered Land of 22MW. We have two additional master lease agreements for buildings for an estimated aggregate of 57MW, which will be recognized in our Resources once certain conditions have been fulfilled.

Our Customers

Our customers rely on us to provide long-term access to scalable, AI-ready capacity in strategically located data center markets. Our purpose-built campuses deliver space, power, and cooling solutions to support a broad spectrum of digital workloads, including AI training and inference, cloud services, and others. Our data centers are engineered to be workload-agnostic and fungible, capable of supporting evolving power densities, liquid-cooling architectures, and technical standards demanded by our customers.

We have strong and trusting relationships with our customers, consisting of global leading hyperscalers and technology companies. We had Bookings from 9, 13 and 15 customers as of December 31, 2024, December 31, 2025, and September 20, 2026, respectively. Three of our hyperscale customers currently engage with us across our platform, each for multi-market deployments around or exceeding 200MW of Bookings.

Customers typically contract with us for data center infrastructure capable of serving a wide range of workloads, including AI training and inference, public cloud, social media and enterprise. As a result, we are not overly dependent on any one workload or geography, even though our Bookings are concentrated among a select number of large customers.

Hyperscalers increasingly deploy across multiple regions to address latency, resiliency, regulatory and proximity to end user requirements. While many have self-build capabilities, they have a higher tendency to outsource outside their home markets where access to power, permitting and execution are more complex. As a result, they often concentrate on partnering with experienced platforms that are able to deliver repeatable solutions and support coordinated multi-market expansion.

We work closely with our customers on multi-year deployment roadmaps across multiple markets. Four of our top five customers now deploy with us in multiple markets, demonstrating their confidence in our ability to deliver consistent engineering solutions and execution standards across geographies. The table below summarizes the presence of our top five customers by Bookings as of September 20, 2026 across key markets.

Markets
	Johor	Batam	Greater Bangkok	Greater Helsinki	Hong Kong	Kuala Lumpur
Customer A	✓		✓	✓
Customer B	✓	✓
Customer C		✓
Customer D	✓		✓		✓
Customer E					✓	✓

Contract Terms

We typically enter into master services agreements with our customers, which, together with a service order, may either set forth the terms for a particular data center, or set forth the general contractual terms pertaining to our arrangements with a specific customer for a number of potential sites, with service orders for specific data centers. Our customers agree to a specified committed amount of IT Power Capacity at our data centers with some customers also reserving the option to add additional IT Power Capacity on the same terms within a specified time period. We agree to deliver a specified amount of IT Power Capacity within a certain timeframe and specifications.

Term

A significant majority of our customer agreements have an initial term that ranges between 10 and 15 years, and customers usually have renewal options that allow them to extend their contracts by typically five years, depending on their requirements.

Currency

Our customer contracts are typically priced on a U.S. dollar basis, either denominated in U.S. dollars or set by reference to a U.S. dollar-equivalent amount, even where invoices are largely issued and settled in local currency. Approximately 76% of our Bookings are priced on a U.S. dollar basis. Approximately 12% of our Bookings are denominated in the Euro.

Pricing Structure

We charge monthly services fees under our agreements. While our pricing terms vary by customer, a significant majority of our Bookings have an annual price escalator. The weighted average annual price escalator under our existing customer contracts is around 1.9%, and the weighted average annual price escalator under customer contracts entered since January 1, 2025 is around 2.2%.

Additional Fees and Payment Terms

If a customer requires services beyond the agreed scope, we negotiate additional fees for such services on an ad hoc basis. We also generally charge one-time set-up fees for special or bespoke requirements at the initial readiness of a site. Customers pay for their actual power consumption on a monthly basis.

Our payment terms generally range from 30 to 45 days. We may request advance payment of data center services fees from certain customers.

Termination and Remedies

All of our customer contracts allow for termination at the customer’s option, subject to payment of specified costs and penalties (which could represent a substantial amount of the remaining cumulative services fees). In the event of any delays or service issues, there are certain pre-agreed penalties, such as reimbursements and service credits. Our customer contracts also permit termination, in the case of certain unrectified material defaults or failures of service provision including delay of delivery and certain service-level-related breaches, and any such potential termination remains subject to further negotiation with our customers.

Our End-to-End Scaled Platform

Our end-to-end scaled platform integrates market and site selection, securing resources, engineering solutions and delivery and operations into a single, repeatable approach. By combining collaborative planning with our customers, standardized and modular engineering solutions, and a resilient supply chain, we are able to identify and secure powered land in strategic locations, and develop and deliver scalable IT Power Capacity with speed and reliability. This integrated approach underpins our ability to support multi-region deployments for hyperscale customers while maintaining disciplined capital deployment and operational excellence.

Market and Site Selection

Leveraging our insights into our customers’ deployment roadmaps, we are effective in identifying new markets that satisfy customer demand. When customers are unable to obtain capacity at scale in an established data center market due to power, land or delivery constraints, they rely on us to identify alternative markets that satisfy their technical, latency and resiliency requirements.

We apply a systematic, structured framework to identify new markets and locations. We consider a variety of factors including: (i) sites which could be ready for service no later than 24 to 36 months and scalability for multi-phase campus-scale deployment of more than 200MW; (ii) power tariff levels and grid reliability; (iii) connectivity and proximity to major network aggregation points to support fungible hyperscale customer workloads; (iv) regulatory stability and support for data centers; and (v) the availability of a skilled labor force. We conduct comprehensive diligence across the above-mentioned factors, along with other technical and environmental considerations before committing meaningful capital deployment.

Securing Resources

Within each existing and prospective market, we build teams with local expertise. Our teams engage early with key stakeholders and strategic partners, including government authorities, utilities, suppliers and third-party agents. Our expertise enables us to identify powered land suitable for campus-scale development and address potential pain points, reducing our execution risk while minimizing lead time and cost. As a trusted partner to our customers, from time to time our customers refer opportunities for resource acquisition to us in markets in which they have demand and would prefer we provide solutions.

We avoid speculative builds and do not commit significant capital prior to securing anchor customer commitments. We primarily seek freehold ownership of our data centers. We maintain nimble and efficient decision-making throughout the process to respond to evolving customer demand and supply conditions.

Stakeholder engagement is central to our resource acquisition. Our track record of creating and expanding new markets, and delivering reliably has built credibility with customers, suppliers, government authorities and utilities, giving us a competitive advantage in securing additional resources.

Engineering

Our engineering platform is built on standardization and modularity, including our engineering process and project management. Our standardized and modular engineering solution enables repeatability and scalability across markets and delivery scenarios while maintaining flexibility for customer co-engineering, and has therefore been widely accepted by our customers. Our in-house engineering team collaborates closely with customers and suppliers to refine and update specifications, accelerating development cycles. We codify standards and modular blueprints, work jointly with customers to align technical requirements, and execute through repeatable, quality driven engineering and commissioning practices. These end-to-end technical engineering capabilities enable us to deliver a broad range of solutions to our customers.

Modular prefabrication is the backbone of our engineering principles and delivery execution. We implement repeatable, standardized units that are engineered to interconnect seamlessly. Approximately 50% to 70% of our mechanical, electrical and plumbing infrastructure components are prefabricated and directly installed on-site, subject to project conditions, local regulations and customer requirements. Our proven prefabrication-led approach shifts labor-intensive work into controlled environments, shortens construction timelines, lowers costs, and enables high quality and consistent large-scale execution.

Our data center architectures comprise several modules, tailor-made for different operational requirements. Our modular components are able to be incorporated in each of these systems, allowing us to efficiently deliver at scale based on customer requirements:

	ONEShell-Flex	ONEShell-Ultra	ONEFactory	ONEPOD
Workload	AI or Cloud	AI or Cloud	AI	AI

Capacity Range	64MW – 192MW	64MW – 192MW	80MW – 400MW	4MW – 400MW
Cooling	Air-cooled or liquid-cooled	Air-cooled or liquid-cooled	Liquid-cooled	Liquid-cooled

Substantially all of our current Bookings are configured using our ONEShell architectures, while our remaining Bookings are configured using our ONEFactory architecture. We are in discussions with customers regarding the deployment of our ONEPOD architecture. Generally, as the prefabricated proportion of our mechanical, electrical and plumbing system increases across these architectures, the delivery cycle shortens.

The following diagram illustrates the ONEShell-Flex.

Delivery

Upon signing of customer contracts, our delivery team manages the development and construction of our data center facilities. This team works in close collaboration with product engineering, procurement and construction functions and we also work in close collaboration with customers to finalize the engineering and technical specifications. Our delivery team coordinates the finalization of the technical engineering solutions, including coordinating internally and with module integrators for the procurement and integration of critical equipment and materials into modules. Our team also coordinates and oversees site works and commissioning. Leveraging our standardized approach to data center development, including modular prefabrication of mechanical, electrical, and plumbing infrastructure systems, we generally deliver projects within 12 months in Southeast Asia, materially faster than Structure Research’s estimated industry average in Southeast Asia of approximately 18 months.

Our delivery engine is underpinned by a resilient global supply chain. We have built our procurement footprint across multiple geographies. We have also established close collaboration with multiple suppliers, each of which undergoes a rigorous screening and selection process. When selecting suppliers, we consider a number of factors, including, among others, experience and expertise, reputation and track record, quality control, pricing, the availability and ability to commit sufficient resources to our projects and ability to meet our timelines. We work with module integrators to implement our engineering solutions, and manufacture and deliver prefabricated modules to our sites. Our module integrators assist us to procure long lead equipment from suppliers and manufacturers on our behalf and help us ensure the seamless integration of various components. They also arrange for the transportation and storage of prefabricated modules. This arrangement enables us to capitalize on their expertise in the specialized field of modular prefabrication, enhance our speed of delivery and improve our economies of scale. We have implemented several measures to ensure that our procurement through module integrators is cost efficient, including reviewing and approving the module integrators’ tender processes for long lead equipment, providing itemized pricing guidance to ensure that prices do not exceed our benchmarks established through direct procurement and market prices, and conducting quarterly reviews on itemized pricing for transparency. Our efficient supply chain is a key enabler of accelerated build schedules and on-time delivery, particularly when speed, certainty, and execution reliability are critical to our customers.

Operations

We are responsible for the day-to-day management of our data center facilities and meeting SLAs with our customers. Our operations team has 24/7 staff coverage at each data center and oversees operation and maintenance. The team comprises industry veterans in mechanical, electrical, and building management systems. We have predominantly maintained our contractual SLA obligations and have not experienced material SLA breaches resulting in material financial penalties from inception to date.

We established standardized operating standards across our platform to meet the elevated requirements of our customers. We implement strict controls consistently across our data centers to reduce operational, contractual and financial risks. We continuously maintain our operating standards through process standardization, automated and real-time monitoring, and data-driven performance management, improving our operating efficiency. These standards enable us to scale our operations efficiently while maintaining consistent service quality across an expanding portfolio.

Our Culture and Values

Our culture is built on being entrepreneurial, customer focused, solutions driven, collaborative, and grounded in integrity. We empower teams to take ownership while working seamlessly across functions to execute with excellence. This DayOne mindset enables us to deliver complex developments consistently and scale reliably across diverse markets globally.

Competition

Our primary competition comes from other hyperscale data center providers, though we may also face competition from various other types of data center solution providers for certain services.

We believe we compete favorably based on the following factors:

(i)	Strong and trusting relationships with, and understanding of, global leading hyperscalers;

(ii)	Ability to create and grow new markets;

(iii)	Proven engineering and delivery platform that delivers with speed and scale;

(iv)	Operational track record; and

(v)	Access to capital.

Employees and Training

We had 401, 794 and 1,280 employees as of December 31, 2024 and 2025 and June 30, 2026, respectively. The following table sets forth the number of our employees by function as of June 30, 2026:

	Number of Employees	% of Total
Go-to-Market and Customer Engagement	116	9%
Engineering and Delivery	283	22%
Data Center Operations	630	49%
General Administration and Management	251	20%

Total	1,280	100%

Recognizing the importance of skilled local talent to the long-term success of our operations, we conduct a series of country-specific career and talent engagement initiatives, including local career expos and partnerships with educational institutions. These efforts are intended to attract and develop local talent, support workforce development in the communities where we operate and position us as a leading employer in the digital infrastructure sector. Our talent-related initiatives reflect our commitment to building sustainable local teams and contributing to the long-term development of the data center ecosystem in each market.

We have grown significantly since our inception and our number of employees has increased in line with our growth. We are growing our recruitment team and engaging in recruitment activities in each of our jurisdictions.

We have entered into a collective bargaining agreement with our employees in Spain. Other than the foregoing, we are not a party to any collective bargaining agreements with our employees. However, as we expand our operations, particularly in Europe, it is possible we may enter into similar agreements in line with local market practice and labor laws.

We also conduct training activities for our employees, and in particular, in certain areas where we operate or seek to expand and the local pool of data center technicians is insufficient, we must recruit and train personnel to become data center technicians.

Sustainability

Sustainability is embedded in how we plan, build and operate our data center platform. In May 2025, we launched a sustainability strategy and roadmap designed to help us deliver high-performance digital infrastructure while reducing emissions, improving resource efficiency and strengthening governance and accountability. Our strategy is organized around three priorities: (1) designing and operating more sustainable data centers, (2) embedding sustainability across construction and the broader value chain, and (3) promoting trust and transparency through robust governance and ethical standards.

Community Engagement

Given the strong demand for data center capacity and our trusted partnerships with customers, our efforts are focused on building institutional credibility, supporting market entry and expansion, and strengthening relationships with key stakeholders across the jurisdictions in which we operate. Our strategy is designed to support our business objectives by fostering trust with governments, regulators, customers, partners, investors, suppliers, and local communities.

We also include localized corporate social responsibility initiatives aligned with community needs and sustainability priorities in each market. These initiatives may include community support programs, educational partnerships, and infrastructure-related sustainability projects and environmental management initiatives. Through these activities, we seek to build constructive relationships with local communities, support social development objectives, and reinforce our commitment to responsible and sustainable operations.

Facilities

Our headquarters are located at 5 Temasek Boulevard #10-06, Suntec Tower 5, Singapore 038985, occupying approximately 1,211 sqm of office space. We have additional offices in the markets in which we operate. We lease our office premises from unrelated third parties. For information regarding our data centers, see “—Our Footprint” above.

Legal Proceedings

We may become subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time. We are not currently a party to, nor are we aware of, any legal proceeding, investigation or claim which, in the opinion of our management, is likely to have a material adverse effect on our business, financial condition or results of operation.

REGULATION

Below is a summary of the regulations, requirements or regimes that are, or are expected to be, applicable to our businesses by jurisdictions. For a discussion of certain regulatory risks, see “Risk Factors—Risks Related to Regulations and the Industry.”

Malaysia Regulations

The following is a summary of the material approvals, licenses and permits that are required in Malaysia for developing and operating a data center, as well as other material regulations that are applicable to our business activities in Malaysia.

Regulations on Business in General

There is no dedicated statute or regulatory regime specifically governing the operation of data centers in Malaysia. Our business operations in Malaysia are subject to various general laws and regulations.

Regulatory regime for the establishment of local subsidiaries developing and operating data centers generally

Under the Companies Act 2016, foreign companies are not permitted to carry on business in Malaysia, unless such foreign companies elect to incorporate a local Malaysian company, register as a registered foreign company under the Companies Act 2016 or establish a local branch office in Malaysia. Our Group companies in Malaysia are private companies limited by shares and incorporated pursuant to the Companies Act 2016.

Regulatory approvals, licenses and permits for the development and operation of data centers

The Local Government Act 1976 (to be read with the applicable by-laws issued by the relevant local authority) empowers every local authority to grant a license or permit for any trade, business, premises or advertisement (including any signboards) and such license shall be subject to such conditions and restrictions as the local authority may prescribe. Generally, by-laws issued by the local authority will prescribe that no person shall operate trade, business or industry, or use any place or premise for any activity of trade, business and industry, or exhibit any advertisement, without a license issued by the relevant local authority.

The Communications and Multimedia Act 1998 (“CMA”) together with the Communications and Multimedia (Licensing) Regulations 2000 (“CMA Licensing Regulations”) are the primary legislative instruments that regulate the licensing regime of the telecommunications sector in Malaysia, which is under the regulatory purview of the Malaysian Communications and Multimedia Commission (“MCMC”).

Except for data center operators that provide: (i) cloud services (including where servers and space are licensed to third-party cloud service providers that are not incorporated in Malaysia and such third-party cloud service provider provides cloud services to end users via such servers and space); (ii) network facilities; and (iii) network services in the course of its data center operations, no specific regulatory approvals are required to be obtained from the MCMC for the operation of data centers in Malaysia. We will need to obtain the relevant license(s) should we decide to undertake any of the above.

Particularly, pursuant to the Advisory Notice on Cloud Service issued by MCMC on December 17, 2021 and the Information Paper on Regulating Cloud Services updated by MCMC as of September 30, 2024, to the extent that we: (i) provide cloud services in the form of Infrastructure-as-a-Service (“IaaS”) or Platform-as-a-Service (“PaaS”) to end users; or (ii) grant a license over servers and space in the data center to a third-party cloud service provider who is not incorporated in Malaysia (a “Foreign Third Party”) and the Foreign Third Party provides cloud services in the form of IaaS or PaaS through the said servers and space to end users, we may be required to hold an Applications Service Providers Class “ASP (C)” license.

If we provide connectivity and bandwidth services to enable connectivity or transport between different networks, we will be required to obtain licenses as follows: (i) a Network Facilities Provider Individual (“NFP(I)”) if we own network facilities (e.g., cables, towers) and (ii) a Network Service Provider Individual (“NSP(I)”) if we provide connectivity and bandwidth services to enable connectivity or transport between different networks. There are foreign equity limits imposed on the NFP(I) and/or NSP(I) licenses, where foreign entities may own up to 49% of the equity of the licensed holder, while the remaining 51% must be held by Malaysians, of which at least 30% must be held by Bumiputera, i.e., Malay and local indigenous people in Malaysia.

Regulatory requirements/restrictions on the purchase and ownership of lands in Malaysia by foreign investors through their local subsidiaries

The National Land Code (Revised 2020) (“NLC”) requires that all land dealings (including the transfer of lands) be registered in order with the relevant land office to confer title or interest on the new proprietor or interest holder. In order to conduct dealings in relation to any alienated land in Peninsular Malaysia (which, for the avoidance of doubt, includes Johor) as a foreign company (as defined under the NLC to include Malaysia-incorporated company which are majority owned by foreign interest such as our Group in Malaysia), such foreign company will be required to obtain prior approval from the State Authority pursuant to the NLC. Failure to obtain such State Authority’s approval would render such dealings null and void under the NLC.

State Authority’s approval is also required to be obtained if title document of the relevant lands contains restrictions-in-interest or express conditions requiring the prior approval from the State Authority prior to effecting registration of the relevant dealings.

Pursuant to the Guidelines on the Acquisition of Properties issued by the Ministry of Economy (“MOE”) (“MOE Guidelines”), as updated on July 13, 2022, any acquisition of properties valued at RM20 million and above that result in the dilution of ownership in the properties owned by Bumiputra interest and/or government agencies require approval of the MOE (“MOE Approval”). If we acquire any real properties from any Bumiputra and/or government agencies which triggers the MOE Approval requirement, MOE will impose, among others, a requirement for at least 30% Bumiputera equity in the acquiring entity. That said, the MOE Guidelines provide certain exemptions from the foregoing equity requirement, and in the context of land acquisition for the purposes of data center development, the acquiring entity is required to fulfill certain conditions, including (a) obtaining a letter of support from Malaysia Digital Economy Corporation, Ministry of Investment, Trade and Industry and other relevant agencies and (b) undertaking that the development of the data center shall be completed within two years from the completion of the land transfer.

Regulatory requirements for the development of land and construction of buildings

The Street, Drainage and Building Act 1974 (“SDBA”) and the Town and Country Planning Act 1976 (to be read together with the Uniform Building By-Laws 1984 (“UBBL”)) require any person intending to commence, undertake or carry out any development (including data center development) to obtain planning permission and approval with respect to the building plans from the local authority.

Specifically in the context of data center development, the Ministry of Investment, Trade and Industry (and in collaboration with other relevant agencies such as Town and Country Planning Department of Peninsular Malaysia (“PLANMalaysia”)) has published the Guideline for Sustainable Development of Data Centers, establishing the framework for the development and monitoring of data centers in Malaysia, focusing on energy and water efficiency, site selection to minimize impact, and mandatory reporting requirements. The Ministry of Housing and Local Government (and in collaboration with other relevant agencies such as PLANMalaysia) has also published the Planning Guidelines for Data Centre on October 24, 2024, setting out guidelines on appropriate zoning, site implementation, data center development requirements, and planning considerations in data center development at a national level. Specifically in Johor, Town and Country Planning Department of

Johor (“PLANMalaysia Johor”) has published the Johor State Data Centre Development Planning Guidelines (effective in April 2024), setting out certain requirements to be considered for data center developments specifically in the State of Johor.

The SDBA further requires that a certificate of completion and compliance be issued by a principal submitting person (which includes an architect) who is responsible to certify that the relevant building has been constructed in accordance with the applicable rules and regulations before occupation of a building.

The Environmental Quality Act 1974 establishes standards for controlling air emissions, industrial effluents, sewage and wastes. The development and operation of a data center in Malaysia does not require an environmental impact assessment, unless such development involves a sloped area.

Laws and Regulations relating to Employment

The Income Tax Act 1967 and related Inland Revenue Board of Malaysia (“IRB”) administrative requirements require Malaysian companies to register for a tax identification number with the IRB for corporate income tax compliance purposes. If the Malaysian companies have employees, it must also register for an employer tax file with the IRB and obtain an employer number / E number for employer reporting and payroll-related tax compliance purposes.

As an employer, we are required to comply with the minimum wages, employment and workplace safety, health and welfare standards required under the Minimum Wages Order 2024 (or such newer order which may be in force), Employment Act 1955 and Occupational Safety and Health Act 1994, and the registration and contribution requirements pursuant to the Employees Provident Fund Act 1991, the Employees’ Social Security Act 1969, the Employment Insurance System Act 2017, and the Pembangunan Sumber Manusia Berhad Act 2001, or the Human Resources Development Corporation Act 2001. To the extent we employ any foreign nationals in Malaysia, prior approvals will have to be sought from the relevant authorities including the Department of Labour, the Immigration Department, the Ministry of Home Affairs and/or the Ministry of Human Resources (if blue collar workers are employed).

Regulatory requirements pertaining to the operations of the data center premises and facilities

Under the Fire Services Act 1988, it is mandatory for every designated premises as defined under the Fire Services (Designated Premises) Order 1998 to obtain a fire certificate issued by the Director General of Fire and Rescue Department. The fire certificate confirms that the data center premises built are in compliance with the fire safety standards prescribed under the Fire Services Act 1988 and the relevant regulations.

The Electricity Supply Act 1990 (“ESA”) requires any party that supplies electricity from any installation to obtain a distribution license from the Energy Commission of Malaysia. To the extent that our Group in Malaysia is involved in the distribution or supply of electricity to customers or tenants, we will require a distribution license under the ESA.

If we own or operate a private water supply system or private sewerage facilities or services, there is a requirement under the Water Services Industry Act 2006 to obtain a class license from the National Water Services Commission or Suruhanjaya Perkhidmatan Air Negara (“SPAN”) and we therefore are required to comply with prescribed requirements governing the standards and prohibitions in respect of water supply and sewerage services. It is common for data center operators to operate a water supply system and provide water supply services to their customers. To the extent that our subsidiaries in Malaysia operate a private water supply system and/or provides such water services, they will need to obtain a class license issued by SPAN.

The Energy Efficiency and Conservation Act 2024 (“EECA”), which came into force on January 1, 2025 to improve energy efficiency across various sectors, regulates and imposes obligations on energy consumers who consume more than 21,600 gigajoules of energy per annum within Peninsular Malaysia. If any of our data centers consume more than the annual energy consumption threshold of 21,600 gigajoules of electricity, it will be subject to the requirements of, among others, appointing a registered energy manager for the proper administration of energy efficiency and conservation systems, developing and implementing an energy management system, conducting energy audits, and submitting energy efficiency and conservation reports as well as audit reports to the Energy Commission.

Regulatory requirements relating to Cyber Security

The Cyber Security Act 2024 (“CSA”), came into force on August 26, 2024 to establish the regulatory framework for the strengthening of Malaysia’s cyber security resilience, particularly in relation to the imposition of requirements on national critical information infrastructures (“NCII”) and the licensing of cybersecurity service providers. NCII refers to a computer or computer system which the disruption to or destruction of the computer or computer system would have a detrimental impact on the delivery of any service essential to the security, defense, foreign relations, economy, public health, public safety, or public order of Malaysia, or on the ability of the Federal Government or any of the State Governments to carry out its functions effectively.

One of the NCII sectors is “information, communication and digital” and if we are designated as an NCII entity by the relevant NCII sector lead (in the case of the “information, communication and digital,” the Ministry of Communications, Ministry of Digital and MCMC) pursuant to the CSA, we will be required to comply with the requirements under the CSA, including to implement certain cyber security standards, processes and measures, conduct cyber security risk assessments and audits, and report to the National Cyber Security Agency and NCII sector lead in the event of a cyber security incident. Additionally, if we host a NCII entity’s NCII, we may indirectly also be subject to certain requirements under the CSA. Failure to comply with the obligations under the CSA may attract penalties. For example, failure to report cyber security incidents may attract a fine of not more than RM500,000 and/or imprisonment for a term not exceeding 10 years.

The CSA establishes the overarching framework governing cyber security in Malaysia which shall be read together with its subsidiary legislations and existing laws relating to cyber security in Malaysia in separate pieces of legislation as described below.

Regulatory requirements on data transfer and privacy protection applicable to data center operators

The Personal Data Protection Act 2010 (“PDPA”) is the main legislation governing the processing of personal data in respect of commercial transactions in Malaysia. The PDPA was recently amended pursuant to the Personal Data Protection (Amendment) Act 2024 (which came into force in three stages, on January 1, 2025, April 1, 2025, and June 1, 2025), and subsidiary instruments (e.g., amendments to the Personal Data Protection Regulations 2013 and the new Personal Data Protection Standard) are pending finalization following public consultation papers issued by the Personal Data Protection Commissioner (“PDPC”). The PDPC is the authority responsible for regulating and enforcing the PDPA.

Data controllers (i.e. any person that processes personal data for his or her own purposes or has control over or authorizes the processing of personal data) will be required to comply with the PDPA, including but not limited to the seven personal data protection principles (i.e. general, notice and choice, security, disclosure, retention, data integrity, and access). Data processors (any person who processes personal data solely on behalf of the data controllers and does not process the personal data for any of their own purposes) are required to comply with the security principle under the PDPA. We would be considered a data controller if we process personal data for our own purposes (e.g., employee data), and a data processor if we process personal data for and on behalf of and at the direction of our enterprise customers, if any (e.g. personal data hosted on the data center operators’ servers). Failure to comply with any of the personal data protection principles may (upon conviction) attract a fine up to RM1,000,000 and/or imprisonment for a term up to three years.

In addition to the general personal data protection obligations under the PDPA, if we hold any license pursuant to the CMA, we will be required to register as a data controller under the PDPA, pursuant to the

Personal Data Protection (Class of Data Users) Order 2013 (which specified CMA licensees as one of the classes of data controllers to be registered under the PDPA). In addition, licensees under the CMA are required to comply with the Personal Data Protection Code of Practice for the Communications Sector. This will only apply, however, if we are licensed by the MCMC pursuant to the licensing regime under the CMA as set out above.

There is no absolute prohibition against cross-border transfers of personal data. A data controller may transfer any personal data of a data subject to any place outside Malaysia if (a) there is in that place in force any law which is substantially similar to the PDPA or (b) that place ensures an adequate level of protection in relation to the processing of personal data which is at least equivalent to the level of protection afforded by the PDPA. In addition, the PDPA provides other conditions permitting the transfer of personal data outside Malaysia, which includes where the data subject has consented to the transfer. These restrictions and obligations will only apply to us in our capacity as a data controller over certain types of personal data we process (e.g. employee data).

We will be required to appoint a data protection officer to oversee compliance with the data protection laws and serve as the primary contact point with the PDPC and data subjects under the PDPA, if we meet the criteria stipulated under the Personal Data Protection Guideline: Data Protection Officer. For instance, this appointment obligation will apply where we process personal data of more than 20,000 data subjects, or if we process sensitive personal data or financial information of more than 10,000 data subjects, or if the processing involves activities that require regular and systematic monitoring of personal data (e.g. CCTV and connected devices). Data controllers are also required to notify the appointment of the DPO and the business contact information to the PDPC.

The Data Sharing Act 2025 (“DSA”) came into effect on April 28, 2025 and regulates the sharing and handling of data controlled by a public sector agency. Where we are engaged by a public sector agency to conduct any data migration, data integration or data analytics work using shared data regulated under the DSA, we will be required to comply with the security requirements imposed by the DSA. Failure to comply is an offense and may upon conviction attract a fine not exceeding RM1,000,000 and/or imprisonment for a term up to five years.

Regulations in relation to computer-related crimes

The Computer Crimes Act 1997 provides for offences relating to the misuse of computers and criminalizes the act of gaining unauthorized access into computers or networks, spreading of malicious codes, such as viruses, worms and Trojan horses, unauthorized modification of any program or data on a computer as well as wrongful communication of any means of access to a computer to an unauthorized person.

In cases where computer or internet-related crime activities are involved, but do not specifically fall within the ambit of any of the previous mentioned statutes, such as online fraud, cheating, theft, criminal defamation, intimidation, gambling and pornography, such offenses may be charged under the Penal Code, which is the primary legislation dealing with criminal offences in Malaysia.

Indonesia Regulations

Regulations on Foreign Investment and Foreign Ownership Restrictions

Foreign investment in Indonesia is generally permitted in all business lines, except those specifically subject to foreign ownership restrictions. Data center and related services, classified under KBLI Number 63111 (Data Processing Activities) and/or KBLI Number 63112 (Hosting and Related Activities), currently have no foreign ownership limitations and can therefore be fully foreign-owned.

Regulations on Data Center Businesses

To date, there is no specific regulatory or licensing regime applicable exclusively to data center businesses under Indonesian law. Instead, data center businesses are generally treated as part of the industrial sector, rather than as telecommunications or information services businesses. Accordingly, the establishment and operation of data center facilities are regulated under the general regulatory framework for industrial activity.

As it is classified as an industrial activity, a data center business is generally subject to location requirements applicable to an industrial company. In principle, Indonesian law requires an industrial company to operate in an industrial estate. Such requirement may be exempted in certain circumstances, including where (i) the relevant city or regency does not yet have an industrial estate, (ii) all available plots within existing industrial estates are fully occupied, or (iii) the relevant area has a special economic zone that includes an industrial zone. Exemptions also apply to specific categories of businesses, such as small or medium-scale industries with limited environmental impact, or industries that require a particular location due to the nature of their raw materials or production processes. Where an industrial company qualifies for such exemptions, it is nevertheless required to be located within an area specifically designated for industrial activities and to obtain an exemption statement from the Ministry of Industry. The exemption is granted on a case-by-case basis and is assessed as part of the applicable business licensing process.

Business Licenses

Indonesia adopts a risk-based approach to business licensing. This means that the type of business licenses required to commence and to conduct commercial operations will depend on its risk level. Business activities are generally classified into: (i) low risk, (ii) medium-low risk, (iii) medium-high risk, and (iv) high risk categories.

Business activities that are in the low risk category will only need a Business Identification Number (Nomor Induk Berusaha or “NIB”) to commence commercial operations. Medium-low risk business activities will require: (i) an NIB and (ii) an unverified standard certificate, which is a self-declaration from the business that it has fulfilled the relevant minimum regulatory requirements. Medium-high risk business activities will require: (i) an NIB and (ii) a verified standard certificate, which is subject to review by the relevant authority. High risk business activities are subject to the most stringent licensing requirements and generally require (i) an NIB and (ii) a specific business license (izin) prior to commencing commercial operations.

Data center business activities, which are commonly classified under KBLI Number 63111 (Data Processing Activities) and KBLI Number 63112 (Hosting and Related Activities), are generally categorized as medium-high risk business activities. Accordingly, prior to commencing commercial operations, these activities are required to obtain an NIB and a verified standard certificate, which confirms compliance with the applicable technical and operational requirements.

Regulations on Land Ownership

In general, Indonesian law recognizes several forms of land titles. Our data center operations in Indonesia are held under Right to Build (Hak Guna Bangunan or “HGB”), which grants the holder the legal right to construct and operate buildings or other infrastructure on land that is either owned by the state or by third parties. The initial term of an HGB is typically up to 30 years, which may be extended for up to 20 additional years and further renewed for up to 30 years, subject to compliance with applicable legal requirements. Extensions and renewals are conditional upon, among other things, continued use of the land in accordance with the HGB title, conformity with the applicable zoning, the land not being required for public purposes, and the holder continuing to meet eligibility criteria under Indonesian law. As our HGB titles are subject to another party’s Right to Manage (Hak Pengelolaan), approval from the holder of such rights is also required for any HGB extension or renewal.

Free Trade Zone and Special Economic Zone

1. Free Trade Zone

Batam is designated as Free Trade and Free Port Zone (“FTZ”) by virtue of Government Regulation No. 46 of 2007, dated August 20, 2007, to promote trade, investment, as well as economic development. It is administered by the Batam Free Trade and Free Port Zone Authority (Badan Pengusahaan Kawasan Perdagangan Bebas dan Pelabuhan Bebas Batam or “BP Batam”), which is responsible for overseeing regulatory compliance and facilitating business operations within the zone.

Companies operating within an FTZ may benefit from simplified customs procedures, tax incentives, and streamlined licensing requirements. These include exemptions or reductions on import duties and value-added taxes for goods entering or leaving the zone. While FTZs offer regulatory relaxations, businesses remain subject to applicable national laws on labor, environment, industrial safety, and other sector-specific requirements. The FTZ regime applies broadly across Batam, providing a general framework of regulatory facilitation for businesses located in the zone.

2. Special Economic Zone

In addition to the FTZ, certain areas in Indonesia are designated as Special Economic Zones (“SEZ(s)”). An SEZ is established with the aim to attract investment and promote economic development through targeted incentives. An example is Nongsa SEZ (locally known as Nongsa Digital Park) in Batam.

The specific benefits available in each SEZ differ, depending on the special administrative regulations governing that zone. These may include tax allowances, tax holidays, and streamlined licensing procedures, among other incentives.

Regulations on electricity and water supply

1. Electricity Supply

Public electricity supply is mainly provided by PT Perusahaan Listrik Negara (Persero) (“PLN”), a state-owned utility responsible for generating, transmitting, and supplying electricity nationwide. Private independent power producers may also supply electricity under certain arrangements, including in industrial parks, where electricity is commonly provided through cooperation with the industrial park operator. Data center operators typically enter into direct supply agreements with PLN or licensed private suppliers.

For electricity procured from PLN, a business entity is required to enter into a power purchase agreement (“PPA”) with PLN. Under this agreement, tariffs are established in accordance with Minister of Energy and Mineral Resources (“MEMR”) Regulation No. 7 of 2024, issued on June 6, 2024. Customers are typically required to pay a connection fee and a subscription security deposit. The PPA also governs the technical and operational terms of supply, including the construction and handover of electrical installations that will be used to deliver electricity.

Where electricity is procured from a licensed private supplier, a substantially similar PPA is executed, but tariffs must be approved by the MEMR or, where applicable, the Governor. The PPA with a private supplier also covers technical requirements, including connection arrangements, construction and handover of electrical installations, and standards for supply reliability and continuity.

To maintain operational continuity, data centers typically implement backup power systems to support critical operations in the event of electricity supply interruptions. Under Indonesian law, any self-generation of electricity for own use, such as through backup power generators, requires a license known as Electricity Supply Business License for Own Use (Izin Usaha Penyediaan Tenaga Listrik untuk Kepentingan Sendiri or “IUPTLS”) if the total capacity of the power generator exceeds 500 kW in a single installation. If the total capacity is 500 kW or less, the operator is only required to report the installation once, and a full IUPTLS is not required.

2. Water Supply

Under Law No. 17 of 2019 on Water Resources, issued on October 16, 2019, as amended by the Omnibus Law (“Water Resources Law”), water resources in Indonesia are controlled by the state and must be used for the utmost benefit of the public. Accordingly, water supply is generally sourced from government-owned water utilities. In certain cases, water may also be provided by licensed private utilities, typically in cooperation with the relevant government-owned utility.

In addition to procuring water from these sources, data center operators may also procure water independently for their own operational needs, such as through extraction from groundwater or other private sources, subject to obtaining the appropriate permits or licenses from the relevant authorities.

Regulations on Personal Data Protection

Law No. 27 of 2022 on Personal Data Protection, issued on October 17, 2022 (“PDP Law”) is the principal legislation governing the processing and protection of personal data in Indonesia. In addition to the PDP Law, other laws and regulations, including sector-specific rules, may also apply.

Under the PDP Law, general requirements for personal data processing, including cross-border data transfers, apply broadly. Cross-border transfers are subject to the following conditions:

(a)	the jurisdiction where the recipient is located must have an equivalent or higher data protection standard (or referred to as adequacy level of protection);

(b)	if the first condition cannot be met, the data exporter must implement appropriate and binding safeguards (e.g., contract, binding corporate rules); or

(c)	if neither condition can be fulfilled, the data exporter may proceed on the basis of the data subject’s explicit consent for the cross-border personal data transfer.

Currently, no additional guidelines have been issued to clarify how to ensure compliance with the first two conditions. In practice, pending further guidance, data controllers often rely on data subject consent for cross-border transfers.

Certain types of data may also be subject to sector-specific localization requirements. Industries such as healthcare, banking and financial services, oil and gas, and public institutions operate under stricter rules than those set out in the PDP Law, which may restrict or prohibit cross-border data transfers. While operators of data centers are generally exempt from these sector-specific obligations, we may still need to comply with certain requirements if we store any customer personal data in these regulated sectors, and may be required to facilitate compliance by our customers with applicable sector-specific obligations, including the localization or cross-border transfer rules.

Regulations on Cybersecurity

Indonesia’s cybersecurity regulatory framework has evolved in response to the growing risks associated with digital transformation and the increased reliance on data-driven industries. The National Cyber and Crypto Agency (Badan Siber dan Sandi Negara or “BSSN”) acts as the primary authority responsible for formulating policies, issuing technical standards, and coordinating national cybersecurity efforts.

A key regulation in the current framework is Presidential Regulation No. 82 of 2022 regarding Protection of Vital Information Infrastructure, dated May 24, 2022. This regulation designates the information and communications technology (“ICT”) sector as a “strategic sector” and classifies it as Vital Information Infrastructure (“VII”). As entities operating within VII, data center operators must implement risk-based cybersecurity measures, incident reporting protocols, and business continuity plans. These include conducting annual risk assessments to evaluate business vulnerabilities – including human resource risks – and ensuring the protection of VII assets.

Singapore Regulations

The following is a summary of the approvals, licenses and permits that are required in Singapore for developing and operating a data center as well as other material regulations that are applicable to data centers.

Regulatory approvals for establishment of local subsidiaries developing and operating data centers generally

There is no specific regulatory approval required for foreign companies such as our Company to establish local subsidiaries to develop and operate data centers in Singapore. While Singapore does not impose restrictions on the foreign development and operation of data centers, the Info-communications Media Development Authority (“IMDA”) published Singapore’s Green Data Centre Roadmap on May 30, 2024 to chart the sustainable, continued growth of data centers and to support Singapore’s ambitions to grow the digital economy. The Green Data Centre Roadmap states that the IMDA will continue to bring in data centers with the best-in-class technologies for sustainability and economic value for Singapore.

Regulatory approvals, licenses and permits for the development and operation of data centers

Except for data center operators that deploy any telecommunication infrastructure or offer telecommunication services to third parties in the course of their data center operations, no specific telecommunication regulatory approvals are required for the development and operation of data centers in Singapore.

However, it is common for data center operators to provide bandwidth and connectivity services to their customers and cross-sell connectivity services. Our company would need to obtain the relevant telecommunication license(s) should we decide to do so.

There are no foreign equity limits imposed on telecommunication licensees in Singapore. Should our Company be required to obtain the relevant telecommunication license(s), we do not foresee any issues arising from being a foreign investor, so long as we incorporate a local company or register as a local branch of a foreign company in Singapore to apply and hold the requisite telecommunication license(s). In this regard, the Companies Act 1967 requires that every company incorporated in Singapore must have at least one (1) director who is ordinarily resident in Singapore.

Likewise, there are no requirements/restrictions on foreign investment in the relevant industries that our Company conducts business in.

Regulatory requirements/restrictions on the purchase and ownership of land and buildings by foreign investors and their local subsidiaries

Generally, foreign investors and their local subsidiaries do not face restrictions on the purchase and ownership of land and buildings. Land in Singapore may be zoned for industrial, commercial or residential purposes. There are no restrictions for foreign individuals or entities to purchase and own commercial or industrial properties in Singapore. However, foreign investors would need to apply to the government for approval to purchase certain types of residential properties pursuant to the Residential Property Act 1976. Such a restriction is unlikely to be relevant to our Company given that data centers are unlikely to occupy land zoned for residential purposes. In addition, measures have also been introduced to enhance Singapore’s anti-money laundering controls.

Regulatory requirements/restrictions on land use rights and constructions

Typically, data centers in Singapore occupy land managed and administered by Jurong Town Corporation (“JTC”). JTC is a statutory board under the Ministry of Trade and Industry that spearheads industrial development in Singapore. Principally, JTC administers such data centers as a landlord/lessor through leases with tenures of 20 up to 30 years. In 2025, JTC refined the land lease framework to better accommodate the needs of lessees. Under the new framework, greenfield allocations involving new construction will benefit from an additional three-year lease period dedicated to the building phase, ensuring that lessees can fully utilize the intended lease term. Furthermore, the framework introduces greater flexibility for 20-year leases, allowing them to be extended with two additional five-year renewal terms, contingent upon the lessee’s commitment to new investments. However, JTC has required certain leases to expire by 2050.

JTC leases typically provide that the lessee is to commence business operations within six to 12 months from the completion of development of the property. Furthermore, the lessee is normally obliged to conduct continuous operations of the property only for the authorized use throughout the lease term. There are also sustainability and energy efficiency requirements. For JTC fresh allocations, renewals, and extensions, JTC will mandate that lessees meet a fixed minimum investment criterion concerning fixed asset investments. In 2025, JTC expanded the definition of plant and machinery (“P&M”) investments to encompass verifiable investments in innovation, research and development, digitalization, and intellectual property creation. Any disposal of interests (including assignment and disposal) under the JTC leases would also require the consent of JTC and typically, consent can only be obtained after an initial prohibition period. The lessee is also required to construct the building within a building period, typically within three to five years, if the lessee is allocated land directly from JTC.

In view of recent policy considerations, there are sustainability requirements implemented by JTC and other regulatory bodies for the development of data centers. In 2019, the Singapore government sought to manage the growth of data centers by imposing a moratorium on new data center projects. This moratorium was lifted in 2022, transitioning to a more selective approach through the pilot “Data Centre—Call for Application (DC-CFA)” exercise launched on July 20, 2022 and the second “Data Centre-Call for Application (DC-CFA2)” exercise launched on December 1, 2025. Under the DC-CFA2 mechanism for data center capacity allocation, applicants must meet a number of requirements, including at least a Platinum certification under the BCA-IMDA Green Mark for New Data Centre scheme launched on October 18, 2024, specified power usage effectiveness thresholds of 1.3 or better at 100% load under DC-CFA, and 1.25 or better at 100% IT load under DC-CFA2, and provide proposals on offsetting the data center’s carbon emissions footprint.

These measures aim to ensure that any future data center projects align with Singapore’s climate change commitments.

Regulatory requirements/restrictions pertaining to construction

Under the Planning Act 1998, planning permission from the Urban Redevelopment Authority (“URA”) is required for any development or building project in Singapore. The owner or developer of industrial land has to appoint a Qualified Person (“QP”) (such as registered architects, registered land surveyors and/or professional engineers) to prepare plans and submit a development application to URA via the Construction and Real Estate Network e-Submission System (“CORENET eSS”). The Master Plan, a statutory land use plan available on the URA website, sets out the land use zoning and gross plot ratio for each (potential) development site, and forms the basis of consideration for potential approval of any development works.

Under the Building Control Act 1989, major building works and building plans would require consent from the Building and Construction Authority. Depending on the specific development, regulatory approval from various other technical government departments would also be required, before commencing construction.

There are various associated regulatory requirements which govern the process and licensing of all aspects of construction. These include work health and safety (construction) regulations, noise control regulations, and environmental public health regulations.

On September 10, 2024, the Building Control (Amendment) Bill was passed to introduce the new Mandatory Energy Improvement (“MEI”) regime, aimed at reducing energy consumption in energy-intensive buildings like data centers. The MEI regime will require owners of energy-intensive buildings to engage a professional to carry out an energy audit and implement measures to reduce the building’s energy consumption.

Before a constructed building can be occupied in Singapore, a Temporary Occupation Permit (“TOP”), or Certificate of Statutory Completion (“CSC”) is required. A CSC is issued when a building or development has complied with all statutory requirements under the Building Control Act & Regulations and has obtained all necessary clearances from relevant technical departments (including URA, Land Transport Authority and Public Utilities Board).

Regulatory requirements/restrictions on cross-border data transfer and privacy protection applicable to data center operators

The Personal Data Protection Act 2012 (“PDPA”), is the primary data protection legislation in Singapore, and it is administered and enforced by the regulator for data protection, the Personal Data Protection Commission (“PDPC”).

Every organization (including data center operators) will be required to comply with the PDPA to the extent it carries out any collection, use or disclosure of personal data in Singapore. The PDPA’s data protection obligations include, among other things, (1) putting in place appropriate technical and organizational measures to protect the personal data from data breach incidents, (2) ceasing to retain personal data if the purpose for collection is no longer served and retention is no longer necessary for any other legal or business purposes, and (3) notifying the PDPC and/or the affected individuals in the event of a data breach incident (if the relevant notification thresholds have been met).

There is no data localization requirement in Singapore for data to be hosted, stored, or processed in Singapore, or any cross-border prohibition for the transfer of data out of Singapore. However, the transfer of personal data out of Singapore is permitted only if the transferor has taken appropriate steps to ensure that the overseas recipient is bound by legally enforceable obligations to provide the transferred personal data with a standard of protection that is comparable to that under the PDPA.

The PDPC may give an organization such directions as it thinks fit to ensure the organization’s compliance with the PDPA, including for the organization to (a) stop collecting, using or disclosing personal data in contravention of the PDPA; and/or (b) destroy personal data collected in contravention of the PDPA.

The PDPC also has the power to impose financial penalties on organizations that are found to have intentionally or negligently breached the data protection obligations under the PDPA of (a) up to S$1 million, or (b) 10% of the organization’s annual turnover in Singapore (on organizations with an annual turnover in Singapore exceeding S$10 million), whichever is higher.

Other regulatory requirements/restrictions applicable to data center operators

In addition to the PDPA, following the recent amendments to the Cyber Security Act 2018 (“CSA”), the CSA now regulates Foundational Digital Infrastructure (“FDI”) service providers, which include cloud computing service and data center facility service providers. Hence, if our Company is subsequently designated as an FDI service provider, we will have additional obligations in relation to the cybersecurity of our digital infrastructure, including adhering to cybersecurity codes and standards of practice, as well as reporting prescribed cybersecurity incidents to the Cyber Security Agency. The amendments to the CSA regulating providers of FDI services took effect on October 31, 2025.

To address concerns beyond cybersecurity risks, in February 2025, the IMDA issued a set of advisory guidelines on the resilience and security of data centers which encourage data center operators to establish objectives, policies, procedures, and processes to achieve business continuity targets, implement and operate a business continuity management system, monitor and measure the business continuity management system’s performance and conformance, and take corrective and preventive actions to improve business continuity management system performance. While the advisory guidelines are voluntary, it is expected that some of the recommendations will be codified in a Digital Infrastructure Act (“DIA”) that Singapore is looking to introduce to systematically regulate important digital infrastructure such as major cloud service providers and data center operators. In 2026, Singapore commenced active pre-legislative consultations with industry stakeholders on the scope and implementation of the proposed DIA.

IMDA also introduced further measures in August 2025 to raise both facility and IT energy efficiency. Beyond new PUE benchmarking and disclosure requirements, Singapore launched SS 715:2025, a new IT equipment energy-efficiency standard aimed at achieving at least a 30% reduction in IT energy consumption. The standard sets efficiency baselines, promotes practices such as workload consolidation and virtualization, and requires equipment to operate safely at temperatures up to 35°C, complementing the Tropical Data Centre Standard (SS 697:2023). IMDA also supports adoption through an Energy Efficiency Grant that co-funds preapproved energy-efficient IT equipment, strengthening Singapore’s overall framework for sustainable data center growth.

Japan Regulations

Regulations on Zoning and Construction Building

1. City Planning Act (toshi keikaku ho)

The City Planning Act (Act No. 100 of 1968) is the primary source of zoning regulations in Japan. Its main objectives are to ensure balanced land development and promote public welfare.

Under the City Planning Act, land is categorized into “City Planning Areas” and “Non-City Planning Areas,” and within City Planning Areas, thirteen zoning districts are defined, each with specific building regulations (e.g., permitted use, building coverage and floor area ratios) under the Building Standards Act. In addition, developers must obtain permission from the prefectural governor (or the mayor, as applicable) prior to commencing any “Development Actions” on land located in certain areas.

2. Building Standards Act (kenchiku kijyun ho)

The Building Standards Act (Act No. 201 of 1950) stipulates, among other things, basic rules for constructing buildings, minimum engineering safety requirements, and permitted uses of buildings in each zoning district under the City Planning Act.

Under the Building Standards Act, any person who constructs certain buildings (i.e., a person who orders construction work from a general contractor) must obtain (i) a “Building Confirmation Certificate” (kakunin zumi sho) from the relevant local government or a designated confirmation and inspection body (the “Relevant Authority”) before commencing the initial building construction, extension or reconstruction, and (ii) an “Inspection Certificate” (kensa zumi sho) from the Relevant Authority upon completion of the building construction, extension or reconstruction. The Relevant Authority issues Building Confirmation Certificates only if it can confirm that the buildings in question are in compliance with specific mandatory requirements under the substantive building standards.

The Building Standards Act also governs the building coverage and floor area ratios of new buildings based on the thirteen zoning districts. The building coverage ratio is the allowable area of land, while the floor area ratio is the building’s total size in relation to the land size. When the developer plans to construct a new building (e.g., a data center) on the land, it must confirm both ratios and consult with a consultant or design and construction company in advance.

Regulations on Telecommunications and Electricity Business

1. Telecommunication Business Act (denki tsushin jigyo ho)

A person who conducts a business that provides (a) intermediating communications of others through the use of telecommunications facilities or (b) any other acts of providing telecommunications facilities for the use of communications by others in order to meet the demands of others (“Telecommunications Business”) must be licensed under the Telecommunications Business Act (Act No. 86 of 1984) (the “TBA”).

A TBA license is either a registration (toroku) or filing a notification (todokede) with the Ministry of Internal Affairs and Communications (“MIC”). The type of license required depends on various factors, including, but not limited to, whether the business operator installs telecommunications circuit facilities (e.g., coaxial cables or optic fibers) and whether the scale and scope of such facilities exceed standards specified in relevant MIC ordinances. Several exemptions may also apply to these requirements.

In summary, whether an operator of a data center needs the TBA license depends on what it will do. According to the “Manual to enter a Telecommunications Business (supplement)” issued by the MIC in 2005 (last amended in January 2023) (the “Manual”), if a party leases out space in a building equipped with certain facilities where Telecommunications Business providers will install servers and the like, then it is merely leasing spaces as a real estate business, and thus it would not be construed as Telecommunications Business. The Manual further states that, even in such cases, if the party procures telecommunications circuit facilities by itself and provides those facilities to users, then it could be construed that the party is reselling telecommunications services to users, and thus the party could be required to obtain the TBA license. If the scale of those telecommunications circuit facilities falls within the prescribed thresholds, the licensing requirement would be satisfied by filing a notification rather than obtaining a registration, which is more onerous.

2. Electricity Business Act (denki jigyo ho)

The major requirements under the Electricity Business Act and relevant guidelines (other than the licensing requirements) are (i) Notice of Construction (kouji keikaku todoke), (ii) filing of Safety Regulation (hoan kitei) and (iii) appointment of a chief electrical engineer and/or chief boiler/turbine engineer. These regulations apply when owning or operating the applicable facilities.

Regulations under the Foreign Exchange and Foreign Trade Act (gaikoku kawase oyobi gaikokuboeki ho)

1. Prior notification requirement

Under the Foreign Exchange and Foreign Trade Act of Japan (the “FEFTA”), a “Foreign Investor” includes (a) an entity formed under a foreign law and (b) any Japanese company if 50% or more of its voting rights are held directly or indirectly by an entity formed under a foreign law. A Foreign Investor that contemplates an “Inward Direct Investment etc.,” which includes a variety of transactions and corporate actions including acquisition of shares or equity interests of a Japanese company listed on a Japanese stock exchange and acquisition of any number of shares or voting rights of a Japanese non-listed company, in certain designated businesses (the “Designated Businesses”) relating to national security including certain types of electricity and telecommunication businesses, is required to submit a prior notification, via the Bank of Japan, to the Minister of Finance and other ministers having jurisdictions over the businesses of the relevant issuer. As a general rule, the review period of the relevant authorities is 30 days, which may be extended or shortened. During this period, the Foreign Investor is not permitted to execute the proposed investment.

2. Post-facto report requirement

Under the FEFTA, a Foreign Investor who contemplates an Inward Direct Investment etc. is, in certain circumstances, subject to a post-facto report requirement within 45 days from the date of such Inward Direct Investment etc. This includes cases where a Foreign Investor carries out an acquisition of shares, voting rights or equity securities of a listed or non-listed Japanese company or a legal entity established under a special law, for which a prior notification was not submitted (because no Designated Business was involved), but the shares or voting rights substantially held by the Foreign Investor are 10% or more of the total issued shares, voting rights or equity securities of the legal entity.

Other Regulations on Operation of Data Centers

1. Fire Service Act (shobou hou)

A person who has the authority to manage specified facilities is obligated to appoint a fire prevention manager and have the fire prevention manager prepare a disaster prevention plan. Depending on which entity holds the authority to manage facilities, this obligation can be outsourced to a property manager or other vendor. The parties involved in specified facilities (owner, occupant, or manager) are obligated to install, maintain, and inspect fire defense equipment in accordance with the technical standards. The specific involved party obligated to do so can be determined by a contract between them. The storage and handling of specified hazardous materials must conform to technical standards. In addition, the owner, manager, or occupant of storage or handling facilities for the hazardous materials owes other obligations, such as the obligation to maintain compliance with technical standards, the obligation to appoint a hazardous material safety supervisor, and the obligation to conduct periodic inspections.

2. Noise Regulation Act (souon kisei hou)

Those who have installed certain factories and other facilities in designated areas must comply with the noise regulatory standards. The owner of the data center, which has developed the data center that is subject to regulations under Noise Regulation Act, will be responsible for the violation of the noise regulatory standards.

3.	Act on the Rational Use of Energy and Switching to Non-fossil Energy (Enerugii no shiyou no gourika oyobi hikaseki enerugii heno tenkan tou ni kansuru houritsu)

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The Act on the Rational Use of Energy and Switching to Non-fossil Energy lists the criteria to ensure the appropriate and effective implementation of the rationalization of energy use. For data centers, among other criteria, PUE, an international benchmark for data center energy consumption efficiency is used as a benchmark, and the current target level is set at 1.4. The business operators who are subject to the Act on the Rational Use of Energy and Switching to Non-fossil Energy are not obliged to achieve the target level, but are obliged to report the status of achievement of the target level and other relevant matters.

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The Act on the Rational Use of Energy and Switching to Non-fossil Energy obliges business operators that have business facilities whose total annual energy consumption amount is 1,500 kl (crude oil equivalent) or more to, among others:

(i)	appoint an energy manager and other positions stipulated in the Act on the Rational Use of Energy and Switching to Non-fossil Energy;

(ii)	submit regular reports on energy usage and other items including the percentage of non-fossil energy used by the business operator and the status of efforts to switch to non-fossil energy; and

(iii)	submit medium-to-long-term plans including medium-to-long-term goals and initiatives for the transition to non-fossil energy.

Hong Kong Regulations

This section sets out a non-exhaustive summary of certain aspects of the Hong Kong laws and regulations which are relevant to our Group’s operations and business in Hong Kong

Regulations on Business in General

There is no dedicated statute or regulatory regime specifically governing data centers in Hong Kong. Our Group’s business operations are subject to various general laws and regulations. The Hong Kong Government actively promotes the development of high-tier data centers through non-statutory facilitation measures coordinated by the Digital Policy Office (“DPO”). The DPO operates the Data Centre Facilitation Unit, which provides one-stop support to data center operators and investors, including coordination on statutory approvals, land use, power supply, and other compliance matters.

Laws and Regulations related to Town Planning and Land Use Rights of Data Centers

Pursuant to the Town Planning Ordinance (Chapter 131 of the Laws of Hong Kong), land is zoned under Outline Zoning Plans (“OZPs”). Data centers are generally permissible in zones such as “Commercial” and “Industrial,” among others. The Town Planning Board may also grant permission for data center use in certain other zones, including “Comprehensive Development Area.”

In addition, the use of any specific land lot is governed by the conditions of the relevant government lease, administered principally by the Lands Department (“LandsD”).

Data center developers and operators may acquire sites through direct government land sales or by converting existing industrial sites via lease modification, land exchange, or waiver of lease restrictions, taking advantage of the Hong Kong Government’s concessionary measures to facilitate data center development.

LandsD’s Practice Notes Nos. 3/2012, 3/2012A and 3/2012B (the “PNs”), which remain in force, provide incentives for high-tier data center development on industrial lots. Applications may be made for lease modification or land exchange up to the maximum permissible development intensity under the relevant statutory plan or, where no such limit is specified, the Buildings Ordinance (Chapter 123 of the Laws of Hong Kong). The land premium is assessed as the difference in land value before and after the proposed modification, together with an administrative fee.

The PNs also permit owners of qualifying industrial buildings (at least 15 years old at the date of application) to apply for a waiver at zero waiver fee to change the use of part or all of such buildings to data center use, subject to compliance with the Buildings Ordinance and other specified conditions.

Laws and Regulations related to the Building Design and Use

The Buildings Energy Efficiency Ordinance (Chapter 610 of the Laws of Hong Kong) promotes energy efficiency in buildings and requires compliance with the Code of Practice for Energy Efficiency of Building Services Installation. Major retrofitting works involving central building services installations must be carried out by registered energy efficiency contractors and certified by registered energy assessors, with certificates submitted to the Electrical and Mechanical Services Department of Hong Kong.

The Building (Planning) Regulations (Chapter 123F of the Laws of Hong Kong), subsidiary legislation under the Buildings Ordinance, impose controls on development intensity for all buildings, including those used as data centers, through requirements on permissible site coverage, plot ratio and building height. The Building Authority of Hong Kong is granted a discretion to disregard certain dedicated areas such as plant rooms, machinery rooms and transformer rooms when calculating gross floor area and site coverage, which is particularly relevant to data centers given their extensive mechanical, electrical and backup systems.

Hong Kong Licensing framework related to the Telecommunications

The telecommunications sector in Hong Kong is regulated by the Communications Authority of Hong Kong (“CA”), supported by the Office of the Communications Authority of Hong Kong (“OFCA”), under the Telecommunications Ordinance (Chapter 106 of the Laws of Hong Kong). No person may establish, maintain or operate telecommunications means or offer telecommunications services in the course of business without an appropriate license. Subsidiary legislation, including the Telecommunications Regulations (Chapter 106A of the

Laws of Hong Kong) and the Telecommunications (Carrier Licences) Regulation (Chapter 106V of the Laws of Hong Kong), prescribes license types and conditions.

Services-Based Operator (“SBO”) License

Since 2008, the Unified Carrier Licence (“UCL”) has been the sole carrier license for facility-based fixed, mobile, or converged services. Operators without their own network infrastructure may provide services over UCL holders’ facilities under an SBO License.

The SBO License operates under a class structure:

•	Class 1: Services with attributes of conventional local voice telephony, subject to stringent conditions akin to those for facility-based local voice services.

•	Class 2: Services lacking full conventional telephony attributes, subject to minimal conditions focused on consumer protection and competition.

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Class 3: Introduced in 2009 (replacing prior Public Non-Exclusive Telecommunications Service licenses), covers specified non-telephony services using carrier facilities or limited private infrastructure (not crossing public streets or unleased government land). Local voice telephony is not permitted under Class 3, except for Mobile Virtual Network Operator (“MVNO”) services.

License fees are determined based on self-declared information submitted prior to renewal, including estimated telephone numbers held and, where applicable, base/mobile stations for MVNO services.

As our Group intends to offer internet connectivity within our data centers without establishing proprietary network infrastructure, such services are subject to statutory services licensing requirements. To ensure regulatory compliance prior to the commencement of these services, our Group has obtained and currently holds a valid Services-Based Operator (SBO) Class 3 license for internet access services issued by the Communications Authority.

Laws and Regulations relating to Protection of Personal Data

The Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (“PDPO”), imposes obligations primarily on data users to comply with the six Data Protection Principles (“DPPs”):

•	DPP1: Purpose and manner of collection.

•	DPP2: Accuracy and duration of retention.

•	DPP3: Use of personal data.

•	DPP4: Security of personal data.

•	DPP5: Information to be generally available.

•	DPP6: Access to and correction of personal data.

Non-compliance may result in enforcement notices from the Privacy Commissioner for Personal Data (“PCPD”), fines, imprisonment, or civil claims for damages (including injured feelings).

Our Group provides physical space and infrastructure for our customers to install and operate their own servers. In our ordinary course of business, we do not have access to, or process, the data stored on customers’ servers. As such, we are neither a data user nor a data processor under the PDPO insofar as the data stored in our customers’ servers is concerned. Nevertheless, we endeavor to implement appropriate physical security measures, such as access controls and surveillance, to support our customers’ compliance with their obligations under the PDPO.

Cross-border transfers of personal data are not statutorily restricted, as section 33 of the PDPO (which would impose conditions) remains not in force with no commencement date announced. The PCPD has issued guidance, including the 2022 Guidance on Recommended Model Contractual Clauses for Cross-border Transfer of Personal Data, recommending voluntary adoption of good practices.

Laws and Regulations relating to Employment

Employment relations in Hong Kong are primarily governed by the following ordinances: (i) the Employment Ordinance (Chapter 57 of the Laws of Hong Kong); (ii) Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong); (iii) Occupational Retirement Schemes Ordinance (Chapter 426 of the Laws of Hong Kong); (iv) Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong); (v) Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong); and (vi) Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong).

Key requirements include payment of wages no later than seven days after the end of the wage period (and not below the statutory minimum wage), provision of written particulars of employment terms upon request, maintenance of employees’ compensation insurance, and the duty to provide a safe and healthy working environment. Employers must also make mandatory contributions to the Mandatory Provident Fund.

Non-compliance with these ordinances may result in fines, imprisonment, or civil claims by affected employees.

Thailand Regulations

The following is a summary of the material laws and regulations, and requirements that affect our Group’s business activities in Thailand or our rights as its shareholders to receive dividends and other distributions from our Group.

Regulations on Foreign Investment Restrictions

The main regulation governing foreign participation in business activities in Thailand is the Foreign Business Act B.E. 2542 of Thailand (1999) (the “FBA”), which sets out restrictions for foreigners wishing to conduct business in Thailand. Foreigners may freely engage in businesses that are not listed in the Schedules to the FBA and are not otherwise restricted under specific laws applicable to those business activities, including the Telecommunications Business Act of Thailand B.E. 2544 (2001).

The FBA restricts foreign participation in certain business activities in Thailand, categorizing them into three schedules as follows:

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Schedule One: The list consists of business activities that are considered highly sensitive, such as media (newspapers, television, etc.). Foreigners will not be granted permission to invest in these industries unless an exemption applies.

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Schedule Two: The list sets out businesses that may affect national security or safety, art, culture, customs, native manufacturing, natural resources, or the environment. Foreigners may only engage in Schedule Two businesses if they obtain permission from the Ministry of Commerce (“MOC”), with approval of the Cabinet. In addition, Thai nationals must hold at least 40 percent of the capital in the foreign entity, and two-fifths of the directors must be Thai.

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Schedule Three: The list contains business activities in which Thais are considered not adequately prepared to compete on an equal footing with foreigners. Foreigners may engage in these businesses with permission from the director general of the Department of Business Development, with approval of the Foreign Business Committee. If a foreign investor receives this permission in the form of a foreign business license (“FBL”), the foreign business entity can be 100 percent foreign-owned and there is no minimum number of Thai directors.

The FBA defines “aliens” or “foreigners” as natural persons or juristic entities (companies, registered partnerships, etc.) which do not possess Thai nationality. A corporate entity incorporated in Thailand will be considered a “foreigner” and be subject to the restrictions under the FBA if 50 percent or more of its registered capital belongs to foreign individuals or foreign juristic entities.

In general, a data center is considered a service business under Schedule Three of the FBA by the MOC. To operate a data center in Thailand, a company deemed as a “foreigner” under the FBA must obtain either a FBL or a foreign business certificate (“FBC”). The FBC can be issued pursuant to other applicable exemption such as investment promotion from the Board of Investment (“BOI”).

Regulations on Applicable Foreign Investment Exemptions

Investment incentives from the Board of Investment of Thailand (“BOI”)

BOI is the primary government agency responsible for promoting private-sector investment. Operating under the Investment Promotion Act B.E. 2520 (1977), the BOI grants various incentives to encourage investment in sectors that support Thailand’s economic and social development. BOI incentives include: (A) tax privileges, such as exemption of corporate income tax and exemption of import duties on machinery, and (B) non-tax privileges, such as the exemption of the FBA restricted business, rights to own land and the right to bring in foreign experts.

Investors must apply for incentives through the Thai company that will operate the project, and if approved, the specific incentives and conditions applicable to the project will be set out in an investment promotion certificate. The BOI approval is project-specific, meaning each BOI application corresponds to a particular business activity under a specific BOI category, and the resulting promotion certificate applies only to that specific project.

Data center businesses fall within such sectors and are therefore eligible for investment incentives from the BOI.

Approval to conduct business in the industrial estate area from Industrial Estate Authority of Thailand (“IEAT”)

The IEAT, established under the Industrial Estate Authority of Thailand Act B.E. 2522 (1979), is the primary regulatory body overseeing the development, management, and operation of industrial estates in Thailand. Its statutory mandate includes zone designation, master plan approval, assessment of construction and infrastructure proposals, and environmental oversight.

Importantly, IEAT approval enables foreign investors to operate businesses within IEAT’s approved activity list and to own freehold land within industrial estates, an exception to Thailand’s general foreign land ownership restrictions. Although “data center” operations are not expressly identified as a standalone approved activity, they may fall within broader service categories, particularly where they support industrial users or align with IEAT’s development direction.

Regulations on Dealings with Land

The Land Code B.E. 2497 (A.D. 1954) (the “Land Code”) generally provides that land may only be owned by Thai nationals or companies in which Thai nationals own 51 percent or more of the registered share capital, and more than half of the shareholders are Thai nationals. Section 97 of the Land Code prescribes that a company with either more than 49 percent of its registered shares held by foreigners, or a numerical majority of its shareholders being foreigners, shall be treated as a foreigner for the purposes of the Land Code and shall not be able to own land. In other words, a company which owns the land must at least satisfy the following requirements: (i) at least 51 percent of the shares must be held by Thai shareholders; and (ii) there must not be more foreign shareholders than Thai shareholders. Additionally, under Section 98 of the Land Code, Section 97 shall also apply to corporate entities that hold shares of the company in question at every shareholding tier upwards.

The exemptions for the foreigner to own land are the privileges granted under the BOI promotion and the operation of the businesses within industrial estate under the IEAT regulations.

The outright ownership of land by foreigner is generally not permitted. However, there are alternative forms of tenure, one of which includes leasehold interests in land. The Civil and Commercial Code allows the lease of land and buildings for a maximum term of 30 years with an option to renew for another 30 years. In order to be enforceable, any lease for a period of longer than three years must be registered, which involves payment of a registration fee and stamp duty based on a percentage of the rental fee for the whole lease term. The original registered lease remains in full force and effect with respect to the property, even if there is a change in ownership of the land. In the event that the acquisition of freehold ownership of land under the relevant exceptions is not possible, it is common and widely recognized for data center operators to secure long-term leasehold rights for land utilization. This arrangement provides operational stability and is considered an acceptable alternative for establishing and maintaining data center facilities in Thailand.

Regulations on Development and Construction of Buildings

In Thailand, there is no general requirement for specific land-use or zoning approval. However, specific town plans and zoning regulations in a relevant area govern and prescribe the activities and types of construction permitted within that area. Any construction and business operations must comply with these zoning regulations.

Depending on the specific location of the land, construction of the building could be subject to additional local or specific requirements. These include stipulations in the relevant town plan regarding building specifications, such as floor-area ratio or open space ratio, and local building control regulations, which may limit the construction of certain types of buildings. Additionally, areas near airports may be classified as air navigation safety zones, where specific height limitations apply, and where construction requires an additional permit from the Civil Aviation Authority of Thailand. Therefore, it is essential to know the location of the land and verify these specific local requirements with the relevant authorities to understand all construction requirements and limitations.

To construct a building, a construction permit is required to be obtained before starting construction. There are two options for obtaining the permit:

Construction permit (Or. 1 Form)—A construction permit can be requested under Section 21 of the Building Control Act at the local district office or municipality. The local authority will review the building’s design and plan, zoning restrictions, and, if applicable, the approval of the environmental impact assessment report before granting the permit. It takes approximately 45 days from the date of application, with all required documents, to obtain a construction permit.

Notification of construction—Alternatively, the constructor can notify the official at the local district office or municipality under Section 39 bis of the Building Control Act. This is a fast-track process, allowing the constructor to begin construction once it obtains an acknowledged receipt of the notification. However, if the design or plan does not comply with any laws, the authority will require the constructor to rectify it. Additionally, if the building is not constructed within 120 days from the date the acknowledgment notice is received, the notice will be revoked. It takes three days from the date of application, with all required documents and payment of the fees, to obtain an acknowledged receipt of the notification.

Regulations on Telecommunications Business

Under the Telecommunications Business Act of Thailand B.E. 2544 (2001) (“TBA”), any person that wishes to operate a regulated telecommunications service, including a data center, must obtain a telecommunications business license from the National Broadcasting and Telecommunications Commission of Thailand (the “NBTC”) prior to commencing business operations.

A data center operator is required to obtain the telecommunications business license from the NBTC before commencing telecommunications business when:

(a)	the operator provides specified telecommunications services (e.g., data center, co-location, dedicated server, Voice over IP (“VoIP”), and MNO) to the public (more than one customer); and

(b)	the operator earning revenue from the provision of such telecommunications services.

From the NBTC’s perspective, a data center is a service in which the operator provides facilities that house electricity, air conditioning, physical and virtual security, fire and smoke detection systems, and other amenities required for the installation of a customer’s server computers. Since data center services are prescribed as regulated telecommunications services under the TBA, a data center operator must obtain a telecommunications business license if both of the conditions above are met. These regulated telecommunications services also extend to other related services such as co-location, dedicated server services, and data hosting.

Telecommunications business licenses are classified into the following categories:

•

Type 1 licenses are applicable to business operators that provide telecommunications services to the general public without a telecommunications network of their own. Services under Type 1 include data center, dedicated server, and resale of telecommunications services such as leased line/leased circuit, dark fiber, International Private Leased Circuit (“IPLC”), International Internet Gateway (“IIG”), and Dense Wavelength Division Multiplexing (“DWDM”);

•

Type 2 licenses are applicable to business operators that may or may not have a network of their own, whereby they only provide their service to a specific group of customers, and their services will not affect the competition. Services under Type 2 include National Internet Exchange (“NIX”) or IIG; and

•

Type 3 licenses are applicable to business operators that have a network of their own and that provide their service to the general public. Services under a Type 3 license include leased line/leased circuit, Mobile Network Operator (“MNO”), Fixed Line network and Cable/Fiber Network, dark fiber network, and submarine cable network.

Moreover, if the data center operator provides other telecommunications services within the data center that the NBTC considers regulated services (e.g., Internet services, leased line services, dark fiber, NIX, IIG, and other specified telecommunications services), the operator must obtain the relevant telecommunications business licenses for those services in addition to the Type 1 license required for data center services (e.g., Type 2 and/or Type 3 telecommunications business licenses).

Please note that a foreign Thai entity, as defined under the FBA, is not permitted to provide services classified under a Type 2 or Type 3 license, as only Thai entities are eligible to apply for and obtain Type 2 or Type 3 telecommunications business licenses. It should be noted that if the data center operator entity has foreigners as majority shareholders, the company will not be eligible to provide services categorized under Type 2 and Type 3 telecommunications business licenses. As a result, Type 2 and Type 3 telecommunication business licenses will not be applicable to such an entity.

Regulations in relation to data protection

The Personal Data Protection Act of Thailand B.E. 2562 (2019) (the “PDPA”) governs the collection, use, and disclosure of personal data and may classify a data center operator as either a data controller or a data processor depending on the nature and purpose of its processing activities.

The collection, use, disclosure, and cross-border transfer of personally identifiable data (collectively referred to as “processing”) are governed by the PDPA. Under the PDPA, a data center operator may be classified either as a Data Controller or a Data Processor, depending on the nature of its processing activities.

A data controller is responsible for determining the purposes and means of processing and must ensure lawful processing and appropriate safeguards, while a data processor must process data strictly in accordance with the controller’s instructions, maintain required security measures, notify controllers of any data breaches, and enter into compliant data processing agreements.

A data processor is a natural person or juristic person who collects, uses, or discloses personal data on behalf of, or under the instructions of, a data controller and who is not a data controller.

A data center operator may be deemed a data controller for processing activities carried out for its own purposes. Examples include: (i) processing personal data of a customer’s authorized representative to manage the commercial relationship; and (ii) processing the operator’s own internal data (such as human resource data, CCTV footage, and access logs). A data center operator may be considered a data processor if it processes personal data on behalf of its customer without having the decision-making power on which and for what purpose the personal data would be processed. This may not typically be the case where the operator merely provides physical facilities for customers to host their server equipment.

In addition to requirements under the PDPA, telecommunications business license holders (including data center operators) are also subject to requirements under the Notification of the National Broadcasting and Telecommunications Commission re: Measures to Protect Telecommunications Subscriber, Data Privacy, Privacy Rights and Freedom of Telecommunications Communications (“Telecom Data Protection Notification”) which is a subordinate regulation under the TBA.

The notification prescribes the following key requirements:

(a)

The telecommunications business license holder may process the personal data only for the purpose of telecommunications business. If the telecommunications business license holder wishes to process the personal data for other purposes, it shall be required to obtain consent from the service users prior to or at the time of processing such data. Moreover, personal data shall be collected directly from the users and in accordance with lawful purposes.

(b)

In order to transfer personal data from the local telecommunications business license holder to the data controller or the data processor overseas, the local telecommunications business license holder must comply with the above requirements and with Thai data protection laws.

(c)

In addition, telecommunications business license holders are required to establish confidentiality in communications by means of telecommunications, which shall be protected. Therefore, licensed holders are prohibited from committing, and shall provide a preventive system for, the following:

i.

interception, inspection, signal blocking or disclosure, or, except by virtue of specific laws to maintain national security or for maintaining public order or good morals and then only in accordance with the procedures prescribed by such laws;

ii.	any action which alters the meaning of the personal data; and

iii.	unauthorized access and use of equipment.

Finland Regulations

The following is a summary of the most material approvals, licenses and permits that are required in Finland for developing and operating a data center as well as other material regulations that are applicable to data centers.

Regulations on Access to Land

Access to land is typically secured via long-term leases or by purchasing the properties needed for the operations. Under the Act on Licensing of Certain Property Transactions (470/2019), buyers from outside the European Union (“EU”) and European Economic Area (“EEA”) will need a permit to buy property in Finland. A permit must be acquired when real estate is purchased by a company or other entity domiciled outside the EU and the EEA or a company or other entity domiciled in the EU or the EEA, but in which a private individual who is not a national of a state belonging to the EU or the EEA or an entity domiciled outside the EU or EEA has ownership of at least 10% or equivalent effective influence in the entity. The permit is granted by the Ministry of Defence.

Regulations on Land Use Planning and Building Permits

Land use planning is regulated by the Land Use Act (132/1999) and the Building Act (751/2023) and related decrees. Building a data center requires a building permit. Building permits related to data centers are typically based on a local detailed plan which allows building of such buildings. In case there is no such local detailed plan in force regarding the property on which a data center is being planned to be built, the relevant municipality must adopt a new local detailed plan or amend the currently valid plan. Thereafter, the municipal building supervision authority may grant the building permits for the project.

In case waste heat originating from the operations is mainly utilized, an expedited process called the clean transition location permit may be applied to granting the building permits for the project. In such case, a local detailed plan is not required for granting the building permits but the appropriateness of the location is assessed in the clean transition location permit process.

Regulations on Environmental Impact Assessment and Environmental Permits

A data center project may require environmental impact assessment process (“EIA”) in accordance with the Act on Environmental Impact Assessment (252/2017). The need for an EIA is triggered if the maximum output of the reserve power generators exceeds 300MW. The EIA process consists of an analysis of the environmental impacts of the data center project and public hearing. The process is concluded with the competent authority’s reasoned conclusion regarding the significant environmental impacts of the project. In case a project is subject to the obligation to carry out the EIA, any permits for the project cannot be granted before the EIA is concluded.

Further, a data center project requires an environmental permit in accordance with the Environmental Protection Act (527/2014) if the maximum output of the reserve power generators exceeds 50MW. The environmental permit will include permit conditions which must be complied with when operating the data center. In case fuels or other chemicals are stored at the data center, the operation may require notification regarding small scale chemical storage or a permit regarding large-scale chemical storage in accordance with the Chemical Safety Act (390/2005).

In addition, a data center will fall under the EU emissions trading scheme and operating a data center requires an emission permit under the Act on Emissions Trading (1270/2023) if the maximum output of the reserve power generators exceeds 20MW. This means that the operator must also acquire emission allowances and carry out reporting obligations pertaining to the emissions trading scheme.

Regulations on Grid Connection

In case a new power line exceeding a nominal voltage of 110 kV needs to be built for a data center project, a project permit in accordance with the Electricity Market Act (588/2013) must be acquired from the Energy Authority. In addition, if the power line is considered to be a part of a data center project requiring an EIA, an expropriation permit in accordance with the Act on Expropriation of Certain Project having Impact on the Use of the Environment (768/2004) for the power line is required.

Regulations on Cyber Security and Data Protection

NIS2 Directive and Finnish Cybersecurity Act

Finland has implemented the EU’s NIS2 Directive through the Cybersecurity Act (124/2025). Main obligations for in-scope entities are: (1) registration in the sectoral list of NIS2 entities (if Finland is the country of main establishment for the data center service provider); (2) risk-management obligations; (3) reporting of significant incidents to the competent authority (and, where applicable, to service recipients); and (4) management responsibilities. Unlike most entities, data center service providers fall under the jurisdiction of the E.U. member state of their main establishment. “Main establishment” is where decisions on cybersecurity risk-management are predominantly taken.

The CER Directive in Finland

Under the Critical Entities Resilience Directive (“CER”), data center service providers fall under the digital infrastructure sector. Finland implemented CER via the Act on the Protection of Infrastructure Critical to Society and on the Improvement of Resilience (310/2025). Obligations under the Finnish CER Act apply only if the competent sector ministry identifies and notifies the entity as critical; the first identifications are expected from July 17, 2026 onwards. For data centers, Finland aligned CER with NIS2 so that cybersecurity risk management and cyber incident reporting are regulated through the Cybersecurity Act, not separately under the CER Act.

GDPR

In case the provider of data center services acts as processor of personal data, the EU General Data Protection Regulation shall apply.

E-Privacy Directive – Directive 2002/58/EC and the Finnish Act on Electronic Communication Services

The E-Privacy Directive governs confidentiality of communications and traffic data. It is relevant to providers of electronic communications services (e.g., if the data center also offers network connectivity/hosting services that handle traffic data).

Spain Regulations

The following is a summary of the material approvals, licenses and permits that are required in Spain for developing and operating a data center, as well as other material regulations that are applicable to our business activities in Spain.

Regulations on Business in General

As of the date of this prospectus, Spain has no dedicated statute or regulatory regime specifically governing data centers. Our operations are subject to general laws applicable to commercial and industrial activities, including corporate, real estate, foreign investment, planning, environmental, energy, cybersecurity, data protection and employment laws. The Spanish government has proposed a data center-specific Royal Decree addressing sustainability, environmental matters, resilience and digital sovereignty, but its final adoption and scope remain uncertain.

Corporate and commercial regulations

Spanish data center businesses are subject to the general corporate and commercial framework. Capital companies are governed principally by Real Decreto Legislativo 1/2010, de 2 de julio, approving the consolidated text of the Ley de Sociedades de Capital (the “LSC”); commercial matters are generally governed by the Código de Comercio and, supplementarily, the Código Civil. In practice, data center businesses are commonly structured as sociedades de responsabilidad limitada (SLs), including project-specific vehicles.

Regulations on Foreign Direct Investment

FDI – Foreign Direct Investment (Article 7 bis Act 19/2003)

Under Article 7 bis of Act 19/2003, a foreign investment acquiring 10% or more of the share capital of a Spanish company, or otherwise acquiring control, may require prior government authorization where the target or investment implicates public health, public order or public safety. Data centers may be considered sensitive depending on the criticality of their customers and services, market position, public financing, or access to sensitive government or personal data. An acquisition requiring authorization but completed without it is void and may result in fines up to the value of the investment.

Merger control (Article 8 of Spanish Competition Act)

Merger control under Article 8 of the Spanish Competition Act (Act 15/2007) may also apply to acquisitions of control or full-function joint ventures where the statutory market share or turnover thresholds are met. Transactions may require prior clearance from the Spanish Competition Authority.

Regulations on Land Ownership and Acquisition

Foreign investors and Spanish companies with foreign shareholders may generally acquire and own land in Spain without restriction, except for properties in national defense areas under Law 8/1975 and Royal Decree 689/1978, where non-EU investors require prior Ministry of Defense approval. Real estate acquisitions must be formalized by public deed before a Spanish notary and registered with the Land Registry.

Planning, Land Use and Regulatory Authorizations

Urban planning is governed by state framework legislation (Real Decreto Legislativo 7/2015), regional legislation and municipal planning instruments. Data centers are generally classified for industrial or commercial/tertiary use; a Partial Development Plan (Plan Parcial) may be required for developable land. Development generally requires a municipal planning or building permit, and commencement of operations requires an activity license or may require other notifications or declarations.

Construction Regulations

Construction must comply with the Código Técnico de la Edificación (“CTE”), approved by Royal Decree 314/2006 under Law 38/1999. The CTE addresses, among other matters, structural safety, fire safety, health, noise, energy efficiency, safety in use and accessibility.

Environmental Assessment

Law 21/2013 on Environmental Assessment may require an ordinary or simplified environmental impact assessment depending on the project’s scale and applicable thresholds. An Integrated Environmental Authorization under Royal Legislative Decree 1/2016 may also apply to certain ancillary installations, such as combustion facilities, if statutory thresholds are met.

Industrial and Fire Safety

Industrial installations are subject to Law 21/1992 and applicable safety regulations, including the Low Voltage Electrotechnical Regulations (REBT) under Royal Decree 842/2002 and the Regulations on Thermal Installations in Buildings (RITE). Fire safety is governed principally by the CTE, including DB-SI, and Royal Decree 513/2017; Royal Decree 2267/2004 may also apply where the facility qualifies as an industrial establishment. Required registrations and periodic inspections may apply to individual installations.

Regulations on Grid Connection and Telecommunications

Grid access and connection are governed by Law 24/2013 on the Electricity Sector and Royal Decree 1183/2020. Grid capacity and the relevant access and connection permits are critical to large-scale data center development. If the operator provides electronic communications services beyond physical colocation, additional requirements may apply under Law 11/2022, the General Telecommunications Act.

Regulations on Cybersecurity

Under Directive (EU) 2022/2555 (NIS2), data center service providers are digital infrastructure entities. Spain has not yet transposed NIS2; a preliminary draft cybersecurity coordination and governance bill was approved by the Council of Ministers in January 2025, while Royal Decree-Law 12/2018 and Royal Decree 43/2021 remain in force pending enactment. NIS2 applies principally in the Member State of the provider’s “main establishment,” where cybersecurity risk-management decisions are predominantly taken. In-scope entities must implement proportionate cybersecurity risk-management measures and report significant incidents within 24 hours (early warning), 72 hours (incident notification) and one month (final report); fines for essential entities may reach the higher of EUR 10 million or 2% of worldwide annual turnover. The CER Directive remains pending enactment in Spain and would apply only if a data center operator is designated as a critical entity.

Data Protection (GDPR)

Personal data processing in Spain is governed by Regulation (EU) 2016/679 (the “GDPR”) and Organic Law 3/2018, enforced principally by the Spanish Data Protection Agency (AEPD). A data center operator acts as a controller for data processed for its own purposes and as a processor where it processes customer data on documented instructions; a pure colocation provider may not be a processor for data hosted on customer-operated servers.

Cross-border transfers outside the EEA require an adequacy decision or appropriate safeguards such as Standard Contractual Clauses (SCCs) or Binding Corporate Rules. Spanish law does not impose a general data-localization requirement, although sector-specific rules may apply. The AEPD may impose fines of up to the higher of EUR 20 million or 4% of total worldwide annual turnover for the most serious GDPR infringements.

Employment Regulations

Employment is governed primarily by the Workers’ Statute, together with social security registration and contribution requirements. Employers must comply with the Occupational Risk Prevention Act, and the construction phase is subject to additional health and safety requirements under Royal Decree 1627/1997.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers.

Directors and Executive Officers	Age	Position/Title
Lim Ah Doo	76	Director, Chairman
William Wei Huang	58	Director
Jamie Khoo	62	Director and Chief Executive Officer
Andy Okada	67	Director
Alejandro Nicolás Aguzín	57	Director
Timothy Chu-Wan Chen	52	Director
Douglas Farrell	46	Director
Bob McCooey(1)	60	Director
Yan Chengkang (CK)	42	Chief Financial Officer
Daniel Fertig	54	Chief Legal Officer

Note:

(1)	Mr. Bob McCooey will be appointed as a director of the Company effective upon the effectiveness of this registration statement.

Mr. Lim Ah Doo has served as a director since 2024 and as Chairman of the Board since April 2026. He brings over 40 years of experience in banking and global business, including more than a decade in the data center sector as a director of STT GDC and its key subsidiaries, including STT GDC India and VIRTUS (UK), as well as ST Telemedia, the parent company of STT GDC. He served as Chairman of Olam Group Limited until April 2026 and has previously held board positions with U Mobile, ST Engineering, and other listed and private companies across Asia and the United Kingdom. Earlier in his career, he spent 18 years with Morgan Grenfell, including as Chairman of Morgan Grenfell (Asia), and later held senior leadership roles at RGM Group International. Mr. Lim holds an engineering degree with honors from Queen Mary College, University of London, and an MBA from the Cranfield School of Management.

Mr. William Wei Huang is a successful serial entrepreneur and leader in the data center industry. He has served as a director since 2022. Mr. Huang is the chairman of GDS’s board of directors and, since 2002, has served as its chief executive officer. From 2004 to 2020, Mr. Huang also served as a director of Haitong-Fortis Private Equity Fund Management Co., Ltd. He previously served as a senior vice president of Shanghai Meining Computer Software Co., Ltd., which operates StockStar.com, a website primarily providing finance and securities related information and services. He was named as one of the Top Ten Data Center CEOs in 2025 by Data Center Magazine, and named to the Tech Capital 50 CEO List in 2025.

Ms. Jamie Khoo has served as a director since 2026 and Chief Executive Officer of DayOne Data Centers since 2024, where she leads the company’s growth strategy and overall business performance. She brings over 30 years of experience in finance, investments, and digital infrastructure, with a strong track record in scaling data center platforms. Prior to joining DayOne, she spent a decade at GDS as Deputy CFO and later COO, leading financial strategy, capital management, and operational expansion. She held senior finance roles at ST Telemedia, ABB, Ernst & Young, and Baker Hughes. Ms. Khoo holds a Bachelor of Accountancy from the National University of Singapore and an MBA from the University of Hull. She is a Fellow of the Institute of Singapore Chartered Accountants and a member of the Singapore Institute of Directors.

Mr. Andy Okada has served as a director since 2023. Mr. Okada is currently the President of a SoftBank–Alibaba joint venture, and President and CEO of Alibaba Japan. He previously served as an executive at SoftBank Japan where he played a key role in expanding SoftBank Japan’s business and ecosystem in the Japanese market. Mr. Okada has also served in senior executive roles within the SoftBank Group, giving him more than twenty years of leadership experience in global technology, e-commerce, and digital infrastructure.

Mr. Alejandro Nicolás Aguzín has served as a director since 2026. Mr. Aguzín was Director and Chief Executive Officer of Hong Kong Exchanges and Clearing Limited from 2021 to 2024. Prior to that position, Mr. Aguzín held several senior leadership roles at J.P. Morgan, including Chief Executive Officer of the International Private Bank, Chief Executive Officer of Asia Pacific, and Chief Executive Officer of Latin America. He also served as a member of the Operating Committee for the firm’s Asset & Wealth Management and for the firm’s Corporate and Investment Bank. He currently serves on the board of directors of MercadoLibre, Globant, and Pampa Energia. Mr. Aguzín holds a Bachelor of Science degree in Economics from the Wharton School of the University of Pennsylvania.

Mr. Timothy Chu-Wan Chen has served as a director since 2026. Since 2022, Mr. Chen has served as the partner of Achi Capital. Before his role at Achi Capital, Mr. Chen served as the chief executive officer and head of global sales and marketing at VIA China, where he held various roles since 1996. Mr. Chen holds a Bachelor of Science degree in engineering from the University of California, Berkeley.

Mr. Douglas Farrell has served as a director since 2026. He has more than 25 years of experience across principal investment, corporate leadership, investment banking and restructuring in Australia and Asia. Mr. Farrell is the Founder and Managing Partner of Quintet Partners, a private investment firm he established in 2016. He previously served as Deputy Chief Executive Officer at Vinhomes JSC with a current market capitalization of approximately US$20 billion, where he held a leadership role in the company’s restructuring, successful IPO and carveout from Vingroup JSC. Prior to this role, Mr. Farrell was Managing Director and Head of Mergers & Acquisitions and Real Estate Investment Banking for Australia and New Zealand at Citigroup, having previously held senior investment banking roles in Hong Kong and Australia. Over his career, he has advised on more than US$100 billion of completed mergers and acquisitions transactions. Mr. Farrell also serves as a non-executive director of a number of public and private companies and is Chair of the Australian World Orchestra. He holds Bachelor of Commerce (Accounting) and Bachelor of Applied Finance degrees from Macquarie University and is a Chartered Accountant.

Mr. Bob McCooey is expected to be appointed as a director upon the effectiveness of this registration statement. Mr. McCooey has served as an advisor to our board of directors since 2024. Mr. McCooey is currently Vice Chairman of Nasdaq, where he leads business development for new listings in Asia Pacific, Europe and the Middle East and oversees relationship management with companies throughout these regions. During his 20-year tenure at Nasdaq, Mr. McCooey has held several leadership roles across New Listings and the Capital Markets Group, and built Nasdaq’s listings franchises in Asia Pacific and Latin America. From 2003 to 2006, he was a member of the New York Stock Exchange Board of Executives. Mr. McCooey holds a Bachelor of Arts degree in Political Science from the College of the Holy Cross.

Mr. Yan Chengkang (CK) has served as our Chief Financial Officer since March 2026. He brings over 16 years of experience in investment banking and private equity. Prior to joining DayOne, Mr. Yan was with Hillhouse from 2023 to 2026, where he was involved in investments in the digital infrastructure and education sectors. From 2013 to 2022, he was part of the private equity team at KKR and worked in the investment banking division at Citi from 2009 to 2013. Mr. Yan holds a Bachelor of Business Management from Singapore Management University.

Mr. Daniel Fertig has served as our Chief Legal Officer since June 2026. Prior to joining DayOne, Mr. Fertig was a partner in the capital markets practice group at Simpson Thacher & Bartlett where he focused on public and private equity and debt financings, PIPEs, take-privates, as well as public company and corporate governance advisory, Sarbanes-Oxley compliance and general corporate law advisory. During his 24-year career at Simpson Thacher, Mr. Fertig worked in that firm’s New York, Hong Kong and Beijing offices. Mr. Fertig holds a Bachelor of Arts degree from the University of Virginia, a Master of Arts degree from Columbia University and a Juris Doctor degree from Columbia University Law School.

Board of Directors

Our board of directors will consist of eight directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1 of which this prospectus is a part. A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company is required to declare the nature of his or her interest at a meeting of our directors. Subject to the Nasdaq rules, the laws of the Cayman Islands, our post-offering memorandum and articles of association and disqualification by the chairperson of the relevant board meeting, a director may vote with respect to any contract or transaction, or proposed contract or transaction notwithstanding that he or she may be interested therein, and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our company to raise or borrow money, and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee, and a nomination and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below. As a foreign private issuer, we are permitted to follow home country corporate governance practices. Following this offering, we will rely on home country practice to be exempted from certain of the Nasdaq corporate governance listing standards, such that neither our compensation committee nor our nominating and corporate governance committee is required to be comprised entirely of independent directors.

Audit Committee

The audit committee, which comprises Mr. Lim Ah Doo, Mr. Alejandro Nicolás Aguzín, and Mr. Bob McCooey, assists our board of directors in overseeing our accounting and financial reporting processes and the audits of our financial statements. Mr. Lim Ah Doo serves as chairman of the audit committee. Our board of directors has determined that each member of the audit committee satisfies the independence requirements of Section 5605(a)(2) of the Nasdaq Listing Rules and the independence requirements of Rule 10A-3 under the Exchange Act. Our board of directors has also determined that each of Mr. Lim Ah Doo and Mr. Alejandro Nicolás Aguzín qualifies as an audit committee financial expert within the meaning of the SEC rules.

The audit committee’s responsibilities include:

•	recommending the appointment of the independent auditor to the general meeting of shareholders;

•	periodic review of various aspects of the internal audit function and internal controls;

•	the compensation, retention, and oversight of any accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit services;

•	pre-approving the audit services and non-audit services to be provided by our independent auditor before the auditor is engaged to render such services;

•	evaluating the independent auditor’s qualifications, performance and independence;

•

reviewing and discussing with the board of directors and the independent auditor our annual audited financial statements and quarterly financial statements prior to the filing of the respective annual and quarterly reports;

•

reviewing our compliance with laws and regulations, including any initiatives or major litigation or investigations against us that may have a material impact on our financial statements, and assessing our risk management, compliance procedures and hiring of independent auditor employees; and

•	approving or ratifying any related person transaction.

The audit committee will meet as often as one or more members of the audit committee deem necessary, but in any event will meet at least four times per year.

Compensation Committee

The compensation committee, which comprises Mr. William Wei Huang, Mr. Andy Okada and Mr. Timothy Chu-Wan Chen, assists the board of directors in determining executive officer compensation. Mr. William Wei Huang serves as chairman of the compensation committee. Our board of directors has determined that each of Mr. Andy Okada and Mr. Timothy Chu-Wan Chen satisfies the independence requirements of Section 5605(a)(2) of the Nasdaq Listing Rules. The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee’s responsibilities include:

•	identifying, reviewing and proposing policies relevant to executive officer compensation;

•	evaluating each executive officer’s performance in light of such goals and objectives and determining each executive officer’s compensation based on such evaluation;

•

determining any long-term incentive component of each executive officer’s compensation in line with the remuneration policy and reviewing our executive officer compensation and benefits policies generally;

•	reviewing and evaluating the goals and objectives of general compensation plans and other employee benefit plans; and

•	reviewing and assessing risks arising from our compensation policies and practices.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee, which comprises Mr. Lim Ah Doo, Mr. Timothy Chu-Wan Chen and Mr. Bob McCooey, assists our board of directors in identifying individuals qualified to become members of our board of directors consistent with criteria established by our board of directors. Mr. Bob McCooey serves as chairman of the nomination and corporate governance committee. Our board of directors has determined that each of Mr. Lim Ah Doo, Mr. Timothy Chu-Wan Chen and Mr. Bob McCooey satisfies the independence requirements of Section 5605(a)(2) of the Nasdaq Listing Rules. The nomination and corporate governance committee assists our board of directors in identifying individuals qualified to become members of our board of directors and executive officers consistent with criteria established by our board of directors and in developing our corporate governance principles.

The nomination and corporate governance committee’s responsibilities include:

•	identifying individuals qualified to become members of our board of directors and ensuring these individuals have the requisite expertise;

•	reviewing and evaluating the composition, function, and duties of our board of directors;

•	recommending nominees for selection to our board of directors and its corresponding committees;

•	making recommendations to the board as to determinations of board member independence;

•	leading our board of directors in a self-evaluation, at least annually, to determine whether it and its committees are functioning effectively; and

•	developing and recommending to the board our rules governing the board, reviewing and assessing the adequacy of such rules governing the board and recommending any proposed changes to the board.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company, including a duty of loyalty, a duty to act honestly, and a duty to act in what they consider in good faith to be in our best interests. Our directors must also exercise their powers only for a proper purpose. Our directors also owe to our company a duty to exercise the skill they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time, and the class rights vested thereunder in the holders of the shares. In certain limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

•	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

•	declaring dividends and distributions;

•	appointing officers and determining the term of office of the officers;

•	exercising the borrowing powers of our company and mortgaging the property of our company; and

•	approving the transfer of shares in our company, including the registration of such shares in our register of members.

Terms of Directors and Officers

Upon the completion of this offering, our board of directors will be divided into four classes. The Class I Director is appointed and removed by Mr. William Wei Huang, for so long as Mr. Huang meets the ownership threshold described in our post-offering memorandum and articles of association, and such Class I Director serves for an unlimited term. Upon the completion of this offering, the Class I Director will initially be Mr. Huang. Class II and Class III Directors are appointed and removed by the affirmative vote of a majority of the directors then in office, with initial terms expiring on June 30, 2029 and June 30, 2028, respectively, and three-year terms thereafter. Upon the completion of this offering, the Class II Directors will initially consist of Ms. Jamie Khoo, Mr. Andy Okada and Mr. Bob McCooey. The Class III Directors will initially consist of Mr. Lim Ah Doo and Mr. Alejandro Nicolás Aguzín. Class IV Directors are elected by our shareholders by ordinary resolution from among candidates approved by a majority of the board, with initial terms expiring on June 30, 2027, and three-year terms thereafter; Class IV Directors may be removed by our shareholders by ordinary resolution. Upon the completion of this offering, the Class IV Directors will initially consist of Mr. Timothy Chu-Wan Chen and Mr. Douglas Farrell. Our shareholders have no right to remove the Class I, Class II or Class III Directors. The aggregate number of directors in Classes I, II and III must at all times be at least one more than the number in Class IV.

A director will cease to be a director if, among other things, the director (i) becomes prohibited by applicable law from being a director; (ii) becomes bankrupt or makes any arrangement or composition with his or her creditors; (iii) dies or is found to be or becomes of unsound mind; (iv) resigns his or her office by notice in writing to us; or (v) is removed from office pursuant to any other provision of our memorandum and articles of association.

Our officers are appointed by and serve at the discretion of the board of directors, and may be removed by our board of directors.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with each of our executive officers. Each of our executive officers is employed for a specified time period, which can be renewed upon both parties’ agreement before the end of the current employment term. We may terminate an executive officer’s employment for cause at any time without advance notice in certain events. We may terminate an executive officer’s employment by giving a prior written notice or by paying certain compensation. An executive officer may terminate his or her employment at any time by giving a prior written notice.

Each executive officer has agreed to hold, unless expressly consented to by us, at all times during and after the termination of his or her employment agreement, in strict confidence and not to use, any of our confidential information or the confidential information of our customers and suppliers. In addition, each executive officer has agreed to be bound by certain noncompetition and non-solicitation restrictions during the term of his or her employment and for a certain period following the last date of employment.

We expect to enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company.

Compensation of Directors and Executive Officers

The compensation for each of our executive officers comprises base salary, bonus, equity compensation, and contributions to defined contribution plans. Our directors are paid board fees in connection with their service. In relation to the year ended December 31, 2025, the total compensation paid and benefits in kind provided by us to our directors and executive officers was US$2.4 million. The total amount set aside or accrued by us to provide cash-based compensation to our directors and executive officers with respect to the year ended December 31, 2025 was US$2.8 million.

Our subsidiary in Singapore is required by the applicable laws and regulations of Singapore to make contributions, as employer, to the Central Provident Fund for its executive officers who are employed by our Singapore subsidiary as prescribed under the Central Provident Fund Act. The contribution rates vary, depending on the age of the executive officers, and whether such executive officer is a Singapore citizen or permanent resident (contributions are not required or permitted in respect of a foreigner on a work pass). Our Hong Kong subsidiaries are required by the Hong Kong Mandatory Provident Fund Schemes Ordinance to make monthly contributions to the mandatory provident fund scheme in an amount equal to at least 5% of an employee’s salary, subject to a cap of HK$1,500 per month per employee.

We also granted share awards under our share incentive plan to our directors and executive officers. For details, see “— Share Incentive Plans.”

Share Incentive Plans

Employee Share Option Plan 2025

Our board of directors approved and adopted the Employee Share Option Plan 2025 in March 2025, in order to attract and retain the best available personnel, provide additional incentives to employees, directors, consultants and other people who provide advisory services to members of our group, and promote the success of our business. The maximum aggregate number of ordinary shares that may be issued under the 2025 ESOP is 12,646,286, subject to further adjustment. As of the date of this prospectus, options to purchase a total of 11,026,053 ordinary shares have been granted under the 2025 ESOP, excluding options that were forfeited or canceled after the relevant grant dates.

The following paragraphs summarize the principal terms of the 2025 ESOP.

Type of Awards. The 2025 ESOP permits the award of options.

Plan Administration. The 2025 ESOP is administered by our board of directors or a committee of at least one person established by our board of directors (the “2025 ESOP plan administrator”).

Stock Option Agreement. Options granted under the 2025 ESOP are evidenced by a stock option agreement that sets forth the terms and conditions for each option and any rules applicable thereunder, which may include provisions applicable in the event of the grantee’s death or disability, termination of the grantee’s employment or service, or such other events as may be determined by the 2025 ESOP plan administrator.

Eligibility. We may grant awards to our employees, directors and consultants, and other people who provide advisory services to members of our group.

Vesting Schedule. An option will normally vest, to the extent that any performance condition or other condition is satisfied or waived, on the vesting dates specified in the relevant stock option agreement (or, if later, on the date on which the 2025 ESOP plan administrator has determined the extent to which the performance condition has been satisfied). The 2025 ESOP plan administrator may make the vesting conditional on the satisfaction of one or more conditions, including performance conditions linked to the performance of the Company, the participant, or member of our group in whose business unit the participant works.

Exercise of Options. The exercise price, as applicable, and expiration date for each option are stated in the relevant stock option agreement. An option will lapse on the earliest of the tenth anniversary of the grant date (unless the 2025 ESOP plan administrator decides otherwise) and any lapse under the 2025 ESOP rules. The exercise price will be paid as determined by the 2025 ESOP plan administrator, including in cash, check cash equivalent and/or shares valued at fair market value at the time the option is exercised and by such other method as the 2025 ESOP plan administrator may permit in accordance with applicable law.

Transfer Restrictions. Options and exercised shares may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the 2025 ESOP or the relevant stock option agreement or otherwise determined by the 2025 ESOP plan administrator.

Termination and Amendment of the Plan. The 2025 ESOP plan administrator may at any time change or terminate the 2025 ESOP, including the terms of any existing options in any way.

2024 Management Equity Plan, 2025 New Management Equity Plan and the Series C Management Equity Plan

Our board of directors approved and re-adopted the 2024 MEP, and adopted the 2025 MEP in March 2025, and adopted the Series C MEP in December 2025, in order to attract and retain the best available personnel, provide additional incentives to employees, directors, consultants, advisors and strategic partners of the Company and its affiliates, and promote the success of our business. The maximum aggregate number of ordinary shares that may be delivered in satisfaction of awards under the 2024 MEP, the 2025 MEP and the Series C MEP is 21,330,000, 10,285,714 and 17,785,714, respectively, in each case subject to further adjustment. As of the date of this prospectus, a total of 20,894,500, 10,153,100 and 17,785,714 ordinary shares subject to awards have been granted under the 2024 MEP, the 2025 MEP and the Series C MEP, respectively, excluding awards that were forfeited or canceled after the relevant grant dates.

The following paragraphs summarize the principal terms of the MEPs.

Type of Awards. The MEPs permit the grant of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, other cash-based awards, dividend equivalents, and performance compensation awards.

Plan Administration. The MEPs are administered by our board of directors or a committee of at least one person established by our board of directors (the “MEP plan administrator”).

Award Agreement. Awards granted under the MEPs are evidenced by an award agreement that sets forth the terms and conditions and any rules applicable thereunder, which may include provisions applicable in the event of the grantee’s death or disability, termination of the grantee’s employment or service, or such other events as may be determined by the relevant MEP plan administrator.

Eligibility. We may grant awards to employees, directors, consultants, advisors and strategic partners of the Company and its affiliates.

Options. Stock options provide for the purchase of our ordinary shares in the future at an exercise price set on the grant date. All options granted under the MEPs will be nonqualified stock options, unless the applicable award agreement expressly states that the option is intended to be an incentive stock option.

Exercise Price. For the 2024 MEP, except for substitute awards, the exercise price per ordinary share for each option will be the Series A subscription price. For the 2025 MEP and the Series C MEP, except for substitute awards, the exercise price per ordinary share for each option will be the higher of (i) 100% of the fair market value of such share determined as of the grant date and (ii) the Series B (in the case of the 2025 MEP) or Series C (in the case of Series C MEP) subscription price for U.S. taxpayers, and the Series B (in the case of the 2025 MEP) or Series C (in the case of Series C MEP) subscription price for non-U.S. taxpayers. For an incentive stock option granted to an employee, who at the time of grant, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company, the exercise price will not be less than 110% of the fair market value per share on the grant date.

Vesting and Expiration. Options will vest in the manner and on such dates as determined by the relevant MEP plan administrator, and will expire no later than 10 years after the effective date of the relevant MEP. For the 2025 MEP and the Series C MEP, if options are granted to an employee, who at the time of grant, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company, the option period will not exceed five years.

Exercise of Options. The exercise price will be paid as determined by the relevant MEP plan administrator, including in cash, check cash equivalent and/or shares valued at fair market value at the time the option is exercised and by such other method as the relevant MEP plan administrator may permit in accordance with applicable law.

Stock Appreciation Rights (“SARs”). Any option granted under the relevant MEP may include tandem SARs. The strike price per ordinary share for each SAR will not be less than 100% of the fair market value of such share determined on the grant date. An SAR granted independent of an option will vest in the manner and on such dates as determined by the MEP plan administrator, and will expire no later than 10 years.

Restricted Stock and Restricted Stock Units (“RSUs”). Restricted stock is an award of our ordinary shares that remain forfeitable unless and until specified performance or time-based conditions are met. RSUs are contractual promises to deliver our ordinary shares, cash, other securities or other property in the future, which may also remain forfeitable unless and until specified performance or time-based conditions are met.

Other Stock-Based Awards, Other Cash-Based Awards and Performance Compensation Awards. Other types of equity-based or equity-related awards or cash-based award not otherwise described in the MEPs may be granted by the relevant MEP plan administrator. Any of the foregoing awards may be designated as a performance compensation award.

Transfer Restrictions. Awards may not be transferred in any manner by the participant other than in accordance with the exceptions provided in the relevant MEP or the relevant award agreement or otherwise determined by the relevant MEP plan administrator.

Termination and Amendment of the Plan. The MEP plans may be amended, altered, suspended, discontinued or terminated by the relevant MEP plan administrator, provided that stockholder approval is required if necessary to comply with any tax or regulatory requirement applicable to the MEP.

Post-IPO Incentive Plan

Following the completion of this offering, we intend to adopt a new equity incentive plan, subject to approval by our board of directors and compliance with applicable law, in order to help us attract, retain and motivate highly qualified personnel and to align their interests with those of our shareholders, promoting the long-term success of our business. See “Risk Factors—Risks Related to Our Liquidity, Profitability and Financial Condition—We have granted and may continue to grant share options and other forms of share-based incentive awards in the future, which may result in a substantial amount of share-based compensation expenses, a significant impact on our results of operations and dilution to your shareholding.”

The following table summarizes, as of the date of this prospectus, the number of ordinary shares underlying outstanding equity awards that we granted to our directors and executive officers.

Name	Ordinary Shares Underlying Equity Awards Granted		Exercise Price or Purchase Price (US$/Share)		Date of Grant	Date of Expiration
Lim Ah Doo	*	(1)	US$	10.00	July 1, 2025	June 30, 2035
	*	(2)	US$	17.50	July 1, 2025	June 30, 2035
William Wei Huang	9,954,000**	(1)	US$	10.00	July 1, 2025	June 30, 2035
	4,800,000**	(2)	US$	17.50	July 1, 2025	June 30, 2035
	8,901,429**	(3)	US$	35.00	August 1, 2026	June 30, 2035
Jamie Khoo	3,555,000	(1)	US$	10.00	July 1, 2025	June 30, 2035
	3,828,564	(2)	US$	17.50	July 1, 2025	June 30, 2035
	2,565,715	(2)(3)	US$	35.00	August 1, 2026	July 31, 2035
	1,500,000	(4)	US$	17.50	August 1, 2026	July 31, 2035
Andy Okada	*	(1)	US$	10.00	July 1, 2025	June 30, 2035
	*	(2)	US$	17.50	July 1, 2025	June 30, 2035
Alejandro Nicolás Aguzín	*	(1)	US$	10.00	July 1, 2025	June 30, 2035
Timothy Chu-Wan Chen	—			—	—	—
Douglas Farrell	—			—	—	—
Bob McCooey(5)	—			—	—	—

Name	Ordinary Shares Underlying Equity Awards Granted		Exercise Price or Purchase Price (US$/Share)		Date of Grant	Date of Expiration
Yan Chengkang (CK)	*	(1)	US$	10.00	March 23, 2026	March 22, 2036
	*	(2)	US$	17.50	March 23, 2026	March 22, 2036
	*	(4)	US$	17.50	August 1, 2026	July 31, 2035
	*	(3)	US$	35.00	August 1, 2026	July 31, 2035
Daniel Fertig	*	(3)	US$	35.00	August 1, 2026	July 31, 2036
	*	(4)	US$	17.50	June 1, 2026	May 31, 2036
All directors and executive officers as a group	37,819,803

Notes:

*	Aggregate number of shares underlying outstanding equity awards account for less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.
**

Includes 4,977,000, 2,400,000 and 4,450,715 ordinary shares, respectively, underlying certain options granted under the 2024 MEP, 2025 MEP and Series C MEP, respectively that are held by a third-party irrevocable trust not controlled by Mr. William Wei Huang or his affiliates. Mr. William Wei Huang’s family members are the beneficiaries of this trust.

(1)	Represents equity grants under the 2024 MEP.
(2)	Represents equity grants under the 2025 MEP.
(3)	Represents equity grants under the Series C MEP.
(4)	Represents equity grants under the 2025 ESOP.
(5)	Mr. Bob McCooey will be appointed as a director of the Company effective upon the effectiveness of this registration statement.

As of the date of this prospectus, our employees and other qualified individuals other than our directors and executive officers as a group held equity awards to purchase a total of 7,747,410, 6,685,500, 3,242,370 and 4,364,284 ordinary shares under the 2025 ESOP, the 2024 MEP, 2025 MEP and the Series C MEP, respectively.

PRINCIPAL SHAREHOLDERS

Except as specifically noted, the following table sets forth information with respect to the beneficial ownership of our ordinary shares on an as-converted basis as of the date of this prospectus by:

•	each of our directors and executive officers; and

•	each of our principal shareholders who beneficially owns 5% or more of our total outstanding ordinary shares.

The calculations in the table below are based on 329,342,858 ordinary shares on an as-converted basis outstanding as of the date of this prospectus, and    ordinary shares outstanding immediately after the completion of this offering, including:

(i)	ordinary shares represented by ADSs to be sold by us in this offering (assuming the underwriters do not exercise their over-allotment option); and

(ii)	ordinary shares to be converted from our outstanding Series A, Series B and Series C preferred shares.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary Shares Beneficially Owned Prior to This Offering			Ordinary Shares Beneficially Owned Immediately After This Offering
	Number		%	% of total ordinary shares on an as-converted basis†	% of aggregate voting power††
Directors and Executive Officers**:
Lim Ah Doo	*		*
William Wei Huang	11,827,714	(1)	3.5
Jamie Khoo	9,113,571	(2)	2.7
Andy Okada	*		*
Alejandro Nicolás Aguzín	*		*
Timothy Chu-Wan Chen	–		–
Douglas Farrell	–		–
Bob McCooey(3)	–		–
Yan Chengkang (CK)	*		*
Daniel Fertig	*		*
All Directors and Executive Officers as a Group	22,501,285		6.4
Principal Shareholders:
Coatue Management entities	64,157,144	(4)	19.5
Hillhouse entities	64,152,591	(5)	19.5
GDS	64,000,000	(6)	19.4
Achi entities	51,535,580	(7)	15.6

Notes:

*	Aggregate number of shares account for less than 1% of our total ordinary shares on an as-converted basis outstanding as of the date of this prospectus.
**	Except as indicated otherwise below, the business address of our directors and executive officers is 5 Temasek Boulevard #10-06, Suntec Tower 5, Singapore 038985.

†

For each person or group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus. The total number of ordinary shares outstanding as of the date of this prospectus is 329,342,858 ordinary shares on an as-converted basis. The total number of ordinary shares outstanding after the completion of this offering will be    , including ordinary shares to be sold by us in this offering, assuming that the underwriters do not exercise their option to purchase additional ADSs.

††

For each person or group included in this column, percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our ordinary shares as a single class.

(1)	Represents 11,827,714 ordinary shares issuable upon the exercise of options exercisable within 60 days after the date of this prospectus.
(2)	Represents 9,113,571 ordinary shares issuable upon the exercise of options exercisable within 60 days after the date of this prospectus.
(3)	Mr. Bob McCooey will be appointed as a director of the Company effective upon the effectiveness of this registration statement.
(4)

Represents (a) 25,714,286 Series B preferred shares held by Coatue Tactical Solutions PS Holdings AIV 11 LP, (b) 35,585,713 Series C preferred shares held by Coatue Tactical Solutions PS Holdings AIV 12 LP and (c) 2,857,145 Series C preferred shares held by Coatue PC LLC. Coatue Tactical Solutions PS Holdings AIV 11 LP, Coatue Tactical Solutions PS Holdings AIV 12 LP and Coatue PC LLC are collectively referred to as “Coatue entities.” The general partner of each of Coatue Tactical Solutions PS Holdings AIV 11 LP and Coatue Tactical Solutions PS Holdings AIV 12 LP is Coatue Structured Fund GP LLC, and Mr. Philippe Laffont serves as the managing member of Coatue Structured Fund GP LLC. The managing member of Coatue PC LLC is Mr. Philippe Laffont. The registered address of each of Coatue Tactical Solutions PS Holdings AIV 11 LP, Coatue Tactical Solutions PS Holdings AIV 12 LP and Coatue PC LLC is 251 Little Falls Drive, Wilmington, Delaware 19808, United States of America.

(5)

Represents (a) 14,500,000 Series A preferred shares, 4,744,048 Series B preferred shares and 14,425,750 Series C preferred shares held by HGDC Holdings Limited, (b) 14,500,000 Series A preferred shares, 4,744,047 Series B preferred shares and 5,942,321 Series C preferred shares held by HGDK Holdings Limited, (c) 3,162,139 Series C preferred shares held by HGDO II Holdings Limited and (d) 2,134,286 Series C preferred shares held by HBYT Co-Investment Holdings Limited. HGDC Holdings Limited, HGDK Holdings Limited, HGDO II Holdings Limited and HBYT Co-Investment Holdings Limited are collectively referred to as “Hillhouse entities.” Each of HGDC Holdings Limited, HGDK Holdings Limited, HGDO II Holdings Limited and HBYT Co-Investment Holdings Limited is wholly owned by certain Hillhouse funds, Hillhouse Investment Management, Ltd. (“HIM”) acts as the sole investment manager of these funds and is deemed to be the beneficial owner of the shares held by HGDC Holdings Limited, HGDK Holdings Limited, HGDO II Holdings Limited and HBYT Co-Investment Holdings Limited. Mr. Lei Zhang may be deemed to have controlling power over HIM. Mr. Lei Zhang disclaims beneficial ownership of all of the shares held by HGDC Holdings Limited, HGDK Holdings Limited, HGDO II Holdings Limited and HBYT Co-Investment Holdings Limited, except to the extent of his pecuniary interest therein, if any. The address of the business office of HGDC Holdings Limited, HGDK Holdings Limited, HGDO II Holdings Limited and HBYT Co-Investment Holdings Limited is 8 Marina Boulevard, #28-01, Marina Bay Financial Centre Tower 1, Singapore 018981. The private shares in the Company that are held by HGDC Holdings Limited, HGDK Holdings Limited and HGDO II Holdings Limited are pledged to a select group of lenders to secure certain financings.

(6)	Represents 64,000,000 ordinary shares held by GDS Holdings Limited, which is a publicly traded company listed on Nasdaq and the Hong Kong Stock Exchange.
(7)

Represents (a) 21,000,000 Series A preferred shares held by Luminous Knowledge Limited, (b) 6,821,429 Series B preferred shares held by Grand Slam Limited, (c) 17,142,723 Series C preferred shares held by Prosperis Holding Limited, and (d) 6,571,428 Series C preferred shares held by Nocturne Rise Limited. Luminous Knowledge Limited, Grand Slam Limited, Prosperis Holding Limited, and Nocturne Rise Limited are collectively referred to as the “Achi entities.” Luminous Knowledge Limited is wholly owned by Luminous Investment, L.P., whose general partner is Ardent Global Limited, which is wholly owned by ACPF E Limited, which is wholly owned by Achi Capital Partners Fund LP (“Achi Main Fund”). AchiCapital GP Limited (“AchiCapital GP”) holds 100% of the voting power of Achi Main Fund. Grand Slam Limited is wholly owned by Grand Slam, L.P., whose general partner is Gravitas GP Limited, which is wholly owned by AchiCapital GP. Prosperis Holding Limited is wholly owned by Auspicious Investment, L.P., whose general partner is Auspicious GP Limited, which is wholly owned by ACPF E Limited, which is wholly owned by Achi Main Fund. Nocturne Rise Limited is wholly owned by Acropolis Investment, L.P., whose general partner is Acropolis GP Limited, which is wholly owned by ACPF E Limited, which is wholly owned by Achi Main Fund. Timothy Chu-Wan Chen is the controlling shareholder of AchiCapital GP. AchiCapital GP and Timothy Chu-Wan Chen may be deemed to be the beneficial owners of the shares held by the Achi entities. The registered address of Luminous Knowledge Limited and Grand Slam Limited is Offices of Mourant Governance Services (Cayman) Limited, 94 Solaris Avenue, Camana Bay, PO Box 1348, Grand Cayman KY1-1108, Cayman Islands. The registered address of Prosperis Holding Limited and Nocturne Rise Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

As of the date of this prospectus, we had nil ordinary shares, 2,300,000 Series A preferred shares, 46,113,068 Series B preferred shares and 54,167,420 Series C preferred shares held by 20 record holders in the United States. None of our shareholders has informed us that it is affiliated with a FINRA member. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital — History of Securities Issuances” for historical changes in our shareholding structure.

RELATED PARTY TRANSACTIONS

Transactions with GDS

We were previously a wholly-owned consolidated subsidiary of GDS and had engaged in various intra-group transactions. Following the closing of our Series B equity financing, GDS’s share ownership in our company was reduced below a majority. As a result, GDS deconsolidated our company as a subsidiary and recognized our Company as an equity investee starting from December 31, 2024. Furthermore, we closed our Series C equity financing in several rounds between December 2025 and June 2026, and in January 2026 we conducted a share repurchase of ordinary shares from GDS for a consideration of US$385 million, using a portion of the net proceeds from our issuance of Series C financing. Following these transactions, GDS’s shareholding has been reduced to 19.4%, becoming our third largest shareholder.

In June 2024, we formalized our arrangements with GDS by entering into a series of agreements. We entered into an agreement under which GDS agreed to provide corporate undertakings and/or guarantees with respect to our obligations to banks under certain of our indebtedness, landlords under certain real property leases, and to customers under certain customer contracts for the benefit of our business and we agreed to indemnify GDS with respect to potential liabilities it may incur under such undertaking and guarantees. As of the date hereof, all such undertakings and guarantees provided by GDS have been fully released or canceled, other than in respect of a small number of legacy guarantees under certain legacy land leases and a customer contract. All other agreements that we entered into with GDS in June 2024 have been terminated. These include (1) a master services agreement, under which GDS provided, among other things, certain sales services, including for customer referrals and for management support services; and (2) a license agreement, which allowed us to use certain data center management tools and trademarks owned by GDS for our business operations, both of which were terminated with effect from December 31, 2025. Under the master services agreement, GDS was entitled to a customer support fee under contracts with customers referred by GDS. This customer support fee arrangement was terminated with effect from March 31, 2026 for a one-time settlement fee of US$62.0 million paid in June 2026. In 2024 and 2025, the Company incurred expenses to GDS of US$13.6 million and US$20.9 million, respectively, under the above agreements.

In addition, in 2024 and 2025, we generated data center service revenue from GDS, pursuant to a site service agreement under which we provided infrastructure services to a customer where GDS acted as sales agent, recognizing revenue of US$14.5 million and US$13.2 million, respectively. In 2024, we used proceeds from our Series A financing to repay a shareholder loan from GDS in the aggregate principal amount of US$240.8 million which had been provided over the course of 2022 and 2023.

For further information, see Note 14 of our consolidated financial statements included in this prospectus.

Shareholders’ Deeds

Pursuant to our third amended and restated shareholders deed, dated August 10, 2026, entered into by and among us and our shareholders (the “Third A&R Shareholders’ Deed”), certain of our shareholders hold governance rights, approval rights, preemptive rights, liquidity and exit-related rights. The Third A&R Shareholders’ Deed will terminate upon the completion of this offering, except for certain surviving rights as described under “Description of Share Capital — Our Post-Offering Memorandum and Articles of Association.”

Since June 4, 2024, the date of the initial shareholders deed which was entered into in connection with the closing of our Series A convertible preferred share issuance, each shareholder holding a specified minimum percentage of our shares (initially 7.5%, and subsequently amended to 10%), as calculated in accordance with the then-effective shareholders deed, has been entitled to nominate and appoint one director to our board for each such percentage of shares held. Accordingly, each of our current principal shareholders (see “Principal Shareholders”) is entitled to appoint directors to our board, unless otherwise waived by such shareholder. Following the completion of this offering, these rights will terminate and none of our principal shareholders will have director appointment rights, and members of our board of directors will be appointed in accordance with our post-offering memorandum and articles of association. See “Description of Share Capital — Our Post-Offering Memorandum and Articles of Association.”

Second Amended and Restated Investor Rights Agreement

Pursuant to our second amended and restated investor rights agreement, dated December 31, 2025, entered into by and among us and our shareholders (the “Investor Rights Agreement”), we have granted certain registration rights to holders of our registrable securities. Set forth below is a description of such registration rights under the Investor Rights Agreement.

Demand Registration Rights

Under the terms of the Investor Rights Agreement, holders of more than 5% of our registrable securities, at any time commencing 180 days following the consummation of this offering, shall have the right to demand that we file a registration statement under the Securities Act covering the registration of all or part of their registrable securities. We, however, are not obligated to effect a demand registration if, among other things, we have already effected two demand registrations for such shareholder. We have the right to defer filing of a registration statement for up to 90 days if our board of directors determines in good faith and furnishes a certificate signed by our chief executive officer, that filing a registration will be materially detrimental to us and our shareholders. However, we cannot exercise the deferral right more than once in any 12-month period and we may not file any other registration statement during such 90-day period.

Piggyback Registration Rights

If we propose to file a registration statement in connection with a public offering of securities of our company other than relating to an employee benefit plan or corporate reorganization, then we must offer each holder of our registrable securities the opportunity to include their shares in the registration statement. If the managing underwriters determine in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of registrable securities included in any such registration may not be reduced below 30% of the aggregate number of registrable securities for which inclusion has been requested. Such requests for registrations are not counted as demand registrations.

Form S-3/F-3 Registration Rights

When eligible for use of Form S-3/F-3, holders of our registrable securities may request in writing that we effect a registration on Form S-3/F-3 so long as, among other things, the gross proceeds of the securities to be sold under the registration statement is no less than US$3,000,000. We, however, are not obligated to effect a registration on Form S-3/F-3 if, among other things, we have already effected a registration within the three-month period preceding the date of the registration request. Our board of directors may defer the filing of a Form S-3/F-3 registration statement for up to 90 days if it determines in good faith and furnishes a certificate signed by our chief executive officer, that such filing would be materially detrimental to us and our shareholders. This deferral right may only be exercised once in any 12-month period and we may not file any other registration statement during such 90-day period.

Registration pursuant to Form S-3/F-3 registration rights is not deemed to be a demand registration and there is no limit on the number of times holders of our registrable securities may exercise their Form S-3/F-3 registration rights, subject to certain limitations on shelf takedowns.

Expenses of Registration

We will bear all registration expenses incurred in connection with any demand, piggyback or Form S-3/F-3 registration. However, we will not be required to pay for any expenses of any registration proceeding begun pursuant to demand registration rights, if the registration request is subsequently withdrawn at the request of the holder of more than 5% of our registrable securities, subject to certain exceptions. Holders of our registrable securities participating in the registration will bear any underwriting discounts and selling commissions relating to the offering of their registrable securities.

Termination of Registration Rights

The registration rights described above will terminate with respect to any holder on the date on which all of such holder’s registrable securities may be sold under Rule 144 of the Securities Act (i) in a single three-month period without exceeding the volume limitations thereunder, or (ii) without volume limitations, in each case as determined by our counsel.

Share Incentive Plans

For a description of our share incentive plans with members of our board of directors and executive officers, see “Management—Share Incentive Plans.”

Employment Agreements

For a description of our employment agreements with executive officers, see “Management—Employment Agreements and Indemnification Agreements.”

Indemnification Agreements

In connection with this offering, we intend to enter into indemnification agreements with each of our directors and officers. These agreements and our constitution require us to indemnify our directors and executive officers to the fullest extent permitted by law. See “Management—Employment Agreements and Indemnification Agreements” for a description of these indemnification agreements.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company incorporated with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$    divided into    ordinary shares of a par value of US$    each. [We will issue    ordinary shares represented by ADSs in this offering.] All of our issued and outstanding shares are fully paid.

Immediately prior to the completion of this offering, our authorized share capital will be changed into US$     .    divided into    shares comprising     . All of our shares issued and outstanding prior to the completion of the offering are and will be fully paid, and all of our shares to be issued in the offering will be issued as fully paid.

Our Post-Offering Memorandum and Articles of Association

Our shareholders have conditionally adopted the sixth amended and restated memorandum and articles of association, which will become effective and replace our current amended and restated memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of our post-offering amended and restated memorandum and articles of association and the Companies Act insofar as they relate to the material terms of our ordinary shares that we expect will become effective upon the closing of this offering.

Objects of Our Company. Under our post-offering memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the Cayman Islands law.

Ordinary Shares. Our ordinary shares are issued in registered form and are issued when registered in our register of members (shareholders). We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends. The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors or declared by our shareholders by ordinary resolution (provided that no dividend may be declared by our shareholders which exceeds the amount recommended by our directors). Our post-offering memorandum and articles of association provide that dividends may be declared and paid out of the funds of our Company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting or any one shareholder present in person or by proxy. An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name or making changes to our post-offering memorandum and articles of association. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our post-offering memorandum and articles of association provide that we may (but shall not be obliged to) in each year hold a general meeting as our annual general meeting and we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ general meetings may be convened by a majority of our board of directors. Advance notice of at least ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of at least one shareholder present or by proxy, representing not less than one-third of all votes attaching to the issued and outstanding shares in our company entitled to vote at general meeting.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association provide that upon the requisition of any one or more of our shareholders who together hold shares which carry in aggregate one-third of all votes attaching to the issued and outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings of our company, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our post-offering memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares. Subject to the restrictions set out in our post-offering memorandum and articles of association as set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•

the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•	the instrument of transfer is in respect of only one class of shares;

•	the instrument of transfer is properly stamped, if required;

•	in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•	a fee of such maximum sum as the Nasdaq Stock Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three calendar months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on ten calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the rules of the Nasdaq Stock Market, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any calendar year.

Liquidation. On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the share capital, such assets shall be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares. Our board of directors may from time to time make calls upon shareholders for any moneys unpaid on their shares in a notice served to such shareholders at least fourteen calendar days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors or by an ordinary resolution of our shareholders. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares. If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares, subject to any rights or restrictions for the time being attached to any class of shares, may be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of the class. The rights conferred upon the holders of the shares of any class issued shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to such existing class of shares.

Issuance of Additional Shares. Our post-offering memorandum and articles of association authorize our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our post-offering memorandum and articles of association also authorize our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series;

•	the dividend rights, dividend rates, conversion rights, voting rights; and

•	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records. Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records (save for our memorandum and articles of association, our register of mortgages and charges and any special resolutions passed by our shareholders). Under Cayman Islands law, the names of our current directors can be obtained from a search conducted at the Registrar of Companies. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions. Some provisions of our post-offering memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•

authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders;

•

grant Mr. William Wei Huang the exclusive right to nominate, appoint and remove one director, and a discretionary right to serve as chairman or designate any other director to serve as chairman, in each case for so long as Mr. Huang maintains at least 1.0% ownership percentage, which is calculated with (a) the numerator being the total number of ordinary shares held by Mr. Huang and his affiliates, assuming that all outstanding options, warrants, and other securities held by Mr. Huang and his affiliates have been converted, exercised, or exchanged into our ordinary shares, and (b) the denominator being the total number of ordinary shares issued and outstanding immediately following the completion of the IPO (including the exercise of any over-allotment option);

•

establish a classified board of directors divided into four classes (Class I through Class IV), where Class I consists of the director appointed by Mr. Huang, Classes II and III (each consisting of one to three directors) consist of directors appointed by the board, and Class IV (consisting of one to three directors) consists of directors who are approved by the board as candidates and elected by our shareholders, with the aggregate number of directors in Classes I, II and III required at all times to be at least one more than the aggregate number of directors in Class IV; and

•

impose heightened approval thresholds for amendments to certain provisions of the post-offering memorandum and articles of association relating to the board structure and director appointment, removal and terms (requiring a requisition by shareholders holding at least one-third of all votes and approval by at least 85% of the votes cast at the relevant meeting) and for amendments that adversely affect the rights of Mr. Huang (requiring his prior written consent for so long as he retains such rights).

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our post-offering memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•	does not have to file an annual return of its shareholders with the Registrar of Companies;

•	is not required to open its register of members for inspection;

•	does not have to hold an annual general meeting;

•	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 30 years in the first instance);

•	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	may register as a limited duration company; and

•	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Exclusive Forum. Unless we consent in writing to the selection of an alternative forum, the United States District Court for the Southern District of New York (or, if the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, the state courts in New York County, New York) shall be the exclusive forum within the United States for the resolution of any complaint asserting a cause of action arising out of or relating in any way to the federal securities laws of the United States, regardless of whether such legal suit, action, or proceeding also involves parties other than us. Any person or entity purchasing or otherwise acquiring any share or other securities in our company shall be deemed to have notice of and consented to this exclusive forum provision. Without prejudice to the foregoing, if this exclusive forum provision is held to be illegal, invalid or unenforceable under applicable law, the legality, validity or enforceability of the rest of articles of association shall not be affected and this exclusive forum provision shall be interpreted and construed to the maximum extent possible to apply in the relevant jurisdiction with whatever modification or deletion may be necessary so as best to give effect to our intention.

Differences in Corporate Law

The Companies Act is derived, to a large extent, from the older Companies Acts of England but does not follow recent English statutory enactments and accordingly there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements. The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (i) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (ii) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided that the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of a scheme of arrangement between the company and its shareholders or its creditors (or any class thereof); provided that the arrangement is approved by 75% in value of the shareholders (or class of shareholders, as the case may be), or by a majority in number representing 75% in value of the creditors (or class of creditors, as the case may be) with whom the arrangement is to be made (as the case may be) that are present and voting at a meeting convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% in value of the shares for which the offer has been made, the offeror may, within a two-month period after the approval by the said holders, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•	a company acts or proposes to act illegally or ultra vires (and is therefore incapable of ratification by the shareholders);

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our post-offering memorandum and articles of association provide that we shall indemnify our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such directors or officer, other than by reason of such person’s dishonesty, willful default or fraud, in or about the conduct of our company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including, without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such director or officer in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our post-offering memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company—a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his position as director (unless the company permits him to do so), a duty not to put himself in a position where the interests of the company conflict with his personal interest or his duty to a third party, and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to exercise the skill he actually possesses and such care and diligence that a reasonably prudent person would exercise in comparable circumstances. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our post-offering memorandum and articles of association provide that our shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual general meeting of shareholders; provided that it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our post-offering memorandum and articles of association allow any one or more of our shareholders holding shares which carry in aggregate not less than one-third of the total number votes attaching to all issued and the outstanding shares of our company that as at the date of the deposit carry the right to vote at general meetings to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our post-offering memorandum and articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our post-offering memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the issued and outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, our directors are subject to different removal mechanics depending on their class: the director appointed by Mr. William Wei Huang may be removed only by Mr. Huang (for so long as he maintains the minimum ownership percentage as described above), Class II and Class III directors (who are appointed by the board) may be removed only by a majority of the board, and Class IV directors (who are elected by shareholders) may be removed by shareholders by ordinary resolution. Our shareholders have no right to remove the Class I, Class II or Class III directors.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Restructuring. A company may present a petition to the Grand Court of the Cayman Islands for the appointment of a restructuring officer on the grounds that the company:

(a)	is or is likely to become unable to pay its debts; and

(b)	intends to present a compromise or arrangement to its creditors (or classes thereof) either pursuant to the Companies Act, the law of a foreign country or by way of a consensual restructuring.

The Grand Court may, among other things, make an order appointing a restructuring officer upon hearing of such petition, with such powers and to carry out such functions as the court may order. At any time (i) after the presentation of a petition for the appointment of a restructuring officer but before an order for the appointment of a restructuring officer has been made, and (ii) when an order for the appointment of a restructuring officer is made, until such order has been discharged, no suit, action or other proceedings (other than criminal proceedings) shall be proceeded with or commenced against the company, no resolution to wind up the company shall be passed, and no winding up petition may be presented against the company, except with the leave of the court. However, notwithstanding the presentation of a petition for the appointment of a restructuring officer or the appointment of a restructuring officer, a creditor who has security over the whole or part of the assets of the company is entitled to enforce the security without the leave of the court and without reference to the restructuring officer appointed.

Dissolution; Winding Up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by either an order of the courts of the Cayman Islands or by the board of directors.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our post-offering memorandum and articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be materially adversely varied with the consent in writing of the holders of two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially adversely varied by the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by our company. The rights of the holders of shares shall not be deemed to be materially adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under the Companies Act and our post-offering memorandum and articles of association, our memorandum and articles of association may only be amended by a special resolution of our shareholders. However, amendments to certain provisions relating to the board structure, director appointment, removal and terms require a requisition by shareholders holding at least one-third of all outstanding votes and the approval by at least 85% of the votes cast at the relevant meeting. In addition, no amendment that adversely affects the rights of Mr. Huang may be made without his prior written consent for so long as he retains such rights.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our post-offering memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our post-offering memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Second Amended and Restated Investor Rights Agreement

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Related Party Transactions—Second Amended and Restated Investor Rights Agreement.”

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares is    . The transfer agent and registrar’s address is    .

History of Securities Issuances

The following is a summary of our securities issuances in the past three years.

Preferred Shares

Series A Preferred Shares. On June 4, 2024, we issued 67,200,000 Series A preferred shares for an aggregate purchase price of US$672 million, at a per share price of US$10.00, to certain investors (including HGDC Holdings Limited, HGDK Holdings Limited and Luminous Knowledge Limited).

Series B Preferred Shares. On December 31, 2024, we issued 68,571,429 Series B preferred shares for an aggregate purchase price of US$1.2 billion, at a per share price of US$17.50, to certain existing shareholders (including HGDC Holdings Limited and HGDK Holdings Limited) and new investors (including Coatue Tactical Solutions PS Holdings AIV 11 LP and Grand Slam Limited).

Series C Preferred Shares. From December 31, 2025 to June 4, 2026, we issued 129,571,429 Series C preferred shares for an aggregate purchase price of US$4.5 billion, at a per share price of US$35.00, to certain existing shareholders (including HGDC Holdings Limited, HGDK Holdings Limited and Coatue Tactical Solutions PS Holdings AIV 11 LP) and new investors (including Prosperis Holding Limited and Nocturne Rise Limited).

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Receipts

JPMorgan Chase Bank, N.A., in its capacity as depositary, will issue the American depositary shares, or ADSs, representing our shares, that you will receive in this offering. Each ADS will represent an ownership interest in a designated number or percentage of shares that we will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary, yourself as an ADR holder, and all other ADR holders and beneficial owners from time to time of American depositary receipts, or ADRs, evidencing ADSs issued thereunder.

The depositary’s office is located at 270 Park Avenue, Floor 8, New York, NY 10017, USA.

The ADS-to-share ratio is subject to amendment as provided in the form of ADR (which may give rise to fees contemplated by the form of ADR). In the future, each ADS will also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you.

A beneficial owner is any person or entity having a beneficial ownership interest in ADSs. A beneficial owner need not be the holder of the ADR. If a beneficial owner of ADSs is not an ADR holder, such beneficial owner must rely on the holder of the ADR(s) in order to assert any rights or receive any benefits under the deposit agreement. A beneficial owner shall only be able to exercise any right or receive any benefit under the deposit agreement solely through the holder of the ADR(s) owned by such beneficial owner. The arrangements between a beneficial owner of ADSs and the holder of the corresponding ADRs may affect the beneficial owner’s ability to exercise any rights it may have.

An ADR holder shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs registered in such ADR holder’s name for all purposes under the deposit agreement and ADRs. The depositary’s only notification obligations under the deposit agreement and the ADRs are to registered ADR holders. Notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

Unless certificated ADRs are specifically requested, all ADSs will be issued on the books of the depositary in book-entry form, and periodic statements will be mailed to you reflecting your ownership interest in such ADSs. In this description, references to ADRs shall include the statements you will receive reflecting your ownership of ADSs.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you hold your ADSs directly. If you hold the ADSs through your broker or financial institution nominee, you must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are.

As an ADR holder or beneficial owner, we will not treat you as a shareholder of ours and you will not have any shareholder rights. The laws of the Cayman Islands will govern shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder or of a beneficial owner. Such rights derive from the terms of the deposit agreement and, in the case of a beneficial owner, from the arrangements between the beneficial owner and the holder of the corresponding ADRs. The obligations of our company and the depositary and its agents are also set out in the deposit agreement. Because the depositary or its nominee will actually be the registered owner of the shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The deposit agreement, the ADRs and the ADSs are governed by New York law.

By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving the depositary and/or us brought by ADR holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act of 1933, may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either:

•	the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or

•	the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).

Notwithstanding the foregoing, the depositary may institute and/or refer any such suit, action or proceeding to arbitration in accordance with the provisions of the deposit agreement, and thereupon, any arbitral decision from such suit, action or proceeding shall be deemed final and binding.

The following is a summary of what we believe to be the material terms of the deposit agreement and the ADRs. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire deposit agreement and the form of ADR containing the terms of your ADSs. You can read a copy of the deposit agreement that is filed as an exhibit to the registration statement (or amendment thereto) filed with the U.S. Securities and Exchange Commission (the “SEC”) of which this prospectus forms a part. You may also obtain a copy of the deposit agreement at the SEC’s Public Reference Room, which is currently located at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-732-0330. You may also find the registration statement and the attached deposit agreement through the EDGAR system on the SEC’s internet website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our securities. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after making any necessary deductions for fees, charges and expenses provided for in the deposit agreement. The depositary may utilize a division, branch or affiliate of JPMorgan Chase Bank, N.A. to direct, manage and/or execute any public and/or private sale of securities and/or property under the deposit agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying securities that your ADSs represent.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

•

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof, on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being permissible and practicable with respect to certain registered ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

•

Shares. In the case of a distribution in shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such shares. Only whole ADSs will be issued. Any shares that would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto.

•

Rights to receive additional shares. In the case of a distribution of rights to subscribe for additional shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i) sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing and allow such rights to lapse, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the Securities Act, in order to make any rights available to ADR holders.

•

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

To the extent that the depositary determines in its discretion that any distribution would not be permissible by applicable law, rule or regulation, or is not otherwise practicable with respect to any or all ADR holders, the depositary may in its discretion make such distribution as it so deems permissible and practicable, including the distribution of some or all of any cash, foreign currency, securities or other property (or appropriate documents evidencing the right to receive some or all of any such cash, foreign currency, securities or other property), and/or the depositary may retain and hold some or all of such cash, foreign currency, securities or other property as deposited securities with respect to the applicable ADR holders’ ADRs (without liability for interest thereon or the investment thereof).

To the extent the depositary retains and holds any cash, foreign currency, securities or other property as permitted under the deposit agreement, any and all fees, charges and expenses related to, or arising from, the holding thereof (including, but not limited to those described under “Fees and Expenses” below) shall be paid from such cash, foreign currency, securities or other property, or the net proceeds from the sale thereof, thereby reducing the amount so held.

Any U.S. dollars will be paid via wire transfer and/or distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth on the “Disclosures” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”).

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit shares or evidence of rights to receive shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, we will arrange with the underwriters named herein to deposit such shares.

Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan Chase Bank, N.A., as depositary for the benefit of holders of ADRs or in such other name as the depositary shall direct.

The custodian will hold all deposited shares (including those being deposited by or on our behalf in connection with the offering to which this prospectus relates) for the account and to the order of the depositary, in each case for the benefit of ADR holders, to the extent not prohibited by law. ADR holders and beneficial owners thus have no direct ownership interest in the shares and only have such rights as are contained in the deposit agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited shares. The deposited shares and any such additional items are referred to as “deposited securities”.

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the deposit agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the deposit agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the deposit agreement be, the record holder(s) only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of shares, receipt of related delivery documentation and compliance with the other provisions of the deposit agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and a registered holder will receive periodic statements from the depositary which will show the number of ADSs registered in such holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of applicable fees, charges and taxes, deliver the underlying shares to you or upon your written order. Unless otherwise agreed by the depositary, ADSs may only be cancelled in multiples of such number of shares as will permit whole shares to be delivered. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your request, risk and expense, the depositary may deliver deposited securities, including certificates therefor, at a place other than the depositary’s office.

The depositary may only restrict the withdrawal of deposited securities in connection with:

•	temporary delays caused by closing our transfer books or those of the depositary or the deposit of shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•	the payment of fees, taxes and similar charges; or

•	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Record Dates

To the extent applicable to the ADRs, the depositary may, after consultation with us if practicable and related to a corresponding record date set by us, fix record dates for the ADRs (which, if applicable, shall be as near as practicable to any corresponding record dates for the deposited securities). Such record dates for the ADRs shall be for the determination of the registered ADR holders who will be entitled or eligible (or responsible for, or obligated to, as the case may be):

•	to receive any distribution on or in respect of deposited securities,

•	to give instructions for the exercise of voting rights at a meeting of holders of shares,

•	to pay any fees, expenses, charges or other amounts assessed by, or owing to, the depositary for administration of the ADR program as provided for in the ADR, or

•	to receive any notice or to act in respect of other matters,

all subject to the provisions of the deposit agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the shares underlying your ADSs. As soon as practicable after receipt from us of notice of any meeting at which the holders of shares are entitled to vote, or of our solicitation of consents or proxies from holders of shares, the depositary shall fix the ADS record date in accordance with the provisions of the deposit agreement, provided that if the depositary receives a written request from us in a timely manner and at least thirty (30) days prior to the date of such vote or meeting, the depositary shall, at our expense, distribute to the registered ADR holders a “voting notice” stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of the laws of the Cayman Islands, be entitled to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the deposited securities represented by the ADSs evidenced by such ADR holder’s ADRs and (iii) the manner in which such instructions may be given, including instructions for giving a discretionary proxy to a person designated by us. Each ADR holder shall be solely responsible for the forwarding of voting notices to the beneficial owners of ADSs registered in such ADR holder’s name. There is no guarantee that ADR holders and beneficial owners generally or any holder or beneficial owner in particular will receive the notice described above with sufficient time to enable such ADR holder or beneficial owner to return any voting instructions to the depositary in a timely manner.

Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the deposited securities represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing deposited securities.

ADR holders are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion in respect of deposited securities. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any voting instructions are given, including instructions to give a discretionary proxy to a person designated by us, for the manner in which any vote is cast, including, without limitation, any vote cast by a person to whom the depositary is instructed to grant a discretionary proxy, or for the effect of any such vote. Notwithstanding anything contained in the deposit agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule, or regulation, or by the rules, regulations or requirements of any stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of or solicitation of consents or proxies from holders of deposited securities, distribute to the registered holders of ADRs a notice that provides such ADR holders with or otherwise publicizes to such ADR holders instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

We have advised the depositary that under the memorandum and articles of association of our company as in effect as of the date of the deposit agreement, voting at any meeting of shareholders is by poll.

There is no guarantee that you will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary in the United States the deposit agreement, the provisions of or governing deposited securities, and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to registered ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge, and collect from, (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of shares, issuances in respect of share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and (ii) each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, a fee of up to U.S. for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered, or upon which a share distribution or elective distribution is made or offered (as the case may be). The depositary may sell (by public or private sale) sufficient securities and property received in respect of share distributions, rights and other distributions prior to such deposit to pay such charge.

The following additional fees, charges and expenses shall also be incurred by holders and beneficial owners of ADRs or an interest therein, by any party depositing or withdrawing shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuances pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

•	a fee of up to U.S. $ per ADS held for any cash distribution made, or for any elective cash/stock dividend offered, pursuant to the deposit agreement,

•

a fee of up to U.S.$ per ADS held for the direct or indirect distribution of securities (other than ADSs or rights to purchase additional ADSs or the net cash proceeds from the public or private sale of any such securities, regardless of whether any such distribution and/or sale is made by, for, or received from, or (in each case) on behalf of, the depositary, us and/or any third party (which fee may be assessed against ADR holders as of a record date set by the depositary),

•

an aggregate fee of up to U.S. $ per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the depositary during each calendar year and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions), and

•

an amount for the reimbursement of such charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian as well as charges and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in connection with the servicing of the shares or other deposited securities, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which charges and expenses may be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge or expense from one or more cash dividends or other cash distributions).

We will pay all other fees, charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary, except:

•	stock transfer or other taxes and other governmental charges (which are payable by ADR holders or persons depositing shares),

•

a transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication) as disclosed on the “Disclosures” page (or successor page) of ADR.com and any applicable delivery expenses (which are payable by such persons or ADR holders),

•

transfer or registration expenses for the registration or transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities (which are payable by persons depositing shares or ADR holders withdrawing deposited securities), and

•	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the deposit agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For certain currencies, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity.

For other currencies, FX Transactions are routed directly to and managed by an unaffiliated local custodian (or other third-party local liquidity provider), and neither the Bank nor any of its affiliates is a party to such FX Transactions.

The foreign exchange rate applied to an FX Transaction will be either (i) a published benchmark rate, or (ii) a rate determined by a third-party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosures” page (or successor page) of ADR.com. Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on us, the depositary, holders or beneficial owners of ADRs or an interest therein. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity.

Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the depositary on ADR.com.

Holders and beneficial owners of ADRs or an interest therein, by holding or owning an ADR or ADS or an interest therein, and we, each acknowledge and agree that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the deposit agreement.

The right of the depositary to charge and receive payment of fees, charges and expenses survives the termination of the deposit agreement, and shall extend for those fees, charges and expenses incurred prior to the effectiveness of any resignation or removal of the depositary.

The fees and charges described herein may be amended from time to time by agreement between us and the depositary.

The depositary anticipates reimbursing us for certain expenses incurred by us that are related to the establishment and maintenance of the ADR program upon such terms and conditions as we and the depositary may agree from time to time. The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time.

The depositary collects its fees for issuance and cancellation of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing investors, or by charging the book-entry system accounts of participants acting for them. The depositary will generally set off the amounts owing from distributions made to holders of ADRs. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid. At the discretion of the depositary, all fees and charges owing under the deposit agreement are due in advance and/or when declared owing by the depositary.

Under certain limited circumstances, the depositary may reduce or waive certain fees, charges and expenses provided in the ADRs and in the deposit agreement, including, without limitation, those described herein, that would normally be charged on ADSs issued to or at the direction of, or otherwise held by, us and/or certain holders and beneficial owners of ADRs or an interest therein and holders and beneficial owners of our shares.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of shares or other property not made to holders of ADRs or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

•	amend the form of ADR;

•	distribute additional or amended ADRs;

•	distribute cash, securities or other property it has received in connection with such actions;

•	sell any securities or property received and distribute the proceeds as cash; or

•	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADSs without your consent for any reason. ADR holders must be given at least thirty (30) days’ notice of any amendment that imposes or increases any fees on a per ADS basis, charges or expenses (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, the transaction fee per cancellation request (including any cancellation request made through SWIFT, facsimile transmission or any other method of communication described above under “Fees and Expenses”), applicable delivery expenses or other such fees, charges or expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders and beneficial owners a means to access the text of such amendment. Every holder and beneficial owner of an ADR at the time any amendment to the deposit agreement so becomes effective shall be deemed, by continuing to hold such ADR or interest therein, to consent and agree to such amendment and to be bound by the deposit agreement as so amended. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

Any amendments or supplements that (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act or (b) the ADSs or shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations that would require amendment or supplement of the deposit agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the deposit agreement and the ADR at any time in accordance with such changed laws, rules or regulations. Such amendment or supplement to the deposit agreement in such circumstances may become effective before a notice of such amendment or supplement is given to ADR holders or within any other period of time as required for compliance.

Notice of any amendment to the deposit agreement or the form of ADRs shall not need to describe in detail the specific amendments effectuated thereby, and failure to describe the specific amendments in any such notice shall not render such notice invalid, provided, however, that, in each such case, the notice given to the ADR holders identifies a means for ADR holders and beneficial owners to retrieve or receive the text of such amendment (i.e., upon retrieval from the SEC’s, the depositary’s or our website or upon request from the depositary).

How may the deposit agreement be terminated?

The depositary may, and shall at our written direction, terminate the deposit agreement and the ADRs by mailing notice of such termination to the registered holders of ADRs at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered ADR holders unless a successor depositary shall not be operating under the deposit agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the deposit agreement, notice of such termination by the depositary shall not be provided to registered holders of ADRs unless a successor depositary shall not be operating under the deposit agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary herein, the depositary may terminate the deposit agreement without notifying us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iii) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.

After the date so fixed for termination, (a) all direct registration ADRs shall cease to be eligible for the direct registration system and shall be considered ADRs issued on the ADR register maintained by the depositary and (b) the depositary shall use its reasonable efforts to ensure that the ADSs cease to be DTC eligible so that neither DTC nor any of its nominees shall thereafter be a holder of ADRs. At such time as the ADSs cease to be DTC eligible and/or neither DTC nor any of its nominees is a holder of ADRs, the depositary shall (a) instruct its custodian to deliver all shares and/or deposited securities to us along with a general stock power that refers to the names set forth on the ADR register maintained by the depositary and (b) provide us with a copy of the ADR register maintained by the depositary. Upon receipt of such shares and/or deposited securities and the ADR register maintained by the depositary, we have agreed to use our best efforts to issue to each register ADR holder a share certificate representing the shares represented by the ADSs reflected on the ADR register maintained by the depositary in such registered ADR holder’s name and to deliver such share certificate to the registered ADR holder at the address set forth on the ADR register maintained by the depositary. After providing such instruction to the custodian and delivering a copy of the ADR register to us, the depositary and its agents will perform no further acts under the deposit agreement or the ADRs and shall cease to have any obligations under the deposit agreement and/or the ADRs. After we receive the copy of the ADR register and the shares and/or deposited securities from the depositary, we shall be discharged from all obligations under the deposit agreement except (i) to distribute the shares to the registered ADR holders entitled thereto and (ii) for its obligations to the depositary and its agents.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities may require disclosure of or impose limits on beneficial or other ownership of, or interest in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, you as ADR holders or beneficial owners agree to comply with all such disclosure requirements and ownership limitations and to comply with any reasonable instructions we may provide in respect thereof.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. Registered holders of ADRs may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the deposit agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

Under the deposit agreement, each registered holder of ADRs and each beneficial owner, upon acceptance of any ADSs or ADRs (or any interest in any of them) issued in accordance with the terms and conditions of the deposit agreement will be deemed for all purposes to:

•	be a party to and bound by the terms of the deposit agreement and the applicable ADR or ADRs,

•

appoint the depositary as its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the deposit agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the deposit agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof; and

•

acknowledge and agree that (i) nothing in the deposit agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto, nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about us, ADR holders, beneficial owners and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or ADR holders or beneficial owners and/or their respective affiliates may have interests, (v) nothing contained in the deposit agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in any such transactions or establishing or maintaining any such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose any such transactions or relationships or to account for any profit made or payment received in any such transactions or relationships, (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary and (vii) notice to an ADR holder shall be deemed, for all purposes of the deposit agreement and the ADRs, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs. For all purposes under the deposit agreement and the ADRs, the ADR holders thereof shall be deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by such ADRs.

Governing Law and Jurisdiction

The deposit agreement, the ADSs and the ADRs are governed by and construed in accordance with the internal laws of the State of New York. In the deposit agreement, we have submitted to the non-exclusive jurisdiction of the courts of the State of New York and appointed an agent for service of process and papers on our behalf. Any action based on the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby may also be instituted by the depositary against us in any competent court in the Cayman Islands, the Republic of Singapore, the United States and/or any other court of competent jurisdiction, or by the depositary through the commencement of an arbitration as provided in the deposit agreement.

Under the deposit agreement, by holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each irrevocably agree that any legal suit, action or proceeding against or involving ADR holders or beneficial owners brought by us or the depositary, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, may be instituted in a federal or state court in New York, New York, irrevocably waive any objection which you may have to the laying of venue of any such proceeding, and irrevocably submit to the non-exclusive jurisdiction of such courts in any such suit, action or proceeding.

By holding or owning an ADR or ADS or an interest therein, ADR holders and beneficial owners each also irrevocably agree that any legal suit, action or proceeding against or involving the depositary and/or us brought by ADR holders or beneficial owners, arising out of or based upon the deposit agreement, the ADSs, the ADRs or the transactions contemplated therein or thereby, including, without limitation, claims under the Securities Act of 1933, may be instituted only in the United States District Court for the Southern District of New York (or in the state courts of New York County in New York if either:

•	the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute, or

•	the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable).

Notwithstanding the foregoing, each of the parties to the deposit agreement (i.e., the depositary, all ADR holders and beneficial owners of interests in ADSs and us) have agreed that the depositary may, in its sole discretion: (i) elect to institute any dispute, suit, action, controversy, claim or proceeding directly or indirectly based on, arising out of or relating to the deposit agreement, the ADSs, the ADRs or the transactions contemplated thereby, including without limitation any question regarding its or their existence, validity, interpretation, performance or termination, by having it referred to and finally resolved by an arbitration conducted under the terms set out below, and (ii) require, by written notice to the relevant party or parties, that any such dispute, suit, action, controversy, claim or proceeding brought by any party or parties to the deposit agreement (including, without limitation, those brought by ADR holders and beneficial owners of interests in ADSs) against the depositary be referred to and finally settled by an arbitration conducted under the terms set out in the deposit agreement.

Jury Trial Waiver

Each party to the deposit agreement (including, for the avoidance of doubt, each holder and beneficial owner of, and/or holder of interests in, ADSs or ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any suit, action or proceeding against the depositary and/or us directly or indirectly arising out of, based on or relating in any way to the shares or other deposited securities, the ADSs or the ADRs, the deposit agreement or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or any other theory), including any claim under the U.S. federal securities laws.

If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable under the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver of the right to a jury trial in the deposit agreement is not intended to be deemed a waiver by any holder or beneficial owner of ADSs of our or the depositary’s compliance with the U.S. federal securities laws and the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering,    ADSs will be outstanding, representing    ordinary shares, or approximately    % of our issued and outstanding ordinary shares, assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of the ADSs in the public market could adversely affect prevailing market prices of the ADSs. Prior to this offering, there has been no public market for our ordinary shares or the ADSs, and while the ADSs have been approved for listing on the Nasdaq Stock Market, we cannot assure you that a regular trading market will develop in the ADSs.

In addition, as of    , up to    ordinary shares will be issuable after this offering upon the exercise of outstanding options. As of    , we also had    ordinary shares reserved for future issuance under the 2025 ESOP, the 2024 MEP, 2025 MEP and the Series C MEP. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price of our ordinary shares to decrease or to be lower than it might be in the absence of those sales or perceptions.

Lock-up Agreements

We[, our directors, executive officers and existing shareholders] have agreed, for a period of 180 days after the date of this prospectus, not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, lend or otherwise dispose of, except in this offering, any of our ordinary shares, the ADSs or securities that are substantially similar to our ordinary shares or the ADSs, including but not limited to any options or warrants to purchase our ordinary shares or the ADSs, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our ordinary shares, the ADSs or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the representatives of the underwriters.

Rule 144

All of our ordinary shares that will be issued and outstanding upon the completion of this offering, other than those ordinary shares sold in this offering, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates and have beneficially owned our restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•

1% of the then outstanding ordinary shares of the same class, including ordinary shares represented by ADSs, which will equal approximately    ordinary shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ADSs; or

•

the average weekly trading volume of our ordinary shares in the form of the ADSs, on the Nasdaq Stock Market, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by our affiliates under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this offering is eligible to resell those ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Upon completion of this offering, certain holders of our ordinary shares or their transferees will be entitled to request that we register their shares under the Securities Act, following the expiration of the lock-up agreements described above. See “Related Party Transactions—Second Amended and Restated Investor Rights Agreement.”

TAXATION

The following summary of Cayman Islands and U.S. federal income tax considerations of an investment in the ADSs or ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax considerations relating to an investment in the ADSs or ordinary shares, such as the tax considerations under U.S. state and local tax laws or under the tax laws of jurisdictions other than the Cayman Islands and the United States. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Maples and Calder (Hong Kong) LLP, our Cayman Islands counsel.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

U.S. Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of the ADSs or ordinary shares by a U.S. Holder (as defined below). This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), rulings, official pronouncements, and judicial decisions, all as in effect on the date of this prospectus and all of which are subject to change and differing interpretations, possibly with retroactive effect. This summary addresses tax considerations only for U.S. Holders that purchase the ADSs pursuant to this offering at the original issue price and that hold the ADSs or underlying ordinary shares as capital assets as defined in the Code (generally, property held for investment). Moreover, this summary is for general information only and does not address all of the tax consequences that may be relevant to specific investors in light of their particular circumstances or to investors subject to special treatment under U.S. federal income laws such as:

•	banks and certain other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	tax-exempt entities or governmental organizations;

•	individual retirement accounts or other tax deferred accounts;

•	certain former U.S. citizens or long-term residents;

•	persons that have a functional currency other than the U.S. dollar;

•	persons holding the ADSs or ordinary shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively own ADSs or ordinary shares representing 10% or more of our stock (by vote or value);

•	entities or arrangements treated as partnerships or other pass-through entities or arrangements for U.S. federal income tax purposes and partners or members therein; or

•	persons who acquired the ADSs or ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation,

all of whom may be subject to tax rules that differ significantly from those summarized below.

In addition, this discussion does not address the U.S. federal estate, gift, or other non-income tax considerations, the alternative minimum tax, the Medicare tax on certain net investment income, or any state, local or non-U.S. tax considerations, relating to the ownership or disposition of the ADSs or ordinary shares.

We have not sought, and do not intend to seek any opinion of counsel with respect to the tax treatment of the ownership and disposition of the ADSs or ordinary shares, and no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to those described below.

This discussion is for general information purposes only and does not constitute a complete description of all U.S. federal income tax considerations relating to the ownership and disposition of the ADSs. It should not be construed as legal or tax advice. Each U.S. Holder should consult its tax advisor regarding the application of U.S. federal taxation to its particular circumstances, and the state, local, non-U.S., and other tax considerations of the ownership and disposition of the ADSs or ordinary shares in light of its particular circumstances.

For purposes of this discussion you are a “U.S. Holder” if you are, for U.S. federal income tax purposes, a beneficial owner of the ADSs or ordinary shares and:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (A) the administration of which is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons with respect to all of its substantial decisions or (B) that has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ADSs or ordinary shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding the ADSs or ordinary shares and partners in such partnerships should consult their tax advisors as to the particular U.S. federal income tax considerations of an investment in the ADSs or ordinary shares.

For U.S. federal income tax purposes, it is generally expected that a U.S. Holder of ADSs will be treated as the beneficial owner of the underlying shares represented by the ADSs. The remainder of this discussion assumes that a U.S. Holder of our ADSs will be so treated. Accordingly, deposits or withdrawals of ordinary shares for ADSs will generally not be subject to U.S. federal income tax.

Passive Foreign Investment Company Considerations

A non-U.S. corporation is a PFIC for U.S. federal income tax purposes for any taxable year in which (i) 50 percent or more of the value of its assets (generally determined on the basis of a quarterly average) consists of assets that produce, or are held for the production of, passive income, or (ii) 75 percent or more of its gross income consists of passive income. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s goodwill and other unrecorded intangibles are taken into account. Passive income generally includes, among other things, dividends, interest, gains from the disposition of passive assets, royalties and rents (other than rents treated under the PFIC rules as derived in the active conduct of a trade or business). We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, 25 percent or more (by value) of the stock.

Based on the historical, current and anticipated value of our assets, the composition of our income and assets and the expected price of the ADSs in this offering, we do not presently expect to be or become a PFIC for our current taxable year or for foreseeable future taxable years. However, our PFIC status for any taxable year is a factual determination made annually after the close of the taxable year and is subject to uncertainty in several respects. Accordingly, we cannot assure you that we will not be treated as a PFIC for our current taxable year or for any future taxable year. Changes in the composition of our income or assets or the value of our assets (including the value of our goodwill and other intangible assets, which may be determined, in large part, by reference to our market capitalization and the market price of the ADSs, which may be volatile) may cause us to become a PFIC. In estimating the value of our goodwill, we have taken into account the expected cash proceeds from, and our anticipated market capitalization following, this offering. If our market capitalization is less than anticipated or subsequently declines, we may be or become classified as a PFIC for the current taxable year or future taxable years. The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering. If we determine not to deploy significant amounts of cash (including the cash raised in this offering) for active purposes, our risk of being or becoming a PFIC may substantially increase. It is also possible that the United States Internal Revenue Service may challenge our classification or valuation of our goodwill, which may result in our being or becoming a PFIC for the current or one or more future taxable years.

If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or ordinary shares, the PFIC rules discussed below under “—Passive Foreign Investment Company Rules” will generally apply to such U.S. Holder for such taxable year, and unless the U.S. Holder makes certain elections, will apply in future years even if we cease to be a PFIC.

The discussions below under “—Dividends and Other Distributions on The ADSs or Ordinary Shares” and “—Sale or Other Taxable Disposition of The ADSs or Ordinary Shares” assume that we are not and will not become a PFIC for U.S. federal income tax purposes.

Dividends and Other Distributions on the ADSs or Ordinary Shares

We currently do not intend to make distributions to our shareholders and ADS holders. This discussion assumes that distributions, if any, will be made in U.S. dollars. Any distributions paid on the ADSs or ordinary shares, other than certain pro rata distributions of ADSs or ordinary shares, will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes and will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder, in the case of ordinary shares, or by the depositary, in the case of the ADSs. Because we do not maintain calculations of our earnings and profits for U.S. federal income tax purposes, it is expected that distributions will generally be reported to U.S. Holders as dividends. Dividends received on the ADSs or ordinary shares will not be eligible for a dividends received deduction generally allowed to corporations.

Dividends on the ADSs and ordinary shares received by individuals and certain other non-corporate U.S. Holders may be taxable at the lower capital gain tax rate applicable to “qualified dividend income,” provided that certain conditions are satisfied, including that (1) the ADSs or ordinary shares are readily tradable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to a U.S. Holder (as discussed below) for the taxable year in which the dividend was paid and the preceding taxable year and (3) certain holding period requirements are met. We expect the ADSs, which we intend to apply to list on the Nasdaq, but not the ordinary shares, will be considered readily tradable on an established securities market in the United States, although there can be no assurances in this regard. Because the ordinary shares will not be listed on a U.S. exchange, dividends received with respect to ordinary shares that are not represented by ADSs may not be treated as qualified dividends. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to the ADSs or ordinary shares.

Dividends paid on the ADSs or ordinary shares will generally be treated as foreign-source income for foreign tax credit purposes. Depending on the U.S. Holder’s particular facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any nonrefundable foreign withholding taxes imposed on dividends received on the ADSs or ordinary shares, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders should consult their tax advisors regarding the availability of the foreign tax credit in light of their particular circumstances.

Sale or Other Taxable Disposition of ADSs or Ordinary Shares

A U.S. Holder will generally recognize capital gain or loss on a sale or other taxable disposition of the ADSs or ordinary shares in an amount equal to the difference between the amount realized on the sale or disposition and the U.S. Holder’s adjusted tax basis in such ADSs or ordinary shares. Any gain or loss will be long term if, at the time of the sale or disposition, the U.S. Holder’s holding period in the ADSs or ordinary shares exceeds one year. Long-term capital gains of individuals and certain other non-corporate U.S. Holders are generally eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Gains from the sale or disposition of the ADSs or ordinary shares will generally be U.S.-source gain for U.S. foreign tax credit purposes, which may limit the ability to claim a foreign tax credit for any foreign taxes imposed on such gain. The rules regarding foreign tax credits and deductions of foreign taxes are complex. U.S. Holders should consult their tax advisors regarding the availability of a foreign tax credit or deduction in light of their particular circumstances.

Passive Foreign Investment Company Rules

In general, if we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or ordinary shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules on (i) any excess distributions received by the U.S. Holder with respect to the ADSs or ordinary shares, and (ii) any gain realized on the sale or dispositions of ADSs or ordinary shares. An excess distribution is any distribution paid to a U.S. Holder during a taxable year to the extent that it is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ADSs or ordinary shares. Under the PFIC rules:

•	the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period for the ADSs or ordinary shares;

•

the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income; and

•

the amount allocated to each prior taxable year, other than a pre-PFIC year, will be taxable at the highest tax rate in effect for individuals or corporations, as appropriate, for that year, increased by an additional tax equal to the interest on the resulting tax deemed deferred with respect to each such taxable year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the ADSs or ordinary shares and any of our subsidiaries are also PFICs (each, a “lower-tier PFIC”), such U.S. Holder will generally be treated as owning a proportionate amount (by value) of the shares of such lower-tier PFIC for purposes of the application of these rules. U.S. Holders should consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to such stock. If a U.S. Holder makes a valid mark-to-market election with respect to the ADSs, the holder will generally (i) include as ordinary income for each taxable year for which we are a PFIC the excess, if any, of the fair market value of ADSs held at the end of the taxable year over the U.S. Holder’s adjusted tax basis in such ADSs at the end of the taxable year and (ii) deduct as an ordinary loss the excess, if any, of the U.S. Holder’s adjusted tax basis of the ADSs over the fair market value of such ADSs held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the ADSs would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of the ADSs in a year when we are a PFIC and we subsequently cease to be a PFIC, the holder will not be required to take into account the gain or loss described above during any period that we are not a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of the ADSs in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable Regulations. We expect that the ADSs, but not the ordinary shares, will be treated as marketable stock upon their listing on the Nasdaq, which is a qualified exchange for these purposes. We anticipate that the ADSs should qualify as being regularly traded, but no assurances may be given in this regard.

Because, as a technical matter, a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder that makes the mark-to-market election may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as equity interests in a PFIC for U.S. federal income tax purposes.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the PFIC excess distribution regime described above.

U.S. Holders that own the ADSs or ordinary shares during any taxable year for which we are a PFIC will generally be required to file an IRS Form 8621 for such year. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax consideration of owning and disposing of the ADSs or ordinary shares if we are or become a PFIC, including the availability and possibility of making a mark-to-market election.

THE FOREGOING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE DISCUSSION OF THE TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE ADSs OR ORDINARY SHARES. HOLDERS OF THE ADSs OR ORDINARY SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE ADSs OR ORDINARY SHARES UNDER U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME, ESTATE, GIFT AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES. NOTHING IN THIS DISCUSSION IS INTENDED TO BE, OR SHOULD BE CONSTRUED AS, TAX ADVICE.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom     are acting as the representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of ADSs indicated below:

Underwriters	Number of ADSs
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
Citigroup Global Markets Inc.
BNP Paribas Securities Corp.

Total

The underwriters are offering the ADSs subject to their acceptance of the ADSs from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the ADSs offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the ADSs offered by this prospectus (other than those covered by the underwriters’ over-allotment option described below) if any such ADSs are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

Commissions and Discounts

[The underwriters initially propose to offer part of the ADSs directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of US$    per ADS under the initial public offering price.] After the initial offering of the ADSs, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for [30] days from the date of this prospectus, to purchase on a pro rata basis up to additional    ADSs at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the ADSs offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional ADSs as the number listed next to the underwriter’s name in the preceding table bears to the total number of ADSs listed next to the names of all underwriters in the preceding table.

The following table shows the per-ADS and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional ADSs.

	Per ADS			Total
	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs	Without Option to Purchase Additional ADSs	With Option to Purchase Additional ADSs
Public offering price	US$	US$	US$	US$
Underwriting discounts and commissions paid by us	US$	US$	US$	US$
Proceeds to us, before expenses	US$	US$	US$	US$

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately US$    . [The underwriters have agreed to reimburse us for US$    of our expenses in connection with the offering.]

[The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ADSs offered by them.]

[Certain of the underwriters are expected to make offers and sales both inside and outside the United States through their respective selling agents. Any offers or sales in the United States will be conducted by broker-dealers registered with the SEC.]

Nasdaq Listing

We have applied for the listing of our ADSs on the Nasdaq Stock Market under the trading symbol “DODC.”

Lock-Up Arrangements

We, [our directors, executive officers, and all of our existing shareholders] have agreed with the representatives on behalf of the underwriters to certain lock-up restrictions in respect of our ordinary shares, ADSs, and/or any securities convertible into or exchangeable or exercisable for any of our ordinary shares or ADSs, during the period ending [180] days after the date of this prospectus, subject to certain exceptions.

The representatives, in their sole discretion, may release the ordinary shares, ADSs and other securities subject to the lock-up agreements described above in whole or in part at any time.

Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell ADSs in the open market. These transactions may include short sales in accordance with Regulation M under the Exchange Act, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional ADSs in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ADSs or purchasing ADSs in the open market. In determining the source of ADSs to close out the covered short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared to the price at which they may purchase additional ADSs pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing ADSs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for, or purchases of, ADSs made by the underwriters in the open market prior to the completion of the offering.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the ADSs, and may stabilize, maintain or otherwise affect the market price of the ADSs. As a result, the price of the ADSs may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they are required to be conducted in accordance with applicable laws and regulations, and they may be discontinued at any time without notice. These transactions may be effected on the Nasdaq Stock Market, the over-the-counter market or otherwise.

Indemnification

We have agreed to indemnify underwriters against certain liabilities, including liabilities under the Securities Act, [or to contribute to payments the underwriters may be required to make in respect of those liabilities.]

Electronic Distribution

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of ADSs to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Pricing of the Offering

Prior to this offering, there has been no public market for our ordinary shares or ADSs. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in businesses similar to ours.

We cannot assure you that the initial public offering price will correspond to the price at which our ordinary shares or ADSs will trade in the public market subsequent to this offering or that an active trading market for our ordinary shares or ADSs will develop and continue after this offering.

Selling Restrictions

[No action may be taken in any jurisdiction other than the United States that would permit a public offering of the ADSs or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the ADSs may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the ADSs may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.]

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the ADSs may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investor” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the ADSs without disclosure to investors under Chapter 6D of the Corporations Act.

The ADSs applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring ADSs must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Bahamas

The ADSs may not be offered or sold in The Bahamas via a public offer. ADSs may not be offered or sold or otherwise disposed of in any way to any person(s) deemed “resident” for exchange control purposes by the Central Bank of The Bahamas.

Bermuda

The ADSs may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 2003 of Bermuda which regulates the sale of securities in Bermuda. Additionally, non- Bermudian persons (including companies) may not carry on or engage in any trade or business in Bermuda unless such persons are permitted to do so under applicable Bermuda legislation.

British Virgin Islands

The ADSs are not being, and may not be offered to the public or to any person in the British Virgin Islands for purchase or subscription by or on behalf of the issuer. The ADSs may be offered to companies incorporated under the BVI Business Companies Act, 2004 (British Virgin Islands) (“BVI Companies”), but only where the offer will be made to, and received by, the relevant BVI Company entirely outside of the British Virgin Islands.

Canada

The securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands

This prospectus is not intended to constitute a public offer of the ADSs or ordinary shares, whether by way of sale or subscription, in the Cayman Islands. No offer or invitation may be made to the public in the Cayman Islands to subscribe for or purchase the ordinary shares or any ADS. Each underwriter has represented and agreed that it has not offered or sold, and will not offer or sell, directly or indirectly, any ADSs or ordinary shares in the Cayman Islands.

Chile

These ADSs are privately offered in Chile pursuant to the provisions of Law 18,045, the security market law of Chile, and Norma De Carácter General No. 336 (“Rule 336”), dated June 27, 2012, issued by the Superintendencia De Valores Y Seguros De Chile (“SVS”), the securities regulator of Chile, to resident qualified investors that are listed in Rule 336 and further defined in Rule 216 of June 12, 2008 issued by the SVS.

Pursuant to Rule 336 the following information is provided in Chile to prospective resident investors in the offered securities:

1.	The initiation of the offer in Chile is , .

2.	The offer is subject to NCG 336 of June 27, 2012 issued by the Superintendencia De Valores Y Seguros De Chile (superintendency of securities and insurance of Chile)

3.	The offer refers to securities that are not registered in the Registro De Valores (securities registry) or the Registro De Valores Extranjeros (foreign securities registry) of the SVS and therefore:

a.	The securities are not subject to the oversight of the SVS; and

b.	The issuer thereof is not subject to reporting obligation with respect to itself or the offered securities.

4.	The securities may not be publicly offered in Chile unless and until they are registered in the securities registry of the SVS.

Dubai International Finance Center

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The

Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The ADSs to which this document relates may be illiquid and/or subject to restrictions on their resale.

Prospective purchasers of the ADSs offered should conduct their own due diligence on the ADSs. If you do not understand the contents of this document you should consult an authorized financial adviser.

European Economic Area and the United Kingdom

In relation to the EU Prospectus Regulation (EU) 2017/1129 repealing Directive (2003/71/EC), as implemented by the member states of the European Economic Area and the United Kingdom (each, a “Relevant State”) as well as any equivalent or similar law, rule or regulation or guidance implemented in the United Kingdom as a result of it ceasing to be part of the European Economic Area (“Prospectus Regulation”), an offer to the public of any ADSs which are the subject of the offering contemplated by this prospectus may not be made in that Relevant State unless the prospectus has been approved by the competent authority in such Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Relevant State of any ADSs may be made at any time under the following exemptions under the Prospectus Regulation, as implemented in that Relevant State:

•	to “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation;

•

by the underwriters to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Regulation) subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of ADSs shall result in a requirement for the publication by us or the representatives of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement to a prospectus pursuant to Article 23 of the Prospectus Regulation.

Any person making or intending to make any offer of ADSs within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of ADSs through any financial intermediary, other than offers made by the underwriters which constitute the final offering of ADSs contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer of ADSs to the public” in relation to any ADSs in any Relevant State means a communication to persons in any form and by any means, presenting sufficient information on the terms of the offer and any ADSs to be offered, so as to enable an investor to decide to purchase any ADSs, as the same may be varied in that Relevant State by any measure implementing the Prospectus Regulation in that Relevant State.

Each person in a Relevant State who receives any communication in respect of, or who acquires any ADSs under, the offer of ADSs contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

•

it is a “qualified investor” within the meaning of the law in that Relevant State implementing Article 2(e) of the Prospectus Regulation (unless otherwise expressly disclosed to us and/or the relevant underwriter in writing); and

•

in the case of any ADSs acquired by it as a financial intermediary, as that term is used in Article 5(1) of the Prospectus Regulation, (i) the ADSs acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant State other than “qualified investors” (as defined in the Prospectus Regulation), or in circumstances in which the prior consent of the representatives have been given to the offer or resale; or (ii) where ADSs have been acquired by it on behalf of persons in any Relevant State other than qualified investors, the offer of those ADSs to it is not treated under the Prospectus Regulation as having been made to such persons.

No ADSs have been offered in the United Kingdom, except that an offer to the public of any ADSs may be made in the United Kingdom at any time:

•	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

•

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of underwriters for any such offer; or

•	in any other circumstances falling within Section 86 of the FSMA.

provided that no such offer of the ADSs shall require the issuer or any manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the ADSs in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any ADS to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”), (ii) who are high-net-worth entities falling within Article 49(2) of the Order, and (iii) any other persons to whom it may otherwise lawfully be communicated pursuant to the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

France

Neither this prospectus nor any other offering material relating to the ADSs described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ADSs have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ADSs has been or will be (1) released, issued, distributed or caused to be released, issued or distributed to the public in France; or (2) used in connection with any offer for subscription or sale of the ADSs to the public in France.

Such offers, sales and distributions will be made in France only:

(a)

to qualified investors (investisseurs estraint) and/or to a restricted circle of investors (cercle estraint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

(b)	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

(c)

in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Réglement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public á l’épargne).

The ADSs may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany

This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany, or Germany, or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the ADSs, or distribution of a prospectus or any other offering material relating to the ADSs. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake (i) that it has not offered, sold or delivered and will not offer, sell or deliver the ADSs within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of ADSs, and (ii) that it will distribute in Germany any offering material relating to the ADSs only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Hong Kong

The ADSs may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding-Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding-Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ADSs may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Indonesia

This prospectus does not, and is not intended to, constitute a public offering in Indonesia under Law Number 8 of 1995 regarding Capital Market (as amended). This prospectus may not be distributed in the Republic of Indonesia and the ADSs may not be offered or sold in the Republic of Indonesia or to Indonesian citizens wherever they are domiciled, or to Indonesia residents, in a manner which constitutes a public offering under the laws of the Republic of Indonesia.

Israel

In the State of Israel, the ADSs offered hereby may not be offered to any person or entity other than the following:

•	a fund for joint investments in trust (i.e., mutual fund), as such term is defined in the Law for Joint Investments in Trust, 5754-1994, or a management company of such a fund;

•	a provident fund as defined in Section 47(a)(2) of the Income Tax Ordinance of the State of Israel, or a management company of such a fund;

•

an insurer, as defined in the Law for Oversight of Insurance Transactions, 5741-1981, a banking entity or satellite entity, as such terms are defined in the Banking Law (Licensing), 5741-1981, other than a joint services company, acting for their own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as a portfolio manager, as such term is defined in Section 8(b) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•

a company that is licensed as an investment advisor, as such term is defined in Section 7(c) of the Law for the Regulation of Investment Advisors and Portfolio Managers, 5755-1995, acting on its own account;

•	a company that is a member of the Tel Aviv Stock Exchange, acting on its own account or for the account of investors of the type listed in Section 15A(b) of the Securities Law 1968;

•	an underwriter fulfilling the conditions of Section 56(c) of the Securities Law, 5728-1968;

•

a venture capital fund (defined as an entity primarily involved in investments in companies which, at the time of investment, (i) are primarily engaged in research and development or manufacture of new technological products or processes and (ii) involve above-average risk);

•	an entity primarily engaged in capital markets activities in which all of the equity owners meet one or more of the above criteria; and

•

an entity, other than an entity formed for the purpose of purchasing the ADSs in this offering, in which the shareholders equity (including pursuant to foreign accounting rules, international accounting regulations and U.S. generally accepted accounting rules, as defined in the Securities Law Regulations (Preparation of Annual Financial Statements), 1993) is in excess of NIS 250 million.

Any offeree of the ADSs offered hereby in the State of Israel shall be required to submit written confirmation that it falls within the scope of one of the above criteria. This prospectus will not be distributed or directed to investors in the State of Israel who do not fall within one of the above criteria.

Italy

The offering of ADSs has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no ADSs may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the ADSs may not be distributed in Italy except:

•

to “qualified investors,” as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

•	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the ADSs or distribution of copies of this prospectus or any other documents relating to the ADSs in the Republic of Italy must be:

•

made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

•	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

•	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the ADSs on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, ADSs which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the ADSs being declared null and void and in the liability of the intermediary transferring the ADSs for any damages suffered by such non-qualified investors.

Japan

No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the ADSs.

Accordingly, the ADSs have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.

Korea

The ADSs may not be offered, sold and delivered, directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Korea Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. The ADSs have not been registered with the Financial Services Commission of Korea for public offering in Korea. Furthermore, the ADSs may not be resold to Korean residents unless the purchaser of the ADSs complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of the ADSs.

Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ADSs, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the ADSs has been or will be registered with the Securities Commission of Malaysia (“Commission”) for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed-end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the ADSs, as principal, if the offer is on terms that the ADSs may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding 12 months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding 12 months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in each of the preceding categories (i) to (xi), the distribution of the ADSs is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus does not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

New Zealand

This document has not been registered, filed with or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2013 (the “FMA Act”). The ADSs may only be offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) to a person who:

•	is an investment business within the meaning of clause 37 of Schedule 1 of the FMC Act;

•	meets the investment activity criteria specified in clause 38 of Schedule 1 of the FMC Act;

•	is large within the meaning of clause 39 of Schedule 1 of the FMC Act;

•	is a government agency within the meaning of clause 40 of Schedule 1 of the FMC Act; or

•	is an eligible investor within the meaning of clause 41 of Schedule 1 of the FMC Act.

Monaco

The ADSs may not be offered or sold, directly or indirectly, to the public in Monaco other than by a Monaco Bank or a duly authorized Monegasque intermediary acting as a professional institutional investor which has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in the Fund. Consequently, this prospectus may only be communicated to (i) banks, and (ii) portfolio management companies duly licensed by the “Commission de Contrôle des Activités Financières” by virtue of Law n° 1.338 of September 7, 2007, and authorized under Law n° 1.144 of July 26, 1991. Such regulated intermediaries may in turn communicate this prospectus to potential investors.

People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the ADSs may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. This paragraph does not apply to Taiwan and the special administrative regions of Hong Kong and Macau.

Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Center Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need-to-know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Saudi Arabia

This prospectus may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus you should consult an authorized financial adviser.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ADSs may not be circulated or distributed, nor may the ADSs be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, 2001 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•

a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within the six months after that corporation or that trust has acquired the ADSs pursuant to an offer made under Section 275 of the SFA, except:

•	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;

•	where no consideration is or will be given for the transfer;

•	where the transfer is by operation of law;

•	as specified in Section 276(7) of the SFA; or

•	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

South Africa

Due to restrictions under the securities laws of South Africa, no “offer to the public” (as such term is defined in the South African Companies Act, No. 71 of 2008 (as amended or re-enacted)) (the “South African Companies Act”) is being made in connection with the issue of the ADSs in South Africa. Accordingly, this document does not, nor is it intended to, constitute a “registered prospectus” (as that term is defined in the South African Companies Act) prepared and registered under the South African Companies Act and has not been approved by, and/or filed with, the South African Companies and Intellectual Property Commission or any other regulatory authority in South Africa. The ADSs are not offered, and the offer shall not be transferred, sold, renounced or delivered, in South Africa or to a person with an address in South Africa, unless one or other of the following exemptions stipulated in section 96 (1) applies:

Section 96 (1) (a) the offer, transfer, sale, renunciation or delivery is to:

(i)	persons whose ordinary business, or part of whose ordinary business, is to deal in securities, as principal or agent;

(ii)	the South African Public Investment Corporation;

(iii)	persons or entities regulated by the Reserve Bank of South Africa;

(iv)	authorized financial service providers under South African law;

(v)	financial institutions recognized as such under South African law;

(vi)

a wholly owned subsidiary of any person or entity contemplated in (c), (d) or (e), acting as agent in the capacity of an authorized portfolio manager for a pension fund, or as manager for a collective investment scheme (in each case duly registered as such under South African law); or

(vii)	any combination of the person in (i) to (vi); or

Section 96 (1) (b) the total contemplated acquisition cost of the securities, for any single addressee acting as principal is equal to or greater than ZAR1,000,000 or such higher amount as may be promulgated by notice in the Government Gazette of South Africa pursuant to section 96(2)(a) of the South African Companies Act.

Information made available in this prospectus should not be considered as “advice” as defined in the South African Financial Advisory and Intermediary Services Act, 2002.

Switzerland

The ADSs may not be offered or sold to any investors in Switzerland other than on a non-public basis. This prospectus does not constitute a prospectus within the meaning of Article 652a and Art. 1156 of the Swiss Code of Obligations (Schweizerisches Obligationenrecht). Neither this offering nor the ADSs have been or will be approved by any Swiss regulatory authority.

Taiwan

The ADSs have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the ADSs in Taiwan through a public offering or in such an offering that requires registration, filing or approval of the Financial Supervisory Commission of Taiwan except pursuant to the applicable laws and regulations of Taiwan and the competent authority’s ruling thereunder.

Thailand

This prospectus does not, and is not intended to, constitute a public offering in Thailand. The ADSs may not be offered or sold to persons in Thailand, unless such offering is made under the exemptions from approval and filing requirements under applicable laws, or under circumstances which do not constitute an offer for sale of the shares to the public for the purposes of the Securities and Exchange Act of 1992 of Thailand, nor require approval from the Office of the Securities and Exchange Commission of Thailand.

United Arab Emirates

The ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Vietnam

This offering of ADSs has not been and will not be registered with the State Securities Commission of Vietnam under the Law on Securities of Vietnam and its guiding decrees and circulars. The ADSs will not be offered or sold in Vietnam through a public offering and will not be offered or sold to Vietnamese persons other than those who are licensed to invest in offshore securities under the Law on Investment of Vietnam.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the Financial Industry Regulatory Authority (FINRA) filing fee, and the stock exchange market entry and listing fee, all amounts are estimates.

SEC Registration Fee	US$
FINRA Filing Fee
Stock Exchange Market Entry and Listing Fee
Printing and Engraving Expenses
Legal Fees and Expenses
Accounting Fees and Expenses
Miscellaneous

Total	US$

LEGAL MATTERS

We are being represented by Skadden, Arps, Slate, Meagher & Flom LLP with respect to certain legal matters as to United States federal securities and New York State law. The underwriters are being represented by Davis Polk & Wardwell LLP with respect to certain legal matters as to United States federal securities and New York State law. The validity of the ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Skadden, Arps, Slate, Meagher & Flom LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law.

EXPERTS

The consolidated financial statements of DayOne Data Centers Limited as of December 31, 2024 and 2025 and for the years then ended have been included herein and in the registration statement, in reliance upon the report of KPMG LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The office of KPMG LLP is located at 12 Marina View #15-01 Asia Square Tower 2, Singapore 018961.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement, including relevant exhibits, with the SEC on Form F-1 under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement on Form F-1, does not contain all of the information contained in the registration statement. You should read our registration statements and their exhibits and schedules for further information with respect to us and the ordinary shares.

Immediately upon the effectiveness of the registration statement on Form F-1 of which this prospectus forms a part, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. All information filed with the SEC can be obtained over the Internet at the SEC’s website at www.sec.gov.

DAYONE DATA CENTERS LIMITED

AND ITS SUBSIDIARIES

Index to Unaudited Interim Condensed Consolidated Financial Statements

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands of USD, except share data and per share data, or otherwise noted)

	As of December 31, 2025	As of June 30, 2026
Assets
Current assets
Cash and cash equivalents	1,970,474	1,981,590
Restricted cash	33,443	229
Short-term investments	—	1,400,000
Accounts receivable	136,677	220,831
Contract assets	15,546	15,770
Prepayments	2,487	4,448
Other current assets	18,236	82,068
Derivative assets	2,310	1,505
Amount due from a related party	6,989	—

Total current assets	2,186,162	3,706,441

Property and equipment, net	5,366,364	8,360,437
Intangible assets	109,510	109,708
Operating lease right-of-use asset	111,012	109,727
Restricted cash, non-current	41,439	72,342
Other non-current assets	162,873	401,377
Contract assets, non-current	47,011	72,416
Derivative assets, non-current	—	3,496

Total assets	8,024,371	12,835,944

Liabilities, mezzanine equity and shareholders’ equity
Current liabilities
Accounts payable	179,937	107,944
Accrued expenses and other payables	849,737	1,361,873
Short-term borrowings and current portion of long-term borrowings	227,119	77,759
Amounts due to related parties	992	—
Deferred revenue	8,205	21,244
Operating lease liabilities	4,884	4,911

Total current liabilities	1,270,874	1,573,731

Long-term borrowings	2,648,956	4,348,696
Operating lease liabilities, non-current	13,963	15,005
Finance leases, non-current	424,595	430,379
Deferred revenue, non-current	43,383	54,211
Derivative liabilities	4,282	—
Deferred tax liabilities, non-current	53,469	52,114
Other non-current liabilities	9,369	23,359

Total liabilities	4,468,891	6,497,495

Mezzanine equity
Convertible preferred shares ($0.00005 par value; 67,200,000 series A preferred shares authorized and issued, 68,571,429 Series B preferred shares authorized and issued and 82,428,571 Series C preferred shares authorized and 38,317,565 issued as at December 31, 2025, and 129,571,429 Series C preferred shares authorized and issued as of June 30, 2026)	3,178,152	6,363,549

DayOne Data Centers Limited shareholders’ equity
Ordinary shares ($0.00005 par value; 781,800,002 shares authorized as of December 31, 2025 and June 30, 2026; 75,000,000 and 64,000,000 issued as of December 31, 2025 and June 30, 2026, respectively)	4	3
Additional paid-in capital	750,759	406,164
Accumulated other comprehensive income	97,859	40,355
Accumulated deficit	(529,863)	(611,749)

Total DayOne Data Centers Limited shareholders’ equity (deficit)	318,759	(165,227)
Non-controlling interests	58,569	140,127

Total equity (deficit)	377,328	(25,100)

Total liabilities, mezzanine equity and shareholders’ equity	8,024,371	12,835,944

See accompanying notes to unaudited interim condensed consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of USD, except share data and per share data, or otherwise noted)

	Six Months Ended
	June 30, 2025	June 30, 2026
Revenue	151,500	512,024
Cost of revenue	(107,476)	(375,592)

Gross profit	44,024	136,432

Selling, general, and administrative expense	(44,029)	(176,740)

Profit (loss) from operations	(5)	(40,308)

Other income (expense):
Interest income	19,586	47,989
Interest expense	(49,570)	(62,324)
Foreign exchange gain (loss), net	27,008	(27,095)
Other, net	641	2,101

Profit (loss) before income taxes	(2,340)	(79,637)

Income tax (expense) benefit	(10,233)	2,428

Net loss	(12,573)	(77,209)

Net profit attributable to non-controlling interests	954	4,677

Net loss attributable to DayOne Data Centers Limited ordinary shareholders	(13,527)	(81,886)

Basic and diluted loss per share	(0.18)	(1.25)
Weighted-average shares for basic and diluted loss per share	75,000,000	65,265,193

See accompanying notes to unaudited interim condensed consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF

COMPREHENSIVE LOSS

(In thousands of USD, except share data and per share data, or otherwise noted)

	Six Months Ended
	June 30, 2025	June 30, 2026
Net loss	(12,573)	(77,209)
Other comprehensive loss
Changes in fair value of cash flow hedge, net of $1.2 million taxes	—	5,306
Foreign currency translation adjustments, net of zero taxes	53,000	(68,447)

Net comprehensive profit (loss)	40,427	(140,350)

Net comprehensive profit (loss) attributable to non-controlling interests	2,386	(960)

Net comprehensive profit (loss) attributable to DayOne Data Centers Limited shareholders	38,041	(139,390)

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands of USD, except share data and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total DayOne Data Centers Limited shareholders’ equity	Non- controlling interests	Total equity
	Shares	Amount
Balance at January 1, 2025	75,000,000	4	407,855	5,915	(160,864)	252,910	42,521	295,431

Net (loss) profit	—	—	—	—	(13,527)	(13,527)	954	(12,573)
Foreign currency translation adjustments	—	—	—	51,568	—	51,568	1,432	53,000

Total comprehensive income (loss)	—	—	—	51,568	(13,527)	38,041	2,386	40,427

Balance at June 30, 2025	75,000,000	4	407,855	57,483	(174,391)	290,951	44,907	335,858

See accompanying notes to unaudited interim condensed consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY - CONTINUED

(In thousands of USD, except share data and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Accumulated deficit	Total DayOne Data Centers Limited shareholders’ equity (deficit)	Non- controlling interests	Total equity
	Shares	Amount
Balance at January 1, 2026	75,000,000	4	750,759	97,859	(529,863)	318,759	58,569	377,328

Net loss	—	—	—	—	(81,886)	(81,886)	4,677	(77,209)
Changes in fair value of cash flow hedge	—	—	—	5,306	—	5,306	—	5,306
Foreign currency translation adjustments	—	—	—	(62,810)	—	(62,810)	(5,637)	(68,447)

Total comprehensive loss	—	—	—	(57,504)	(81,886)	(139,390)	(960)	(140,350)

Share-based compensation, net of estimated forfeitures	—	—	40,404	—	—	40,404	—	40,404
Ordinary share buyback	(11,000,000)	(1)	(384,999)	—	—	(385,000)	—	(385,000)
Capital contribution from non-controlling interest	—	—	—	—	—	—	82,518	82,518

Balance at June 30, 2026	64,000,000	3	406,164	40,355	(611,749)	(165,227)	140,127	(25,100)

See accompanying notes to unaudited interim condensed consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of USD, except share data and per share data, or otherwise noted)

	Six Months Ended
	June 30, 2025	June 30, 2026
Cash flows from operating activities
Net loss	(12,573)	(77,209)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization of debt issuance costs	9,048	10,810
Gain on disposal of a subsidiary	—	(2,101)
Depreciation	46,682	142,213
Amortization of land use rights	1,549	1,567
Share-based compensation	—	40,404
Deferred tax expense (benefit)	9,906	(2,413)

Changes in operating assets and liabilities:
Accounts receivable	(19,479)	(86,788)
Prepayments	2,183	(3,805)
Other current assets and current contract assets	(21,786)	(59,540)
Other non-current assets and non-current contract assets	913	(44,061)
Accounts payable, accrued expenses, and other payables	(50,678)	40,794
Amounts due to related parties, net	(3,691)	5,992
Deferred revenue	32,702	25,979
Operating lease liabilities	(3,162)	7,953
Other non-current liabilities	5,596	14,214

Net cash (used in) from operating activities	(2,790)	14,009

Cash flows from investing activities
Payments and prepayments for purchase of property and equipment, land use rights and deposits related to construction	(919,933)	(3,110,048)
Proceeds from refund of land deposit	—	36,313
Purchase of short-term investments	—	(1,400,000)
Payment for acquisition of subsidiary	(65,650)	—
Disposal of a subsidiary	—	(4,262)

Net cash used in investing activities	(985,583)	(4,477,997)

Cash flows from financing activities
Proceeds from long-term borrowings	1,476,820	1,785,435
Payment of short-term borrowings	(510,623)	(150,000)
Payment of long-term borrowings	(279,252)	(3,213)
Payment of debt issuance costs	(109,189)	(36,782)
Payment of loans and advances to related parties	(39,598)	—
Proceeds from issuance of convertible preference shares	—	3,193,885
Payment of convertible preference shares issuance costs	(9,050)	—
Payment for ordinary share buyback	—	(385,000)
Payment relating to capitalization of IPO cost	—	(670)
Capital contribution from non-controlling interest	—	82,518
Net cash from financing activities	529,108	4,486,173

Effect of exchange rate changes on cash and cash equivalents and restricted cash	21,236	(13,380)

Net (decrease) increase in cash and cash equivalents and restricted cash	(438,029)	8,805
Cash and cash equivalents and restricted cash at beginning of period	1,394,799	2,045,356

Cash and cash equivalents and restricted cash at end of period	956,770	2,054,161

Supplemental disclosures of cash flow information
Interest paid	75,158	85,613
Income tax paid	282	520

	As of June 30, 2025	As of June 30, 2026
Supplemental disclosures of non-cash investing activities
Accounts payable for capital expenditures	76,540	103,828
Accrued capital expenditures	593,296	1,216,343

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

1	BASIS OF PRESENTATION

(a)	Basis of presentation

The unaudited interim condensed consolidated financial statements and accompanying notes are prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”). In the opinion of management, the unaudited interim condensed consolidated financial statements reflect all adjustments of a normal recurring nature that are necessary for a fair presentation of the results for the interim periods presented. Interim results are not necessarily indicative of results for a full year.

The unaudited interim condensed consolidated balance sheet as of December 31, 2025 has been derived from audited consolidated financial statements as of that date. Our unaudited interim condensed consolidated financial statements have been prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”), but omit certain information and footnote disclosure necessary to present the statements in accordance with US GAAP. For further information, refer to the Consolidated Financial Statements and Notes thereto included in our audited consolidated financial statements as of December 31, 2025.

The unaudited interim condensed consolidated financial statements are presented in the Company’s reporting currency, the United States dollar (“USD”), which is the functional currency of DayOne Data Centers Limited and its subsidiaries (“the Company”).

2	ACCOUNTING PRINCIPLES

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-03: Disaggregation of Income Statement Expenses (“DISE”). The ASU requires additional disclosure of the nature of expenses included in the consolidated statements of operations. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the extent of the impact of this ASU on disclosures in the consolidated financial statements.

3	CONTRACT BALANCES

Accounts receivable

2026
Beginning balance as of January 1	136,677
Increase, net	84,154

Closing balance as of June 30	220,831

No credit losses were recognized for the six months ended June 30, 2025 and 2026.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Contract assets

The opening and closing balances of the Company’s contract assets are as follows:

2026
Beginning balance as of January 1	62,557
Increase, net	25,629

Closing balance as of June 30	88,186

Current	15,770
Non-current	72,416

Deferred revenue

The opening and closing balances of the Company’s deferred revenue are as follows:

2026
Beginning balance as of January 1	51,588
Increase, net	23,867

Closing balance as of June 30	75,455

Current	21,244
Non-current	54,211

Of the revenue recognized for the six months ended June 30, 2026, $3.7 million was attributable to the opening deferred revenue balance.

The increase in contract assets and deferred revenue is primarily attributable to capacity brought into service during the period.

Remaining performance obligations

The Company has usage-based contracts for data center service and power in which revenues are based on the agreed usage-based fees as the actual services are rendered throughout the contract term. The Company elected to apply the practical expedient under accounting standards that allows the Company to not disclose the remaining performance obligations for variable consideration, which are charged based on the agreed unit price.

As of June 30, 2026, revenues, excluding any variable consideration, expected to be recognized in future periods related to remaining performance obligations from one year to 15 years that are unsatisfied are as follows:

As of June 30, 2026
Within 1 year	574,983
After 1 year but within 2 years	560,179
After 2 years but within 3 years	544,637
After 3 years but within 4 years	540,239
After 4 years but within 5 years	535,335
After 5 years	2,197,085

Total	4,952,458

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

4	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of December 31, 2025	As of June 30, 2026
At cost:
Buildings	1,597,500	2,086,597
Land	485,273	560,433
Data center equipment
- Machinery	1,963,262	2,931,475
- Other equipment	44,598	53,327
Vehicles	247	491
Furniture, office equipment, and software	6,270	8,835
Leasehold improvements	5,053	5,957

	4,102,203	5,647,115
Less: Accumulated depreciation	(258,563)	(395,735)

	3,843,640	5,251,380
Construction in progress	1,522,724	3,109,057

Property and equipment, net	5,366,364	8,360,437

The carrying amount of the Company’s property and equipment under finance leases was $673.3 million and $654.7 million as of December 31, 2025 and June 30, 2026 respectively.

The following table presents depreciation recognized in the unaudited interim condensed consolidated statement of operations as follows:

	Six Months Ended
	June 30, 2025	June 30, 2026
Cost of revenue	33,866	131,167
Selling, general, and administrative expense	12,816	11,046

	46,682	142,213

Property and equipment, net of $1,762.4 million and $2,586.8 million was pledged as security for bank loans (Note 6) as of December 31, 2025 and June 30, 2026 respectively.

A reconciliation of total interest cost to interest expense as reported in the unaudited interim condensed consolidated statements of operations for the six months ended June 30, 2025 and 2026 is as follows:

	Six Months Ended
	June 30, 2025	June 30, 2026
Total interest cost	71,944	145,411
Less: interest cost capitalized	(22,374)	(83,087)

Interest expense	49,570	62,324

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

5	LEASES

The components of lease cost are as follows:

	Six Months Ended
	June 30, 2025	June 30, 2026
Finance lease cost:
Amortization of right-of-use assets	12,407	13,143
Interest on lease liabilities	10,817	12,712
Operating lease cost	4,697	4,058

Total lease cost	27,921	29,913

Supplemental cash flow information related to leases is as follows:

	As of December 31, 2025	As of June 30, 2026
Cash paid for amounts included in measurement of lease liabilities:
- Operating cash flows from operating leases	(7,691)	(5,796)
- Financing cash flows from finance leases	(2,489)	(3,705)

	As of December 31, 2025	As of June 30, 2026
Non-cash information on lease liabilities arising from obtaining ROU assets
- Operating leases	1,428	3,325
- Finance leases	140,617	139,560

Weighted average remaining lease term and weighted average discount rate for leases, excluding prepaid land use rights, are as follows:

	As of December 31, 2025	As of June 30, 2026
Weighted average remaining lease term (years):
- Operating leases	14	14
- Finance leases[1]	29	29

Weighted average discount rate:
- Operating leases	6.1%	5.8%
- Finance leases	6.1%	6.1%

[1]	Includes lease renewal options that are reasonably certain to be exercised.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Maturities of lease obligations are as follows:

	As of June 30, 2026
	Operating lease	Finance lease
Within 1 year	5,453	11,450
After 1 year but within 2 years	3,692	16,387
After 2 years but within 3 years	2,114	25,518
After 3 years but within 4 years	1,315	26,283
After 4 years but within 5 years	1,337	27,072
After 5 years	13,873	920,136

Total undiscounted lease payments	27,784	1,026,846
Less: total future interest	(7,868)	(596,467)

Present value of lease obligations	19,916	430,379

Current	4,911	—
Non-current	15,005	430,379

In July 2025, the Company entered into a 30-year fixed term building lease agreement, that has not yet commenced with total future lease payments of $415.2 million. The lease is expected to commence in 2028 when construction of the building is completed.

6	BORROWINGS

The Company’s borrowings consisted of the following:

	As of December 31, 2025	As of June 30, 2026
Short-term borrowings	227,119	77,759
Long-term borrowings	2,648,956	4,348,696

	2,876,075	4,426,455

Short-term borrowings

The Company’s short-term borrowings were secured by property and equipment, net of $0.6 million and $0.7 million as of December 31, 2025 and June 30, 2026, respectively.

The weighted average interest rates of short-term borrowings were 5.8% and 3.0% as of December 31, 2025 and June 30, 2026, respectively.

Long-term borrowings

Certain long-term borrowings were secured by equity interests in subsidiaries of DayOne and property and equipment, net of $1,761.8 million and $2,586.1 million as of December 31, 2025 and June 30, 2026, respectively.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The weighted average interest rates of long-term borrowings were 6.9% and 6.7% as of December 31, 2025 and June 30, 2026, taking into consideration the debt issuance costs incurred relating to the facilities.

The components of long-term borrowings as of December 31, 2025 are as follows:

Detail by year of issuance	Drawdown (calendar year)	Maturity (calendar year)	Stated interest rate	Effective interest rate	December 31, 2025
Term Loan	2025	2030	1-Month or 3-Month Kuala Lumpur Interbank Offered Rate (KLIBOR) + 2.40%	6.5%	1,015,106
Term Loan	2025	2030	Compounded Secured Overnight Financing Rate (SOFR) + 2.20%	7.5%	944,180
Term Loan	2023	2027	3-Month Hong Kong Interbank Offered Rate (HIBOR)+197.5 basis points	5.9%	207,141
Term Loan	2025	2031	3-Month Jakarta Interbank Offered Rate (JIBOR) + 80 Basis points	7.0%	183,743
Term Loan	2022	2027	3-Month HIBOR+162 basis points	5.1%	182,361
Mezzanine debt	2025	2032	9.75%	10.4%	116,425

					2,648,956

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The components of long-term borrowings as of June 30, 2026 are as follows:

Detail by year of issuance	Drawdown (calendar year)	Maturity (calendar year)	Stated interest rate	Effective interest rate	June 30, 2026
Term Loan	2025	2030	1-Month or 3-Month Kuala Lumpur Interbank Offered Rate (KLIBOR) + 2.40%	6.4%	1,554,160
Term Loan	2025	2030	Compounded Secured Overnight Financing Rate (SOFR) + 2.20%	7.1%	1,434,574
Term Loan	2023	2027	3-Month Hong Kong Interbank Offered Rate (HIBOR)+197.5 basis points	5.6%	202,290
Term Loan	2025	2031	Indonesia Overnight Index Average (IndONIA)+ 275 basis points	7.3%	297,290
Term Loan	2022	2027	3-Month HIBOR+162 basis points	4.7%	193,365
Mezzanine debt	2025	2032	9.75%	11.1%	249,175
Term Loan	2026	2030	3-Month Thailand Overnight Repurchase Rate (THOR) + 2.70%	4.4%	207,601
Term Loan	2026	2029	3-Month Hong Kong Interbank Offered Rate (HIBOR)+ 200 basis points	6.7%	43,970
Term Loan	2026	2027	Tokyo Interbank Offered Rate (TIBOR)+2.50%	3.3%	49,879
Term Loan	2026	2028	Euro Interbank Offered Rate (EURIBOR)+2.50%	5.9%	116,392

					4,348,696

Maturities of principal amounts of total short-term borrowings and long-term borrowings as of June 30, 2026 are as follows:

Total borrowings
Years ending December 31,
2026	77,759
2027	535,196
2028	325,603
2029	342,843
2030	2,598,589
2031	297,290
2032	249,175

4,426,455

As of June 30, 2026, the Company had total working capital and project financing credit facilities of $6,393.4 million from various financial institutions, of which the unused amount was $1,821.4 million.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

During the six months ended June 30, 2026, the Company had drawn down $1,785.4 million from such facilities. As of June 30, 2026 the amount of $77.8 million, net of debt issuance costs of $1.6 million was recorded in short-term borrowings. The amount of $4,348.7 million, net of debt issuance costs of $143.9 million was recorded in long-term borrowings as of June 30, 2026.

During the six months ended June 30, 2025, the Company had drawn down $1,476.8 million from such facilities. As of December 31, 2025 the amount of $227.1 million, net of debt issuance costs of $1.6 million was recorded in short-term borrowings. The amount of $2,649.0 million, net of debt issuance costs of $115.4 million was recorded in long-term borrowings as of December 31, 2025.

Unamortized debt issuance costs of $117.0 million and $145.5 million are presented as a reduction of long-term borrowings as of December 31, 2025 and June 30, 2026, respectively.

Drawdowns from the credit facilities are subject to the approval of the financial institutions and are subject to the terms and conditions of each agreement.

Under certain of these facilities, the Company is required to maintain a net worth that is not less than zero at all times. The Company in certain of these financing arrangements is also required to comply with financial covenants such as maintaining a minimum interest service coverage ratio, a loan to value ratio that does not exceed a specified threshold, or a security margin ratio that does not exceed a specified threshold. Certain of these financing arrangements provide that if a change of control occurs, the Company may be required to, subject to a review period and/or certain specified conditions in some cases, repay the relevant outstanding loan prior to its maturity. A change of control includes, among other things, any person or group of persons acting in concert gains the power to cast, or control the casting of, more than 35% of the maximum number of votes that might be cast at a general meeting of the Company.

The Company was in compliance with all debt covenants as of December 31, 2025 and June 30, 2026.

7	RELATED PARTY TRANSACTIONS

The Company’s material related party transactions are as follows:

Transactions with GDSH and GDSH Affiliates

DayOne was previously a wholly-owned consolidated subsidiary of GDS Holdings Limited (“GDSH”). Following the closing of the Series B equity financing on December 31, 2024, GDSH’s share ownership in DayOne was reduced below a majority with GDSH owning approximately 35.6% of DayOne’s shares on an as-converted basis. As a result, GDSH deconsolidated the Company as a subsidiary and recognized the Company as an equity investee starting from December 31, 2024. On December 31, 2025, DayOne commenced its Series C financing which reduced GDSH’s shareholding to 30.1%. DayOne closed its Series C equity financing in several rounds between December 2025 to June 2026, and on January 15, 2026, DayOne repurchased 11,000,000 of its ordinary shares from GDSH. Following these transactions, GDSH’s shareholding has been reduced to 19.4%.

In June 2024, the Company formalized its arrangements with GDSH by entering into a series of agreements under which GDSH charged the Company related fees with effect from January 1, 2024. The Company entered into an agreement under which GDSH agreed to provide corporate undertakings and/or guarantees with respect to the Company’s obligations to banks under certain of the Company’s indebtedness, landlords under certain real property leases, and to customers under certain customer contracts for the benefit of the Company’s business and the Company agreed to indemnify GDSH with respect to potential liabilities it may incur under such undertaking and guarantees. The Company incurred expenses to GDSH of $1.1 million and

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

nil for the six months ended June 30, 2025 and June 30, 2026, respectively in respect of the foregoing arrangements. These amounts were recognized as selling, general, and administrative expenses. Out of these expenses, $0.9 million were capitalized as property and equipment as at December 31, 2025. In 2026, the corporate guarantees provided to banks from GDSH were replaced with corporate guarantees issued by the Company. The guarantee provided by GDSH for a customer contract remains effective. The customer is not a major customer disclosed in Note 15.

The Company subsequently terminated certain agreements with GDSH. These arrangements include (1) a master services agreement, under which GDSH provided, among other things, certain sales services, including for customer referrals and for management support services; and (2) a license agreement, which allowed the Company to use certain data center management tools and trademarks owned by GDSH for the Company’s business operations, both of which were terminated with effect from December 31, 2025. Under the master services agreement, GDSH was entitled to a customer support fee under contracts with customers referred by GDSH. The customer support fee arrangement was terminated with effect from March 31, 2026 for a one-time settlement fee of $62.0 million paid in June 2026. For the six months ended June 30, 2025 and 2026, the Company incurred expenses to GDSH of $1.7 million and $1.9 million, respectively, under the foregoing agreements. These amounts were recognized as cost of revenue.

In addition, in 2025 and 2026, the Company generated data center service revenue from GDSH, pursuant to a site service agreement under which the Company provided infrastructure services to a customer where GDSH acted as a sales agent, recognizing revenue in the aggregate of $6.6 million and $3.4 million for the six months ended June 30, 2025 and 2026, respectively.

In January 2025, the Company paid $5.1 million to a vendor on behalf of a GDSH subsidiary for a project extension fee. The Company issued an invoice to such subsidiary of GDSH in May 2026 to recover the amount, and the invoice was settled in full in June 2026.

Transactions with Hyperco Oy

In 2024, the Company entered into a development management agreement with Hyperco Oy, which is a non-controlling interest of DayOne’s consolidated subsidiary, for the provision of development management support services. For the six months ended June 30, 2025 and 2026, the Company has not incurred any expenses payable to Hyperco Oy.

Share exchange arrangement with minority shareholder

On June 3, 2026, the Shareholders’ Agreement of PT DayOne Data Centers Indonesia, a non-wholly owned subsidiary of the Company, was amended to elaborate on the mechanics of the execution of the exchange right held by the minority shareholder.

The exchange right requires DayOne Data Centers Singapore Pte. Ltd. (“DayOne SG”), a subsidiary of the Company, to acquire the minority shareholder’s shares in the subsidiary at fair market value, determined by an independent valuer. The amendment as described above allowed for the settlement of the exchange right either in cash or by delivery of a promissory note, which would be exchanged for newly issued shares of the Company upon an initial public offering. DayOne SG has sole discretion in the election of settlement options.

Capital contributions by minority shareholder

In April and June 2026, the minority shareholder made capital contributions of $82.5 million to PT DayOne Data Centers Indonesia. As the capital contributions were made proportionately by both shareholders based

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

on their respective ownership interests, there was no change in the equity interest held by the minority shareholder. The contribution was recorded as an increase to non-controlling interests.

Balances with related parties consisted of the following:

	As of December 31, 2025	As of June 30, 2026
GDSH and its subsidiaries
Accounts receivables	1,106	594
Amounts due from related parties	6,989	—
Amounts due to related parties	992	—

8	CONVERTIBLE PREFERRED SHARES

The Company issued additional 91,253,864 Series C convertible preferred shares (“Series C convertible preferred shares”) at a subscription price of $35 per share, all of which were subscribed and issued for $3,193.9 million during the six months ended June 30, 2026.

9	ORDINARY SHARES

On January 12, 2026, the Company entered into a Share Repurchase Agreement with GDSH to repurchase 11,000,000 ordinary shares for $385.0 million (Note 7). The repurchased shares were immediately canceled upon closing of the share buyback deal on January 15, 2026.

10	SHARE-BASED COMPENSATION

The Company has three incentive plans that permit the grant of incentive share options, non-qualified share options, share appreciation rights, restricted share, restricted share units, other share-based awards, other cash-based awards, dividend equivalents and performance compensation awards.

The following table illustrates the number and the weighted average exercise prices of share options as at December 31, 2025 and June 30, 2026, and movements therein for the six months ended December 31, 2025 and June 30, 2026:

	As of December 31, 2025		As of June 30, 2026
	No. of share options	Weighted average exercise price	No. of share options	Weighted average exercise price
Opening balance	—	—	33,898,548	13.14
Granted	34,161,142	13.17	2,426,842	16.14
Canceled	(262,594)	17.50	(298,004)	17.50

Ending balance	33,898,548	13.14	36,027,386	12.80

Exercisable as of period end	26,244,928	12.14	30,046,136	12.67

Unvested as of period end	7,653,620	16.57	5,981,250	16.49

During the six months ended June 30, 2026, the Company recognized share-based payment expenses of $40.4 million using the graded vesting straight line method. There are no share-based payment expenses recorded for the six months ended June 30, 2025.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

As at December 31, 2025 and June 30, 2026, the weighted average remaining expected option life for the share options outstanding was 5.24 years and 5.25 years, respectively. No share options were granted during the six months ended June 30, 2025, while the weighted average grant-date fair value of options granted during the six months ended June 30, 2026 was $22.67 per share. The total fair value of share options that vested during the six months ended June 30, 2026 was $43.1 million.

The following table presents, by operating expense, share-based compensation expense recognized in the unaudited interim condensed consolidated statement of operations are as follows:

Six Months Ended June 30, 2026
Cost of revenue	2,404
Selling, general and administrative expense	38,000

40,404

There is no share-based compensation expense recognized for the six months ended June 30, 2025.

11	REVENUE

Revenue consisted of the following:

	Six Months Ended
	June 30, 2025	June 30, 2026
Data center services	151,364	511,820
Cross connect services	136	204

	151,500	512,024

12	LOSS PER SHARE

The following table sets forth the computation of basic and diluted loss per share for the periods presented:

	Six Months Ended
	June 30, 2025	June 30, 2026
Net loss	(12,573)	(77,209)
Net profit attributable to non-controlling interests	954	4,677

Net loss attributable to DayOne Data Centers Limited ordinary shareholders	(13,527)	(81,886)

Basic and diluted loss per share	(0.18)	(1.25)

Weighted-average shares used to calculate basic and diluted loss per share	75,000,000	65,265,193

As the Company incurred losses for the six months ended June 30, 2025 and 2026, the basic loss per share was the same as diluted loss per share.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

As of June 30, 2025, the weighted average ordinary share equivalents excluded from the diluted loss per share calculation was 135.8 million shares. As of June 30, 2026, the weighted average ordinary share equivalents excluded from diluted loss per share were 244.3 million shares. These ordinary share equivalents were not included in the calculation as their inclusion would be anti-dilutive.

13	COMMITMENTS

(a)	Unconditional purchase commitments

As a result of various data center developments, as of December 31, 2025, the Company was contractually committed for unaccrued capital expenditures, primarily for infrastructure and data center equipment not yet delivered. The Company also had numerous other, non-capital purchase commitments in place for on-going data center service operations to be delivered in 2026.

The Company has committed to purchase power in selected locations in 2026 and thereafter which are subjected to variable pricing or do not specify a fixed or minimum volume commitment. Due to the indeterminable nature of the spend under these commitments, they are not included in the table below.

Unconditional purchase commitments outstanding as of December 31 and June 30 not provided for in the unaudited interim condensed consolidated financial statements were as follows:

	As of December 31, 2025	As of June 30, 2026
Operating commitments	28,066	35,561
Capital commitments	1,854,278	4,901,766

(b)	Lease commitments

The Company’s lease commitments are disclosed in Note 5.

14	FAIR VALUE MEASUREMENT

As of December 31, 2025, and June 30, 2026, the Company did not have financial assets or liabilities measured at fair value on a recurring basis, except for derivative financial instruments. The following is a description of the valuation techniques that the Company uses to measure fair value of other financial assets and financial liabilities:

•

Short-term financial instruments (cash and cash equivalents, restricted cash, short-term investments, accounts receivable and accounts payable) - cost approximates fair value because of the short maturity period.

•

Long-term borrowings - fair value is based on the amount of future cash flows associated with each debt instrument discounted at the Company’s current borrowing rate for similar debt instruments of comparable terms. The carrying values of long-term borrowings approximate their fair values as all long-term borrowings carry various interest rates which approximate rates currently offered by the Company’s bankers for similar debt instruments of comparable maturities.

•

Derivative financial instruments – fair value is based on valuation techniques, which employ the use of market observable inputs. The applied valuation techniques include forward pricing and swap models using present value calculations. These are classified as level 2.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

In 2025, the Company entered into interest rate swaps to manage exposures to interest rates movement related to certain floating rate borrowings. These swaps create the economic equivalent of fixed-rate debt, up to the notional amount of the hedged borrowing. Changes in the fair value of the interest rate swaps that are designated as cash flow hedges are reported in other comprehensive income.

The following table presents the composition of derivative financial instruments recognized in unaudited interim condensed consolidated balance sheets, as of December 31, 2025 and June 30, 2026:

	As of December 31, 2025
	Notional Amount	Assets	Liabilities
Cash flow hedges
Interest rate swaps	863,311	2,310	(4,282)

	As of June 30, 2026
	Notional Amount	Assets	Liabilities
Cash flow hedges
Interest rate swaps	861,984	5,001	—

The pre-tax losses from hedging instruments recognized in accumulated other comprehensive loss were as follows:

	Six Months Ended
	June 30, 2025	June 30, 2026
Cash flow hedges
Interest rate swaps	—	6,981

15	SEGMENT REPORTING

The Company’s chief operating decision maker is the chief executive officer of the Company. The chief executive officer evaluates performance, makes operating decisions and allocates resources primarily based on revenue and net loss, computed in accordance with US GAAP, and adjusted gross profit and adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”), two non-GAAP measures, all on a consolidated basis and for the reportable segment. The Company believes that revenue, net loss, adjusted gross profit and adjusted EBITDA provide management, investors and creditors with useful measures of the operational results of its business and increase the period-to-period comparability of the Company’s operating profitability and comparability with other companies. The Company operates in different geographical regions with one primary line of business, which is the design, build-out and operation of DayOne data centers. The Company has aggregated its geographical operating segments into a single reportable segment, as the geographical operating segments are economically similar and meet the aggregation criteria. All geographical operating segments engage in the same core business activities of designing, building, and operating data centers, utilize standardized production processes, serve a materially similar customer base consisting primarily of hyperscalers, and deliver services through a consistent data center capacity model. In addition, the Company operates in a broadly similar regulatory environment across geographic regions, with no industry-specific regulatory framework that would result in meaningful economic differences among the operating segments.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The Company defines adjusted gross profit for the segment as gross profit excluding share-based compensation and depreciation in cost of revenue, and adjusted EBITDA as net loss from continuing operations (computed in accordance with GAAP) excluding interest income, interest expenses, incomes tax expenses (benefits), depreciation, amortization of land use rights, gain on disposal of subsidiary, termination fee, share-based compensation expenses and foreign currency gain (loss). The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Reconciliation of adjusted EBITDA

	Six Months Ended
	June 30, 2025	June 30, 2026
Net loss	(12,573)	(77,209)
Add (deduct):
Interest income	(19,586)	(47,989)
Interest expense	49,570	62,324
Income tax expense (benefit)	10,233	(2,428)
Depreciation	46,682	142,213
Amortization of land use rights	1,549	1,567
Foreign exchange (gain) loss, net	(27,008)	27,095
Share-based compensation	—	40,404
Gain on disposal of subsidiary	—	(2,101)
Termination fee	—	62,000

Adjusted EBITDA	48,867	205,876

Reconciliation of adjusted gross profit

	Six Months Ended
	June 30, 2025	June 30, 2026
Net loss	(12,573)	(77,209)
Add (deduct):
Interest income	(19,586)	(47,989)
Interest expense	49,570	62,324
Income tax expense (benefit)	10,233	(2,428)
Foreign exchange (gain) loss, net	(27,008)	27,095
Other, net	(641)	—
Gain on disposal of subsidiary	—	(2,101)
Selling, general, and administrative expense	44,029	176,740

Gross profit	44,024	136,432
Depreciation in cost of revenue	33,866	131,167
Share-based compensation in cost of revenue	—	2,404

Adjusted gross profit	77,890	270,003

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO UNAUDITED INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The following table presents revenue and long-lived assets by geographical segments:

	Revenue		Long-lived assets
	Six Months Ended
	June 30, 2025	June 30, 2026	December 31, 2025	June 30, 2026
Malaysia	115,749	445,679	3,454,302	5,472,376
Indonesia	21,190	46,378	388,610	519,697
Hong Kong	10,813	15,003	1,135,254	1,178,933
Thailand	—	1,702	86,479	409,456
Other	3,748	3,262	522,241	999,410

Total	151,500	512,024	5,586,886	8,579,872

Revenue from major customers

The Company had the following contracting customers which generated over 10% of the Company’s total revenue for the six months ended June 30:

	Six Months Ended
	June 30, 2025	June 30, 2026
Customer A	96,186	354,160
Customer B	21,190	77,278
Customer C	18,390	—	*

*	Less than 10% of total revenue during the period

DAYONE DATA CENTERS LIMITED

AND ITS SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

DayOne Data Centers Limited:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of DayOne Data Centers Limited and its subsidiaries (the Company) as of December 31, 2025 and 2024, the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2024.

Singapore

September 10, 2026

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of USD, except share data and per share data, or otherwise noted)

	As of December 31,
	2024	2025
Assets
Current assets
Cash	1,378,878	1,970,474
Restricted cash	6,442	33,443
Accounts receivable	55,138	136,677
Contract assets	2,730	15,546
Prepayments	1,679	2,487
Other current assets	11,485	18,236
Derivative assets	—	2,310
Amount due from related parties	—	6,989

Total current assets	1,456,352	2,186,162
Property and equipment, net	2,291,860	5,366,364
Intangible assets	24,262	109,510
Operating lease right-of-use asset	115,111	111,012
Restricted cash, non-current	9,479	41,439
Other non-current assets	66,590	162,873
Contract assets, non-current	2,067	47,011

Total assets	3,965,721	8,024,371

Liabilities, mezzanine equity and shareholders’ equity
Current liabilities
Accounts payable	203,123	179,937
Accrued expenses and other payables	111,652	849,737
Short-term borrowings from a related party	39,598	—
Short-term borrowings and current portion of long-term borrowings	539,885	227,119
Amounts due to related parties	10,830	992
Deferred revenue	5,881	8,205
Derivative liabilities	3,074	—
Operating lease liabilities	5,789	4,884

Total current liabilities	919,832	1,270,874
Long-term borrowings	597,545	2,648,956
Operating lease liabilities, non-current	19,246	13,963
Finance leases, non-current	264,990	424,595
Deferred revenue, non-current	7,658	43,383
Derivative liabilities, non-current	—	4,282
Deferred tax liabilities, non-current	12,437	53,469
Other non-current liabilities	217	9,369

Total liabilities	1,821,925	4,468,891
Mezzanine equity
Convertible preferred shares ($0.00005 par value; 67,200,000 series A preferred shares authorized and issued, and 68,571,429 Series B preferred shares authorized and issued as of December 31, 2024 and 2025, respectively, and 82,428,571 Series C preferred shares authorized and 38,317,565 Series C preferred shares issued as of December 31, 2025)	1,848,365	3,178,152

DayOne Data Centers Limited shareholders’ equity Ordinary shares ($0.00005 par value; 781,800,002 shares authorized as of December 31, 2024 and 2025; 75,000,000 issued as of December 31, 2024 and 2025, respectively)	4	4
Additional paid-in capital	407,855	750,759
Accumulated other comprehensive income	5,915	97,859
Accumulated deficit	(160,864)	(529,863)

Total DayOne Data Centers Limited shareholders’ equity	252,910	318,759
Non-controlling interests	42,521	58,569

Total equity	295,431	377,328

Total liabilities, mezzanine equity and shareholders’ equity	3,965,721	8,024,371

See accompanying notes to consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of USD, except share data and per share data, or otherwise noted)

	Years ended December 31,
	2024	2025
Revenue	178,088	484,308
Cost of revenue	(127,582)	(340,333)

Gross profit	50,506	143,975
Selling, general, and administrative expense	(54,654)	(455,540)

Loss from operations	(4,148)	(311,565)
Other income (expense):
Interest income	1,679	31,398
Interest expense	(40,240)	(113,789)
Foreign exchange (loss) gain, net	(6,342)	49,527
Other, net	154	470

Loss before income taxes	(48,897)	(343,959)
Income tax expense	(8,696)	(23,103)

Net loss	(57,593)	(367,062)
Net (loss) profit attributable to non-controlling interests	(1,049)	1,937

Net loss attributable to DayOne Data Centers Limited ordinary shareholders	(56,544)	(368,999)

Loss per share attributable to ordinary shareholders:
Basic and diluted loss per share	(0.75)	(4.92)
Weighted-average shares for basic and diluted loss per share	75,000,000	75,000,000

See accompanying notes to consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands of USD, except share data and per share data, or otherwise noted)

	Years ended December 31,
	2024	2025
Net loss	(57,593)	(367,062)
Other comprehensive loss
Defined pension obligation, net of zero taxes	(4)	10
Changes in fair value of cash flow hedge, net of $0.5 million taxes	—	(1,478)
Foreign currency translation adjustments, net of zero taxes	11,879	93,412

Net comprehensive loss	(45,718)	(275,118)
Net comprehensive (loss) profit attributable to non- controlling interests	(1,358)	1,937

Net comprehensive loss attributable to DayOne Data Centers Limited shareholders	(44,360)	(277,055)

See accompanying notes to consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(In thousands of USD, except share data and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total DayOne Data Centers Limited shareholders’ equity	Non- controlling interests	Total equity
	Shares	Amount
Balance at January 1, 2024	75,000,000	4	411,601	(6,269)	(104,320)	301,016	8,562	309,578
Net loss	—	—	—	—	(56,544)	(56,544)	(1,049)	(57,593)
Defined pension obligation	—	—	—	(6)	—	(6)	2	(4)
Foreign currency translation adjustments	—	—	—	12,190	—	12,190	(311)	11,879

Total comprehensive loss	—	—	—	12,184	(56,544)	(44,360)	(1,358)	(45,718)

Capital contribution from non-controlling interests	—	—	—	—	—	—	37,039	37,039
Acquisition of a subsidiary	—	—	—	—	—	—	838	838
Disposal of subsidiaries	—	—	(3,746)	—	—	(3,746)	(2,560)	(6,306)

Balance at December 31, 2024	75,000,000	4	407,855	5,915	(160,864)	252,910	42,521	295,431

See accompanying notes to consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY - CONTINUED

(In thousands of USD, except share data and per share data, or otherwise noted)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total DayOne Data Centers Limited shareholders’ equity	Non- controlling interests	Total equity
	Shares	Amount
Balance at January 1, 2025	75,000,000	4	407,855	5,915	(160,864)	252,910	42,521	295,431
Net (loss) profit	—	—	—	—	(368,999)	(368,999)	1,937	(367,062)
Defined pension obligation	—	—	—	10	—	10	—	10
Changes in fair value of cash flow hedge	—	—	—	(1,478)	—	(1,478)	—	(1,478)
Foreign currency translation adjustments	—	—	—	93,412	—	93,412	—	93,412

Total comprehensive loss	—	—	—	91,944	(368,999)	(277,055)	1,937	(275,118)

Share-based compensation, net of estimated forfeitures	—	—	341,795	—	—	341,795	—	341,795
Change in non-controlling interest of a subsidiary	—	—	1,109	—	—	1,109	13,969	15,078
Capital contribution from non-controlling interest	—	—	—	—	—	—	142	142

Balance at December 31, 2025	75,000,000	4	750,759	97,859	(529,863)	318,759	58,569	377,328

See accompanying notes to consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of USD, except share data and per share data, or otherwise noted)

	Years ended December 31,
	2024	2025
Cash flows from operating activities
Net loss	(57,593)	(367,062)
Adjustments to reconcile net loss to net cash provided by operating activities:
Amortization of debt issuance costs	3,736	16,842
Depreciation	59,978	146,894
Amortization of land use rights	248	3,067
Share-based compensation	—	341,795
Deferred tax expense	8,192	21,981
Changes in operating assets and liabilities:
Accounts receivable	(46,453)	(74,240)
Prepayments	(958)	526
Other current assets and current contract assets	(11,039)	(18,804)
Other non-current assets and non-current contract assets	(1,537)	(45,314)
Accounts payable, accrued expenses, and other payables	6,095	(5,975)
Amounts due to related parties, net	(7,901)	(17,806)
Deferred revenue	13,540	36,874
Operating lease liabilities	(3,942)	156
Other non-current liabilities	22	9,142

Net cash (used in) from operating activities	(37,612)	48,076
Cash flows from investing activities
Payments and prepayments for purchase of property and equipment, land use rights and deposits related to construction	(953,120)	(2,288,942)
Payment for acquisition of subsidiary	(17,588)	(65,076)
Disposal of subsidiaries	(6,971)	—

Net cash used in investing activities	(977,679)	(2,354,018)
Cash flows from financing activities
Proceeds from short-term borrowings	551,358	150,000
Proceeds from long-term borrowings	82,294	2,385,512
Proceeds from loans and advances from related parties	76,750	—
Payment of loan and advance to related parties	(240,764)	(39,598)
Payment of short-term borrowings	(2,961)	(510,623)
Payment of long-term borrowings	—	(279,252)
Payment of debt issuance costs	(6,338)	(117,719)
Proceeds from issuance of convertible preference shares	1,871,999	1,341,115
Payment of convertible preference shares issuance costs	(12,575)	(10,998)
Capital contribution from non-controlling interests	37,039	142
Proceeds from transactions with non-controlling interest	—	15,078

Net cash from financing activities	2,356,802	2,933,657
Effect of exchange rate changes on cash and restricted cash	(13,557)	22,842

Net increase in cash and restricted cash	1,327,954	650,557
Cash and restricted cash at beginning of year	66,845	1,394,799

Cash and restricted cash at end of year	1,394,799	2,045,356

Supplemental disclosures of cash flow information
Interest paid	42,432	132,591
Income tax paid	—	1,365

Supplemental disclosures of non-cash investing activities
Accounts payable for capital expenditures	202,335	179,143
Accrued capital expenditures	73,369	748,467

See accompanying notes to consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

1	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

(a)	Description of business

DayOne Data Centers Limited (“DayOne”) is a holding company incorporated in the Cayman Islands originally under the name “DigitalLand Holdings Limited” in May 2022 and was later renamed to DayOne in January 2025. DayOne was incorporated as a holding company to facilitate management of its businesses in Malaysia, Singapore, Indonesia and Hong Kong SAR to support the development of data centers in these markets.

Subsequent to 2022, DayOne incorporated legal entities in Japan, Thailand, Finland and Spain to continue to develop future data center sites. Together, these entities formed DayOne and its subsidiaries (collectively referred to as the “Company”). The Company is primarily engaged in providing data center services.

(b)	Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“US GAAP”).

The consolidated financial statements are presented in the Company’s reporting currency, the United States dollar (“USD”), which is the functional currency of DayOne.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a)	Principles of consolidation

The accompanying consolidated financial statements include the financial statements of DayOne Data Centers Limited and its subsidiaries.

All intercompany transactions and balances within the Company have been eliminated upon consolidation.

The Company consolidates all entities that are wholly owned and those entities where the Company own more than 50% of the voting rights, and therefore, has a controlling financial interest. All of the Company’s consolidated subsidiaries are evaluated under the voting interest entity model. The Company does not have any variable interest entities.

Foreign currency translation

The Company and its subsidiaries determine their functional currency according to the main economic environment in where they operate.

Transactions denominated in currencies other than the functional currency are re-measured into the functional currency at the exchange rates prevailing on the transaction dates. Monetary assets and liabilities denominated in foreign currencies are re-measured at the exchange rates prevailing at the balance sheet dates. Non-monetary items that are denominated in foreign currency are measured at historical costs by using the exchange rates at the dates of the initial transactions. Exchange gains and losses are recognized in profit or loss and are reported in foreign currency exchange gain (loss) on a net basis.

The results of foreign operations are translated into USD at the exchange rates as of the balance sheet date for assets and liabilities, the average daily exchange rate for each month for income and expense items and the historical exchange rates for equity accounts. Translation gains and losses are recorded in other comprehensive income and accumulated in the translation adjustment component of equity until the sale or liquidation of the foreign entity.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

(b)	Use of estimates

The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Items subject to such estimates and assumptions include, but are not limited to, revenue recognition, useful lives of property and equipment, leases, share-based compensation, and deferred income taxes.

(c)	Cash and cash equivalents

Cash equivalents consist of short-term, highly liquid investments that are readily convertible to known amounts of cash and are subject to an insignificant risk of changes in value. The Company considers investments with original maturities of three months or less from the date of acquisition to be cash equivalents. The Company does not have any cash equivalents as of December 31, 2024 and 2025.

(d)	Restricted cash

Restricted cash represents amounts held by banks, which are not available for the Company’s use, as security for bank borrowings and related interests. Upon repayment of bank borrowings and the related interests, the deposits are released by the bank and available for general use by the Company. The Company has presented restricted cash separately from cash in the consolidated balance sheet.

(e)	Fair value of financial instruments

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels in Note 25 to the consolidated financial statements:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to an entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.

(f)	Contract balances

Contract assets primarily represent revenue earnings over time for which the Company does not presently have an unconditional right to payment (generally not yet billable) based on the terms of contracts.

Deferred revenue (a contract liability) arises when consideration is received in advance, with revenue recognized over time as services are delivered.

(g)	Accounts receivable

Accounts receivable are recorded at the invoice amount, net of an allowance for credit losses and are recognized in the period when the Company has transferred products or provided services to its customers and when its right to consideration is unconditional. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statements of cash flows.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

(h)	Allowance for credit losses

The Company records an allowance for credit losses for the current expected credit losses (CECL) inherent in its financial assets measured at amortized cost and contract assets.

The CECL model requires an estimate of the credit losses expected over the life of accounts receivable since initial recognition. Trade receivables are evaluated individually for expected credit losses. In assessing the CECL, the Company considers both quantitative and qualitative information that is reasonable and supportable, including historical credit loss experience, adjusted for relevant factors impacting collectability and forward-looking information indicative of external market conditions.

While the Company uses the best information available in making the determination, the ultimate recovery of recorded receivables is also dependent upon future economic events and other conditions that may be beyond the Company’s control. Accounts receivable that are ultimately deemed to be uncollectible, and for which collection efforts have been exhausted, are written off against the allowance for credit losses. The Company does not have any off-balance-sheet credit exposure related to its customers.

Subsequent changes (favorable and unfavorable) in expected credit losses each period are recognized immediately in net income as credit loss expense or a reversal of credit loss expense.

There is no allowance for credit losses recorded as of December 31, 2024 and 2025.

(i)	Asset acquisitions

The Company evaluates whether or not substantially all of the value of acquired assets is concentrated in a single identifiable asset or group of identifiable assets to determine whether a transaction is accounted for as an asset acquisition or a business combination. There were no business combinations in 2024 and 2025.

Asset acquisitions are recorded at cost. The Company allocates the purchase price of the transaction to identifiable tangible assets such as land, and property and equipment, as well as identified intangible assets and liabilities assumed, based on their relative fair value. In estimating the fair value of each component, management considers appraisals, replacement cost, its own analysis of recently acquired and existing comparable acquisitions and other related information. Transaction costs associated with asset acquisitions are capitalized. The Company has elected an accounting policy to measure non-controlling interests in asset acquisitions at carryover basis, which is based on the carrying amounts within the acquired entity.

(j)	Property and equipment

Property and equipment are carried at cost less accumulated depreciation and any recorded impairment. Property and equipment acquired under finance leases are initially recorded at the present value of minimum lease payments. Buildings and equipment under finance leases and leasehold improvements with definite useful lives are amortized over the shorter of the lease term or the estimated useful life of the asset or improvement. Leasehold land is amortized on a straight-line basis over the lease term. Freehold land is not amortized.

Gains or losses arising from the disposal of an item of property and equipment are determined based on the difference between the net disposal proceeds and the carrying amount of the item and are recognized in profit or loss on the date of disposal.

The estimated useful lives of property and equipment are presented below.

Buildings	30 years
Data center equipment
- Machinery	10 - 20 years
- Other equipment	3 - 5 years
Vehicles	5 years
Furniture, office equipment, and software	3 - 5 years
Leasehold improvements	3 - 15 years

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Machinery primarily consists of core data center infrastructure to provide power, cooling and facility services to data centers while other equipment consists of data center IT operational equipment such as network and security equipment used for daily operations.

Construction in progress primarily consists of the cost of data center buildings and equipment and the related construction expenditures that are required to prepare the data center buildings and facilities for their intended use.

No depreciation is recorded for construction in progress until it is substantially completed and ready for its intended use. Once a data center building or equipment is ready for its intended use, the total costs recorded in construction in progress are transferred to the respective category of property and equipment and are depreciated over the estimated useful life of the underlying assets.

Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets.

Capitalized interest

Interest costs that are directly attributable to the construction of an asset which necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of that asset. The capitalization of interest costs as part of the cost of a qualifying asset commences when expenditures for the asset are incurred, interest costs are incurred, and activities that are necessary to prepare the asset for its intended use are in progress. Capitalization of interest costs ceases when the asset is substantially complete and ready for its intended use.

(k)	Intangible assets

Intangible assets consist of operating licenses to use electricity. These intangible assets have an estimated useful life of 15 years and are amortized using the straight-line method over their useful life once the associated data center is ready for its intended use.

(l)	Leases

The Company is a lessee in operating leases and finance leases, primarily for data centers, land, offices and other equipment.

The Company determines if an arrangement is or contains a lease at its inception. The Company recognizes lease liabilities and right-of-use (“ROU”) assets at lease commencement. Lease liabilities are measured at the present value of unpaid lease payments at lease commencement and are subsequently measured at amortized cost using the effective-interest method. Since most of the Company’s leases do not provide an implicit rate, the Company uses its incremental borrowing rate in determining the present value of unpaid lease payments. The incremental borrowing rate is determined using a portfolio approach based on the rate of interest that the Company would have to borrow an amount equal to the lease payments on a collateralized basis over a similar term.

ROU assets are initially measured at cost, which consists of (i) initial measurement of the lease liability; (ii) lease payments made to the lessor at or before the commencement date less any lease incentives received; and (iii) initial direct costs incurred by the Company. Variable lease payments are excluded from the measurement of ROU assets and lease liabilities and are recognized in the period in which the obligation for those payments is incurred. For operating leases, the ROU asset is subsequently measured at the carrying amount of the lease liability adjusted for initial direct costs, and prepaid or accrued lease payments, and the Company recognizes a single lease cost on a straight-line basis over the remaining lease term. For finance leases, the ROU assets are subsequently amortized using the straight-line method from the lease

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

commencement date to the earlier of the end of its useful life or the end of the lease term. Amortization of the ROU assets are recognized and presented separately from interest expense on the lease liability. For leases acquired in asset acquisitions, ROU assets are measured at the same amount as the lease liability as adjusted to reflect favorable or unfavorable terms of the lease when compared with market terms.

The land use rights represent the amounts paid and relevant costs incurred for the right to use the land, and are carried at cost less accumulated amortization. Amortization is provided on a straight-line basis over the remaining terms of the land use rights. As of December 31, 2024 and 2025, the remaining terms of the land use rights are 30 years and 29 years respectively.

(m)	Impairment of long-lived assets

Long-lived assets (primarily consist of property and equipment, ROU assets, prepaid land use rights, and intangible assets for electricity operating licenses) are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows generated by that long-lived asset or asset group to its carrying amount. If the carrying amount of the long-lived assets or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying amount exceeds its fair value.

For the impairment testing of intangible assets relating to electricity operating licenses, the Company has concluded that the asset group comprises the group of data centers that utilize the respective licenses. For the impairment testing of all other long-lived assets, the Company has concluded that each individual data center is the lowest level for which identifiable cash flows are largely independent of those of other assets and liabilities.

No impairment losses were recorded for long-lived assets for the years ended December 31, 2024 and 2025.

(n)	Commitment and contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred. When a loss contingency is not both probable and estimable, the Company does not record an accrued liability but discloses the nature and the amount of the claim, if material. However, if the loss (or an additional loss in excess of the accrual) is at least reasonably possible, then the Company discloses an estimate of the loss or range of loss, unless it is immaterial, or an estimate cannot be made. The assessment of whether a loss is probable or reasonably possible, and whether the loss or a range of loss is estimable, often involves complex judgments about future events.

(o)	Revenue recognition

The Company recognizes revenue as the Company satisfies a performance obligation by transferring control over a service to a customer. For each performance obligation satisfied over time, the Company recognizes revenue by measuring the progress toward complete satisfaction of that performance obligation. Revenue is recognized as the amount of consideration to which the Company expects to be entitled in exchange for transferring promised services to a customer, excluding amounts collected on behalf of third parties.

For contracts with customers that contain multiple performance obligations, the Company accounts for individual performance obligations separately if they are distinct or as a series of distinct obligations if the individual performance obligations meet the series criteria. Determining whether services are considered distinct performance obligations that should be accounted for separately versus together may require significant judgment. The transaction price is allocated to the separate performance obligations on a relative

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

standalone selling price basis. The standalone selling price is determined based on overall pricing objectives, taking into consideration market conditions, geographic locations and other factors.

The Company derives revenue from the delivery of (i) data center services, (ii) managed hosting services; and (iii) cross connect services.

Data center services are services where the Company provides space, power and cooling to customers for housing and operating their IT system equipment in the Company’s data centers. Revenue from these services includes income earned from related parties for ongoing customer support.

Managed hosting services are services where the Company provides outsourced services to manage the customers’ data center operations, including data migration, IT operations, security and data storage.

Cross connect services are services where the Company provides a point-to-point cable link between two DayOne customers in the same data center. The consideration received from cross connect services is recognized as revenue on a straight-line basis, bundled with the data center services, over the same contract period.

Contracts with customers for data center service include i) those that provide for variable consideration that are primarily based on the usage of such services. Revenue on such contracts is recognized based on the agreed usage-based fees as the actual services are rendered throughout the contract term; and ii) those that provide for fixed consideration over the contract service period. Revenue on such contracts is recognized on a straight-line basis over the term of the contract, and the Company estimates the amount of consideration to which the Company is entitled. Certain contracts with customers contain rent-free periods. Revenue for the rent-free periods is deferred and recognized over the term of the contract.

In certain data center service contracts, the Company agrees to charge customers for their actual power consumption. Revenue is recognized based on actual power consumption during each period. In certain other data center service and managed hosting service contracts, the Company specifies a fixed power consumption limit each month for customers. If a customer’s actual power consumption is below the limit, no additional fee is charged. If the actual power consumption is above the limit, the Company charges the customer additional power consumption fees calculated based on the portion of actual power consumption exceeding the limit, multiplied by a fixed unit price, which is determined based on market price, without providing the customer with any rights to acquire additional services. Accordingly, revenue is recognized each month based on actual additional power consumption fees.

Revenue is recognized on a gross basis as a principal versus on a net basis as an agent, as the Company is primarily responsible for fulfilling the contract, bears inventory and credit risk, and has discretion in establishing the price when selling to the customer.

The Company’s data center service contracts with customers contain both lease and non-lease components. The lease component generally relates to the provision of dedicated data center space, while the non-lease components primarily consist of data center services, including power, cooling, monitoring, maintenance, connectivity, security and other operational support services required to host and operate customers’ information technology equipment.

The non-lease services are highly integrated with the underlying data center environment and require significant operational resources to provide and maintain the conditions necessary for customers to operate their equipment. The Company performed a qualitative and quantitative assessment of the lease and non-lease components, including an analysis of the relative standalone selling prices of the respective components. Based on this assessment, the Company determined that the non-lease component is the predominant component of the arrangement and elected the practical expedient to account for the lease and non-lease components as a single combined component. The combined component is accounted for in accordance with the Company’s revenue recognition policy.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Revenue recognized for services delivered prior to billing is recorded within accounts receivable. The Company generally bills the customer monthly in arrears. Payment terms and conditions may vary by contract type, although terms generally include a requirement of payment within a range of 30 to 45 days after the performance obligation has been satisfied.

Cash received in advance from customers prior to the delivery of the services is recorded as deferred revenue.

(p)	Cost of revenue

Cost of revenue consists primarily of utility costs, depreciation of property and equipment, lease costs, labor costs, and other costs directly attributable to the provision of the service.

(q)	Debt issuance cost

Debt issuance costs are capitalized and amortized over the life of the related debt based on the effective interest method. Such amortization is included as a component of interest expense.

(r)	Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and net operating losses and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets for which it is more likely than not that the related tax benefits will not be realized. The evaluation is based on the Company’s estimates of future taxable income.

Future taxable income incorporates the Company’s best estimate of utilization rates of relevant data centers based on historical actual utilization rates and the Company’s business plans for those data centers. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

The Organization for Economic Cooperation and Development (the “OECD”) has developed a framework to establish certain international standards for taxing the worldwide income of multinational companies, including, among other things, provisions that would ensure all companies pay a global minimum tax of 15% (the “Pillar Two rules”). The Company is not subject to the Pillar Two rules as the consolidated annual revenue of the Company has not exceeded the threshold prescribed for the applicability of the Pillar Two rules. The Company continues to evaluate the impacts of these developments in the jurisdictions in which the Company operate, including the qualification for certain exceptions to the application of these rules.

(s)	Derivative financial instruments

The Company uses derivative financial instruments to manage exposure to interest rate risk arising from its financing activities. The Company enters into interest rate swap contracts to hedge the variability in cash flows associated with its variable-rate borrowings.

The accounting for changes in the fair value of a derivative depends on whether the derivative is designated as a hedging instrument and, if so, the nature of the hedged item.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Derivatives not designated as hedges

For derivative instruments not designated in a qualifying hedge relationship, gains and losses arising from changes in fair value are recognized immediately in profit or loss.

Cash flow hedges

For derivatives designated as cash flow hedges of forecasted transactions or variable-rate borrowings, the effective portion of changes in fair value is recognized in other comprehensive loss and accumulated other comprehensive loss within equity. The ineffective portion, if any, is recognized immediately in profit or loss. Amounts accumulated in equity are reclassified to profit or loss in the periods when the hedged item affects profit or loss.

At inception of a hedging relationship, the Company formally documents the economic relationship between the hedging instrument and the hedged item, including the risk management objective and strategy for undertaking the hedge. The Company also documents its assessment of hedge effectiveness at inception and on an ongoing basis.

(t)	Convertible preferred shares

Convertible preferred shares are evaluated based on their redemption features and conversion rights. The preferred shares are classified as mezzanine equity because they contain redemption features that are not solely within the control of the Company and therefore are required to be presented outside of permanent equity.

The preferred shares are initially measured at their carrying amount and are subject to remeasurement if and when conversion becomes probable.

(u)	Ordinary shares

Ordinary shares are recorded at par value with any excess proceeds from issuances recognized in additional paid-in capital. If the Company issues ordinary shares for non-cash consideration, the shares are measured at the fair value of the consideration received or, if more reliably measurable, the fair value of the shares issued.

(v)	Share-based compensation

The Company recognizes employee and non-employee share-based compensation as an expense in the consolidated financial statements based on the grant-date fair value of the equity-classified awards. Equity-classified awards are measured at the grant-date fair value of the award, net of forfeitures, over the period during which an employee is required to provide service in exchange for the award, which is generally the vesting period. When no future services are required to be performed by the employee in exchange for an award of equity instruments, and if such award does not contain a performance or market condition, the cost of the award is expensed on the grant date. The Company recognizes compensation costs for an award with only service conditions that has a graded vesting schedule on a straight-line basis over the requisite service period for the entire award, provided that the cumulative amount of compensation cost recognized at any date at least equals the portion of the grant-date value of such award that is vested at that date. The Company estimates grant-date fair value using the Black Scholes option pricing model and estimates the number of forfeitures expected to occur based on historical trends.

(w)	Loss per share

The Company computes basic loss per share by dividing net loss by the weighted average number of ordinary shares outstanding. The Company computes diluted loss per share by dividing net loss available to the Company’s ordinary shareholders as adjusted for the effect of dilutive ordinary share equivalents by the weighted average number of ordinary shares equivalents outstanding during the year. Ordinary share

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

equivalents include ordinary shares issuable upon the exercise of the outstanding share options (using the treasury stock method) and conversion of preferred shares (using the as-if-converted method). Potential dilutive securities are not included in the calculation of diluted loss per share if the impact is anti-dilutive.

3.	FINANCIAL RISK MANAGEMENT

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist principally of cash, restricted cash, derivative financial instruments and accounts receivable. The Company’s investment policy requires cash, restricted cash and derivative financial instruments to be placed with high-quality financial institutions and to limit the amount of credit risk from any one issuer. The Company regularly evaluates the credit standing of the counterparties or financial institutions.

The Company conducts credit evaluations on its customers prior to transferring the control of services. The assessment of customer creditworthiness is primarily based on historical collection records, research of publicly available information, and customer on-site visits by senior management. Based on this analysis, the Company determines what credit terms, if any, to offer to each customer individually.

The Company’s two largest customers account for approximately 92.1% and 85.1% of the outstanding trade receivables balance as of December 31, 2024 and 2025, respectively. No credit losses were recognized for the years ended December 31, 2024 and 2025.

4	NEW ACCOUNTING PRINCIPLES

Recent Accounting Pronouncements that are effective during the year

In December 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures. The standard enhances the transparency and relevance of income tax disclosures by requiring (i) standardized categories with further disaggregation within the rate reconciliation and (ii) disclosure of income taxes paid, presented by jurisdiction.

The Company adopted this guidance prospectively beginning with the annual reporting period ended December 31, 2025.

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03: Disaggregation of Income Statement Expenses (“DISE”). The ASU requires additional disclosure of the nature of expenses included in the consolidated statements of operations. The ASU is effective for annual reporting periods beginning after December 15, 2026 and interim reporting periods beginning after December 15, 2027. The requirements will be applied prospectively with the option for retrospective application. Early adoption is permitted. The Company is currently evaluating the extent of the impact of this ASU on disclosures in the consolidated financial statements.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

5	CASH AND RESTRICTED CASH

A reconciliation of cash and restricted cash in the consolidated balance sheets to the amounts in the consolidated statements of cash flows is as follows:

	As of December 31,
	2024	2025
Cash	1,378,878	1,970,474
Restricted cash, current	6,442	33,443
Restricted cash, non-current	9,479	41,439

Total cash and restricted cash presented in the consolidated statements of cash flows	1,394,799	2,045,356

Restricted cash is primarily used to secure the repayment of bank borrowings, interest costs, and certain construction projects.

6	CONTRACT BALANCES

Accounts receivable

	As of December 31,
	2024	2025
Accounts receivable	55,138	136,677

No credit losses were recognized as of December 31, 2024 and 2025.

Contract assets

The opening and closing balances of the Company’s contract assets are as follows:

	2024	2025
Beginning balance as of January 1	—	4,797
Increase, net	4,797	57,760

Closing balance as of December 31	4,797	62,557

Current	2,730	15,546
Non-current	2,067	47,011

Deferred revenue

The opening and closing balances of the Company’s deferred revenue are as follows:

	2024	2025
Beginning balance as of January 1	—	13,539
Increase, net	13,539	38,049

Closing balance as of December 31	13,539	51,588

Current	5,881	8,205
Non-current	7,658	43,383

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Of the revenue recognized in 2025, $5.9 million was attributable to the opening deferred revenue balance.

The increase in contract assets and deferred revenue is primarily attributable to capacity brought into service during the period.

Remaining performance obligations

The Company has usage-based contracts for data center service and power in which revenues are based on the agreed usage-based fees as the actual services are rendered throughout the contract term. The Company elected to apply the practical expedient under accounting standards that allows the Company to not disclose the remaining performance obligations for variable consideration, which are charged based on the agreed unit price.

As of year end, revenues, excluding any variable consideration, expected to be recognized in future periods related to remaining performance obligations from 1 year to 15 years that are unsatisfied are as follows:

	As of December 31,
	2024	2025
Within 1 year	159,925	539,708
After 1 year but within 2 years	159,093	524,911
After 2 years but within 3 years	143,704	509,369
After 3 years but within 4 years	130,506	505,418
After 4 years but within 5 years	127,266	501,392
After 5 years	478,276	2,300,242

Total	1,198,770	4,881,040

7	OTHER CURRENT ASSETS

Other current assets consisted of the following:

	As of December 31,
	2024	2025
Other receivables	3,375	1,100
Value-added-tax recoverable	8,110	17,136

	11,485	18,236

8	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consisted of the following:

	As of December 31,
	2024	2025
At cost:
Buildings	600,343	1,597,500
Land	387,303	485,273
Data center equipment
- Machinery	504,010	1,963,262
- Other equipment	9,066	44,598

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

	As of December 31,
	2024	2025
Vehicles	157	247
Furniture, office equipment, and software	1,589	6,270
Leasehold improvements	694	5,053

	1,503,162	4,102,203
Less: Accumulated depreciation	(103,997)	(258,563)

	1,399,165	3,843,640
Construction in progress	892,695	1,522,724

Property and equipment, net	2,291,860	5,366,364

The carrying amount of the Company’s property and equipment under finance leases was $559.9 million and $673.3 million as of December 31, 2024 and 2025 respectively.

The following table presents depreciation recognized in the consolidated statement of operations for the years ended December 31:

	Years ended December 31,
	2024	2025
Cost of revenue	42,042	120,318
Selling, general, and administrative expense	17,936	26,576

	59,978	146,894

Property and equipment, net of $604.9 million and $1,762.4 million was pledged as security for bank loans (Note 13) as of December 31, 2024 and 2025 respectively.

A reconciliation of total interest cost to interest expense as reported in the consolidated statements of operations for the years ended December 31 is as follows:

	Years ended December 31,
	2024	2025
Total interest cost	59,068	173,799
Less: interest cost capitalized	(18,828)	(60,010)

Interest expense	40,240	113,789

9	INTANGIBLE ASSETS

In 2024 and 2025, operating licenses to use electricity amounting to $24.3 million and $85.2 million, respectively, were acquired through asset acquisitions.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

10	LEASES

The components of lease cost are as follows:

	Years ended December 31,
	2024	2025
Finance lease cost:
- Amortization of right-of-use assets	12,996	25,592
- Interest on lease liabilities	3,925	23,360
Operating lease cost	8,882	7,667

Total lease cost	25,803	56,619

Supplemental cash flow information related to leases is as follows:

	Years ended December 31,
	2024	2025
Cash paid for amounts included in measurement of lease liabilities:
- Operating cash flows from operating leases	(12,388)	(7,691)
- Financing cash flows from finance leases	—	(2,489)

Non-cash information on lease liabilities arising from obtaining ROU assets
- Operating leases	23,001	1,428
- Finance leases	264,990	140,617

Weighted average remaining lease term and weighted average discount rate for leases, excluding prepaid land use rights, are as follows:

	As of December 31,
	2024	2025
Weighted average remaining lease term (years):
- Operating leases	14	14
- Finance leases[1]	30	29

Weighted average discount rate:
- Operating leases	6.0%	6.1%
- Finance leases	6.2%	6.1%

[1]	Includes lease renewal options that are reasonably certain to be exercised.

Maturities of lease obligations are as follows:

	As of December 31,
	2024		2025
	Operating lease	Finance lease	Operating lease	Finance lease
Within 1 year	7,079	3,743	5,293	7,579
After 1 year but within 2 years	5,123	7,598	2,510	15,497
After 2 years but within 3 years	1,929	15,537	1,613	21,442

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

	As of December 31,
	2024		2025
	Operating lease	Finance lease	Operating lease	Finance lease
After 3 years but within 4 years	1,452	16,003	1,367	26,093
After 4 years but within 5 years	1,411	16,483	1,390	26,876
After 5 years	20,467	610,176	14,750	940,874

Total undiscounted lease payments	37,461	669,540	26,923	1,038,361
Less: total future interest	(12,426)	(404,550)	(8,076)	(613,766)

Present value of lease obligations	25,035	264,990	18,847	424,595

Current	5,789	—	4,884	—
Non-current	19,246	264,990	13,963	424,595

As of December 31, 2025, the Company had entered into two lease agreements for data center buildings that had not yet commenced, with aggregate future lease payments of $894.1 million. The Company is not responsible for the construction of the underlying buildings and does not control or have the right to use the underlying assets prior to lease commencement.

Subsequent to year end, on June 11, 2026, one of the lease agreements was terminated due to non-fulfillment of certain conditions precedent. Following the termination, aggregate future lease payments associated with the remaining lease agreement were $429.1 million. The remaining lease is expected to commence in 2028 upon completion of the underlying building.

11	OTHER NON-CURRENT ASSETS

Other non-current assets consisted of the following:

	As of December 31,
	2024	2025
Land acquisition deposits	60,586	130,172
Utilities and other deposits	5,146	31,195
Deferred costs	858	1,506

	66,590	162,873

Included in utilities and other deposits are $3.7 million and $17.0 million deposits related to construction as of December 31, 2024 and 2025, respectively.

12	ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER PAYABLES

Accounts payable consisted of the following:

	As of December 31,
	2024	2025
Accounts payable for operating expenses	788	794
Accounts payable for capital expenditures	202,335	179,143

	203,123	179,937

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Accrued expenses and other payables consisted of the following:

	As of December 31,
	2024	2025
Accrued capital expenditures	73,369	748,467
Accrued interest expense	4,062	18,116
Accrued payroll and welfare benefits	5,490	30,681
Accrued power cost	6,728	26,029
Accrued issuance cost for convertible preferred shares	11,000	11,328
Other	11,003	15,116

	111,652	849,737

13	BORROWINGS

The Company’s borrowings consisted of the following:

	As of December 31,
	2024	2025
Short-term borrowings
- Third parties	539,885	227,119
- Related party	39,598	—

	579,483	227,119
Long-term borrowings	597,545	2,648,956

	1,177,028	2,876,075

Short-term borrowings

The Company’s short-term borrowings are secured by property and equipment, net of $65.2 million and $0.6 million as of December 31, 2024 and 2025, respectively. The short-term borrowings from a related party is a bridge loan, fully repaid in 2025 (Note 14).

The weighted average interest rates of short-term borrowings were 5.7% and 5.8% as of December 31, 2024 and 2025, respectively.

Long-term borrowings

Certain long-term borrowings were secured by equity interests in subsidiaries of DayOne and property and equipment, net of $539.7 million and $1,761.8 million as of December 31, 2024 and 2025, respectively.

The weighted average interest rates of long-term borrowings were 6.9% and 6.9% as of December 31, 2024 and 2025, taking into consideration the debt issuance costs incurred relating to the facilities.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The components of long-term borrowings as of December 31 are as follows:

Detail by year of issuance	Drawdown (calendar year)	Maturity (calendar year)	Stated interest rate	Effective interest rate	2024		2025
Term Loan	2025	2030	1-Month or 3-Month Kuala Lumpur Interbank Offered Rate (KLIBOR) + 2.40%	6.5%	—		1,015,106
Term Loan	2025	2030	Compounded Secured Overnight Financing Rate (SOFR) + 2.20%	7.5%	—		944,180
Term Loan	2023	2027	3-Month Hong Kong Interbank Offered Rate (HIBOR)+197.5 basis points	5.9%	211,281		207,141
Term Loan	2025	2031	3-Month Jakarta Interbank Offered Rate (JIBOR) + 80 Basis points	7%	—		183,743
Term Loan	2022	2027	3-Month HIBOR+162 basis points	5.1%	126,241		182,361
Mezzanine debt	2025	2032	9.75%	10.4%	—		116,425
Term Loan	2023	2028	3-Month KLIBOR + 220 Basis points	6.2%	260,023	[1]	—

					597,545		2,648,956

1 Term loan of $260.0 million in Malaysia was refinanced in 2025.

Maturities of principal amounts of the borrowings as of December 31, 2025 are as follows:

Borrowings
Years ending December 31,
2026	227,119
2027	448,280
2028	137,150
2029	195,929
2030	1,567,430
2031	183,742
2032	116,425

2,876,075

As of December 31, 2025, the Company had total working capital and project financing credit facilities of $6,041.6 million from various financial institutions, of which the unused amount was $3,048.5 million.

During the year, the Company had drawn down $2,535.5 million from such facilities. As of December 31, 2025, the amount of $227.1 million (net of debt issuance costs of $1.6 million) was recorded in short-term borrowings and $2,649.0 million (net of debt issuance costs of $115.4 million) was recorded in long-term borrowings.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

As of December 31, 2024, the Company had drawn down $620.4 million from such facilities, and the amount of $579.5 million (net of debt issuance costs of $5 million) was recorded in short-term borrowings and $597.5 million (net of debt issuance costs of $10.8 million) was recorded in long-term borrowings.

Unamortized debt issuance costs of $15.8 million and $117.0 million are presented as a reduction of long-term borrowings as of December 31, 2024 and 2025, respectively.

Drawdowns from the credit facilities are subject to the approval of the financial institutions and are subject to the terms and conditions of each agreement.

Under certain of these facilities, the Company is required to maintain a net worth that is not less than zero at all times. The Company in certain of these financing arrangements are also required to comply with financial covenants such as maintaining a minimum interest service coverage ratio, a loan to value ratio that does not exceed a specified threshold, or a security margin ratio that does not exceed a specified threshold. Certain of these financing arrangements provide that if a change of control occurs, the Company may be required to, subject to a review period and/or certain specified conditions in some cases, repay the relevant outstanding loan prior to its maturity. A change of control includes, among other things, any person or group of persons acting in concert gains the power to cast, or control the casting of, more than 35% of the maximum number of votes that might be cast at a general meeting of the Company.

The Company is in compliance with all debt covenants as of December 31, 2024 and 2025.

14	RELATED PARTY TRANSACTIONS

The Company’s material related party transactions are as follows:

Transactions with GDSH and GDSH Affiliates

DayOne was previously a wholly-owned consolidated subsidiary of GDSH. Following the closing of the Series B equity financing on December 31, 2024, GDSH’s share ownership in DayOne was reduced below a majority with GDSH owning approximately 35.6% of DayOne’s shares on an as-converted basis. As a result, GDSH deconsolidated the Company as a subsidiary and recognized the Company as an equity investee starting from December 31, 2024. On December 31, 2025, DayOne commenced its Series C financing which reduced GDSH’s shareholding to 30.1%. DayOne closed its Series C equity financing in several rounds between December 2025 to June 2026, and on January 15, 2026, DayOne repurchased 11,000,000 of its ordinary shares from GDSH. Following these transactions, GDSH’s shareholding has been reduced to 19.4%.

In June 2024, the Company formalized its arrangements with GDSH by entering into a series of agreements under which GDSH charged the Company related fees with effect from January 1, 2024. The Company entered into an agreement under which GDSH agreed to provide corporate undertakings and/or guarantees with respect to the Company’s obligations to banks under certain of the Company’s indebtedness, landlords under certain real property leases, and to customers under certain customer contracts for the benefit of the Company’s business and the Company agreed to indemnify GDSH with respect to potential liabilities it may incur under such undertaking and guarantees. The Company incurred expenses to GDSH of $2.2 million and $1.9 million in 2024 and 2025, respectively in respect of the foregoing arrangements. These amounts were recognized as selling, general, and administrative expenses. Out of these expenses, $0.8 million and $0.9 million were capitalized as property and equipment in 2024 and 2025 respectively. The guarantee provided by GDSH for a customer contract remains effective. The customer is not a major customer disclosed in Note 26.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The Company subsequently terminated certain agreements with GDSH. These arrangements include (1) a master services agreement, under which GDSH provided, among other things, certain sales services, including for customer referrals and for management support services; and (2) a license agreement, which allowed the Company to use certain data center management tools and trademarks owned by GDSH for the Company’s business operations, both of which were terminated with effect from December 31, 2025. Under the master services agreement, GDSH was entitled to a customer support fee under contracts with customers referred by GDSH. The customer support fee arrangement was terminated with effect from March 31, 2026 for a one-time settlement fee of $62.0 million paid in June 2026. In 2024 and 2025, the Company incurred expenses to GDSH of $11.4 million and $19.0 million, respectively, under the foregoing agreements. These amounts were recognized as cost of revenue.

In addition, in 2024 and 2025, the Company generated data center service revenue from GDSH, pursuant to a site service agreement under which the Company provided infrastructure services to a customer where GDSH acted as a sales agent, recognizing revenue in the aggregate of $14.5 million and $13.2 million, respectively. In 2024, the Company used proceeds from its Series A equity financing to repay a shareholder loan from GDSH in the aggregate principal amount of $240.8 million which had been provided over the course of 2022 and 2023.

In January 2025, the Company paid $5.1 million to a vendor on behalf of a GDSH subsidiary for a project extension fee. The Company issued an invoice to such subsidiary of GDSH in May 2026 to recover the amount, and the invoice was settled in full in June 2026.

Transactions with the STT Group

In 2018, the Company entered into a master service agreement with STT Singapore DC Pte. Ltd. and STT DEFU 2 Pte. Ltd. (collectively, the “STT Group”, which has minority equity ownership in GDSH), and certain cloud service providers. Under such service agreement, the Company provided billing, payment collection, and related coordination services. Service income was recognized based on amounts billed on behalf of the end customer. The arrangement with the end customer was terminated in October 2025. The Company recognized $0.6 million of income in 2024. These amounts were recognized as revenue. The STT Group ceased to be a related party in 2025 following the dilution of GDSH’s shareholding in the Company.

Transactions with Indonesia Investment Authority

In 2024, the Company entered into a loan agreement with the Indonesia Investment Authority, which is a non-controlling interest of a DayOne’s consolidated subsidiary. Interest accrues at a rate equal to the 3-month JIBOR plus 1.5%, payable on the final repayment date. In 2024 and 2025, the Company incurred interest expense payable to the Indonesia Investment Authority of $0.05 million and $0.7 million respectively, capitalized as property and equipment. The loan was repaid in March 2025.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Transactions with Hyperco Oy

In 2024, the Company entered into a development management agreement with Hyperco Oy, which is a non-controlling interest of a DayOne’s consolidated subsidiary, for the provision of development management support services. In 2024 and 2025, the Company incurred expenses payable to Hyperco Oy of $1.3 million and $4.6 million, respectively, which was capitalized as property and equipment.

Balances with related parties consisted of the following:

	As of December 31,
	2024	2025
Amounts due to related parties:
GDSH and its subsidiaries	7,118	992
The STT Group	3,712	—	[1]

	10,830	992

Amount due from related parties:
GDSH and its subsidiaries	—	6,989

Accounts receivables:
GDSH and its subsidiaries	1,360	1,106

Borrowings:
Indonesia Investment Authority	39,598	—

Accrued interest:
Indonesia Investment Authority	46	—

1 Ceased to be a related party in 2025.

15	CONVERTIBLE PREFERRED SHARES

On June 4, 2024, the Company issued 67,200,000 Series A convertible preferred shares (“Series A convertible preferred shares”) at a subscription price of $10 per share for total consideration of $672.0 million.

On December 31, 2024, the Company completed another round of funding with the issuance of 68,571,429 Series B convertible preferred shares (“Series B convertible preferred shares”) at a subscription price of $17.50 per share for total consideration of $1,200.0 million.

As of December 31, 2024, the total balance of convertible preferred shares was $1,872.0 million.

On December 31, 2025, the Company completed a partial closing of its third round funding with the issuance of 38,317,565 Series C convertible preferred shares (“Series C convertible preferred shares”) at a subscription price of $35 per share, all of which were subscribed and paid as of December 31, 2025 for total consideration of $1,341.1 million.

As of December 31, 2025, the total balance of convertible preferred shares was $3,213.1 million.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Dividends

The holders of the preferred shares are entitled to receive, on parity with each other and pari- passu with the holders of the ordinary shares, non-cumulative dividends ratably (on a fully-diluted and as-converted basis) on the record date for such dividend for each preferred share held by such holders.

Optional Conversion

Preferred shareholders can convert their shares into ordinary shares at the current conversion price, which is equivalent to the issue price and subject to adjustment for events such as share dividends or distributions, share splits or subdivisions, combinations or consolidations, reorganizations, recapitalizations, reclassifications, or other similar events.

Automatic Conversion

Series A preferred shares

Mandatory conversion is triggered upon:

(i)	the completion of an IPO where the IPO offer price reflects at least a 75% premium over the then-applicable Series A Conversion Price,

(ii)	the completion of a Qualified IPO (“QIPO”), or

(iii)

following a public listing, once any relevant transfer restrictions have lapsed and both the 30-day volume-weighted average price (“VWAP”) meets or exceeds the Series A automatic conversion price and the 30-day average daily trading volume (“ADTV”) equals or exceeds US$10 million.

QIPO is an underwritten IPO on a recognized global exchange with a pre-offering valuation exceeding the applicable conversion price by the required premium and an offering size over US$1 billion.

Series A automatic conversion price refers to the minimum market price threshold set at 75% of the conversion price that triggers the automatic conversion of preferred shares into ordinary shares without any action by the holder.

In addition, following an IPO, any transfer of Series A preferred shares to a third party results in immediate conversion.

Series B preferred shares

All Series B preferred shares convert automatically upon the completion of a QIPO. For a public listing completed through other means or upon expiry of any post-IPO lock-up period in connection with an offering that does not meet the qualifying IPO criteria, the Series B preferred shares will also convert automatically if both the 30-day VWAP exceeds the agreed premium over the conversion benchmark and the 30-day average daily trading value is at least US$20 million.

Following an IPO, any transfer of Series B preferred shares to a third party triggers immediate conversion.

Series C preferred shares

All Series C preferred shares convert automatically upon the completion of a QIPO. For a public listing completed through other means or upon expiry of any post-IPO lock-up period in connection with an offering that does not meet the qualifying IPO criteria, the Series C preferred shares will also convert automatically if both the 30-day VWAP exceeds the agreed premium over the conversion benchmark and the 30-day ADTV is at least US$20 million. Following on IPO, any transfer of Series C preferred shares to a third party after an IPO results in automatic conversion.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Liquidation preference

Upon liquidation, the distribution of the Company’s assets and funds shall be made in the following order of priority:

Series C preferred shares

The holders of Series C preferred shares are entitled to receive, on a pari passu basis among themselves and in priority to holders of Series B and Series A preferred shares and ordinary shares, an amount per Series C preferred share (“Series C preference amount”) equal to the greater of:

i)	An amount sufficient to provide a 10% internal rate of return on each Series C preferred share; or

ii)	The amount that would have been payable had the Series C preferred shares been converted into ordinary shares immediately prior to the liquidation event.

Liquidation events happen when the Company undergoes a major structural or financial change. This can include:

i)	Bankruptcy or closure: If the Company (or a key subsidiary) goes bankrupt, shuts down, or is officially dissolved.

ii)	Major asset sale: If the Company sells most or all of its assets.

iii)

Merger or acquisition: If the Company merges with or is taken over by another Company, unless the existing shareholders still control at least 50% of the new Company or it’s just an internal restructuring.

iv)	Change in ownership: If a transaction causes current shareholders to lose control of at least 50% of the Company’s voting power or economic rights.

If the Company’s assets are insufficient to fully satisfy the Series C preference amount for all Series C holders, the available assets shall be distributed on a pro-rata basis according to the Series C preference amount each holder is entitled to receive.

Series B preferred shares

The holders of Series B preferred shares are entitled to receive, on a pari passu basis among themselves and in priority to holders of Series A preferred shares and ordinary shares, an amount per Series B preferred share (“Series B preference amount”) equal to the greater of:

i)	An amount sufficient to provide a 10% internal rate of return on each Series B preferred share; or

ii)	The amount that would have been payable had the Series B preferred shares been converted into ordinary shares immediately prior to the Liquidation event.

Liquidation events happen when the Company undergoes a major structural or financial change. This can include:

i)	Bankruptcy or closure: If the Company (or a key subsidiary) goes bankrupt, shuts down, or is officially dissolved.

ii)	Major asset sale: If the Company sells most or all of its assets.

iii)

Merger or acquisition: If the Company merges with or is taken over by another Company, unless the existing shareholders still control at least 50% of the new Company or it’s just an internal restructuring.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

iv)	Change in ownership: If a transaction causes current shareholders to lose control of at least 50% of the Company’s voting power or economic rights.

If the Company’s assets are insufficient to fully satisfy the Series B preference amount for all Series B holders, the available assets shall be distributed on a pro-rata basis according to the Series B preference amount each holder is entitled to receive.

Series A preferred shares

After full distribution of the Series C and Series B preference amount, any remaining assets will be distributed to the holders of Series A preferred shares, on a pari passu basis among themselves and in priority to holders of ordinary shares. Each Series A preferred shareholder shall receive an amount per share (“Series A preference amount”) equal to the greater of:

i)	An amount sufficient to provide a 10% internal rate of return on each Series A Preferred Share; or

ii)	The amount that would have been payable had the Series A preferred shares been converted into ordinary shares immediately prior to the Liquidation Event.

If the available assets are insufficient to fully satisfy the Series A preference amount for all Series A holders, the assets shall be distributed on a pro-rata basis according to the Series A preference amount each holder is entitled to receive.

For Series A, Series B, and Series C preferred shares, if an IPO has not occurred by December 31, 2030, any majority group of shareholders may request the Company to initiate a formal liquidity process. In such circumstances, the major shareholders shall discuss in good faith and use commercially reasonable efforts to cooperate with each other as the Company conducts a process to seek the highest obtainable offer. All shareholders are required to take the necessary actions to support the completion of the transaction.

Ordinary Shares

Any remaining assets, after satisfying the Series C, Series B and Series A Preference Amounts, shall be distributed among the holders of ordinary shares.

This liquidation preference structure determines the order and amounts distributed to shareholders, ensuring that Series C, Series B and Series A Preferred Shareholders receive their preferential entitlements before any distributions are made to ordinary shareholders.

Optional redemption by the Company

The Series A, Series B and Series C preferred shares may be converted when an IPO is completed on or before the sixth anniversary of the Series B Closing Date, and any Series C, Series B or Series A preferred shares shall remain outstanding thereafter, at the option of the Company at a redemption price that will generate an internal rate of return of at least 10% for the holder of each Series C preferred share, Series B preferred share or Series A preferred share.

Voting rights

The holders of Series C, Series B and Series A preferred shares are entitled to a number of votes equivalent to the number of ordinary shares into which their preferred shares may be converted.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The Company has classified these preferred shares as mezzanine equity in the consolidated balance sheet as they are contingently convertible upon liquidation preference provision that is not solely within the Company’s control.

16	ORDINARY SHARES

On June 4, 2024, 1.0 billion ordinary shares were canceled with 75.0 million ordinary shares newly issued to GDSH. This transaction is treated as a reverse stock split and retrospectively applied on January 1, 2024.

17	ADDITIONAL PAID-IN CAPITAL

As of December 31, 2024, additional paid-in capital was reduced by $3.7 million due to the disposal of subsidiaries to GDSH under a common control transaction. Accordingly, differences between the proceeds received and the book value of the asset group were recognized as an equity transaction. No gain or loss was recorded.

As of December 31, 2025, additional paid-in capital increased by $342.9 million due to the recognition of share-based compensation expense of $341.8 million (Note 18) and an equity transaction with a non-controlling interest amounting to $1.1 million that did not result in a loss of control.

18	SHARE-BASED COMPENSATION

The Company has three incentive plans that permit the grant of incentive share options, non-qualified share options, share appreciation rights, restricted share, restricted share units, other share-based awards, other cash-based awards, dividend equivalents and performance compensation awards.

The Management Equity Plan 2024 (MEP 2024) was approved by the Board on July 22, 2024. The Management Equity Plan 2025 (MEP 2025) and Employee Share Option Plan (ESOP 2025) were approved by the Board on March 10, 2025. The MEP 2024 was readopted by the Board on March 10, 2025. Share options were granted to employees on July 31, 2025 for a period of 10 years, with vesting dates on July 31, 2025, June 30, 2026, 2027, 2028 and 2029. The total number of share options granted was 32,791,859. In September and October 2025, additional share options of 1,369,283 were granted.

The following table illustrates the number and the weighted average exercise prices of and movements in share options during the year:

	No. of share options	Weighted average exercise price
Balance as of January 1, 2025	—	—
Granted	34,161,142	13.17
Canceled	(262,594)	17.50

Balance as of December 31, 2025	33,898,548	13.14

Exercisable as of December 31, 2025	26,244,928	12.14

Unvested as of December 31, 2025	7,653,620	16.57

During the year ended December 31, 2025, the Company recognized share-based payment expenses of $341.8 million using the graded vesting straight line method.

The weighted average remaining expected option life for the share options outstanding as of December 31, 2025 was 5.24 years. The weighted average grant-date fair value of share options was $11.53 per share. The total fair value of share options that vested during the year was $312.1 million.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Fair value of share options and assumptions

The fair value of services received in return for share options is measured by reference to the fair value of share options granted. The estimate of the fair value of the options granted is measured using the Black-Scholes Model. The expected life of the options is the mid-point between the vesting date and the expiry date of the options. The Company’s equity value at the grant date of the share options used in the model were estimated using a combination of the income and market approaches and the share price was derived based on the equity value.

Expected volatility is estimated based on the historical standard deviation of continuously compounded daily returns of shares of comparable companies over the expected life of the share option.

The table below summarizes the key input of the share option granted:

	MEP 2024	MEP 2025	ESOP 2025	MEP 2024	MEP 2025	ESOP 2025	MEP 2024	MEP 2025	ESOP 2025
Date of grant of options	July 2025	July 2025	July 2025	September 2025	September 2025	September 2025	October 2025	October 2025	October 2025
Fair value at measurement date ($)	240,089,914	63,790,795	61,819,960	5,327,041	1,666,915	479,791	18,830,156	1,802,593	32,437
Share price ($)	20.78	20.78	20.78	28.47	28.47	28.47	29.83	29.83	29.83
Exercise price ($)	10	17.50	17.50	10	17.50	17.50	10	17.50	17.50
Expected volatility	28.54%	28.54%	28.54%	28.54%	28.54%	28.54%	28.54%	28.54%	28.54%
Expected option life (years)	5-7 years	5-6.5 years	5.5-7 years	5-6.5 years	5-6.5 years	5.5-7 years	5-6.5 years	5-6.5 years	5.5-7 years
Risk-free interest rate (%)	4.11%	4.11%	4.11%	4.11%	4.11%	4.11%	4.11%	4.11%	4.11%
No. of share options	18,599,500	7,605,016	6,587,343	260,000	107,866	30,667	861,000	107,866	1,884
Vested on grant date	17,956,200	7,367,016	—	208,000	55,505	—	602,700	55,505	—
Vesting on June 30, 2026	191,600	68,000	2,496,865	17,000	15,787	22,066	86,100	15,787	471
Vesting on June 30, 2027	191,600	68,000	1,363,494	17,000	15,787	2,867	86,100	15,787	471
Vesting on June 30, 2028	210,100	102,000	1,363,494	18,000	20,787	2,867	86,100	20,787	471
Vesting on June 30, 2029	50,000	—	1,363,490	—	—	2,867	—	—	471

The Company assumed a dividend yield of 0% as the Company is not expecting to pay any dividends over the life of the options. The risk-free interest rate is based on the annual yield on the US Treasury yield curve with maturity equivalent to the expected life of each option as a proxy.

The following table presents, by operating expense, share-based compensation expense recognized in the consolidated statement of operations for the years ended December 31:

Year ended December 31,
2025
Cost of revenue	3,014
Selling, general, and administrative expense	338,781

341,795

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

19	REVENUE

Revenue consisted of the following:

	Years ended December 31,
	2024	2025
Data center services	171,321	483,953
Managed hosting services	5,878	—	[1]
Cross connect services	889	355

	178,088	484,308

[1]	The Company sold a subsidiary providing managed hosting services in February 2024. Accordingly, no revenue was recorded in 2025.

20	COST OF REVENUE

Cost of revenue consisted of the following:

	Years ended December 31,
	2024	2025
Power	60,859	174,520
Depreciation	42,042	120,318
Other	24,681	45,495

	127,582	340,333

21	SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE

Selling, general, and administrative expense consisted of the following:

	Years ended December 31,
	2024	2025
Staff costs	18,460	57,737
Share-based compensation	—	338,781
Professional fees	6,594	10,493
Depreciation	17,936	26,576
Other	11,664	21,953

	54,654	455,540

22	INCOME TAXES

Loss before taxes is attributable to the following geographic locations for the year ended December 31:

	Years ended December 31,
	2024	2025
Cayman	(2,994)	(64,703)
Foreign	(45,903)	(279,256)

Loss before income taxes	(48,897)	(343,959)

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Income tax expense consisted of the following by geographic locations for the year ended December 31:

	Years ended December 31,
	2024	2025
Current:
Cayman	—	—
Foreign	504	1,122

	504	1,122
Deferred:
Cayman	—	—
Foreign	8,192	21,981

	8,192	21,981

Total tax expense	8,696	23,103

The Company adopted ASU 2023-09 on a prospective basis. Accordingly, the table below presents the disaggregated rate reconciliation required under ASU 2023-09 for the year ended December 31, 2025. The Company is incorporated in the Cayman Islands, where the applicable statutory corporate income tax rate is 0%. The statutory tax rate at the Cayman Islands is nil and the Company’s effective tax rate is primarily affected by the following:

	Year ended December 31,
	2025
		%
Cayman tax at statutory rate	—	nil

Non-deductible and non-taxable items, net	—	nil
Foreign reconciling items:
Malaysia
- Non-deductible depreciation	3,933	1.1%
- Non-deductible finance cost	4,514	1.3%
- Non-deductible pre-operating expense	2,632	0.8%
- Non-deductible other items	795	0.2%
- Non-taxable foreign currency gain	(21,984)	(6.4%)
- Statutory income tax rate differential	31,141	9.1%
- Other	1,762	0.5%

Indonesia
- Non-taxable items	(23)	(0.0%)
- Statutory income tax rate differential	(6)	(0.0%)
- Other	259	0.1%

Hong Kong
- Non-deductible pre-operating expense	5,095	1.5%
- Non-deductible depreciation	2,148	0.6%
- Non-deductible other items	587	0.2%
- Changes in valuation allowances	3,710	1.1%
- Statutory income tax rate differential	(11,491)	(3.3%)
- Other	(49)	(0.0%)

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

	Year ended December 31,
	2025

Singapore
- Non-deductible professional fees	836	0.2%
- Non-deductible other items	642	0.1%
- Non-taxable foreign currency gain	(7,696)	(2.2%)
- Changes in valuation allowances	46,442	13.5%
- Statutory income tax rate differential	(39,942)	(11.6%)
- Other	(231)	(0.1%)

Other foreign jurisdictions	29	0.0%

Income tax expense	23,103	6.7%

Income tax expense for the year ended December 31, 2024 differed from the amounts computed by applying the Cayman income tax rate of nil to pre-tax income as a result of the following:

Year ended December 31, 2024
Loss before income taxes	(48,897)

Tax calculated using Cayman Islands statutory tax rate (0%)	—
Effects of:
- Non-deductible expenses	12,910
- Non-taxable income	(1,316)
- Changes in valuation allowances	4,727
- Difference in tax rates in foreign jurisdictions	(7,369)
- Others	(256)

8,696

The table below presents income taxes paid that are directly attributable to the applicable by jurisdiction (net of refunds received) for the year ended December 31, 2025:

Year ended December 31, 2025
- Cayman	—
- Malaysia	886
- Indonesia	479

Total income taxes paid	1,365

The Company has presented jurisdictions separately based on management’s assessment of materiality for transparency and consistency of presentation.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The types of temporary differences that give rise to significant portions of the deferred tax assets and liabilities are set out below as of December 31:

	As of December 31,
	2024	2025
Gross deferred income tax assets
Loss carried forward and capital allowance carried forward	50,925	139,101
Share-based compensation	—	45,278
Other	611	4,124
Valuation allowance	(19,887)	(70,039)
Changes in fair value of cash flow hedge	—	478

Total deferred income tax assets, net of valuation allowance	31,649	118,942

Gross deferred tax liabilities
Property and equipment	39,727	146,671
Intangible assets	4,245	22,617
Right-of-use assets	—	164
Other	114	2,959

Net deferred income tax liabilities	12,437	53,469

Changes in valuation allowance for deferred tax assets for the year ended December 31:

	2024	2025
Beginning balance	15,160	19,887
Current increase	4,727	50,152

Ending balance	19,887	70,039

The operations in Singapore and Hong Kong have a history of losses as of December 31, 2025. As such, the Company has recorded a valuation allowance against its deferred tax asset balance.

As of December 31, there are unutilized net operating losses with the following expiration dates:

	As of December 31,
	2024	2025
2028 - 2029	—	1,178
2032 - 2033	—	15,134
2034	13,721	—
No expiration date	118,824	149,796

	132,545	166,108

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

As of December 31, 2024 and 2025, carry forward unutilized capital allowance of $116.1 million and $110.8 million respectively, has no expiry date.

In 2025, one of the Company’s subsidiaries, PT Digitalland Services Two (“DS2”), has been granted a 100% reduction of corporate income tax for a period of 20 years beginning from the year in which commercial production commences. Upon the expiry of this period, DS2 will be entitled to a further corporate income tax reduction of 50% for an additional two years. As DS2 has significant unutilized net operating losses available for offset, the incentive did not have income taxes impact for the year ended December 31, 2025.

Another subsidiary, DayOne Data Centers Malaysia I Sdn. Bhd., has been granted an income tax exemption in the form of a 100% Investment Tax Allowance (“ITA”) on qualifying capital expenditures under the Digital Ecosystem Acceleration (“DESAC”) incentive scheme for its hyperscale data center operations. The ITA may be utilized to offset up to 70% of statutory income for each year of assessment during the incentive period. This incentive covers an initial five-year period and, subject to the fulfillment of all qualifying conditions, may be extended for an additional five years.

Another two subsidiaries, DayOne Data Centers Malaysia II Sdn. Bhd. and DayOne Data Centers Malaysia III Sdn. Bhd., have each been granted an ITA up to 60% on qualifying capital expenditure under the DESAC Incentive Scheme for its hyperscale data center operations. The ITA may be utilized to offset up to 70% of statutory income for each year of assessment during the incentive period. The incentive covers an initial five-year period.

The Malaysia incentives are subject to conditions including minimum capital investment, paid-up capital requirements, employment and workforce thresholds, annual operating expenditure commitments, adoption of technology and green technology, collaboration with local vendors, internship programs, and annual compliance submissions to the Malaysia Investment Development Authority.

As of the reporting date, the utilization of the qualifying capital expenditure for the Malaysia subsidiaries is pending approval from Malaysia Investment Development Authority.

23	LOSS PER SHARE

The following table sets forth the computation of basic and diluted loss per share for the years ended December 31:

	Years ended December 31,
	2024	2025
Net loss	(57,593)	(367,062)
Net (loss) profit attributable to non-controlling interests	(1,049)	1,937

Net loss attributable to DayOne Data Centers Limited ordinary shareholders	(56,544)	(368,999)

Basic and diluted loss per share	(0.75)	(4.92)

Weighted-average shares used to calculate basic and diluted loss per share	75,000,000	75,000,000

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

As the Company incurred losses for the years ended December 31, 2024 and 2025, the basic loss per share was the same as diluted loss per share.

As of December 31, 2024, the ordinary share equivalents excluded from the diluted loss per share calculation was 38.6 million preferred shares. As of December 31, 2025, the ordinary share equivalents excluded from diluted loss per share were 135.8 million preferred shares and 7.8 million share options. These ordinary share equivalents were not included in the calculation as their inclusion would be anti-dilutive.

24	COMMITMENTS

(a)	Unconditional purchase commitments

As a result of various data center developments, as of December 31, 2025, the Company was contractually committed for unaccrued capital expenditures, primarily for infrastructure and data center equipment not yet delivered. The Company also had numerous other, non-capital purchase commitments in place for on-going data center service operations to be delivered in 2026.

The Company has committed to purchase power in selected locations in 2026 and thereafter which are subjected to variable pricing or do not specify a fixed or minimum volume commitment. Due to the indeterminable nature of the spend under these commitments, they are not included in the table below.

Unconditional purchase commitments outstanding as of December 31 not provided for in the consolidated financial statements were as follows:

	As of December 31,
	2024	2025
Operating commitments	690	28,066
Capital commitments	1,867,746	1,854,278

(b)	Lease commitments

The Company’s lease commitments are disclosed in Note 10.

25	FAIR VALUE MEASUREMENT

As of December 31, 2024 and 2025, the Company did not have financial assets or liabilities measured at fair value on a recurring basis, except for derivative financial instruments. The following is a description of the valuation techniques that the Company uses to measure fair value of other financial assets and financial liabilities:

•	Short-term financial instruments (cash, restricted cash, accounts receivable and accounts payable) - cost approximates fair value because of the short maturity period.

•

Long-term borrowings - fair value is based on the amount of future cash flows associated with each debt instrument discounted at the Company’s current borrowing rate for similar debt instruments of comparable terms. The carrying values of long-term borrowings approximate their fair values as all long-term borrowings carry various interest rates which approximate rates currently offered by the Company’s bankers for similar debt instruments of comparable maturities.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

•

Derivative financial instruments – fair value is based on valuation techniques, which employ the use of market observable inputs. The applied valuation techniques include forward pricing and swap models using present value calculations. These are classified as level 2.

In 2025, the Company entered into interest rate swaps to manage exposures to interest rates movement related to certain floating rate borrowings. These swaps create the economic equivalent of fixed-rate debt, up to the notional amount of the hedged borrowing. Changes in the fair value of the interest rate swaps that are designated as cash flow hedges are reported in other comprehensive income.

The following table presents the composition of derivative financial instruments recognized in consolidated balance sheets, as of December 31, 2025:

	As of December 31, 2025
	Notional Amount	Assets	Liabilities
Cash flow hedges
Interest rate swaps	863,311	2,310	(4,282)

There are no interest rate swaps in 2024.

The pre-tax losses from hedging instruments recognized in accumulated other comprehensive loss for the years ended December 31 were as follows:

	Years ended December 31,
	2024	2025
Cash flow hedges
Interest rate swaps	—	1,956

26	SEGMENT REPORTING

The Company’s chief operating decision maker is the chief executive officer of the Company. The chief executive officer evaluates performance, makes operating decisions and allocates resources primarily based on revenue and net loss, computed in accordance with US GAAP, and adjusted gross profit and adjusted earnings before interest, taxes, depreciation, and amortization (“adjusted EBITDA”), two non-GAAP measures, all on a consolidated basis and for the reportable segment. The Company believes that revenue, net loss, adjusted gross profit and adjusted EBITDA provide management, investors and creditors with useful measures of the operational results of its business and increase the period-to-period comparability of the Company’s operating profitability and comparability with other companies. The Company operates in different geographical regions with one primary line of business, which is the engineering, build-out and operation of DayOne data centers. The Company has aggregated its geographical operating segments into a single reportable segment, as the geographical operating segments are economically similar and meet the aggregation criteria. All geographical operating segments engage in the same core business activities of engineering, building, and operating data centers, utilize standardized production processes, serve a materially similar customer base consisting primarily of hyperscalers and technology companies, and deliver services through a consistent data center capacity model. In addition, the Company operates in a broadly similar regulatory environment across geographic regions, with no industry-specific regulatory framework that would result in meaningful economic differences among the operating segments.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The Company defines adjusted gross profit for the segment as gross profit excluding share-based compensation and depreciation in cost of revenue, and adjusted EBITDA as net loss from continuing operations (computed in accordance with GAAP) excluding interest income, interest expenses, income tax expense (benefits), depreciation, amortization of land use rights, share-based compensation expenses and foreign currency gain (loss). The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

Reconciliation of adjusted EBITDA

	Years ended December 31,
	2024	2025
Net loss	(57,593)	(367,062)
Add (deduct):
Interest income	(1,679)	(31,398)
Interest expense	40,240	113,789
Income tax expense	8,696	23,103
Depreciation	59,978	146,894
Amortization of land use rights	248	3,067
Foreign exchange loss (gain), net	6,342	(49,527)
Share-based compensation	—	341,795

Adjusted EBITDA	56,232	180,661

Reconciliation of adjusted gross profit

	Years ended December 31,
	2024	2025
Net loss	(57,593)	(367,062)
Add (deduct):
Interest income	(1,679)	(31,398)
Interest expense	40,240	113,789
Income tax expense	8,696	23,103
Foreign exchange loss (gain), net	6,342	(49,527)
Other, net	(154)	(470)
Selling, general, and administrative expense	54,654	455,540

Gross profit	50,506	143,975
Depreciation in cost of revenue	42,042	120,318
Share-based compensation in cost of revenue	—	3,014

Adjusted gross profit	92,548	267,307

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

The following table presents revenue and long-lived assets by geographical segments:

	Revenue		Long-lived assets
	Years ended December 31,		As of December 31,
	2024	2025	2024	2025
Malaysia	152,776	394,703	1,261,486	3,454,302
Indonesia	—	59,436	167,737	388,610
Hong Kong	15,213	23,140	812,798	1,135,254
Cayman	—	—	—	—
Other	10,099	7,029	189,212	608,720

Total	178,088	484,308	2,431,233	5,586,886

Revenue from major customers

The Company had the following contracting customers which generated over 10% of the Company’s total revenue as of December 31:

Year ended December 31,
2024
Customer A	141,135

Customer B	18,542

Year ended December 31,
2025
Customer A	335,889
Customer C	59,436

27	SUBSEQUENT EVENTS

Share buyback

On January 12, 2026, the Company entered into a Share Repurchase Agreement with an existing shareholder to repurchase 11,000,000 ordinary shares for $385.0 million. The share buyback was executed on January 15, 2026 and the shares were immediately cancelled upon the repurchase.

Completion of Series C

In January 2026, an additional 21,530,400 Series C preferred shares were issued for $753.6 million through the subsequent closings under the Series C preferred share financing. From February to June 2026, an additional 69,723,464 Series C preferred shares were issued for $2,440.3 million.

Investment in Hyperco Data Systems Top Oy

On February 26, 2026, the Company finalized the shareholders’ agreement with Hyperco Oy for Hyperco Data Systems Top Oy. The Company owns 55% ownership interest in Hyperco Data Systems Top Oy, with the remaining 45% held by Hyperco Oy.

DAYONE DATA CENTERS LIMITED AND ITS SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of USD, except share data and per share data, or otherwise noted)

Termination of customer support fee arrangement with GDSH

The Company and GDSH mutually agreed to terminate the customer support fee arrangement under the master services agreement on and from the termination effective date of March 31, 2026, with a one-time settlement fee of $62.0 million paid in June 2026.

Share exchange arrangement

On June 3, 2026, the Shareholders’ Agreement of PT DayOne Data Centers Indonesia, a non-wholly owned subsidiary of the Company, was amended to elaborate on the mechanics of the execution of the exchange right held by the minority shareholder.

The exchange right requires DayOne Data Centers Singapore Pte. Ltd. (“DayOne SG”), a subsidiary of the Company, to acquire the minority shareholder’s shares in the subsidiary at fair market value, determined by an independent valuer. The amendment as described above allowed for the settlement of the exchange right either in cash or by delivery of a promissory note, which would be exchanged for newly issued shares of the Company upon an initial public offering. DayOne SG has sole discretion in the election of settlement options.

The Company has evaluated the subsequent events through the date the financial statements were issued.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands’ laws do not prohibit or restrict a company from indemnifying its directors and officers against personal liability for any loss they may incur arising out of the Company’s business, except to the extent such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. The indemnity extends only to liability for their own negligence and breach of duty other than breaches of fiduciary duty and not where there is evidence of dishonesty, willful default or fraud.

Our post-offering memorandum and articles of association, which will become effective immediately prior to the completion of this offering, will permit, to the fullest extent permissible under Cayman Islands law, indemnification of our officers and directors against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by them, other than by reason of their own dishonesty, willful default or fraud, in connection with the execution or discharge of their duties, powers, authorities or discretion as directors or officers of our Company, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by them in defending (whether successfully or otherwise) any civil proceedings concerning our Company or its affairs in any court whether in the Cayman Islands or elsewhere.

We intend to enter into indemnification agreements with each of our directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Cayman Islands law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our Company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our Company or to be in default thereof, or where the Cayman Islands courts have declined to grant relief.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Ordinary Shares
GDS Holdings Limited	June 4, 2024	75,000,000	US$411,300,000.00	[1]

Series A Preferred Shares
HGDC Holdings Limited	June 4, 2024	14,500,000	US$145,000,000.00
HGDK Holdings Limited	June 4, 2024	14,500,000	US$145,000,000.00
Luminous Knowledge Limited	June 4, 2024	21,000,000	US$210,000,000.00
Chausson International Limited	June 4, 2024	5,000,000	US$50,000,000.00
Toraken LLC	June 4, 2024	1,500,000	US$15,000,000.00
Princeville Global Datacenter Development Investments Limited	June 4, 2024	2,817,727	US$28,177,270.00
Privatus Nominees Pty Ltd (ACN 649 376 527) as trustee for Princeville Global III ANZ Fund	June 4, 2024	332,273	US$3,322,730.00
Pujiang International Investment Holding Limited	June 4, 2024	2,650,000	US$26,500,000.00
Tekne Private Ventures XVI, LP	June 4, 2024	2,300,000	US$23,000,000.00
Harvest Dall Pte Ltd.	June 4, 2024	1,500,000	US$15,000,000.00
SBCVC Fund VI, L.P.	June 4, 2024	1,100,000	US$11,000,000.00

Series B Preferred Shares
HGDC Holdings Limited	December 31, 2024	4,744,048	US$83,020,840.00
HGDK Holdings Limited	December 31, 2024	4,744,047	US$83,020,822.50
Grand Slam Limited	December 31, 2024	6,821,429	US$119,375,007.50
Chausson International Limited	December 31, 2024	1,488,095	US$26,041,662.50
Toraken II LLC	December 31, 2024	446,429	US$7,812,507.50
Princeville Global Datacenter Development Investments Limited	December 31, 2024	838,609	US$14,675,657.50
Privatus Nominees Pty Ltd (ACN 649 376 527) as trustee for Princeville Global III ANZ Fund	December 31, 2024	98,891	US$1,730,592.50
Pujiang II International Investment Holding Limited	December 31, 2024	788,690	US$13,802,075.00
Tekne Private Ventures XVI, LP	December 31, 2024	913,095	US$15,979,162.50
Pacific DC Holdings, LP	December 31, 2024	2,857,143	US$50,000,002.50
Southeast Infrastructure Holdings, LP	December 31, 2024	1,714,285	US$29,999,987.50
Silver Nexus Holdings, LP	December 31, 2024	1,142,857	US$19,999,997.50
Harvest Dall Pte Ltd.	December 31, 2024	446,429	US$7,812,507.50
SBCVC Fund VI, L.P.	December 31, 2024	327,381	US$5,729,167.50
Coatue Tactical Solutions PS Holdings AIV 11 LP	December 31, 2024	25,714,286	US$450,000,005.00
Baupost Private Investments A-2, L.L.C.	December 31, 2024	936,000	US$16,380,000.00
Baupost Private Investments B-2, L.L.C.	December 31, 2024	486,857	US$8,519,997.50
Baupost Private Investments C-2, L.L.C.	December 31, 2024	2,028,000	US$35,490,000.00
Baupost Private Investments BVI-2, L.L.C.	December 31, 2024	645,429	US$11,295,007.50

[1]

A loan from GDS to DayOne in the amount of US$411,300,000 was capitalized and settled as of immediately prior to the closing of the Series A equity financing by way of the allotment and issuance of 75,000,000 ordinary shares.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Baupost Private Investments BVII-2, L.L.C.	December 31, 2024	896,571	US$15,689,992.50
Baupost Private Investments BVIII-2, L.L.C.	December 31, 2024	390,000	US$6,825,000.00
Baupost Private Investments BVIV-2, L.L.C.	December 31, 2024	3,188,572	US$55,800,010.00
SVF II Atlantic (DE) LLC	December 31, 2024	2,857,143	US$50,000,002.50
K5 Tech Fund I, LP – Series 111	December 31, 2024	2,342,857	US$40,999,997.50
Alpha JWC Ventures III, L.P.	December 31, 2024	851,914	US$14,908,495.00
PT AJWCS Sinergi Tiga	December 31, 2024	5,229	US$91,507.50
Starr Investments Cayman V, Inc.	December 31, 2024	571,429	US$10,000,007.50
B Capital Tech Datacenter Partners Ltd.	December 31, 2024	285,714	US$4,999,995.00

Series C Preferred Shares
HGDC Holdings Limited	December 31, 2025	3,260,819	US$114,128,665.00
	March 3, 2026	5,049,565	US$176,734,775.00
	April 27, 2026	4,039,652	US$141,387,820.00
	June 4, 2026	647,143	US$22,650,005.00
HGDK Holdings Limited	December 31, 2025	3,260,819	US$114,128,665.00
	March 3, 2026	336,548	US$11,779,180.00
	April 27, 2026	269,239	US$9,423,365.00
	June 4, 2026	647,143	US$22,650,005.00
Princeville Global Datacenter Development Investments Limited	December 31, 2025	1,946,454	US$68,125,890.00
	April 27, 2026	734,286	US$25,700,010.00
Privatus Nominees Pty Ltd (ACN 649 376 527) as trustee for Princeville Global III ANZ Fund	December 31, 2025	281,621	US$9,856,735.00
	April 27, 2026	80,000	US$2,800,000.00
Tekne Private Ventures XVI, LP	December 31, 2025	444,287	US$15,550,045.00
	April 27, 2026	640,000	US$22,400,000.00
Pacific DC Holdings, LP	December 31, 2025	571,429	US$20,000,015.00
	April 27, 2026	571,429	US$20,000,015.00
Southeast Infrastructure Holdings, LP	December 31, 2025	571,429	US$20,000,015.00
Silver Nexus Holdings, LP	December 31, 2025	767,143	US$26,850,005.00
	April 27, 2026	702,857	US$24,599,995.00
SBCVC Fund VI, L.P.	December 31, 2025	285,714	US$9,999,990.00
Baupost Private Investments A-2, L.L.C.	December 31, 2025	352,059	US$12,322,065.00
	April 27, 2026	229,849	US$8,044,715.00
Baupost Private Investments B-2, L.L.C.	December 31, 2025	246,906	US$8,641,710.00
	April 27, 2026	161,197	US$5,641,895.00
Baupost Private Investments C-2, L.L.C.	December 31, 2025	720,095	US$25,203,325.00
	April 27, 2026	470,127	US$16,454,445.00
Baupost Private Investments BVI-2, L.L.C.	December 31, 2025	241,387	US$8,448,545.00
	April 27, 2026	157,594	US$5,515,790.00
Baupost Private Investments BVII-2, L.L.C.	December 31, 2025	232,382	US$8,133,370.00
	April 27, 2026	151,715	US$5,310,025.00
Baupost Private Investments BVIII-2, L.L.C.	December 31, 2025	158,311	US$5,540,885.00
	April 27, 2026	103,356	US$3,617,460.00
Baupost Private Investments BVIV-2, L.L.C.	December 31, 2025	953,641	US$33,377,435.00
	April 27, 2026	622,602	US$21,791,070.00
Alpha JWC Ventures III, L.P.	December 31, 2025	288,706	US$10,104,710.00
	April 27, 2026	255,574	US$8,945,090.00

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
PT AJWCS Sinergi Tiga	December 31, 2025	1,772	US$62,020.00
	April 27, 2026	1,568	US$54,880.00
B Capital Tech Datacenter Partners Ltd.	December 31, 2025	96,826	US$3,388,910.00
	April 27, 2026	157,143	US$5,500,005.00
Coatue Tactical Solutions PS Holdings AIV 12 LP	December 31, 2025	16,857,142	US$589,999,970.00
	January 9, 2026	2,857,144	US$100,000,040.00
	March 3, 2026	7,142,857	US$249,999,995.00
	April 27, 2026	6,585,712	US$230,499,920.00
	June 4, 2026	2,142,858	US$75,000,030.00
Angel System Limited	December 31, 2025	142,857	US$4,999,995.00
PT Lestari Investasi Indonesia	December 31, 2025	5,714,286	US$200,000,010.00
Forebright Vision Limited	December 31, 2025	857,143	US$30,000,005.00
Mega One, SCSp	December 31, 2025	64,337	US$2,251,795.00
	February 2, 2026	69,289	US$2,425,115.00
	April 27, 2026	7,037	US$246,295.00
Prosperis Holding Limited	January 7, 2026	9,428,436	US$329,995,260.00
	April 27, 2026	7,714,287	US$270,000,045.00
K5 Tech Fund II, LP - Series 204	January 14, 2026	405,715	US$14,200,025.00
	January 23, 2026	221,741	US$7,760,935.00
	January 27, 2026	388,258	US$13,589,030.00
Nocturne Rise Limited	January 22, 2026	5,714,286	US$200,000,010.00
	April 27, 2026	857,142	US$29,999,970.00
DTS No. 1 Private Equity Fund	January 23, 2026	805,715	US$28,200,025.00
	April 27, 2026	38,000	US$1,330,000.00
Pujiang III International Investment Holding Limited	January 30, 2026	457,143	US$16,000,005.00
Forebright Asia Master Fund VCC acting for and on behalf of Hyperscale Capital Fund	January 30, 2026	1,251,962	US$43,818,670.00
	April 27, 2026	1,125,478	US$39,391,730.00
Toraken III LLC	February 16, 2026	659,628	US$23,086,980.00
	April 27, 2026	714,285	US$24,999,975.00
Anchor VII Pte. Ltd.	February 27, 2026	4,285,714	US$149,999,990.00
Stockhausen International Pte. Ltd.	February 27, 2026	955,092	US$33,428,220.00
Brilliant Dynasty Limited	March 2, 2026	1,099,379	US$38,478,265.00
HGDO II Holdings Limited	March 3, 2026	1,756,744	US$61,486,040.00
	April 27, 2026	1,405,395	US$49,188,825.00
H25 Sunlight Fund L.P.	March 3, 2026	144,286	US$5,050,010.00
South Fifth Trust u/a/d October 17, 2014	March 3, 2026	142,857	US$4,999,995.00
Coatue PC LLC	April 27, 2026	2,857,145	US$100,000,075.00
Celadon Partners Co-Investment 1 (BVI) L.P.	April 27, 2026	571,428	US$19,999,980.00
Celadon Partners Series LLC - Series A	April 27, 2026	142,858	US$5,000,030.00
Odyssey Ridge Polaris Limited	April 27, 2026	28,572	US$1,000,020.00
Mega One II, SCSp	April 27, 2026	57,403	US$2,009,105.00
Solaris Investment Holdings, Ltd.	April 27, 2026	2,857,143	US$100,000,005.00
HV Solaris LLC	April 27, 2026	4,771,430	US$167,000,050.00
United Investments Pte Ltd.	April 27, 2026	571,429	US$20,000,015.00
HBYT Co-Investment Holdings Limited	June 4, 2026	2,134,286	US$74,700,010.00
HBYT II Investment L.P.	June 4, 2026	2,857,143	US$100,000,005.00

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

The agreements included as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosure that was made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

We acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, we are responsible for considering whether additional specific disclosure of material information regarding material contractual provisions is required to make the statements in this registration statement not misleading.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

DayOne Data Centers Limited

Exhibit Index

Exhibit Number	Description of Document

1.1*	Form of Underwriting Agreement

3.1	Fifth Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect

3.2	Form of the Sixth Amended and Restated Memorandum and Articles of Association of the Registrant, effective immediately prior to the completion of this offering

4.1*	Form of Specimen American Depositary Receipt (included in Exhibit 4.3)

4.2	Registrant’s Specimen Certificate for Ordinary Shares

4.3*	Form of Deposit Agreement between the Registrant, the depositary and holders of the American Depositary Shares

4.4	Third Amended and Restated Shareholders Deed among the Registrant and other parties, dated August 10, 2026

5.1	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the ordinary shares being registered and certain Cayman Islands tax matters

8.1	Opinion of Maples and Calder (Hong Kong) LLP regarding certain Cayman Islands tax matters (included in Exhibit 5.1)

10.1	Second Amended and Restated Investor Rights Agreement among the Registrant and other parties, dated December 31, 2025

10.2	Form of Indemnification Agreement with each of the Registrant’s directors and executive officers

10.3	Form of Employment Agreement with each of the Registrant’s executive officers

10.4	Employee Share Option Plan 2025

10.5	2024 Management Equity Plan

10.6	2025 New Management Equity Plan

10.7	Series C Management Equity Plan

10.8#	Amendment and Restatement Deed relating to a Common Terms Agreement, dated September 10, 2026, by and between WG Data Hub Sdn. Bhd., Maybank Investment Bank Berhad, and certain other parties named therein

10.9#	Amendment and Restatement Deed relating to a Murabahah Facility Agreement, dated September 10, 2026 by and between WG Data Hub Sdn. Bhd., Maybank Investment Bank Berhad, and certain other parties named therein

10.10#	Amendment and Restatement Deed relating to an Intercreditor Deed, dated September 10, 2026, by and between WG Data Hub Sdn. Bhd., DayOne Data Centers Limited, Maybank Investment Bank Berhad, and certain other parties named therein

10.11#	Amendment and Restatement Deed relating to an Offshore Facility Agreement, dated September 10, 2026, by and between WG Data Hub Sdn. Bhd., Maybank Investment Bank Berhad, and certain other parties named therein

Exhibit Number	Description of Document

21.1	Subsidiaries of the Registrant

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)

24.1	Powers of Attorney (included on signature page)

99.1	Code of Business Conduct and Ethics of the Registrant

99.2	Consent of Structure Research

99.3	Consent of Director Nominee Bob McCooey

107	Filing Fee Table

*	To be filed by amendment.
#

Portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K on the basis that the Company customarily and actually treats that information as private or confidential and the omitted information is not material.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore, on October 5, 2026.

DayOne Data Centers Limited

By:	/s/ Jamie Khoo
Name: Jamie Khoo
Title: Director and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Jamie Khoo and Yan Chengkang (CK) as attorneys-in-fact with full power of substitution for him or her in any and all capacities to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on October 5, 2026.

Signature	Title

/s/ Jamie Khoo Jamie Khoo	Director and Chief Executive Officer (principal executive officer)

/s/ Yan Chengkang (CK) Yan Chengkang (CK)	Chief Financial Officer (principal financial and accounting officer)

/s/ Lim Ah Doo Lim Ah Doo	Director, Chairman

/s/ William Wei Huang William Wei Huang	Director

/s/ Andy Okada Andy Okada	Director

/s/ Alejandro Nicolás Aguzín Alejandro Nicolás Aguzín	Director

/s/ Timothy Chu-Wan Chen Timothy Chu-Wan Chen	Director

/s/ Douglas Farrell Douglas Farrell	Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of DayOne Data Centers Limited, has signed this registration statement or amendment thereto in New York on October 5, 2026.

Authorized U.S. Representative
Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.